Filed pursuant to Rule 424(b)(3)
File No. 333-278677

SILVER SPIKE INVESTMENT CORP.
Dear Stockholder,
You are cordially invited to attend the virtual special meeting of stockholders of Silver Spike Investment Corp. (“SSIC”) to be held on September 23, 2024 at 10:00 a.m. Eastern Time (together with any adjournments or postponements thereof, the “SSIC Special Meeting”). The live webcast will be accessible at www.virtualshareholdermeeting.com/SSIC2024SM. By accessing such live webcast, you will be able to participate in the SSIC Special Meeting, including by voting and submitting questions.
The Notice of the SSIC Special Meeting and proxy statement/prospectus accompanying this letter provide an outline of the business to be conducted at the SSIC Special Meeting. At the SSIC Special Meeting, you will be asked to consider and vote upon:
(i)
a proposal to approve the issuance of shares of SSIC common stock, $0.01 par value per share (“SSIC Common Stock”) to be issued pursuant to the Purchase Agreement dated as of February 18, 2024 (the “Loan Portfolio Acquisition Agreement”) between SSIC and Chicago Atlantic Loan Portfolio, LLC (“CALP”) in accordance with NASDAQ listing rule requirements (such proposal is referred to herein as the “Stock Issuance Proposal”);

(ii)
a proposal to elect the following individuals, in each case subject to the conditions set forth in the proxy statement/prospectus accompanying this letter: (a) Frederick C. Herbst as a Class 1 director with a term expiring at the 2025 annual meeting of SSIC stockholders, (b) John Mazarakis as a Class 2 director with a term expiring at the 2026 annual meeting of SSIC stockholders, and (c) Jason Papastavrou as a Class 3 director with a term expiring at the 2027 annual meeting of SSIC stockholders (such proposal is referred to herein as the “Director Election Proposal”); and

(iii)
a proposal to approve a new investment advisory agreement by and between SSIC and Silver Spike Capital LLC (“BDC Adviser”) (the “New Investment Advisory Agreement”), which has the same base management and incentive fee as, and otherwise does not materially differ from, the current investment advisory agreement by and between SSIC and BDC Adviser (the “Current Investment Advisory Agreement”), because the Current Investment Advisory Agreement may be deemed to terminate as a result of a transaction involving a change in the ownership of BDC Adviser (such proposal is referred to herein as the “Advisory Agreement Approval Proposal”).

SSIC and CALP are proposing that SSIC purchase all of the portfolio investments held by CALP (the “Loan Portfolio”) in exchange for newly issued shares of SSIC Common Stock (the “Loan Portfolio Acquisition”) pursuant to the Loan Portfolio Acquisition Agreement. Subject to the terms and conditions of the Loan Portfolio Acquisition Agreement, if the Loan Portfolio Acquisition is completed, CALP will receive such number of newly issued shares of SSIC Common Stock equal to the quotient of the fair value of the Loan Portfolio divided by the net asset value (“NAV”) per share of SSIC Common Stock, reflective of expenses related to the Loan Portfolio Acquisition, in each case calculated as of the same date within two (2) business days prior to the closing of the Loan Portfolio Acquisition (the “Loan Portfolio Consideration”). CALP will receive cash in lieu of fractional shares.
Although the Loan Portfolio Consideration will not be affected by the market price of SSIC Common Stock, the market value of the Loan Portfolio Consideration will fluctuate with changes in the market price of SSIC Common Stock. We urge you to obtain current market quotations of SSIC Common Stock. SSIC Common Stock trades on the Nasdaq Global Market (“NASDAQ”) under the ticker symbol “SSIC.” The closing sale price of SSIC Common Stock, as reported on NASDAQ, on February 16, 2024, the last trading day before the public announcement of the proposed joint venture between BDC Adviser and Chicago Atlantic Group, LP (the “Joint Venture”) and the Loan Portfolio Acquisition, was $7.94.

Upon the effectiveness of the New Investment Advisory Agreement, SSIC would be renamed “Chicago Atlantic BDC, Inc.,” and its ticker symbol would be changed to “LIEN”, and BDC Adviser would be renamed “Chicago Atlantic BDC Advisers, LLC.”
At the SSIC Special Meeting, you will be asked to vote on the Stock Issuance Proposal, the Director Election Proposal, and the Advisory Agreement Approval Proposal. The approval of the Stock Issuance Proposal requires the affirmative vote of at least a majority of the votes cast by holders of SSIC Common Stock at a meeting at which a quorum is present. The approval of the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by holders of SSIC Common Stock at a meeting at which a quorum is present. The approval of the Advisory Agreement Approval Proposal requires the approval of a “majority of the outstanding voting securities,” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), of SSIC. Under the 1940 Act, a “majority of the outstanding voting securities” of SSIC means the lesser of: (1) 67% of the shares of SSIC Common Stock present in person (virtually) or represented by proxy at the SSIC Special Meeting if the holders of more than 50% of the outstanding shares of SSIC Common Stock are present or represented by proxy or (2) more than 50% of the outstanding shares of SSIC Common Stock.
Abstentions (or in the case of the Director Election Proposal, “withhold” votes) will have no effect on the outcome of the Stock Issuance Proposal or the Director Election Proposal. Abstentions will not count as affirmative votes cast and will therefore have the same effect as votes against the Advisory Agreement Approval Proposal.
There will be a quorum, and each of the proposals will be approved, as a result of the SSIC Common Stock holdings of BDC Adviser and its affiliates, and the terms of the Voting Agreement, as described below.
As of August 27, 2024, the record date for the determination of stockholders entitled to notice of, and to vote at, the SSIC Special Meeting, BDC Adviser and its affiliates held SSIC Common Stock comprising approximately 73% of the outstanding shares of SSIC Common Stock, and, therefore, have the ability to control whether each of the proposals is approved. Furthermore, BDC Adviser and its affiliates have entered into a voting agreement pursuant to which, subject to the terms thereof, they have agreed to vote the outstanding shares of SSIC Common Stock for which they have voting power in favor of each of the proposals, and against any competing proposal or superior proposal with respect to the Stock Issuance Proposal (the “Voting Agreement”). See “Description of the Loan Portfolio Acquisition Agreement—Voting Agreement” beginning on page 66 in the accompanying proxy statement/prospectus. Accordingly, there will be a quorum and each of the proposals will be approved.
Affiliates of BDC Adviser include the directors and officers of SSIC, as well as Silver Spike Holdings, LP and Silver Spike Holdings GP, LLC. Scott Gordon, Silver Spike Holdings, LP and Silver Spike Holdings GP, LLC, along with BDC Adviser, control the shares of SSIC Common Stock held by BDC Adviser. See “Control Persons and Principal Stockholders of Silver Spike Investment Corp.” beginning on page 122 in the accompanying proxy statement/prospectus for the percentages of SSIC Common Stock held by each of BDC Adviser and its affiliates currently, and the percentages of SSIC Common Stock expected to be held by each of BDC Adviser and its affiliates following the closing of the Loan Portfolio Acquisition.
BDC Adviser, Chicago Atlantic BDC Holdings, LLC (“CALP Adviser”), and certain of their affiliates, have entered into an agreement with respect to the Joint Venture (the “Joint Venture Agreement”). Pursuant to the Joint Venture Agreement, CALP Adviser would be issued ownership interests in BDC Adviser representing between 65% and 75% of all interests in BDC Adviser. BDC Adviser would not receive any monetary consideration in connection with the Joint Venture, other than a small capital contribution as described in the Joint Venture Agreement. In connection with the Joint Venture, the owners of BDC Adviser have entered into employment agreements with Chicago Atlantic Advisers, LLC, or one of its affiliates, that would take effect upon the closing of the Joint Venture (the “Employment Agreements”). See “Description of the Joint Venture Agreement” beginning on page 68 in the accompanying proxy statement/prospectus.
After careful consideration and on the recommendation of the special committee of the SSIC Board, which comprises all of the SSIC Independent Directors (the “Special Committee”), the board of directors of SSIC unanimously recommends that SSIC stockholders vote “FOR” each of the Stock Issuance Proposal, the Director Election Proposal, and the Advisory Agreement Approval Proposal.

Whether or not you expect to participate in the SSIC Special Meeting virtually through the live webcast, we urge you to complete, date and sign the enclosed proxy card and promptly return it in the envelope provided. If you prefer, you can save time by voting through the Internet or by telephone as described in the accompanying proxy statement/prospectus and on the enclosed proxy card.
The accompanying proxy statement/prospectus concisely describes the SSIC Special Meeting, the Loan Portfolio Acquisition, the Loan Portfolio Acquisition Agreement, and other related matters that SSIC stockholders ought to know before voting on the Stock Issuance Proposal, the Director Election Proposal, and the Advisory Agreement Approval Proposal, and should be retained for future reference. Please carefully read this entire document, including “Risk Factors” beginning on page 21, for a discussion of the risks relating to the Loan Portfolio Acquisition. You also can obtain information about SSIC from documents that SSIC has filed with the U.S. Securities and Exchange Commission. See “Where You Can Find More Information” on page 148 for instructions on how to obtain such information.
Sincerely,

Scott Gordon
Chairman and Chief Executive Officer of Silver Spike Investment Corp.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of SSIC Common Stock to be issued under the accompanying proxy statement/prospectus or determined if the proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The proxy statement/prospectus is dated August 30, 2024 and it is first being mailed or otherwise delivered to SSIC stockholders on or about August 30, 2024.
Silver Spike Investment Corp.	Chicago Atlantic Loan Portfolio, LLC
600 Madison Avenue, Suite 1800	420 N. Wabash Avenue, Suite 500
New York, New York 10022	Chicago, Illinois 60611
(215) 905-4923	info@chicagoatlantic.com
(312) 809-7002

SILVER SPIKE INVESTMENT CORP.
600 Madison Avenue, Suite 1800
New York, New York 10022
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On September 23, 2024
To the Stockholders of Silver Spike Investment Corp.:
NOTICE IS HEREBY GIVEN THAT the virtual special meeting of stockholders of Silver Spike Investment Corp., a Maryland corporation (“SSIC”), will be held on September 23, 2024, at 10:00 a.m. Eastern Time (together with any adjournments or postponements thereof, the “SSIC Special Meeting”). The live webcast will be accessible at www.virtualshareholdermeeting.com/SSIC2024SM. By accessing such live webcast, you will be able to participate in the SSIC Special Meeting, including by voting and submitting questions.
The SSIC Special Meeting will be held for the following purposes:
1.
To consider and vote upon a proposal to approve the issuance of shares of SSIC common stock, $0.01 par value per share (“SSIC Common Stock”) to be issued pursuant to the Purchase Agreement dated as of February 18, 2024 (the “Loan Portfolio Acquisition Agreement”) between SSIC and Chicago Atlantic Loan Portfolio, LLC (“CALP”) in accordance with NASDAQ listing rule requirements (such proposal is referred to herein as the “Stock Issuance Proposal”);

2.
To consider and vote upon a proposal to elect the following individuals, in each case subject to the conditions set forth in the proxy statement/prospectus accompanying this notice: (a) Frederick C. Herbst as a Class 1 director with a term expiring at the 2025 annual meeting of SSIC stockholders, (b) John Mazarakis as a Class 2 director with a term expiring at the 2026 annual meeting of SSIC stockholders, and (c) Jason Papastavrou as a Class 3 director with a term expiring at the 2027 annual meeting of SSIC stockholders (such proposal is referred to herein as the “Director Election Proposal”); and

3.
To consider and vote upon a proposal to approve a new investment advisory agreement by and between SSIC and Silver Spike Capital, LLC (“BDC Adviser”) (the “New Investment Advisory Agreement”), which has the same base management and incentive fee as, and otherwise does not materially differ from, the current investment advisory agreement by and between SSIC and BDC Adviser (the “Current Investment Advisory Agreement”), because the Current Investment Advisory Agreement may be deemed to terminate as a result of a transaction involving a change in the ownership of BDC Adviser (such proposal is referred to herein as the “Advisory Agreement Approval Proposal”).

Upon the recommendation of the special committee of the SSIC Board, which comprises all of the SSIC Independent Directors (the “Special Committee”), the SSIC board of directors has unanimously approved each of (i) the Loan Portfolio Acquisition Agreement, (ii) the nomination of the persons named for election as director in this Notice of Special Meeting of Stockholders, and (iii) the New Investment Advisory Agreement, and unanimously recommends that SSIC stockholders vote “FOR” each of the Stock Issuance Proposal, the Director Election Proposal, and the Advisory Agreement Approval Proposal.
Whether or not you expect to participate in the SSIC Special Meeting virtually through the live webcast, please complete, date and sign the enclosed proxy card and promptly return it in the envelope provided. If you prefer, you can save time by voting through the Internet or by telephone as described in the accompanying proxy statement/prospectus and on the enclosed proxy card.

There will be a quorum, and each of the proposals will be approved, as a result of the SSIC Common Stock holdings of BDC Adviser and its affiliates, and the terms of the Voting Agreement, as described below.
As of August 27, 2024, the record date for the determination of stockholders entitled to notice of, and to vote at, the SSIC Special Meeting, BDC Adviser and its affiliates held SSIC Common Stock comprising approximately 73% of the outstanding shares of SSIC Common Stock, and, therefore, have the ability to control whether each of the proposals is approved. Furthermore, BDC Adviser and its affiliates have entered into a voting agreement pursuant to which, subject to the terms thereof, they have agreed to vote the outstanding shares of SSIC Common Stock for which they have voting power in favor of each of the proposals, and against any competing proposal or superior proposal with respect to the Stock Issuance Proposal (the “Voting Agreement”). See “Description of the Loan Portfolio Acquisition Agreement—Voting Agreement” beginning on page 66 in the accompanying proxy statement/prospectus. Accordingly, there will be a quorum and each of the proposals will be approved.
The Stock Issuance Proposal is described in more detail in the accompanying proxy statement/prospectus, which you should read carefully and in its entirety before authorizing a proxy to vote. Attached to the proxy statement/prospectus is a copy of the Loan Portfolio Acquisition Agreement as Annex A.
The Advisory Agreement Approval Proposal is described in more detail in the accompanying proxy statement/prospectus, which you should read carefully and in its entirety before authorizing a proxy to vote. See “SSIC Proposal 3: Advisory Agreement Approval Proposal” beginning on page 97 in the accompanying proxy statement/prospectus. Attached to the proxy statement/prospectus is a copy of the New Investment Advisory Agreement as Annex B.
The board of directors of SSIC has fixed the close of business on August 27, 2024 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the SSIC Special Meeting.
Important notice regarding the availability of proxy materials for the SSIC Special Meeting. SSIC’s proxy statement/prospectus, the proxy card, and SSIC’s annual report on Form 10-K for the fiscal year ended December 31, 2023 are available online at www.proxyvote.com or the SEC’s EDGAR website at www.sec.gov.
The following information applicable to the SSIC Special Meeting may be found in the accompanying proxy statement/prospectus and proxy card:
•	The date and time of the SSIC Special Meeting and instructions on how to participate in and vote at the SSIC Special Meeting virtually through the live webcast;
•	A list of the matters intended to be acted on and SSIC’s recommendations regarding those matters; and
•	Any control/identification numbers that you need to access your proxy card.
By Order of the Board of Directors,

Scott Gordon
Chairman and Chief Executive Officer of Silver Spike Investment Corp.
August 30, 2024
SSIC stockholders are requested to promptly authorize a proxy over the Internet or by telephone, or execute and return the accompanying proxy card, which is being solicited by the board of directors of SSIC. Instructions are shown on the proxy card. Proxies may be revoked at any time before they are exercised by submitting a written notice of revocation or a subsequently executed proxy, or by participating in the SSIC Special Meeting and voting virtually through the live webcast.

i

ABOUT THIS DOCUMENT
This document, which forms part of a registration statement on Form N-14 filed with the U.S. Securities and Exchange Commission (the “SEC”) by SSIC (File No. 333-278677), constitutes a prospectus of SSIC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of SSIC Common Stock to be issued to CALP as required by the Loan Portfolio Acquisition Agreement.
This document also constitutes a proxy statement of SSIC under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the SSIC Special Meeting, at which SSIC stockholders will be asked to vote upon the Stock Issuance Proposal, the Director Election Proposal, and the Advisory Agreement Approval Proposal.
You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated August 30, 2024. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to SSIC stockholders nor the issuance of SSIC common stock, $0.01 par value per share (“SSIC Common Stock”) in connection with the Loan Portfolio Acquisition will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding SSIC has been provided by SSIC and information contained in this proxy statement/prospectus regarding CALP has been provided by CALP.
SUPPLEMENTAL FINANCIAL INFORMATION
In May 2020, the SEC adopted Rule 6-11 under Regulation S-X, which eliminated the requirement to provide pro forma financial information for fund acquisitions if certain supplemental information is disclosed, as described in Rule 6-11(d) under Regulation S-X (“Rule 6-11(d)”). Furthermore, the SEC amended Form N-14 to make the disclosure requirements therein consistent with Rule 6-11(d). SSIC and CALP believe that the disclosure in this proxy statement/prospectus meets the supplemental disclosure requirements set forth in Rule 6-11(d) because: (1) this proxy statement/prospectus includes a pro forma fee table, showing (a) the pre-transaction fee structures of SSIC and CALP and (b) the post-transaction fee structure of SSIC, (2) SSIC and CALP have determined that the Loan Portfolio Acquisition would not result in a material change in SSIC’s or CALP’s investment portfolio due to investment restrictions, and (3) SSIC and CALP have determined that there are no material differences in accounting policies of SSIC and CALP.
CERTAIN DEFINED TERMS
When used in this document, unless otherwise indicated in this document or the context otherwise requires:
•	“1940 Act” refers to the Investment Company Act of 1940, as amended;
•	“Administration Agreement” refers to the Administration Agreement, dated July 27, 2021, by and between SSIC and BDC Adviser;
•	“Advisers Act” refers to the Investment Advisers Act of 1940, as amended;
•	“BDC” refers to a business development company regulated under the 1940 Act;
•	“BDC Adviser” refers to Silver Spike Capital, LLC (to be renamed “Chicago Atlantic BDC Advisers, LLC” upon the effectiveness of the New Investment Advisory Agreement), SSIC’s investment adviser;
•	“CAG” refers to Chicago Atlantic Group, L.P., a Delaware limited partnership;
•	“CALP” refers to Chicago Atlantic Loan Portfolio, LLC;
•	“CALP Adviser” refers to Chicago Atlantic BDC Holdings, LLC, CALP’s investment adviser;
•	“CALP Investment Management Agreement” refers to CALP’s investment management agreement with CALP Adviser;

•	“CALP LLCA” refers to CALP’s limited liability company agreement;
•	“CALP Managing Member” refers to the managing member of CALP;
•	“Closing Date” refers to the closing date of the Loan Portfolio Acquisition;
•	“Code” refers to the Internal Revenue Code of 1986, as amended;
•	“Current Investment Advisory Agreement” refers to the Investment Advisory Agreement, dated July 27, 2021, by and between SSIC and BDC Adviser;
•	“Determination Date” refers to an agreed upon date no more than two (2) business days prior to the Closing Date;
•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;
•	“GAAP” refers to U.S. generally accepted accounting principles;
•	“Investment Committee” refers to SSIC’s investment committee;
•	“Joint Venture” refers to the proposed joint venture between BDC Adviser and CAG;
•	“Joint Venture Agreement” refers to the agreement dated as of February 18, 2024, between BDC Adviser, CALP Adviser, and certain of their affiliates, with respect to the Joint Venture;
•	“KBW” refers to Keefe, Bruyette & Woods, Inc., the financial advisor and investment banker to the Special Committee (KBW is not registered as an investment adviser under the Advisers Act);
•	“Loan Portfolio” means all of the portfolio investments held by CALP;
•	“Loan Portfolio Acquisition” refers to the purchase of the Loan Portfolio by SSIC in exchange for newly issued shares of SSIC Common Stock;
•	“Loan Portfolio Acquisition Agreement” refers to the Purchase Agreement dated as of February 18, 2024, between SSIC and CALP;
•
“Loan Portfolio Consideration” refers to the quotient of the fair value of the Loan Portfolio divided by the NAV per share of SSIC Common Stock, reflective of expenses related to the Loan Portfolio Acquisition, in each case calculated as of the same date within two (2) business days prior to the Closing Date;

•	“Loan Portfolio Fair Value” refers to the fair value of the Loan Portfolio;
•	“MGCL” refers to the Maryland General Corporation Law;
•	“NASDAQ” refers to the Nasdaq Global Market;
•	“NAV” refers to net asset value;
•	“New Directors” refers to Frederick C. Herbst, John Mazarakis and Jason Papastavrou;
•	“New Investment Advisory Agreement” refers to the proposed new investment advisory agreement by and between SSIC and BDC Adviser;
•	“New SSIC Independent Directors” refers to Frederick C. Herbst and Jason Papastavrou;
•	“Record Date” refers to August 27, 2024, the record date for the SSIC Special Meeting;
•	“RIC” refers to regulated investment company as defined in the Code;
•	“SEC” refers to the U.S. Securities and Exchange Commission;
•	“Securities Act” refers to the Securities Act of 1933, as amended;
•	“Special Committee” refers to the special committee of the SSIC Board, which comprises all of the SSIC Independent Directors;
•	“SSIC” refers to Silver Spike Investment Corp. (to be renamed “Chicago Atlantic BDC, Inc.” upon the effectiveness of the New Investment Advisory Agreement);

•	“SSIC Board” refers to SSIC’s board of directors;
•	“SSIC Bylaws” refers to SSIC’s Amended and Restated Bylaws;
•	“SSIC Charter” refers to SSIC’s Articles of Amendment and Restatement;
•	“SSIC Common Stock” refers to SSIC’s common stock, $0.01 par value per share;
•	“SSIC Independent Directors” refers to the directors of SSIC who are not “interested persons,” within the meaning of the 1940 Act;
•
“SSIC Special Meeting” refers to the virtual special meeting of SSIC stockholders to be held on September 23, 2024 at 10:00 a.m Eastern Time, together with any adjournments or postponements thereof; and

•	“Voting Agreement” refers to the Voting Agreement dated as of February 18, 2024, between CALP, BDC Adviser, Silver Spike Holdings, LP, and Scott Gordon.

QUESTIONS AND ANSWERS
The questions and answers below highlight only selected information from this proxy statement/prospectus. They do not contain all of the information that may be important to you. You should read carefully this entire document to fully understand the Stock Issuance Proposal, the Director Election Proposal, and the Advisory Agreement Approval Proposal, and the voting procedures for the SSIC Special Meeting.
Questions and Answers about the SSIC Special Meeting
Q:	Why am I receiving these materials?
A:
SSIC is furnishing these materials in connection with the solicitation of proxies by SSIC’s board of directors (the “SSIC Board”) for use at the virtual special meeting of SSIC stockholders to be held on September 23, 2024 at 10:00 a.m. Eastern Time (together with any adjournments or postponements thereof, the “SSIC Special Meeting”). The live webcast will be accessible at www.virtualshareholdermeeting.com/SSIC2024SM. By accessing such live webcast, you will be able to participate in the SSIC Special Meeting, including by voting and submitting questions.

This proxy statement/prospectus and the accompanying materials are being mailed on or about August 30, 2024 to stockholders of record of SSIC described below and are available at www.proxyvote.com.
Q:	What items will be considered and voted on at the SSIC Special Meeting?
A:
At the SSIC Special Meeting, SSIC stockholders will be asked to approve (i) the issuance of the shares of SSIC common stock, $0.01 par value per share (“SSIC Common Stock”), pursuant to the Loan Portfolio Acquisition Agreement in accordance with NASDAQ listing rule requirements (the “Stock Issuance Proposal”); (ii) the election of each of Frederick C. Herbst, John Mazarakis and Jason Papastavrou to serve as directors on the SSIC Board, subject to the conditions set forth in this proxy statement/prospectus (the “Director Election Proposal”); and (iii) a new investment advisory agreement by and between SSIC and BDC Adviser (the “New Investment Advisory Agreement”), which has the same base management and incentive fee as, and otherwise does not materially differ from, the current investment advisory agreement by and between SSIC and BDC Adviser (the “Current Investment Advisory Agreement”), because the Current Investment Advisory Agreement may be deemed to terminate as a result of a transaction involving a change in the ownership of BDC Adviser (the “Advisory Agreement Approval Proposal”).

Upon the effectiveness of the New Investment Advisory Agreement, SSIC would be renamed “Chicago Atlantic BDC, Inc.,” and its ticker symbol would be changed to “LIEN”, and BDC Adviser would be renamed “Chicago Atlantic BDC Advisers, LLC.”
Q:	How does the SSIC Board recommend voting on the proposals at the SSIC Special Meeting?
A:
Upon the recommendation of the special committee of the SSIC Board, which comprises all of the SSIC Independent Directors (the “Special Committee”), the SSIC Board has unanimously approved each of the Loan Portfolio Acquisition Agreement, the nomination of the persons named for election as director in this proxy statement/prospectus, and the New Investment Advisory Agreement, and unanimously recommends that SSIC stockholders vote “FOR” each of the Stock Issuance Proposal, the Director Election Proposal, and the Advisory Agreement Approval Proposal.

Q:	What is the “Record Date” and what does it mean?
A:
The record date for the SSIC Special Meeting is August 27, 2024 (the “Record Date”). The Record Date is established by the SSIC Board in order to determine the stockholders that are eligible to vote on each proposal, and only holders of record of shares of SSIC Common Stock at the close of business on the Record Date are entitled to receive notice of the SSIC Special Meeting and vote at the SSIC Special Meeting. As of the Record Date, there were 6,214,964 shares of SSIC Common Stock outstanding.

Q:	How many votes do I have?
A:	Each share of SSIC Common Stock held by a holder of record as of the Record Date has one vote on each matter considered at the SSIC Special Meeting.

Q:	How may I participate in and vote at the SSIC Special Meeting?
A:
Virtually at the SSIC Special Meeting. SSIC will be hosting the SSIC Special Meeting live via webcast. Any stockholder can participate in the SSIC Special Meeting live online at www.virtualshareholdermeeting.com/SSIC2024SM. If you were a stockholder as of the Record Date, or you hold a valid proxy for the SSIC Special Meeting from a stockholder as of the Record Date, you can vote at the SSIC Special Meeting. A summary of the information you need to attend the SSIC Special Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.
•
Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/SSIC2024SM, 30 minutes before the start of the virtual SSIC Special Meeting.

•	Webcast starts at 10:00 a.m. Eastern Time.
•	You will need your control number located on your proxy card to enter the SSIC Special Meeting.
•	Stockholders may submit questions while attending the SSIC Special Meeting via the Internet.
To participate in the SSIC Special Meeting, you will need the control number located on your proxy card. If you lose your control number, you may join the SSIC Special Meeting as a “Guest,” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. SSIC will have technicians ready to assist with any technical difficulties stockholders may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the SSIC Special Meeting login page.
If your shares are held in “street name” through a bank, broker or other nominee, in order to vote during the live webcast of the SSIC Special Meeting you must first obtain a “legal proxy” from your bank, broker or other nominee and register with Broadridge Financial Solutions, Inc., as described below, in order for you to participate in the live webcast of the SSIC Special Meeting. You then may vote by following the instructions provided to you. Please refer to “The SSIC Special Meeting—Participation in SSIC Special Meeting and Voting of Proxies.”
By Proxy by Telephone. You may authorize a proxy by telephone by following the telephone voting instructions included on your proxy card. Most stockholders who hold shares beneficially in “street name” may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.
Authorizing a proxy by telephone requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on the proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call. Please be aware that if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The telephone voting facilities will close at 11:59 p.m. Eastern Time on September 22, 2024, the day before the SSIC Special Meeting date.
By Proxy through the Internet. You may authorize a proxy through the Internet using the web address included on your proxy card.
Authorizing a proxy through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on the proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the Internet link.
By Proxy through the Mail. When voting by proxy and mailing your proxy card, you are required to:
•	indicate your instructions on the proxy card;
•	date and sign the proxy card;

•	mail the proxy card promptly in the envelope provided, which requires no postage if mailed in the United States; and
•	allow sufficient time for the proxy card to be received on or before 11:59 p.m. Eastern Time on September 22, 2024.
Important notice regarding the availability of proxy materials for the SSIC Special Meeting. SSIC’s proxy statement/prospectus and the proxy card are available at www.proxyvote.com.
Q:	What if a SSIC stockholder does not specify a choice for a matter when authorizing a proxy?
A:
All properly executed proxies representing shares of SSIC Common Stock received prior to the SSIC Special Meeting will be voted in accordance with the instructions marked thereon. If a proxy card is signed and returned without any instructions marked, the shares of SSIC Common Stock will be voted “FOR” the Stock Issuance Proposal, the Director Election Proposal, and the Advisory Agreement Approval Proposal.

Q:	How can I change my vote or revoke a proxy?
A:
You may revoke your proxy and change your vote before the proxies are voted at the SSIC Special Meeting. You may change your vote using the Internet or telephone methods described herein, prior to the applicable cutoff time before the SSIC Special Meeting, in which case only your latest Internet or telephone proxy will be counted. Alternatively, you may revoke your proxy and change your vote by signing and returning a new proxy dated as of a later date, or by attending the SSIC Special Meeting and voting virtually through the live webcast. However, your attendance at the SSIC Special Meeting will not automatically revoke your proxy, unless you properly vote at the SSIC Special Meeting, or specifically request that your prior proxy be revoked by delivering a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked, to SSIC prior to the SSIC Special Meeting at the following address: Silver Spike Investment Corp., 600 Madison Avenue, Suite 1800, New York, New York 10022, Attention: Umesh Mahajan, Secretary.

Q:	If my shares of SSIC Common Stock are held in a broker-controlled account or in “street name,” will my broker vote my shares for me?
A:
No. You should follow the instructions provided by your broker on your voting instruction form. It is important to note that your broker will vote your shares only if you provide instructions on how you would like your shares to be voted at the SSIC Special Meeting.

Q:	What constitutes a “quorum” for the SSIC Special Meeting?
A:
Under SSIC’s Articles of Amendment and Restatement (the “SSIC Charter”) and Amended and Restated Bylaws (the “SSIC Bylaws”), a majority of the number of shares of SSIC Common Stock entitled to be cast, present in person (virtually) or by proxy, constitutes a quorum for the transaction of business.

Abstentions or withheld votes will be treated as shares of SSIC Common Stock that are present for purposes of determining the presence of a quorum for transacting business at the SSIC Special Meeting.
In the event that a quorum is not present at the SSIC Special Meeting, the chairman of the SSIC Special Meeting shall have the power to adjourn the SSIC Special Meeting from time to time to a date not more than 120 days after the Record Date originally fixed for the SSIC Special Meeting without notice, other than the announcement at the SSIC Special Meeting, to permit further solicitation of proxies. Any business that might have been transacted at the SSIC Special Meeting originally called may be transacted at any such adjourned session(s) at which a quorum is present.
If it appears that there are not enough votes to approve the Stock Issuance Proposal, the Director Election Proposal, or the Advisory Agreement Approval Proposal at the SSIC Special Meeting, the chairman of the SSIC Special Meeting may adjourn the SSIC Special Meeting from time to time to a date not more than 120 days after the Record Date originally fixed for the SSIC Special Meeting without notice, other than announcement at the SSIC Special Meeting, to permit further solicitation of proxies.
Pursuant to the Loan Portfolio Acquisition Agreement, SSIC shall not adjourn the SSIC Special Meeting without the consent of CALP.

If sufficient votes in favor of one proposal have been received at the time of the SSIC Special Meeting, such proposal will be acted upon and such action will be final, regardless of any subsequent adjournments to consider other proposals.
There will be a quorum as a result of the SSIC Common Stock holdings of BDC Adviser and its affiliates, and the Voting Agreement.
As of the Record Date, BDC Adviser and its affiliates held SSIC Common Stock comprising approximately 73% of the outstanding shares of SSIC Common Stock. Furthermore, BDC Adviser and its affiliates have entered into a voting agreement pursuant to which, subject to the terms thereof, they have agreed to vote the outstanding shares of SSIC Common Stock for which they have voting power in favor of each of the proposals, and against any competing proposal or superior proposal with respect to the Stock Issuance Proposal (the “Voting Agreement”). See “Description of the Loan Portfolio Acquisition Agreement—Voting Agreement” beginning on page 66. Accordingly, there will to be a quorum at the SSIC Special Meeting.
Q:	What vote is required to approve each of the proposals at the SSIC Special Meeting?
A:
The affirmative vote of at least a majority of the votes cast by SSIC stockholders at a meeting at which a quorum is present is necessary for approval of the Stock Issuance Proposal. The Stock Issuance Proposal will be approved as a result of the SSIC Common Stock holdings of BDC Adviser and its affiliates, and the Voting Agreement.

The affirmative vote of a plurality of all of the votes cast by SSIC stockholders at a meeting at which a quorum is present is necessary for approval of the Director Election Proposal. Under a plurality vote, the director nominees who receive the highest number of “for” votes will be elected, even if they receive approval from less than a majority of the votes cast. Because the director nominees are running unopposed, each director nominee will be elected to the SSIC Board so long as a single vote is cast in favor of his election. The Director Election Proposal will be approved as a result of the SSIC Common Stock holdings of BDC Adviser and its affiliates, and the Voting Agreement.
The approval of the Advisory Agreement Approval Proposal requires the approval of a “majority of the outstanding voting securities,” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), of SSIC. Under the 1940 Act, a “majority of the outstanding voting securities” of SSIC means the lesser of: (1) 67% of the shares of SSIC Common Stock present in person (virtually) or represented by proxy at the SSIC Special Meeting if the holders of more than 50% of the outstanding shares of SSIC Common Stock are present or represented by proxy or (2) more than 50% of the outstanding shares of SSIC Common Stock. The Advisory Agreement Approval Proposal will be approved as a result of the SSIC Common Stock holdings of BDC Adviser and its affiliates, and the Voting Agreement.
Abstentions (or in the case of the Director Election Proposal, “withhold votes”) will have no effect on the outcome of the Stock Issuance Proposal or the Director Election Proposal. Abstentions will not count as affirmative votes cast and will therefore have the same effect as votes against the Advisory Agreement Approval Proposal.
Each of the proposals will be approved as a result of the SSIC Common Stock holdings of BDC Adviser and its affiliates, and the Voting Agreement.
As of the Record Date, BDC Adviser and its affiliates held SSIC Common Stock comprising approximately 73% of the outstanding shares of SSIC Common Stock, and, therefore, have the ability to control whether each of the proposals is approved. Furthermore, BDC Adviser and its affiliates have entered into the Voting Agreement pursuant to which, subject to the terms thereof, they have agreed to vote the outstanding shares of SSIC Common Stock for which they have voting power in favor of each of the proposals, and against any competing proposal or superior proposal with respect to the Stock Issuance Proposal. See “Description of the Loan Portfolio Acquisition Agreement—Voting Agreement” beginning on page 66. Accordingly, each of the proposals will be approved.
Affiliates of BDC Adviser include the directors and officers of SSIC, as well as Silver Spike Holdings, LP and Silver Spike Holdings GP, LLC. Scott Gordon, Silver Spike Holdings, LP and Silver Spike Holdings GP, LLC, along with BDC Adviser, control the shares of SSIC Common Stock held by BDC Adviser. See

“Control Persons and Principal Stockholders of Silver Spike Investment Corp.” beginning on page 122 for the percentages of SSIC Common Stock held by each of BDC Adviser and its affiliates currently, and the percentages of SSIC Common Stock expected to be held by each of BDC Adviser and its affiliates following the closing of the Loan Portfolio Acquisition.
Q:	How will the final voting results be announced?
A:
Preliminary voting results will be announced at the SSIC Special Meeting. Final voting results will be published by SSIC in a current report on Form 8-K within four business days after the date of the SSIC Special Meeting.

Q:	Will SSIC incur expenses in soliciting proxies?
A:
The expenses of the solicitation of proxies for the SSIC Special Meeting, including legal and accounting fees and expenses and other costs of preparing, printing and mailing this proxy statement/prospectus, the accompanying Notice of Special Meeting of Stockholders and the proxy card, will be borne by SSIC to the extent that such expenses relate to the Stock Issuance Proposal and/or the Director Election Proposal, as the SSIC Board determined that it was appropriate for SSIC to bear expenses associated with the Loan Portfolio Acquisition Agreement, given the expected benefits to SSIC and its stockholders (see “The Loan Portfolio Acquisition – Reasons for the Loan Portfolio Acquisition” beginning on page 46), and will be borne by BDC Adviser to the extent that such expenses relate to the Advisory Agreement Approval Proposal. Such expenses will be allocated to BDC Adviser and SSIC by BDC Adviser personnel based on actual costs incurred and estimates of time and effort, as applicable. SSIC has requested that brokers, nominees, fiduciaries and other persons holding shares of SSIC Common Stock in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. SSIC may reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by mail, proxies may be solicited in person and by telephone or facsimile transmission by directors, officers or employees of SSIC and its affiliates (without additional compensation therefor). SSIC has engaged Broadridge Financial Solutions, Inc., an independent shareholder services firm, to assist in the typesetting, EDGAR filing, printing, distribution and web hosting of the proxy materials and the tabulation of proxies, as well as to provide an inspector of elections and virtual hosting for the SSIC Special Meeting. The cost of these services is estimated to be approximately $106,000 plus reasonable out-of-pocket expenses.
For more information regarding expenses related to the Loan Portfolio Acquisition, see “Questions and Answers about the Loan Portfolio Acquisition—Who is responsible for paying the expenses relating to completing the Loan Portfolio Acquisition?” beginning on page 10.
Q:	What does it mean if I receive more than one proxy card?
A:
Some of your shares of SSIC Common Stock may be registered differently or held in a different account. You should authorize a proxy to vote the shares in each of your accounts by mail, by telephone or via the Internet. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares are voted.

Q:	Are the proxy materials available electronically?
A:
In accordance with regulations promulgated by the SEC, SSIC has made the registration statement (of which this proxy statement/prospectus forms a part), the Notice of Special Meeting of Stockholders and the proxy card available to stockholders of SSIC on the Internet. Stockholders may (i) access and review the proxy materials of SSIC, (ii) authorize their proxies, as described in “The SSIC Special Meeting—Vote Required” and/or (iii) elect to receive future proxy materials by electronic delivery, via the Internet address provided below.

The registration statement (of which this proxy statement/prospectus forms a part), the Notice of Special Meeting of Stockholders and the proxy card are available at www.proxyvote.com.
Pursuant to the rules adopted by the SEC, SSIC furnishes proxy materials by email to those stockholders who have elected to receive their proxy materials electronically. While SSIC encourages stockholders to take advantage of electronic delivery of proxy materials, which helps to reduce the environmental impact of stockholder meetings and the cost associated with the physical printing and mailing of materials, stockholders who have elected to receive proxy materials electronically by email, as well as beneficial owners of shares of SSIC Common Stock held by a broker or custodian, may request a printed set of proxy materials at no cost by contacting SSIC by telephone at (212) 905-4923 or mailing a request to Silver Spike Investment Corp., 600 Madison Avenue, Suite 1800, New York, New York 10022, Attention: Corporate Secretary.
Q:	Whom can I contact with any additional questions?
A:	If you are a SSIC stockholder, you can contact Broadridge Financial Solutions, Inc. at the below contact information with any additional questions:
Broadridge Financial Solutions, Inc.
51 Mercedes Way
Edgewood, New York 11717
1-833-868-3374
Q:	Where can I find more information about SSIC?
A:	You can find more information about SSIC in the documents described under the caption “Where You Can Find More Information.”
Q:	What do I need to do now?
A:
We urge you to read carefully this entire document, including its annexes. You should also review the documents referenced under “Where You Can Find More Information” and consult with your accounting, legal and tax advisors.

Questions and Answers about the Loan Portfolio Acquisition
Q:	What will happen in the Loan Portfolio Acquisition?
A:
SSIC would purchase all of the portfolio investments held by CALP (the “Loan Portfolio”) in exchange for newly issued shares of SSIC Common Stock (the “Loan Portfolio Acquisition”) pursuant to the Loan Portfolio Acquisition Agreement.

Q:	Who is responsible for the diligence review of the investments in the Loan Portfolio for SSIC?
A:
The investments currently in the Loan Portfolio were, and any new or substitute investments added to the Loan Portfolio will be, reviewed and approved for SSIC by BDC Adviser’s Investment Committee, which currently consists of Scott Gordon, Umesh Mahajan, William Healy and Dino Colonna. The Investment Committee members face a conflict of interest in reviewing the investments in the Loan Portfolio for SSIC in light of their ownership interests in BDC Adviser, the Joint Venture Agreement, and their separate employment agreements with Chicago Atlantic Advisers, LLC, or one of its affiliates, that would take effect upon the closing of the Joint Venture (the “Employment Agreements”). See “Description of the Joint Venture Agreement” beginning on page 68.

Any new or substitute investments added to the Loan Portfolio would be reviewed and approved by the Investment Committee in the same manner as the investments currently in the Loan Portfolio were reviewed by the Investment Committee, including with respect to investment quality, consistency with the investment objectives and strategies of SSIC, and investment documentation, in accordance with BDC Adviser’s fiduciary duties.
Any new or substituted investments added to the Loan Portfolio would also be reviewed by the Special Committee and the SSIC Board.
Q:	What will CALP receive in the Loan Portfolio Acquisition?
A:
CALP will be entitled to receive such number of newly issued shares of SSIC Common Stock equal to the quotient of the fair value of the Loan Portfolio divided by the net asset value (“NAV”) per share of SSIC

Common Stock, reflective of expenses related to the Loan Portfolio Acquisition, in each case calculated as of the same date within two (2) business days prior to the Closing Date (the “Loan Portfolio Consideration”) and the payment of cash in lieu of fractional shares.
Q:	Who is responsible for paying the expenses relating to completing the Loan Portfolio Acquisition?
A:
In general, all fees and expenses, including legal and accounting fees and expenses, incurred in connection with the Loan Portfolio Acquisition shall be paid by the person incurring such fees and expenses, whether or not the Loan Portfolio Acquisition is consummated. However, SSIC shall bear the costs and expenses of printing and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC, in connection with the Loan Portfolio Acquisition. See “Description of the Loan Portfolio Acquisition Agreement—Expenses and Fees” beginning on page 66. It is anticipated that SSIC will bear expenses of approximately $5.5 million in connection with the Loan Portfolio Acquisition (of which approximately $4.1 million was incurred as of June 30, 2024), and that CALP will bear expenses of approximately $4 million in connection with the Loan Portfolio Acquisition (of which approximately $1.5 million has been incurred as of June 30, 2024).

For more information regarding the allocation of expenses related to the solicitation of proxies with respect to this proxy statement/prospectus generally, see “Questions and Answers about the SSIC Special Meeting— Will SSIC incur expenses in soliciting proxies?” beginning on page 8.
Q:	Will I receive dividends after the Loan Portfolio Acquisition?
A:
Subject to applicable legal restrictions and the sole discretion of the SSIC Board, SSIC intends to declare and pay regular cash distributions to its stockholders on a quarterly basis. For a history of the dividends and distributions paid by SSIC since its inception, see “Market Price, Dividend and Distribution Information” beginning on page 109. The amount and timing of past dividends and distributions are not a guarantee of any future dividends or distributions, or the amount thereof, the payment, timing and amount of which will be determined by the SSIC Board and depend on SSIC’s cash requirements, its financial condition and earnings, contractual restrictions, legal and regulatory considerations and other factors. See “Silver Spike Investment Corp. Dividend Reinvestment Plan” beginning on page 136 for additional information regarding SSIC’s dividend reinvestment plan.

CALP, which was formed on December 4, 2023 and commenced operations on January 1, 2024, has paid no dividends or distributions to date.
Q:	Is the Loan Portfolio Acquisition subject to any third-party consents?
A:
Under the Loan Portfolio Acquisition Agreement, each of SSIC’s and CALP’s obligation to complete the transfer of certain loans included in the Loan Portfolio is subject to the prior receipt of certain approvals, confirmations and consents required to be obtained from certain borrowers, agents and other parties with respect to such loans. Furthermore, the addition of certain loans to the Loan Portfolio requires third-party consents.

SSIC and CALP have agreed to cooperate with each other and use their reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to obtain as promptly as practicable all consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the Loan Portfolio Acquisition in the most expeditious manner practicable. There can be no assurance that any consents, approvals, confirmations or authorizations will be obtained or that such consents, approvals, confirmations or authorizations will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of SSIC following the Loan Portfolio Acquisition.
Q:	How will SSIC be managed following the Loan Portfolio Acquisition?
A:
The directors of SSIC immediately prior to the Loan Portfolio Acquisition shall remain directors of SSIC and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. In addition, subject to approval of the Director Election Proposal, Frederick C. Herbst, John Mazarakis (a one-third owner of CAG) and Jason Papastavrou will become directors of SSIC upon the effectiveness of the New Investment Advisory Agreement. The officers of SSIC immediately prior to the Loan Portfolio Acquisition shall remain officers of SSIC and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. However, upon the effectiveness of the New Investment Advisory Agreement, Andreas Bodmeier (a one-third owner of CAG) will replace Scott Gordon as Chief Executive Officer of SSIC, Mr. Gordon will become Co-Chief Investment Officer of SSIC, Umesh Mahajan will become Co-Chief Investment Officer of SSIC in addition to remaining Chief Financial Officer and Secretary of SSIC, and Dino Colonna will become President of SSIC. Following the Loan Portfolio Acquisition, subject to approval of the Advisory Agreement Approval Proposal, BDC Adviser shall continue to be the investment adviser of SSIC pursuant to the New Investment Advisory Agreement. Upon the effectiveness of the New Investment Advisory Agreement, BDC Adviser would be renamed “Chicago Atlantic BDC Advisers, LLC.”
Q:	Are SSIC stockholders able to exercise dissenters’ rights?
A:	No. SSIC stockholders will not be entitled to exercise dissenters’ rights with respect to any matter to be voted upon at the SSIC Special Meeting.
Any SSIC stockholder may abstain from voting or vote against the Stock Issuance Proposal and/or the Advisory Agreement Approval Proposal. Any SSIC stockholder may withhold his or her vote from any or all of the director nominees with respect to the Director Election Proposal.
Q:	When do you expect to complete the Loan Portfolio Acquisition?
A:
While there can be no assurance as to the exact timing, or that the Loan Portfolio Acquisition will be completed at all, SSIC and CALP are working to complete the Loan Portfolio Acquisition in the fourth quarter of 2024. It is currently expected that the Loan Portfolio Acquisition will be completed promptly following receipt of the required stockholder approvals at the SSIC Special Meeting and satisfaction of the other closing conditions set forth in the Loan Portfolio Acquisition Agreement.

Q:	Is the Loan Portfolio Acquisition expected to be taxable to SSIC stockholders?
A:
No. The Loan Portfolio Acquisition is not expected to be a taxable event for SSIC stockholders. SSIC is not expected to recognize gain or loss as a result of the issuance of shares of SSIC Common Stock in connection with the Loan Portfolio Acquisition, and SSIC stockholders are also not treated as recognizing gain or loss on the Loan Portfolio Acquisition.

Q:	What happens if the Loan Portfolio Acquisition is not consummated?
A:
If the issuance of shares of SSIC Common Stock in connection with the Loan Portfolio Acquisition is not approved by the requisite vote of SSIC’s stockholders, or if the Loan Portfolio Acquisition is not completed for any other reason, CALP may either continue to hold the Loan Portfolio or distribute its assets to its members in accordance with the terms of its limited liability company agreement (the “CALP LLCA”). In addition, under circumstances specified in the Loan Portfolio Acquisition Agreement, SSIC may be required to pay CALP a termination fee of $6,046,613. See “Description of the Loan Portfolio Acquisition Agreement—Termination of the Loan Portfolio Acquisition Agreement” beginning on page 64.

Q:	Did the Special Committee of the SSIC Board receive an opinion from its financial advisor regarding the Loan Portfolio Acquisition?
A:	Yes. For more information, see the section entitled “The Loan Portfolio Acquisition—Opinion of the Special Committee’s Financial Advisor” beginning on page 49.
Questions and Answers about the Advisory Agreement Approval Proposal
Q:	Why are SSIC stockholders being asked to approve the New Investment Advisory Agreement?
A:
SSIC stockholders are being asked to approve the New Investment Advisory Agreement because the Joint Venture will cause CALP Adviser’s ownership in BDC Adviser to exceed 25% of BDC Adviser’s voting securities as of the closing of the Joint Venture. Under the 1940 Act, any person who owns more than 25% of the voting securities of a company is presumed to control such company and any person who owns less than 25% of the voting securities of a company is presumed not to control such company. Accordingly, the Joint Venture could be considered to result in a change in control of BDC Adviser under the 1940 Act, resulting in the assignment, and automatic termination of the Current Investment Advisory Agreement in accordance with Section 15(a)(4) of the 1940 Act.
Q:
How do the current investment advisory fees and total annual operating expenses of SSIC differ from the expected investment advisory fees and total annual operating expenses of SSIC upon the effectiveness of the New Investment Advisory Agreement?

A:
The New Investment Advisory Agreement has the same base management fee rate (including with respect to the exclusion of cash and cash equivalents in the calculation of the amounts of the base management fee) and incentive fee rate as the Current Investment Advisory Agreement. However, the amounts of the base management fees paid by SSIC pursuant to the New Investment Advisory Agreement as a percentage of net assets are expected to be higher than the amounts of the base management fees as a percentage of net assets currently paid by SSIC due to a reduction in the percentage of the SSIC portfolio represented by cash and cash equivalents as a result of the Loan Portfolio Acquisition, and the amounts of the incentive fees as a percentage of net assets paid by SSIC pursuant to the New Investment Advisory Agreement are expected to be higher than the amounts of the incentive fees as a percentage of net assets currently paid by SSIC due to an increase in income for SSIC as a result of the Loan Portfolio Acquisition. Accordingly, although “other expenses” as a percentage of net assets of SSIC upon the effectiveness of the New Investment Advisory Agreement are expected to be lower than current “other expenses” as a percentage of net assets of SSIC as a result of the Loan Portfolio Acquisition, the total annual operating expenses as a percentage of net assets of SSIC upon the effectiveness of the New Investment Advisory Agreement are expected to be higher than the current total annual operating expenses as a percentage of net assets of SSIC. See “Comparative Fees and Expenses” beginning on page 29

Q:	Where can I find more information about the Joint Venture?
A:	You can find more information about the Joint Venture, including the Joint Venture Agreement and the Employment Agreements, in “Description of the Joint Venture Agreement” beginning on page 68.

SUMMARY OF THE LOAN PORTFOLIO ACQUISITION
This summary highlights selected information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the other documents to which this proxy statement/prospectus refers for a more complete understanding of the Loan Portfolio Acquisition. In particular, you should read the annexes attached to this proxy statement/prospectus, including the Loan Portfolio Acquisition Agreement, which is attached as Annex A hereto, as it is the legal document that governs the Loan Portfolio Acquisition. For a discussion of the risk factors that you should carefully consider, see the section entitled “Risk Factors” beginning on page 21.
The Parties to the Loan Portfolio Acquisition
Silver Spike Investment Corp.
600 Madison Avenue, Suite 1800
New York, New York 10022
(215) 905-4923
SSIC was incorporated under the Maryland General Corporation Law (the “MGCL”) on January 25, 2021, and formally commenced investment operations on February 8, 2022. SSIC is an externally managed, non-diversified, closed-end management investment company. SSIC has elected to be regulated as a business development company (“BDC”) under the 1940 Act and has elected to be treated for U.S. federal income tax purposes, and intends to qualify annually, as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with the taxable year ended March 31, 2022.
SSIC is a specialty finance company that may invest across the cannabis ecosystem through investments in the form of direct loans to, and equity ownership of, privately held cannabis companies. All of SSIC’s investments are designed to be compliant with all applicable laws and regulations within the jurisdictions in which they are made or to which SSIC is otherwise subject, including U.S. federal laws. SSIC will make equity investments only in companies that are compliant with all applicable laws and regulations within the jurisdictions in which they are located or operate, including U.S. federal laws. SSIC may make loans to companies that SSIC determines based on its due diligence are licensed in, and complying with, state-regulated cannabis programs, regardless of their status under U.S. federal law, so long as the investment itself is designed to be compliant with all applicable laws and regulations in the jurisdiction in which the investment is made or to which SSIC is otherwise subject, including U.S. federal law. SSIC is externally managed by BDC Adviser and seeks to expand the compliant cannabis investment activities of BDC Adviser’s leading investment platform in the cannabis industry. SSIC primarily seeks to partner with private equity firms, entrepreneurs, business owners and management teams to provide credit and equity financing alternatives to support buyouts, recapitalizations, growth initiatives, refinancings and acquisitions across cannabis companies, including cannabis-enabling technology companies, cannabis-related health and wellness companies, and hemp and CBD distribution companies. Under normal circumstances, each such cannabis company derives at least 50% of its revenues or profits from, or commits at least 50% of its assets to, activities related to cannabis at the time of SSIC’s investment in the cannabis company. SSIC is not required to invest a specific percentage of its assets in such cannabis companies, and it may make debt and equity investments in other companies regardless of sector.
SSIC’s investment objective is to maximize risk-adjusted returns on equity for its stockholders. SSIC seeks to capitalize on what it believes to be nascent cannabis industry growth and drive return on equity by generating current income from its debt investments and capital appreciation from its equity and equity-related investments. SSIC intends to achieve its investment objective by investing primarily in secured debt, unsecured debt, equity warrants and direct equity investments in privately held businesses. SSIC intends that its debt investments will often be secured by either a first or second priority lien on the assets of the portfolio company, can include either fixed or floating rate terms and will generally have a term of between three and six years from the original investment date. To date, SSIC has invested in first lien secured, fixed and floating rate debt with terms of two to four years. SSIC expects its secured loans to be secured by various types of assets of its borrowers. While the types of collateral securing any given secured loan will depend on the nature of the borrower’s business, common types of collateral SSIC expects to secure its loans include real property and certain personal property, including equipment, inventory, receivables, cash, intellectual property rights and other assets to the extent permitted by applicable laws and the regulations governing its borrowers. Certain attractive assets of SSIC’s borrowers, such as cannabis licenses and cannabis inventory, may not be able to be used as collateral or transferred to SSIC. See “Risks Relating to Our Investments—Certain assets of our borrowers may not be used as collateral or transferred to us due to applicable state laws and regulations governing the cannabis industry, and such restrictions could negatively impact our profitability” in “Item 1A. Risk Factors” in Part I of SSIC’s Annual Report on Form 10-K (File No. 814-01383) for the fiscal year ended December 31, 2023, filed with the SEC on March 28, 2024. In some of SSIC’s portfolio investments, SSIC expects to receive nominally priced equity warrants and/or make direct equity investments in connection with a debt investment. In addition, a portion of SSIC’s portfolio may be comprised of derivatives, including total return swaps.
Generally, the loans SSIC invests in have a complete set of financial maintenance covenants, which are used to proactively address materially adverse changes in a portfolio company’s financial performance. However, SSIC may invest in “covenant-lite” loans. SSIC uses the term “covenant-lite” to refer generally to loans that do not have a complete set of financial maintenance covenants. Generally, “covenant-lite” loans provide borrower companies more freedom to negatively impact lenders because their covenants are incurrence-based, which means they are only tested and can only be breached following an affirmative action of the borrower, rather than by a deterioration in the borrower’s financial condition. Accordingly, to the extent SSIC invests in “covenant-lite” loans, SSIC may have fewer rights against a borrower and may have a greater risk of loss on such investments as compared to investments in or exposure to loans with a complete set of financial maintenance covenants.
The loans in which SSIC tends to invest typically pay interest at rates which are determined periodically on the basis of PRIME plus a premium. The loans in which SSIC has invested and expects to invest are typically made to U.S. and, to a limited extent, non-U.S. (including emerging market) corporations, partnerships and other business entities which operate in various industries and geographical regions. These loans typically are not rated or are rated below investment grade. Securities rated below investment grade are often referred to as “high-yield” or “junk” securities, and may be considered a higher risk than debt instruments that are rated above investment grade.
SSIC has typically invested in and expects to continue to invest in loans made primarily to private leveraged middle-market companies with up to $100 million of earnings before interest, taxes, depreciation and amortization, or “EBITDA.” SSIC’s business model is focused primarily on the direct origination of investments through portfolio companies or their financial sponsors. SSIC expects that its investments will generally range between $4 million and $40 million each, although SSIC expects that this investment size will vary proportionately with the size of its capital base. SSIC has an active pipeline of investments and is currently reviewing over $560 million of potential investments in varying stages of underwriting.
Chicago Atlantic Loan Portfolio, LLC
420 N. Wabash Avenue, Suite 500
Chicago, Illinois 60611
info@chicagoatlantic.com
(312) 809-7002
CALP is a Delaware limited liability company, newly formed in connection with and for the sole purpose of holding senior loans consistent with SSIC’s investment objectives and strategies, which constitute the Loan Portfolio, to be purchased by SSIC in exchange for shares of SSIC’s common stock pursuant to the Loan Portfolio Acquisition Agreement. Accordingly, the loans to be held by CALP were determined through negotiations between CAG and CALP Adviser, on the one hand, and SSIC and BDC Adviser, on the other hand. CALP is managed by CALP Adviser pursuant to an Investment Management Agreement between CALP and CALP Adviser. CALP and CALP Adviser are affiliates of Chicago Atlantic Group, L.P. (“CAG”), a Delaware limited partnership. Founded in 2019, CAG is a private market investment firm managed and equally owned by its founding partners, Andreas Bodmeier, John Mazarakis, and Anthony Cappell, which, together with its affiliates, manages private funds and a commercial mortgage real estate investment trust (“REIT”) listed on NASDAQ. CAG’s senior management team has significant experience in private lending and in cannabis-related industries, with CAG and its affiliates originating and closing more than 70 loans totaling approximately $1.8 billion to companies in the cannabis industry, beginning with their first loan in April 2019. As of June 30, 2024, CAG and its affiliates had aggregate assets under management of approximately $1.5 billion.
Silver Spike Capital, LLC
600 Madison Avenue, Suite 1800
New York, New York 10022
(215) 905-4923

BDC Adviser is a Delaware limited liability company registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). SSIC’s chairman and chief executive officer, Scott Gordon, serves as BDC Adviser’s chief executive officer. BDC Adviser’s senior management team has significant experience in private lending and in cannabis-related industries.
Chicago Atlantic BDC Holdings, LLC
420 N. Wabash Avenue, Suite 500
Chicago, Illinois 60611
info@chicagoatlantic.com
(312) 809-7002
CALP Adviser is a Delaware limited liability company that serves as the investment manager to CALP pursuant to an investment management agreement. CALP Adviser is a newly-formed entity formed for the sole purpose of the proposed joint venture between BDC Adviser and CAG (the “Joint Venture”). It is anticipated that CALP Adviser will be issued ownership interests in BDC Adviser representing between 65% and 75% of all interests in BDC Adviser. CALP Adviser is an affiliate of CAG.
Loan Portfolio Acquisition Structure
Pursuant to the terms of the Loan Portfolio Acquisition Agreement, at the Closing Date, SSIC will purchase the Loan Portfolio in exchange for newly issued shares of SSIC Common Stock.
Based on the number of shares of SSIC Common Stock issued and outstanding, the NAV of SSIC, net of estimated expenses related to the Loan Portfolio Acquisition, and the fair value of the Loan Portfolio, each as of June 30, 2024, at the closing of the Loan Portfolio Acquisition (the “Closing Date”), it is expected that current SSIC stockholders would own approximately 40.5% of the outstanding SSIC Common Stock and CALP would own approximately 59.5% of the outstanding SSIC Common Stock. However, CALP has agreed to use reasonable best efforts to add four loans with an aggregate value of approximately $41 million (the “Additional Agreed Loans”) to the Loan Portfolio prior to the Determination Date, which would accordingly change these relative ownership percentages such that SSIC stockholders would own approximately 33.7% of the outstanding SSIC Common Stock and CALP would own approximately 66.3% of the outstanding SSIC Common Stock if the Additional Agreed Loans are added to the Loan Portfolio. In addition to the Additional Agreed Loans, CALP has proposed to add six other loans with an aggregate value of approximately $47.5 million (the “Additional Proposed Loans”) to the Loan Portfolio prior to the Determination Date, which would change these relative ownership percentages such that SSIC stockholders would own approximately 28.2% of the outstanding SSIC Common Stock and CALP would own approximately 71.8% of the outstanding SSIC Common Stock if both the Additional Agreed Loans and the Additional Proposed Loans are added to the Loan Portfolio. The Loan Portfolio Consideration is calculated based on the NAV per share of SSIC Common Stock and the fair value of the Loan Portfolio, each as of the Determination Date. Following the Loan Portfolio Acquisition, SSIC will continue its operations as conducted before the Loan Portfolio Acquisition.
The Loan Portfolio Acquisition Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Loan Portfolio Acquisition Agreement carefully and in its entirety, as it is the principal legal document governing the Loan Portfolio Acquisition.
Loan Portfolio Consideration
If the Loan Portfolio Acquisition is consummated, CALP will be entitled to receive such number of newly issued shares of SSIC Common Stock equal to the quotient of the fair value of the Loan Portfolio divided by the NAV per share of SSIC Common Stock, reflective of expenses related to the Loan Portfolio Acquisition, in each case calculated as of the same date within two (2) business days prior to the Closing Date. CALP will receive cash in lieu of fractional shares.
After the Determination Date and until the Loan Portfolio Acquisition is completed, the market value of the shares of SSIC Common Stock to be issued to CALP will continue to fluctuate but the number of shares of SSIC Common Stock to be issued to CALP will remain fixed.

Market Price of SSIC Common Stock
Shares of SSIC Common Stock trade on NASDAQ under the symbol “SSIC.” The closing sale price of SSIC Common Stock, as reported on NASDAQ, on February 16, 2024, the last trading day before the public announcement of the Joint Venture and the Loan Portfolio Acquisition, was $7.94.
Risks Relating to the Loan Portfolio Acquisition
The Loan Portfolio Acquisition is subject to, among others, the following risks applicable to SSIC stockholders. SSIC stockholders should carefully consider these risks before deciding how to vote on the proposals to be voted on at the SSIC Special Meeting.
•	SSIC stockholders will experience a reduction in percentage ownership and voting power in SSIC as a result of the Loan Portfolio Acquisition.
•	SSIC may be unable to realize the benefits anticipated by the Loan Portfolio Acquisition, including estimated cost savings, or it may take longer than anticipated to achieve such benefits.
•
The opinion delivered to the Special Committee from its financial advisor will not reflect changes in circumstances between signing the Loan Portfolio Acquisition Agreement and completion of the Loan Portfolio Acquisition.

•	If the Loan Portfolio Acquisition does not close, SSIC will not benefit from the expenses incurred in its pursuit.
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Under certain circumstances, SSIC is obligated to pay CALP a termination fee upon termination of the Loan Portfolio Acquisition Agreement. See the corresponding risk factor in “Risk Factors—Risks Relating to the Loan Portfolio Acquisition” beginning on page 21 for more information regarding the termination fee.

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The Loan Portfolio Acquisition Agreement limits the ability of SSIC to pursue alternatives to the Loan Portfolio Acquisition, and the Voting Agreement limits the ability of BDC Adviser to pursue alternatives to the Loan Portfolio Acquisition.

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The Loan Portfolio Acquisition is subject to closing conditions, including (i) stockholder approvals and (ii) the Loan Portfolio Consideration representing between 65% and 75% of the total issued and outstanding shares of SSIC Common Stock, that, if not satisfied or waived, will result in the Loan Portfolio Acquisition not being completed, which may result in material adverse consequences to SSIC’s business and operations. Based on the number of shares of SSIC Common Stock issued and outstanding, the net asset value per share of SSIC Common Stock, net of estimated expenses related to the Loan Portfolio Acquisition, and the fair value of the Loan Portfolio, each as of June 30, 2024, the closing condition that the Loan Portfolio Consideration represent between 65% and 75% of the total issued and outstanding shares of SSIC Common Stock would not be satisfied. However, CALP has agreed to use reasonable best efforts to add four loans with an aggregate value of approximately $41 million (the “Additional Agreed Loans”) to the Loan Portfolio prior to the Determination Date, in which case the closing condition would be satisfied. In addition to the Additional Agreed Loans, CALP has proposed to add six other loans with an aggregate value of approximately $47.5 million (the “Additional Proposed Loans”) to the Loan Portfolio prior to the Determination Date, in which case the closing condition would also be satisfied.

•	Termination of the Loan Portfolio Acquisition Agreement could negatively impact SSIC.
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CALP has agreed to indemnify SSIC for certain damages arising from certain of CALP’s representations and warranties with respect to the Loan Portfolio. However, there can be no assurance that the indemnity will be sufficient to make SSIC whole for the full amount of such damages, or that CALP’s ability to satisfy its indemnification obligation will not be impaired in the future. See the corresponding risk factor in “Risk Factors—Risks Relating to the Loan Portfolio Acquisition” beginning on page 21 for more information regarding the types of damages that may arise from certain of CALP’s representations and warranties with respect to the Loan Portfolio for which CALP has agreed to indemnify SSIC.

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The Loan Portfolio Acquisition may trigger certain “change of control” provisions and other restrictions in contracts of SSIC and the failure to obtain any required consents or waivers could adversely impact SSIC.

•	Sales of shares of SSIC Common Stock after the completion of the Loan Portfolio Acquisition may cause the market price of SSIC Common Stock to fall.
•	SSIC will be subject to operational uncertainties and contractual restrictions while the Loan Portfolio Acquisition is pending.
•	SSIC or CALP may waive one or more conditions to the Loan Portfolio Acquisition.
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The market price of SSIC Common Stock after the Loan Portfolio Acquisition may be affected by factors different from those affecting SSIC Common Stock currently, including a larger stockholder base and a different portfolio composition.

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The Loan Portfolio may include instruments that result in income recognition before or without corresponding cash receipt. See the corresponding risk factor in “Risk Factors—Risks Relating to the Loan Portfolio Acquisition” beginning on page 21 for more information regarding the reasons that the Loan Portfolio may include instruments that result in income recognition before or without corresponding cash receipt.

•	There may be adverse tax consequences to SSIC if SSIC has failed or, after the Loan Portfolio Acquisition, fails to qualify for taxation as a RIC for United States federal income tax purposes.
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Because the market price of SSIC Common Stock, the NAV per share of SSIC Common Stock and the fair value of the Loan Portfolio will fluctuate, CALP cannot be sure of the market value of the Loan Portfolio Consideration it will receive until the Closing Date, and SSIC and CALP cannot be sure of the number of shares of SSIC Common Stock comprising the Loan Portfolio Consideration until the Determination Date.

•	SSIC cannot be sure of the loans comprising the Loan Portfolio until the Determination Date.
•	SSIC is expected to have additional exposure to certain of its current investments that overlap with the investments in the Loan Portfolio.
See “Risk Factors—Risks Relating to the Loan Portfolio Acquisition” beginning on page 21 for a more detailed discussion of these factors.
Tax Consequences of the Loan Portfolio Acquisition for SSIC Stockholders
The Loan Portfolio Acquisition is not expected to be a taxable event for SSIC stockholders. SSIC is not expected to recognize gain or loss as a result of the issuance of shares of SSIC Common Stock in connection with the Loan Portfolio Acquisition, and SSIC stockholders are also not treated as recognizing gain or loss on the Loan Portfolio Acquisition.
Special Meeting of SSIC Stockholders
SSIC plans to hold the virtual SSIC Special Meeting on September 23, 2024 at 10:00 a.m. Eastern Time. The live webcast will be accessible at www.virtualshareholdermeeting.com/SSIC2024SM. By accessing such live webcast, you will be able to participate in the SSIC Special Meeting, including by voting and submitting questions. At the SSIC Special Meeting, holders of SSIC Common Stock will be asked to consider and vote upon (i) the Stock Issuance Proposal, (ii) the Director Election Proposal and (iii) the Advisory Agreement Approval Proposal.
A SSIC stockholder can vote at the SSIC Special Meeting if such stockholder owned shares of SSIC Common Stock at the close of business on the Record Date. As of that date, there were approximately 6,214,964 shares of SSIC Common Stock outstanding and entitled to vote, approximately 4,535,411 of which, or 73%, were owned beneficially or of record by directors and executive officers of SSIC.
SSIC Board Recommendation
Upon the recommendation of the Special Committee, the SSIC Board has unanimously approved each of the Loan Portfolio Acquisition Agreement, the nomination of the persons named for election as director in this proxy statement/prospectus, and the New Investment Advisory Agreement, and unanimously recommends that SSIC stockholders vote “FOR” each of the Stock Issuance Proposal, the Director Election Proposal, and the Advisory Agreement Approval Proposal.
Vote Required
Each share of SSIC Common Stock held by a holder of record as of the Record Date has one vote on each matter considered at the SSIC Special Meeting.
There will be a quorum, and each of the proposals will be approved, as a result of the SSIC Common Stock holdings of BDC Adviser and its affiliates, and the Voting Agreement.
As of the Record Date, BDC Adviser and its affiliates held SSIC Common Stock comprising approximately 73% of the outstanding shares of SSIC Common Stock, and, therefore, have the ability to control whether each of the proposals is approved. Furthermore, BDC Adviser and its affiliates have entered into the Voting Agreement pursuant to which, subject to the terms thereof, they have agreed to vote the outstanding shares of SSIC Common Stock for which they have voting power in favor of each of the proposals, and against any competing proposal or superior proposal with respect to the Stock Issuance Proposal. See “Description of the Loan Portfolio Acquisition Agreement—Voting Agreement” beginning on page 66. Accordingly, there will be a quorum and each of the proposals will be approved.
Affiliates of BDC Adviser include the directors and officers of SSIC, as well as Silver Spike Holdings, LP and Silver Spike Holdings GP, LLC. Scott Gordon, Silver Spike Holdings, LP and Silver Spike Holdings GP, LLC, along with BDC Adviser, control the shares of SSIC Common Stock held by BDC Adviser. See “Control Persons and Principal Stockholders of Silver Spike Investment Corp.” beginning on page 122 for the percentages of SSIC Common Stock held by each of BDC Adviser and its affiliates currently, and the percentages of SSIC Common Stock expected to be held by each of BDC Adviser and its affiliates following the closing of the Loan Portfolio Acquisition.
The Stock Issuance Proposal
The approval of the Stock Issuance Proposal requires the affirmative vote of at least a majority of the votes cast by holders of SSIC Common Stock at a meeting at which a quorum is present. Abstentions will have no effect on the outcome of the Stock Issuance Proposal.
Under the terms of the Loan Portfolio Acquisition Agreement, shares of SSIC Common Stock will be issued in the Loan Portfolio Acquisition at a price per share equal to the net asset value per share of SSIC Common Stock as of the Determination Date.
The Stock Issuance Proposal will be approved as a result of the SSIC Common Stock holdings of BDC Adviser and its affiliates, and the Voting Agreement.
The Director Election Proposal
The approval of the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by holders of SSIC Common Stock at a meeting at which a quorum is present. Under a plurality vote, the director nominees who receive the highest number of “for” votes will be elected, even if they receive approval from less than a majority of the votes cast. Because the director nominees are running unopposed, each director nominee will be elected to the SSIC Board so long as a single vote is cast in favor of his election. Withheld votes will have no effect on the outcome of the Director Election Proposal.
The Director Election Proposal will be approved as a result of the SSIC Common Stock holdings of BDC Adviser and its affiliates, and the Voting Agreement.
The Advisory Agreement Approval Proposal
The approval of the Advisory Agreement Approval Proposal requires the approval of a “majority of the outstanding voting securities,” as defined in the 1940 Act, of SSIC. Under the 1940 Act, a “majority of the outstanding voting securities” of SSIC means the lesser of: (1) 67% of the shares of SSIC Common Stock present in person (virtually) or represented by proxy at the SSIC Special Meeting if the holders of more than

50% of the outstanding shares of SSIC Common Stock are present or represented by proxy or (2) more than 50% of the outstanding shares of SSIC Common Stock. Abstentions will not count as affirmative votes cast and will therefore have the same effect as votes against the Advisory Agreement Approval Proposal.
The Advisory Agreement Approval Proposal will be approved as a result of the SSIC Common Stock holdings of BDC Adviser and its affiliates, and the Voting Agreement.
Completion of the Loan Portfolio Acquisition
As more fully described in this proxy statement/prospectus and in the Loan Portfolio Acquisition Agreement, the completion of the Loan Portfolio Acquisition depends on a number of conditions being satisfied or, where legally permissible, waived. For information on the conditions that must be satisfied or waived for the Loan Portfolio Acquisition to occur, see “Description of the Loan Portfolio Acquisition—Conditions to Closing the Transactions” beginning on page 63. While there can be no assurances as to the exact timing, or that the Loan Portfolio Acquisition will be completed at all, SSIC and CALP are working to complete the Loan Portfolio Acquisition in the fourth quarter of 2024. It is currently expected that the Loan Portfolio Acquisition will be completed promptly following receipt of the required stockholder approvals at the SSIC Special Meeting and satisfaction of the other closing conditions set forth in the Loan Portfolio Acquisition Agreement.
Termination of the Loan Portfolio Acquisition and Termination Fee
The Loan Portfolio Acquisition Agreement contains certain termination rights for SSIC and CALP, each of which is discussed below in “Description of the Loan Portfolio Acquisition—Termination of the Loan Portfolio Acquisition Agreement.” The Loan Portfolio Acquisition Agreement provides that, in connection with the termination of the Loan Portfolio Acquisition Agreement under specified circumstances and subject to applicable law, SSIC will be required to pay a termination fee of $6,046,613 to CALP. See “Description of the Loan Portfolio Acquisition—Termination of the Loan Portfolio Acquisition Agreement” beginning on page 64 for a discussion of the circumstances that would result in the payment of the termination fee. The SSIC Board has approved the amount of the termination fee.
Reasons for the Loan Portfolio Acquisition
The SSIC Board delegated to the Special Committee, which comprises all of the directors of SSIC who are not “interested persons,” within the meaning of the 1940 Act, of SSIC (the “SSIC Independent Directors”) the responsibility to oversee the Loan Portfolio Acquisition. Pursuant to the authority delegated to the Special Committee, the Special Committee retained independent legal counsel and also retained Keefe, Bruyette & Woods, Inc. (“KBW”) as its financial advisor and investment banker in connection with the Special Committee’s consideration of the Loan Portfolio Acquisition. KBW is not registered as an investment adviser under the Advisers Act.
Certain material factors considered by the Special Committee and the SSIC Board that favored the conclusions reached by the Special Committee and the SSIC Board that the Loan Portfolio Acquisition is in the best interests of SSIC and its stockholders included, among others:
•	the expected accretion to net investment income and yield;
•
that there would be no economic dilution to SSIC stockholders because the Loan Portfolio Acquisition would be executed on a net asset value basis, and that issuance of SSIC shares at net asset value represents a substantial premium to the historical market price of the SSIC shares (From SSIC’s initial public offering in February 2022 through June 30, 2024, shares of SSIC Common Stock have traded at an average discount of 28.7% to SSIC Common Stock’s net asset value per share);

•	the opinion of KBW, the Special Committee’s independent financial advisor and investment banker;
•	SSIC’s increased market capitalization and potential additional market coverage;
•	SSIC’s expected improved access to debt and equity capital markets;
•	SSIC’s enhanced portfolio diversification;
•	the valuation and analysis of the Special Committee’s independent valuation agent;

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the terms of the Loan Portfolio Acquisition Agreement, including the determination of the Loan Portfolio Consideration based on the NAV of SSIC, as opposed to the market value of the shares of SSIC Common Stock, detailed representations and warranties regarding the Loan Portfolio, and indemnification for breach of such representations and warranties; and

•	the tax consequences of the Loan Portfolio Acquisition.
The foregoing list does not include all the factors that the Special Committee and the SSIC Board considered in approving the Loan Portfolio Acquisition and the Loan Portfolio Acquisition Agreement, and recommending that SSIC stockholders approve the issuance of shares of SSIC Common Stock necessary to effectuate the Loan Portfolio Acquisition. In particular, the Special Committee and the SSIC Board also considered a variety of risks and other potentially negative factors. For a further discussion of the material factors considered by the Special Committee and the SSIC Board, see “The Loan Portfolio Acquisition—Reasons for the Loan Portfolio Acquisition” beginning on page 46.
SSIC Stockholders Do Not Have Dissenters’ Rights
SSIC stockholders will not be entitled to exercise dissenters’ rights in connection with the Loan Portfolio Acquisition under the laws of the State of Maryland.

RISK FACTORS
The Loan Portfolio Acquisition is subject to, among others, the following risks applicable to SSIC stockholders. In addition to the other information included in this document, SSIC stockholders should carefully consider the risks described below in determining whether to approve the Stock Issuance Proposal. The information in “Item 1A. Risk Factors” in Part I of SSIC’s Annual Report on Form 10-K (File No. 814-01383) for the fiscal year ended December 31, 2023, filed with the SEC on March 28, 2024, is incorporated herein by reference for general risks related to SSIC. The occurrence of any of these risks could materially and adversely affect the business, prospects, financial condition, results of operations and cash flow of SSIC and might cause you to lose all or part of your investment. The risks, as set out below and incorporated by reference herein, are not the only risks SSIC faces, and there may be additional risks that SSIC does not presently know of or that it currently considers not likely to have a significant impact. New risks may emerge at any time and SSIC cannot predict such risks or estimate the extent to which they may affect the business or financial performance of SSIC. See also “Incorporation by Reference for SSIC” on page 149 and “Where You Can Find More Information” on page 148 in this proxy statement/prospectus.
Risks Relating to the Loan Portfolio Acquisition
SSIC stockholders will experience a reduction in percentage ownership and voting power in SSIC as a result of the Loan Portfolio Acquisition.
SSIC stockholders will experience a substantial reduction in their respective percentage ownership interests and effective voting power in SSIC relative to their respective ownership interests in SSIC prior to the Loan Portfolio Acquisition. Consequently, SSIC stockholders should expect to exercise less influence over the management and policies of SSIC following the Loan Portfolio Acquisition than they currently exercise over the management and policies of SSIC.
If the Loan Portfolio Acquisition is consummated, based on the number of shares of SSIC Common Stock issued and outstanding, the net asset value per share of SSIC Common Stock, net of estimated expenses related to the Loan Portfolio Acquisition, and the fair value of the Loan Portfolio, each as of June 30, 2024, at the Closing Date, it is expected that current SSIC stockholders would own approximately 40.5% of the outstanding SSIC Common Stock and CALP would own approximately 59.5% of the outstanding SSIC Common Stock. However, CALP has agreed to use reasonable best efforts to add four loans with an aggregate value of approximately $41 million (the “Additional Agreed Loans”) to the Loan Portfolio prior to the Determination Date, which would accordingly change these relative ownership percentages such that SSIC stockholders would own approximately 33.7% of the outstanding SSIC Common Stock and CALP would own approximately 66.3% of the outstanding SSIC Common Stock if the Additional Agreed Loans are added to the Loan Portfolio. In addition to the Additional Agreed Loans, CALP has proposed to add six other loans with an aggregate value of approximately $47.5 million (the “Additional Proposed Loans”) to the Loan Portfolio prior to the Determination Date, which would change these relative ownership percentages such that SSIC stockholders would own approximately 28.2% of the outstanding SSIC Common Stock and CALP would own approximately 71.8% of the outstanding SSIC Common Stock if both the Additional Agreed Loans and the Additional Proposed Loans are added to the Loan Portfolio.
In addition, both prior to and after completion of the Loan Portfolio Acquisition, subject to certain restrictions in the Loan Portfolio Acquisition Agreement and stockholder approval, SSIC may issue additional shares of SSIC Common Stock, all of which would further reduce the percentage ownership of SSIC held by current SSIC stockholders.
As of June 30, 2024, however, BDC Adviser and its affiliates held SSIC Common Stock comprising approximately 73% of the outstanding shares of SSIC Common Stock, and other SSIC stockholders therefore exercise limited influence over the management and policies of SSIC.
SSIC may be unable to realize the benefits anticipated by the Loan Portfolio Acquisition, including estimated cost savings, or it may take longer than anticipated to achieve such benefits.
The realization of certain benefits anticipated as a result of the Loan Portfolio Acquisition will depend in part on the integration of the Loan Portfolio with SSIC’s investment portfolio following the Loan Portfolio Acquisition, together with the realization of the efficiencies described elsewhere in this proxy statement/prospectus. See “The Loan Portfolio Acquisition—Reasons for the Loan Portfolio Acquisition” beginning on page 46. There can be no assurance that the Loan Portfolio can be operated profitably going forward or integrated successfully into SSIC’s operations in a timely fashion or at all or that any expected efficiencies can be achieved as expected or at all. The dedication of management resources to such integration, or other matters arising from the Loan Portfolio Acquisition or the Joint Venture, may detract attention from the day-to-day business of SSIC and there can be no assurance that there will not be substantial costs associated with the transition process or there will not be other material adverse effects as a result of these integration efforts. Such effects, including, but not limited to, incurring unexpected costs or delays in connection with such integration and failure of the Loan Portfolio to perform as expected, could have a material adverse effect on the financial results of SSIC.
SSIC also expects to achieve certain efficiencies and cost savings as a percentage of net assets from the Loan Portfolio Acquisition when the Loan Portfolio is fully integrated with SSIC’s investment portfolio. It is possible that the estimates of these efficiencies and potential cost savings as a percentage of net assets could ultimately be incorrect. The estimated cost savings as a percentage of net assets also assume SSIC will be able to combine the portfolios of SSIC and CALP in a manner that permits those cost savings to be fully realized. If the estimates turn out to be incorrect or if SSIC is not able to successfully combine the Loan Portfolio with the investment portfolio of SSIC, the anticipated efficiencies and cost savings may not be fully realized or realized at all or may take longer to realize than expected.
In addition, SSIC may be unable to realize other benefits anticipated by the Loan Portfolio Acquisition, including increased scale and liquidity, enhanced portfolio diversification, improved access to debt and equity capital markets, and accretion to net investment income.
The opinion delivered to the Special Committee from its financial advisor will not reflect changes in circumstances between signing the Loan Portfolio Acquisition Agreement and completion of the Loan Portfolio Acquisition.
The Special Committee has not obtained an updated opinion as of the date of this proxy statement/prospectus from its financial advisor and does not anticipate obtaining an updated opinion prior to the Closing Date. Changes in the operations and prospects of SSIC, general market and economic conditions and other factors that may be beyond the control of SSIC, and on which the opinion of the Special Committee’s financial advisor was based, may significantly alter the fair value of the Loan Portfolio or the price or value of shares of SSIC Common Stock by the time the Loan Portfolio Acquisition is completed. The opinion does not speak as of the time the Loan Portfolio Acquisition will be completed or as of any date other than the date of such opinion. Because the Special Committee does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the Loan Portfolio Consideration from a financial point of view at the time the Loan Portfolio Acquisition is completed. The recommendation of the SSIC Board that the SSIC stockholders vote “FOR” approval of the matters described in this proxy statement/prospectus are made as of the date of this proxy statement/prospectus. For a description of the opinion that the Special Committee received from its financial advisor, see “The Loan Portfolio Acquisition—Opinion of the Special Committee’s Financial Advisor” beginning on page 49.
If the Loan Portfolio Acquisition does not close, SSIC will not benefit from the expenses incurred in its pursuit.
The Loan Portfolio Acquisition may not be completed. If the Loan Portfolio Acquisition is not completed, SSIC will have incurred substantial expenses for which no ultimate benefit will have been received. SSIC has incurred out-of-pocket expenses in connection with the Loan Portfolio Acquisition, much of which will be incurred even if the Loan Portfolio Acquisition is not completed.
Under certain circumstances, SSIC is obligated to pay CALP a termination fee upon termination of the Loan Portfolio Acquisition Agreement.
No assurance can be given that the Loan Portfolio Acquisition will be completed. The Loan Portfolio Acquisition Agreement provides for the payment, subject to applicable law, by SSIC of a termination fee of $6,046,613 to CALP if the Loan Portfolio Acquisition Agreement is terminated by SSIC or CALP under certain circumstances, including if (i) subject to complying with certain requirements, SSIC terminates the Loan Portfolio Acquisition Agreement prior to receipt of the SSIC Stockholder Approvals in order for SSIC to enter into a definitive agreement with respect to a Superior Proposal, (ii) CALP terminates the Loan Portfolio Acquisition Agreement if, prior to the receipt of the SSIC Stockholder Approvals, the SSIC Board makes an Adverse Recommendation Change (as defined in the Loan Portfolio Acquisition Agreement), or (iii) the Loan Portfolio Acquisition Agreement is terminated by either SSIC or CALP, subject to certain requirements, and prior to such termination a Competing Proposal has been made public (or was otherwise known to the SSIC Board) and was not withdrawn prior to such termination, and a Competing Proposal is consummated or SSIC enters into a definitive agreement with respect to a Competing Proposal within twelve months after such termination. See “Description of the Loan Portfolio Acquisition Agreement—Termination of the Loan Portfolio Acquisition Agreement” beginning on page 64 for a discussion of the circumstances that could result in the payment of a termination fee. The SSIC Board has approved the amount of the termination fee which may be paid.
The Loan Portfolio Acquisition Agreement limits the ability of SSIC to pursue alternatives to the Loan Portfolio Acquisition, and the Voting Agreement limits the ability of BDC Adviser to pursue alternatives to the Loan Portfolio Acquisition.
The Loan Portfolio Acquisition Agreement includes restrictions on the ability of SSIC to solicit proposals for alternative transactions or engage in discussions regarding such proposals, subject to exceptions and termination provisions (as more fully described in the section entitled “Description of the Loan Portfolio Acquisition Agreement — Additional Agreements”), which could have the effect of discouraging such proposals from being made or pursued. The Voting Agreement limits the ability of BDC Adviser to pursue alternatives to the Loan Portfolio Acquisition because it requires BDC Adviser and its affiliates to vote the outstanding shares of SSIC Common Stock for which they have voting power in favor of the Stock Issuance Proposal, and against any competing proposal or superior proposal with respect to the Stock Issuance Proposal. However, notwithstanding the Voting Agreement, the Loan Portfolio Acquisition Agreement provides that SSIC may consider any written competing proposals prior to the receipt of the SSIC Stockholder Approvals and CALP is entitled to certain match rights with respect to such competing proposals. See “Description of the Loan Portfolio Acquisition Agreement — Additional Agreements” beginning on page 60. In addition, should SSIC terminate the Loan Portfolio Acquisition Agreement to enter into a definitive agreement with respect to a superior proposal, the Voting Agreement will be terminated in accordance with its terms, and SSIC will be obligated to pay to CALP a termination fee in an amount equal to $6,046,613. See “Description of the Loan Portfolio Acquisition Agreement – Termination of the Loan Portfolio Acquisition Agreement” beginning on page 60.
The Loan Portfolio Acquisition is subject to closing conditions, including (i) stockholder approvals and (ii) the Loan Portfolio Consideration representing between 65% and 75% of the total issued and outstanding shares of SSIC Common Stock, that, if not satisfied or waived, will result in the Loan Portfolio Acquisition not being completed, which may result in material adverse consequences to SSIC’s business and operations. Based on the number of shares of SSIC Common Stock issued and outstanding, the net asset value per share of SSIC Common Stock, net of estimated expenses related to the Loan Portfolio Acquisition, and the fair value of the Loan Portfolio, each as of June 30, 2024, the closing condition that the Loan Portfolio Consideration represent between 65% and 75% of the total issued and outstanding shares of SSIC Common Stock would not be satisfied. However, CALP has agreed to use reasonable best efforts to add four loans with an aggregate value of approximately $41 million (the “Additional Agreed Loans”) to the Loan Portfolio prior to the Determination Date, in which case the closing condition would be satisfied. In addition to the Additional Agreed Loans, CALP has proposed to add six other loans with an aggregate value of approximately $47.5 million (the “Additional Proposed Loans”) to the Loan Portfolio prior to the Determination Date, in which case the closing condition would also be satisfied.
The Loan Portfolio Acquisition is subject to closing conditions, including (i) certain approvals of SSIC’s stockholders and (ii) the Loan Portfolio Consideration representing between 65% and 75% of the total issued and outstanding shares of SSIC Common Stock, that, if not satisfied, will prevent the Loan Portfolio Acquisition from being completed. Fluctuations in the NAV of SSIC and the fair value of the Loan Portfolio may cause the Loan Portfolio Consideration to not represent between 65% and 75% of the total issued and outstanding shares of SSIC Common Stock. Based on the number of shares of SSIC Common Stock issued and outstanding, the net asset value per share of SSIC Common Stock, net of estimated expenses related to the Loan Portfolio Acquisition, and the fair value of the Loan Portfolio, each as of June 30, 2024, at the Closing Date, it is expected that current SSIC stockholders would own approximately 40.5% of the outstanding SSIC Common Stock and CALP would own approximately 59.5% of the outstanding SSIC Common Stock, which would not satisfy this closing condition. However, CALP has agreed to use reasonable best efforts to add four loans with an aggregate value of approximately $41 million (the “Additional Agreed Loans”) to the Loan Portfolio prior to the Determination Date, which would accordingly change these relative ownership percentages such that SSIC stockholders would own approximately 33.7% of the outstanding SSIC Common Stock and CALP would own approximately 66.3% of the outstanding SSIC Common Stock if the Additional Agreed Loans are added to the Loan Portfolio. In addition to the Additional Agreed Loans, CALP has proposed to add six other loans with an aggregate value of approximately $47.5 million (the “Additional Proposed Loans”) to the Loan Portfolio prior to the Determination Date, which would change these relative ownership percentages such that SSIC stockholders would own approximately 28.2% of the outstanding SSIC Common Stock and CALP would own approximately 71.8% of the outstanding SSIC Common Stock if both the Additional Agreed Loans and the Additional Proposed Loans are added to the Loan Portfolio. Any new or substitute investments added to the Loan Portfolio would be reviewed and approved by Messrs. Gordon, Mahajan, Colonna and Healy, and they would face a conflict of interest in doing so in light of their ownership interests in BDC Adviser, the Joint Venture Agreement and the Employment Agreements.
The closing condition that SSIC’s stockholders approve the issuance of shares of SSIC Common Stock to be issued in connection with the Loan Portfolio Acquisition must be satisfied for the Loan Portfolio Acquisition to be completed, unless waived by each of the parties. As of the Record Date, however, BDC Adviser and its affiliates held SSIC Common Stock comprising approximately 73% of the outstanding shares of SSIC Common Stock, and, therefore, have the ability to control whether the Loan Portfolio Acquisition is approved. Furthermore, BDC Adviser and its affiliates have entered into the Voting Agreement pursuant to which, subject to the terms thereof, they have agreed to vote the outstanding shares of SSIC Common Stock for which they have voting power in favor of the Stock Issuance Proposal, and against any competing proposal or superior proposal with respect to the Stock Issuance Proposal. Accordingly, the Stock Issuance Proposal will be approved.
Affiliates of BDC Adviser include the directors and officers of SSIC, as well as Silver Spike Holdings, LP and Silver Spike Holdings GP, LLC. Scott Gordon, Silver Spike Holdings, LP and Silver Spike Holdings GP, LLC, along with BDC Adviser, control the shares of SSIC Common Stock held by BDC Adviser. See “Control Persons and Principal Stockholders of Silver Spike Investment Corp.” beginning on page 122 for the percentages of SSIC Common Stock held by each of BDC Adviser and its affiliates currently, and the percentages of SSIC Common Stock expected to be held by each of BDC Adviser and its affiliates following the closing of the Loan Portfolio Acquisition.
If SSIC’s stockholders do not approve the issuance of shares of SSIC Common Stock in connection with the Loan Portfolio Acquisition, or the Loan Portfolio Consideration does not represent between 65% and 75% of the total issued and outstanding shares of SSIC Common Stock, and the Loan Portfolio Acquisition is not completed, the resulting failure of the Loan Portfolio Acquisition could have a material adverse impact on SSIC’s business and operations. In addition to the required approval of SSIC’s stockholders and the Loan Portfolio Consideration representing between 65% and 75% of the total issued and outstanding shares of SSIC Common Stock, the Loan Portfolio Acquisition is subject to a number of other conditions beyond SSIC’s and CALP’s control that may prevent, delay or otherwise materially adversely affect its completion. Neither SSIC nor CALP can predict whether and when these other conditions will be satisfied.
The termination of the Loan Portfolio Acquisition Agreement could negatively impact SSIC.
If the Loan Portfolio Acquisition Agreement is terminated, there may be various consequences, including:
•
SSIC’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Loan Portfolio Acquisition, without realizing any of the anticipated benefits of completing the Loan Portfolio Acquisition;

•	the market price of SSIC Common Stock might decline to the extent that the market price prior to termination reflects a market assumption that the Loan Portfolio Acquisition will be completed; and
•	the payment of any termination fee, if required under the circumstances, could adversely affect the financial condition and liquidity of SSIC.
The Loan Portfolio Acquisition may trigger certain “change of control” provisions and other restrictions in contracts of SSIC and the failure to obtain any required consents or waivers could adversely impact SSIC.
If any agreement of SSIC, including vendor and service provider contracts, requires the consent or waiver of one or more counterparties in connection with the Loan Portfolio Acquisition, the failure to obtain any such consent or waiver may permit such counterparties to terminate, or otherwise increase their rights or SSIC’s obligations under, any such agreement because the Loan Portfolio Acquisition or other transactions contemplated by the Loan Portfolio Acquisition Agreement may violate an anti-assignment, change of control or similar provision relating to any of such transactions. If this occurs, SSIC may have to seek to replace that agreement with a new agreement or seek an amendment to such agreement. SSIC cannot assure you that it will be able to replace or amend any such agreement on comparable terms or at all.
If any such agreement is material, the failure to obtain consents, amendments or waivers under, or to replace on similar terms or at all, any of these agreements could adversely affect the financial performance or results of operations of SSIC following the Loan Portfolio Acquisition.
In addition, the consummation of the Loan Portfolio Acquisition may violate, conflict with, result in a breach of provisions of, or the loss of any benefit under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation, acceleration or other change of any right or obligation (including any payment obligation) under, certain agreements of SSIC. Any such violation, conflict, breach, loss, default or other effect could, either individually or in the aggregate, have a material adverse effect on the financial condition, results of operations, assets or business of SSIC following completion of the Loan Portfolio Acquisition.
CALP has agreed to indemnify SSIC for certain damages arising from certain of CALP’s representations and warranties with respect to the Loan Portfolio. However, there can be no assurance that the indemnity will be sufficient to make SSIC whole for the full amount of such damages, or that CALP’s ability to satisfy its indemnification obligation will not be impaired in the future.
Pursuant to the Loan Portfolio Acquisition Agreement, CALP agreed to indemnify SSIC against damages incurred or suffered by SSIC in connection with any inaccuracy, breach or misrepresentation of certain representations made by CALP with respect to the Loan Portfolio, subject to certain per-claim and overall deductibles. Such damages may include a reduction in the value of the Loan Portfolio due to, among other things, the failure of SSIC to obtain title to a loan or a defect in the security for a loan. However, CALP’s maximum liability in respect of any such indemnification obligation is capped at the value of such number of Purchased Shares equal to the lesser of (a) the quotient of (i) $10,000,000 divided by (ii) the NAV per share of SSIC Common Stock and (b) 3% of the total issued and outstanding shares of SSIC Common Stock after giving effect to the issuance to CALP of shares of SSIC Common Stock in connection with the Loan Portfolio Acquisition. In addition, such indemnifiable representations survive for a period of six months following the Closing Date. Therefore, there can be no assurance that the indemnity from CALP will be sufficient to protect SSIC against the full amount of such damages, or that all damages (if any) will be incurred within such six-month indemnification survival period. Moreover, even if SSIC ultimately succeeds in recovering from CALP any amounts for which CALP is held liable, SSIC may be temporarily required to bear these losses. Each of these risks could negatively affect SSIC’s business, financial condition, results of operations or cash flows.
Sales of shares of SSIC Common Stock after the completion of the Loan Portfolio Acquisition may cause the market price of SSIC Common Stock to decline.
Based on the net asset value per share of SSIC Common Stock, net of estimated expenses related to the Loan Portfolio Acquisition, and the fair value of the Loan Portfolio, each as of June 30, 2024, SSIC would issue approximately 9.1 million shares of SSIC Common Stock pursuant to the Loan Portfolio Acquisition Agreement. CALP intends to distribute the Loan Portfolio Consideration to CALP members within six months following the completion of the Loan Portfolio Acquisition. In addition, current SSIC stockholders may decide not to hold their shares of SSIC Common Stock after completion of the Loan Portfolio Acquisition. In each case, such sales of SSIC Common Stock could have the effect of depressing the market price for SSIC Common Stock and may take place promptly following the completion of the Loan Portfolio Acquisition.
In addition, certain shares of SSIC Common Stock that CALP receives pursuant to the Loan Portfolio Acquisition Agreement are subject to transfer and other related restrictions for a period of six months following the completion of the Loan Portfolio Acquisition to satisfy certain indemnification claims by SSIC. The sale by CALP of such shares of SSIC Common Stock upon the lapse of such restriction period could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of SSIC Common Stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult SSIC’s ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.
SSIC will be subject to operational uncertainties and contractual restrictions while the Loan Portfolio Acquisition is pending.
Uncertainty about the effect of the Loan Portfolio Acquisition may have an adverse effect on SSIC. These uncertainties may cause those that deal with SSIC to seek to change their existing business relationships with SSIC. In addition, the Loan Portfolio Acquisition Agreement restricts SSIC from taking actions that it might otherwise consider to be in its best interest. These restrictions may prevent SSIC from pursuing certain business opportunities that may arise prior to the completion of the Loan Portfolio Acquisition. Please see the section entitled “Description of the Loan Portfolio Acquisition Agreement—Conduct of Business Pending Consummation of the Transactions” beginning on page 61 for a description of the restrictive covenants to which SSIC is subject.
SSIC or CALP may waive one or more conditions to the Loan Portfolio Acquisition.
Certain conditions to SSIC’s and CALP’s respective obligations to complete the Loan Portfolio Acquisition may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by agreement of SSIC and CALP.
The market price of SSIC Common Stock after the Loan Portfolio Acquisition may be affected by factors different from those affecting SSIC Common Stock currently.
The results of operations of SSIC after the Loan Portfolio Acquisition and the market price of SSIC Common Stock after the Loan Portfolio Acquisition may be affected by factors different from those currently affecting the results of operations of SSIC. These factors include:
•	a larger stockholder base; and
•	a different portfolio composition.
Accordingly, the historical trading prices and financial results of SSIC may not be indicative of these matters for SSIC following the Loan Portfolio Acquisition. For a discussion of the business of SSIC and of certain factors to consider in connection with its business, see “Business of Silver Spike Investment Corp.” on page 111. For a discussion of the business of CALP and of certain factors to consider in connection with its business, see “Business of Chicago Atlantic Loan Portfolio, LLC” on page 124.
The Loan Portfolio may include instruments that result in income recognition before or without corresponding cash receipt.
Certain investments in the Loan Portfolio may be considered “original issue discount” or “payment-in-kind” instruments, and the accretion of original issue discount or payment-in-kind interest income may constitute a portion of the income derived from the Loan Portfolio. Additionally, certain investments comprising the Loan Portfolio may be treated as having “market discount” for U.S. federal income tax purposes. SSIC may elect to amortize market discount and include such amounts in its taxable income in the current tax year instead of upon disposition.
Following the Loan Portfolio Acquisition, SSIC may be required to recognize income in respect of these investments before or without receiving cash representing such income and, accordingly, may have difficulty satisfying the annual distribution requirements applicable to RICs and avoiding entity-level U.S. federal income and/or excise taxes. This may require SSIC to sell assets to raise cash, and SSIC may realize gain or loss on such liquidations; in the event that SSIC realizes net capital gains from such liquidating transactions, SSIC stockholders may receive larger capital gain distributions than they would in the absence of such transactions.
There may be adverse tax consequences to SSIC if SSIC has failed or, after the Loan Portfolio Acquisition, fails to qualify for taxation as a RIC for United States federal income tax purposes.
SSIC has operated in a manner that it believes has allowed it to qualify as a RIC for U.S. federal income tax purposes under the Code and intends to continue to do so following the Loan Portfolio Acquisition. In order to qualify as a RIC, a corporation must satisfy numerous requirements relating to, among other things, the nature of its assets and income and its distribution levels. If SSIC has failed or, after the Loan Portfolio Acquisition, fails to qualify as a RIC for U.S. federal income tax purposes, SSIC may have significant tax liabilities, or may have to make significant distributions and pay penalty or excise taxes in order to maintain RIC qualification. These liabilities could substantially reduce SSIC’s cash available for distribution to its stockholders and the value of SSIC Common Stock. For further information, see “Certain Material U.S. Federal Income Tax Consequences of the Loan Portfolio Acquisition” beginning on page 72.
Because the market price of SSIC Common Stock, the NAV per share of SSIC Common Stock and the fair value of the Loan Portfolio will fluctuate, CALP cannot be sure of the market value of the Loan Portfolio Consideration it will receive until the Closing Date, and SSIC and CALP cannot be sure of the number of shares of SSIC Common Stock comprising the Loan Portfolio Consideration until the Determination Date.
The market value of the Loan Portfolio Consideration may vary from the closing price of SSIC Common Stock on the date the Loan Portfolio Acquisition was announced, on the date that this proxy statement/prospectus was mailed, on the date of the SSIC Special Meeting and on the date the Loan Portfolio Acquisition is completed and thereafter. Although the Loan Portfolio Consideration will not be affected by the market price of SSIC Common Stock, any change in the market price of SSIC Common Stock prior to completion of the Loan Portfolio Acquisition will affect the market value of the Loan Portfolio Consideration that CALP will receive upon completion of the Loan Portfolio Acquisition. Additionally, the number of shares of SSIC Common Stock comprising the Loan Portfolio Consideration will fluctuate as the NAV per share of SSIC Common Stock and the fair value of the Loan Portfolio change prior to the Determination Date.
Accordingly, CALP will not know or be able to calculate the market value of the Loan Portfolio Consideration it would receive upon completion of the Loan Portfolio Acquisition until the Closing Date, and SSIC and CALP will not know or be able to calculate the number of shares of SSIC Common Stock comprising the Loan Portfolio Consideration until the Determination Date. Neither CALP nor SSIC is permitted to terminate the Loan Portfolio Acquisition Agreement or, in the case of SSIC, resolicit the vote of its stockholders solely because of changes in the market price of shares of SSIC Common Stock. There will be no adjustment to the Loan Portfolio Consideration for changes in the market price of shares of SSIC Common Stock. Changes in the market price of SSIC Common Stock may result from a variety of factors, including, among other things:
•	changes in the business, operations or prospects of SSIC;
•	the financial condition of current or prospective portfolio companies of SSIC;
•	interest rates or general market or economic conditions;
•	market assessments of the likelihood that the Loan Portfolio Acquisition will be completed and the timing of completion of the Loan Portfolio Acquisition;
•	market perception of the future profitability of SSIC; and
•	market perception of the value of the Loan Portfolio.
See “Special Note Regarding Forward-Looking Statements” beginning on page 32 for other factors that could cause the market price of SSIC Common Stock to change.
These factors are generally beyond the control of SSIC. It should be noted that the range of high and low closing sales prices of SSIC Common Stock as reported on NASDAQ for the six months ended June 30, 2024, was a low of $7.65 to a high of $12.38. However, historical trading prices are not necessarily indicative of future performance.
SSIC cannot be sure of the loans comprising the Loan Portfolio until the Determination Date.
As of June 30, 2024, the Loan Portfolio comprised 24 loans with an aggregate value of approximately $121 million. CALP has agreed to use reasonable best efforts to add four loans with an aggregate value of approximately $41 million (the “Additional Agreed Loans”) to the Loan Portfolio prior to the Determination Date. In addition to the Additional Agreed Loans, SSIC and CALP may also agree to the addition of other loans to the Loan Portfolio prior to the Determination Date, and, in this regard, CALP has proposed to add six other loans with an aggregate value of approximately $47.5 million (the “Additional Proposed Loans”) to the Loan Portfolio prior to the Determination Date. The inclusion and/or addition of certain loans to the Loan Portfolio requires third-party consents, and/or such loans may need to be acquired by CALP, and there can be no assurance that any additional loans will be added to the Loan Portfolio prior to the Determination Date. Certain loans may also be removed from the Loan Portfolio upon the agreement of SSIC and CALP, if required third-party consents are not obtained, or upon the repayment of the loans. Accordingly, the composition of the Loan Portfolio cannot be assured until the Determination Date.
SSIC is expected to have additional exposure to certain of its current investments that overlap with the investments in the Loan Portfolio.
SSIC currently holds certain investments that are also expected to be included in the Loan Portfolio. Following the Loan Portfolio Acquisition, SSIC would therefore be expected to have additional exposure to any such overlapping investment, and would therefore be more susceptible to a single adverse financial, operational, economic or regulatory occurrence affecting the overlapping investment.

COMPARATIVE FEES AND EXPENSES
The following table is intended to assist you in understanding the costs and expenses that an investor in shares of SSIC Common Stock or CALP bears directly or indirectly and, based on the assumptions set forth below, the pro forma costs and expenses estimated to be incurred by SSIC in the first year following completion of the Loan Portfolio Acquisition. SSIC and CALP caution you that some of the percentages indicated in the table below are estimates and may vary from actual results. Except where the context suggests otherwise, whenever this document contains a reference to fees or expenses paid or to be paid by “you,” “SSIC” or “CALP,” stockholders or members will indirectly bear such fees or expenses as investors in SSIC or CALP, as applicable. The table below is based on SSIC information and CALP information as of June 30, 2024 (except as noted below). Estimated transaction expenses related to the Loan Portfolio Acquisition are not included in the following table.
	SSIC	CALP	Pro Forma
Stockholder transaction expenses
Sales load (as a percentage of offering price)(1)	None	None	None
Offering expenses (as a percentage of offering price)	None	None	None
Dividend reinvestment plan fees(2)	None	None	None
Total stockholder transaction expenses (as a percentage of offering price)	None	None	None
	SSIC	CALP	Pro Forma
Annual expenses (as a percentage of net assets)(3)
Base management fees(4)	1.75%	1.75%	1.75%
Incentive fees(5)	1.42%	3.45%	1.97%
Interest payments on borrowed funds(6)	—	—	—
Other expenses(7)	2.27%	0.15%	2.14%
Total annual expenses	5.44%	5.35%	5.86%
(1)
Purchases of shares of SSIC Common Stock on the secondary market are not subject to sales charges, but may be subject to brokerage commissions or other charges. The table does not include any sales load (underwriting discount or commission) that SSIC stockholders may have paid in connection with their purchase of shares of SSIC Common Stock. SSIC does not expect to charge sales charges on the issuance of additional shares as a result of the Loan Portfolio Acquisition.

(2)	The estimated expenses associated with SSIC’s dividend reinvestment plan are included in “other expenses.” CALP does not currently have a dividend reinvestment plan.
(3)
“Net assets” equals SSIC net assets and CALP net assets as of June 30, 2024. For the Pro Forma column, the net assets of SSIC on a pro forma basis as adjusted to reflect the effects of the Loan Portfolio Acquisition as of June 30, 2024 were used. See “Capitalization” on page 40.

(4)
SSIC’s base management fee under the Current Investment Advisory Agreement and the New Investment Advisory Agreement is calculated at an annual rate of 1.75% of SSIC’s gross assets (i.e., total assets held before deduction of any liabilities), which includes investments acquired with the use of leverage and excludes cash and cash equivalents (as defined in the notes to SSIC’s financial statements). See “SSIC Proposal 3: Advisory Agreement Approval Proposal—Overview of the Current Investment Advisory Agreement and the New Investment Advisory Agreement—Management Fee” beginning on page 99.

The base management fee of SSIC assuming that SSIC’s gross assets (excluding cash and cash equivalents) are $56.1 million, which was the actual amount of SSIC’s gross assets (excluding cash and cash equivalents) as of June 30, 2024, would be 1.16% of net assets. Such base management fee of SSIC is lower than 1.75% because SSIC held cash and cash equivalents of $34.0 million, which are excluded from gross assets for purposes of calculating the base management fee, as of June 30, 2024.
CALP’s base management fee under its investment management agreement with CALP Adviser (the “CALP Investment Management Agreement”) is calculated at an annual rate of 1.75% of CALP’s gross assets (i.e., total assets held before deduction of any liabilities), which includes investments acquired with the use of leverage and excludes cash and cash equivalents.
The base management fee of CALP assuming that CALP’s gross assets (excluding cash and cash equivalents) are $123.1 million, which was the actual amount of CALP’s gross assets (excluding cash and cash equivalents) as of June 30, 2024, would be 1.56% of net assets. Such base management fee of CALP is lower than 1.75% because CALP held cash and cash equivalents of $15.3 million, which are excluded from gross assets for purposes of calculating the base management fee, as of June 30, 2024. CALP Adviser has waived all base management fees incurred by CALP for the six months ended June 30, 2024.
The pro forma base management fee based on the gross assets (excluding cash and cash equivalents) of SSIC on a pro forma basis as adjusted to reflect the effects of the Loan Portfolio Acquisition as of June 30, 2024 would be 1.35% of net assets. See “Capitalization” on page 40. The pro forma base management fee has been calculated in accordance with the terms of the New Investment Advisory Agreement, and assumes that the Investment Advisory Agreement Approval Proposal is approved by SSIC stockholders.
(5)
SSIC’s incentive fee consists of two parts. The first part of the incentive fee, the incentive fee on income, which is payable quarterly in arrears, is equal to 20% of the excess, if any, of SSIC’s “pre-incentive fee net investment income” that exceeds a 1.75% quarterly (7% annualized) hurdle rate, subject to a “catch up” provision measured at the end of each quarter. The incentive fee on income is computed and paid on income that may include interest that is accrued but not yet received, and may never be received, in cash. The second part of the incentive fee, the incentive fee on capital gains, payable at the end of each fiscal year (or upon termination of the Current Investment Advisory Agreement or the New Investment Advisory Agreement) in arrears, equals 20% of cumulative realized capital gains from inception to the end of each fiscal year, less cumulative realized capital losses and unrealized capital depreciation from inception to the end of each fiscal year, less the aggregate amount of any previously paid incentive fees on capital gains for prior periods. See “SSIC Proposal 3: Advisory Agreement Approval Proposal—Overview of the Current Investment Advisory Agreement and the New Investment Advisory Agreement—Management Fee” beginning on page 99.
The incentive fee shown in the table for SSIC is based on actual amounts of incentive fees on income incurred during the twelve months ended June 30, 2024. The incentive fee amount for SSIC excludes accrued incentive fees on capital gains as of June 30, 2024, which are reflected on a hypothetical liquidation basis in accordance with GAAP and were not payable by SSIC as of June 30, 2024.
Pursuant to the CALP Investment Management Agreement with CALP Adviser, CALP’s incentive fee consists of two parts. The first part of the incentive fee, the incentive fee on income, which is payable quarterly in arrears, is equal to 20% of the excess, if any, of CALP’s “pre-incentive fee net investment income” that exceeds a 1.75% quarterly (7% annualized) hurdle rate, subject to a “catch up” provision measured at the end of each quarter. The incentive fee on income is computed and paid on income that may include interest that is accrued but not yet received, and may never be received, in cash. The second part of the incentive fee, the incentive fee on capital gains, payable at the end of each fiscal year (or upon termination of the CALP Investment Management Agreement) in arrears, equals 20% of cumulative realized capital gains from inception to the end of each fiscal year, less cumulative realized capital losses and unrealized capital depreciation from inception to the end of each fiscal year, less the aggregate amount of any previously paid incentive fees on capital gains for prior periods.
The incentive fee shown in the table for CALP is based on actual amounts of incentive fees on income incurred during the six months ended June 30, 2024 and annualized for a full year. No amounts of incentive fees on capital gains were included, as no such amounts were payable by CALP as of and for the six months ended June 30, 2024. CALP Adviser has waived all incentive fees incurred by CALP for the six months ended June 30, 2024.
Pro forma incentive fees based on income are based on estimated net investment income to be earned by SSIC during the first year following the Closing Date. No incentive fees based on capital gains have been included because SSIC does not currently anticipate realizing any capital gains during the first year following the Closing Date. The pro forma incentive fee has been calculated in accordance with the terms of the New Investment Advisory Agreement, and assumes that the Investment Advisory Agreement Approval Proposal is approved by SSIC stockholders.
(6)	SSIC and CALP have not incurred indebtedness or paid any interest on borrowed funds, and SSIC does not currently anticipate doing so in connection with the Loan Portfolio Acquisition.
(7)
In the case of SSIC, other expenses include administrative, legal, audit, insurance, valuation and custodian fees, as well as other professional fees and the fees payable to the SSIC Independent Directors. The amount shown in the table reflects actual amounts incurred during the twelve months ended June 30, 2024.

In the case of CALP, other expenses include administrative, legal, audit, tax and valuation fees. The amount shown in the table reflects actual amounts incurred during the six months ended June 30, 2024 and annualized for a full year.
Pro forma other expenses include estimated administrative, legal, audit, accounting, finance, insurance, valuation and custodian fees, as well as other professional fees and the fees payable to the SSIC Independent Directors, during the first year following the Closing Date. Pro forma other expenses include estimated reductions in certain other expenses which may be realized as a result of the Loan Portfolio Acquisition. Estimated reductions in other expenses may vary from actual results.
BDC Adviser has agreed to cap SSIC’s operating expenses (excluding base management fees, incentive fees, expenses related to the Loan Portfolio Acquisition, and litigation and indemnification expenses) at an annualized rate of 2.15% in connection with the New Investment Advisory Agreement for a one-year period effective upon the closing of the Loan Portfolio Acquisition.

Example
The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in shares of SSIC Common Stock, CALP or, following the completion of the Loan Portfolio Acquisition, SSIC Common Stock. In calculating the following expense amounts, each of SSIC and CALP has assumed that it would have no leverage and that its annual operating expenses would remain at the levels set forth in the table above. The pro forma expense calculations assume that the Loan Portfolio Acquisition closed on June 30, 2024 and that the leverage and operating expenses of SSIC and CALP remain at the levels set forth in the table above. Transaction expenses related to the Loan Portfolio Acquisition are not included in the following examples.
	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return (none of which is subject to the incentive fee on capital gains):
SSIC	$40	$122	$206	$422
CALP	$19	$60	$103	$222
Pro forma following the completion of the Loan Portfolio Acquisition	$39	$119	$200	$411
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return (all of which is subject to the incentive fee on capital gains):
SSIC	$50	$151	$251	$501
CALP	$29	$90	$153	$323
Pro forma following the completion of the Loan Portfolio Acquisition	$49	$147	$245	$492
The above table is to assist you in understanding the various costs and expenses that an investor in shares of SSIC Common Stock, CALP or, following the completion of the Loan Portfolio Acquisition, SSIC Common Stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, performance will vary and may result in a return greater or less than 5%. Because the income portion of the incentive fee for SSIC and CALP, assuming a 5% annual return and annualized incentive fee hurdle of 7%, would either not be payable or would have an insignificant impact on the expense amounts shown above, the second example assumes that the 5% annual return will be generated entirely through net realized capital gains and, as a result, will trigger the payment of the capital gains portion of the incentive fee for SSIC and CALP. If SSIC or CALP were to achieve sufficient returns on its investments, including through the realization of capital gains, to trigger income based incentive fees or capital gains incentive fees of a material amount, its expenses, and returns to its investors, would be higher. The second example assumes that, as of June 30, 2024, the sum of realized capital losses and unrealized capital depreciation on a cumulative basis since inception for SSIC and for CALP is zero.
In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, reinvestment of dividends and other distributions under the SSIC dividend reinvestment plan may occur at a price per share that differs from the then-current net asset value per share of SSIC Common Stock. See “Silver Spike Investment Corp. Dividend Reinvestment Plan” beginning on page 136 for additional information regarding SSIC’s dividend reinvestment plan. CALP does not currently have a dividend reinvestment plan.
The example and the expenses in the table above should not be considered a representation of SSIC’s, CALP’s, or, following the Loan Portfolio Acquisition, SSIC’s, future expenses, and actual expenses may be greater or less than those shown.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains statements that constitute forward-looking statements, which relate to SSIC and CALP, regarding future events or the future performance or future financial condition of SSIC and CALP. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about SSIC and CALP, their industry and their respective beliefs and assumptions. The forward-looking statements contained in this proxy statement/prospectus involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including:
•	the ability of the parties to consummate the Loan Portfolio Acquisition described in this proxy statement/prospectus on the expected timeline, or at all;
•	the failure of the SSIC stockholders to approve the Stock Issuance Proposal;
•	the ability to realize the anticipated benefits of the Loan Portfolio Acquisition;
•	the effects of disruption on the business of SSIC and CALP from the Loan Portfolio Acquisition;
•	the effect that the announcement or consummation of the Loan Portfolio Acquisition may have on the trading price of SSIC Common Stock;
•	SSIC’s plans, expectations, objectives and intentions, as a result of the Loan Portfolio Acquisition;
•	any potential termination of the Loan Portfolio Acquisition Agreement;
•	SSIC will be subject to operational uncertainties and contractual restrictions while the Loan Portfolio Acquisition is pending;
•	changes in SSIC’s NAV in the future;
•	SSIC’s future operating results;
•	SSIC’s business prospects and the prospects of the companies in which it may invest;
•	the impact of the investments that SSIC expects to make;
•	the ability of SSIC’s portfolio companies and the portfolio companies included in the Loan Portfolio to achieve their objectives;
•	SSIC’s current and expected financings and investments;
•	SSIC receiving and maintaining corporate credit ratings and changes in the general interest rate environment;
•	the adequacy of SSIC’s cash resources, financing sources and working capital;
•	the timing and amount of cash flows, payments on loan instruments, distributions and dividends, if any, from SSIC’s portfolio companies or those portfolio companies in the Loan Portfolio;
•	SSIC’s contractual arrangements and relationships with third parties;
•	actual and potential conflicts of interest with other funds managed by BDC Adviser or any of its affiliates;
•	the dependence of SSIC’s future success on the general economy and its effect on the industries in which SSIC may invest;
•	SSIC’s use of financial leverage;
•	the ability of BDC Adviser or any future investment adviser to SSIC to locate suitable investments for SSIC and to monitor and administer SSIC’s investments;
•	the ability of BDC Adviser or any future investment adviser to SSIC to attract and retain highly talented professionals;
•	SSIC’s ability to maintain its qualification as a RIC and as a BDC;
•	changes in federal, state or local laws and regulations impacting the cannabis industry;

•	the effect of changes to tax legislation on SSIC and the portfolio companies in which SSIC may invest and SSIC’s and their tax position;
•	the tax status of the enterprises in which SSIC may invest;
•	the ability of CALP to obtain the necessary consents for, or otherwise identify and obtain additional loans for, the Loan Portfolio;
•	the possibility that loans anticipated to be included in the Loan Portfolio may be repaid or refinanced prior to consummation of the Loan Portfolio Acquisition;
•	the regulatory requirements applicable to the Loan Portfolio Acquisition and any changes to the Loan Portfolio Acquisition necessary to comply with such requirements;
•	the satisfaction or waiver of the conditions to the consummation of the Loan Portfolio Acquisition, and the possibility that the closing will not occur or that it will be significantly delayed;
•	the realization generally of the anticipated benefits of the Loan Portfolio Acquisition and the possibility that SSIC will not realize those benefits, in part or at all;
•	the performance of the loans included in the Loan Portfolio, and the possibility of defects or deficiencies in such loans notwithstanding the diligence performed by SSIC and its advisors;
•	the ability of SSIC to realize cost savings and other management efficiencies in connection with the Loan Portfolio Acquisition as anticipated;
•	the reaction of the trading markets to the Loan Portfolio Acquisition and the possibility that a more liquid market or more extensive analyst coverage will not develop for SSIC as anticipated;
•	the reaction of the financial markets to the Loan Portfolio Acquisition and the possibility that SSIC will not be able to raise capital as anticipated;
•	the diversion of management’s attention from SSIC’s ongoing business operations;
•	the risk of stockholder litigation in connection with the Loan Portfolio Acquisition;
•	the strategic, business, economic, financial, political and governmental risks and other risk factors affecting the business of SSIC and the companies in which it is invested; and
•	other factors described from time to time in SSIC’s filings with the SEC.
In addition, words such as “anticipate,” “believe,” “expect,” “intend,” “seek,” “plan,” “estimate” and similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this proxy statement/prospectus involve risks and uncertainties. Actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including those factors set forth in “Item 1A. Risk Factors” in Part I of SSIC’s Annual Report on Form 10-K (File No. 814-01383) for the fiscal year ended December 31, 2023, filed with the SEC on March 28, 2024, as such factors may be updated from time to time in SSIC’s periodic filings with the SEC, and elsewhere contained or incorporated by reference in this proxy statement/prospectus. Other factors that could cause actual results to differ materially include:
•	changes in the economy;
•	risks associated with possible disruption in SSIC’s or CALP’s operations or the economy generally due to terrorism, natural disasters or pandemics;
•	future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in SSIC’s or CALP’s operating areas; and
•	the price at which shares of SSIC Common Stock may trade on NASDAQ.
The forward-looking statements included in this proxy statement/prospectus have been based on information available to SSIC and CALP on the date of this proxy statement/prospectus. Except as required by the federal securities laws, none of SSIC or CALP undertakes any obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

You are advised to consult any additional disclosures that SSIC may make directly to you or through reports that SSIC may file in the future with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.
The forward-looking statements and projections in this proxy statement/prospectus, any prospectus supplement or in periodic reports SSIC may file under the Exchange Act are excluded from the safe harbor protection provided by Section 27A of the Securities Act and Section 21E of the Exchange Act.

THE SSIC SPECIAL MEETING
Date, Time and Place of the SSIC Special Meeting
The virtual SSIC Special Meeting will be held on September 23, 2024, at 10:00 a.m. Eastern Time via live webcast. The live webcast will be accessible at www.virtualshareholdermeeting.com/SSIC2024SM. By accessing such live webcast, you will be able to participate in the SSIC Special Meeting, including by voting and submitting questions.
Purpose of the SSIC Special Meeting
At the SSIC Special Meeting, SSIC stockholders will be asked to consider and vote upon (i) the Stock Issuance Proposal, (ii) the Director Election Proposal and (iii) the Advisory Agreement Approval Proposal.
Upon the recommendation of the Special Committee, the SSIC Board has unanimously approved each of (i) the Loan Portfolio Acquisition Agreement, (ii) the nomination of the persons named for election as director in this proxy statement/prospectus, and (iii) the New Investment Advisory Agreement, and unanimously recommends that SSIC stockholders vote “FOR” each of the Stock Issuance Proposal, the Director Election Proposal, and the Advisory Agreement Approval Proposal.
Record Date
The Record Date is August 27, 2024. The Record Date was established by the SSIC Board, and only holders of record of shares of SSIC Common Stock at the close of business on the Record Date are entitled to receive notice of the SSIC Special Meeting and vote at the SSIC Special Meeting. As of the Record Date, there were 6,214,964 shares of SSIC Common Stock outstanding.
Quorum and Adjournments
Under the SSIC Charter and the SSIC Bylaws, a majority of the number of shares of SSIC Common Stock entitled to be cast, present in person (virtually) or by proxy, constitutes a quorum for the transaction of business.
Abstentions or withheld votes will be treated as shares of SSIC Common Stock that are present for purposes of determining the presence of a quorum for transacting business at the SSIC Special Meeting.
In the event that a quorum is not present at the SSIC Special Meeting, the chairman of the SSIC Special Meeting shall have the power to adjourn the SSIC Special Meeting from time to time to a date not more than 120 days after the Record Date originally fixed for the SSIC Special Meeting without notice, other than the announcement at the SSIC Special Meeting, to permit further solicitation of proxies. Any business that might have been transacted at the SSIC Special Meeting originally called may be transacted at any such adjourned session(s) at which a quorum is present.
If it appears that there are not enough votes to approve the Stock Issuance Proposal, the Director Election Proposal, or the Advisory Agreement Approval Proposal at the SSIC Special Meeting, the chairman of the SSIC Special Meeting may adjourn the SSIC Special Meeting from time to time to a date not more than 120 days after the Record Date originally fixed for the SSIC Special Meeting without notice, other than announcement at the SSIC Special Meeting, to permit further solicitation of proxies.
Pursuant to the Loan Portfolio Acquisition Agreement, SSIC shall not adjourn the SSIC Special Meeting without the consent of CALP.
If sufficient votes in favor of one proposal have been received at the time of the SSIC Special Meeting, such proposal will be acted upon and such action will be final, regardless of any subsequent adjournments to consider other proposals.
There will be a quorum as a result of the SSIC Common Stock holdings of BDC Adviser and its affiliates, and the Voting Agreement.
As of the Record Date, BDC Adviser and its affiliates held SSIC Common Stock comprising approximately 73% of the outstanding shares of SSIC Common Stock. Furthermore, BDC Adviser and its affiliates have entered into the Voting Agreement pursuant to which, subject to the terms thereof, they have agreed to vote the outstanding shares of SSIC Common Stock for which they have voting power in favor of each of the proposals, and against any competing proposal or superior proposal with respect to the Stock Issuance Proposal. See “Description of the Loan Portfolio Acquisition Agreement—Voting Agreement” beginning on page 66. Accordingly, there will be a quorum at the SSIC Special Meeting.
Vote Required
Each share of SSIC Common Stock held by a holder of record as of the Record Date has one vote on each matter considered at the SSIC Special Meeting.
Each of the proposals will be approved as a result of the SSIC Common Stock holdings of BDC Adviser and its affiliates, and the Voting Agreement.
As of the Record Date, BDC Adviser and its affiliates held SSIC Common Stock comprising approximately 73% of the outstanding shares of SSIC Common Stock, and, therefore, have the ability to control whether each of the proposals is approved. Furthermore, BDC Adviser and its affiliates have entered into the Voting Agreement pursuant to which, subject to the terms thereof, they have agreed to vote the outstanding shares of SSIC Common Stock for which they have voting power in favor of each of the proposals, and against any competing proposal or superior proposal with respect to the Stock Issuance Proposal. See “Description of the Loan Portfolio Acquisition Agreement—Voting Agreement” beginning on page 66. Accordingly, each of the proposals will be approved.
Affiliates of BDC Adviser include the directors and officers of SSIC, as well as Silver Spike Holdings, LP and Silver Spike Holdings GP, LLC. Scott Gordon, Silver Spike Holdings, LP and Silver Spike Holdings GP, LLC, along with BDC Adviser, control the shares of SSIC Common Stock held by BDC Adviser. See “Control Persons and Principal Stockholders of Silver Spike Investment Corp.” beginning on page 122 for the percentages of SSIC Common Stock held by each of BDC Adviser and its affiliates currently, and the percentages of SSIC Common Stock expected to be held by each of BDC Adviser and its affiliates following the closing of the Loan Portfolio Acquisition.
The Stock Issuance Proposal
The approval of the Stock Issuance Proposal requires the affirmative vote of at least a majority of the votes cast by holders of SSIC Common Stock at a meeting at which a quorum is present. Abstentions will have no effect on the outcome of the Stock Issuance Proposal.
The Stock Issuance Proposal will be approved as a result of the SSIC Common Stock holdings of BDC Adviser and its affiliates, and the Voting Agreement.
The Director Election Proposal
The approval of the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by holders of SSIC Common Stock at a meeting at which a quorum is present. Under a plurality vote, the director nominees who receive the highest number of “for” votes will be elected, even if they receive approval from less than a majority of the votes cast. Because the director nominees are running unopposed, each director nominee will be elected to the SSIC Board so long as a single vote is cast in favor of his election. Withheld votes will have no effect on the outcome of the Director Election Proposal.
The Director Election Proposal will be approved as a result of the SSIC Common Stock holdings of BDC Adviser and its affiliates, and the Voting Agreement.
The Advisory Agreement Approval Proposal
The approval of the Advisory Agreement Approval Proposal requires the approval of a “majority of the outstanding voting securities,” as defined in the 1940 Act, of SSIC. Under the 1940 Act, a “majority of the outstanding voting securities” of SSIC means the lesser of: (1) 67% of the shares of SSIC Common Stock present in person (virtually) or represented by proxy at the SSIC Special Meeting if the holders of more than 50% of the outstanding shares of SSIC Common Stock are present or represented by proxy or (2) more than 50% of the outstanding shares of SSIC Common Stock. Abstentions will not count as affirmative votes cast and will therefore have the same effect as votes against the Advisory Agreement Approval Proposal.

The Advisory Agreement Approval Proposal will be approved as a result of the SSIC Common Stock holdings of BDC Adviser and its affiliates, and the Voting Agreement.
Broker Non-Votes
A “broker non-vote” with respect to a matter occurs when a broker, bank or other institution or nominee holding shares on behalf of a beneficial owner and present (in person (virtually) or by proxy) at a meeting for purposes of voting on a routine proposal (or a non-routine proposal for which it has received instructions from the beneficial owner) has not received voting instructions from the beneficial owner of the shares on a particular proposal and does not have, or chooses not to exercise, discretionary authority to vote the shares on such proposal. Because all of the proposals to be considered at the SSIC Special Meeting are non-routine matters for SSIC, brokers do not have the authority to vote on the proposals without instruction from their client. Accordingly, there should be no broker non-votes at the SSIC Special Meeting.
Voting of Management
On the Record Date, SSIC’s officers and directors owned and were entitled to vote 4,535,411 shares of SSIC Common Stock, including 4,500,387 shares owned indirectly through BDC Adviser, representing 73% of the outstanding shares of SSIC Common Stock on the Record Date. Scott Gordon has entered into the Voting Agreement, pursuant to which, subject to the terms thereof, he has agreed to vote the outstanding shares of SSIC Common Stock for which he has voting power, which includes the shares held by BDC Adviser, in favor of each of the proposals, and against any competing proposal or superior proposal with respect to the Stock Issuance Proposal. See “Description of the Loan Portfolio Acquisition Agreement—Voting Agreement” beginning on page 66. None of SSIC’s other officers or directors has entered into any voting agreement relating to the proposals.
Participation in SSIC Special Meeting and Voting of Proxies
Virtually at the SSIC Special Meeting. SSIC will be hosting the SSIC Special Meeting live via webcast. Any stockholder can participate in the SSIC Special Meeting live online at www.virtualshareholdermeeting.com/SSIC2024SM. If you were a stockholder as of the Record Date, or you hold a valid proxy for the SSIC Special Meeting from a stockholder as of the Record Date, you can vote at the SSIC Special Meeting. A summary of the information you need to attend the SSIC Special Meeting online is provided below:
•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.
•
Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/SSIC2024SM, 30 minutes before the start of the virtual SSIC Special Meeting.

•	Webcast starts at 10:00 a.m. Eastern Time.
•	You will need your control number located on your proxy card to enter the SSIC Special Meeting.
•	Stockholders may submit questions while attending the SSIC Special Meeting via the Internet.
To participate in the SSIC Special Meeting, you will need the control number located on your proxy card. If you lose your control number, you may join the SSIC Special Meeting as a “Guest,” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. SSIC will have technicians ready to assist with any technical difficulties stockholders may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the SSIC Special Meeting login page.
If your shares are held in “street name” through a bank, broker or other nominee, in order to vote during the live webcast of the SSIC Special Meeting you must first obtain a “legal proxy” from your bank, broker or other nominee and register with Broadridge Financial Solutions, Inc., as described below, in order for you to participate in the live webcast of the SSIC Special Meeting. You then may vote by following the instructions provided to you.
By Proxy by Telephone. You may authorize a proxy by telephone by following the telephone voting instructions included on your proxy card. Most stockholders who hold shares beneficially in “street name” may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

Authorizing a proxy by telephone requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on the proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call. Please be aware that if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The telephone voting facilities will close at 11:59 p.m. Eastern Time on September 22, 2024, the day before the SSIC Special Meeting date.
By Proxy through the Internet. You may authorize a proxy through the Internet using the web address included on your proxy card.
Authorizing a proxy through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on the proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the Internet link.
By Proxy through the Mail. When voting by proxy and mailing your proxy card, you are required to:
•	indicate your instructions on the proxy card;
•	date and sign the proxy card;
•	mail the proxy card promptly in the envelope provided, which requires no postage if mailed in the United States; and
•	allow sufficient time for the proxy card to be received on or before 11:59 p.m. Eastern Time on September 22, 2024.
Important notice regarding the availability of proxy materials for the SSIC Special Meeting. SSIC’s proxy statement/prospectus and the proxy card are available at www.proxyvote.com.
Revocability of Proxies
Submitting a proxy on the enclosed proxy card, by telephone, the Internet or any other permissible method does not preclude a SSIC stockholder from voting virtually through the live webcast at the SSIC Special Meeting. Any SSIC stockholder may change his, her or its vote using the Internet or telephone methods described herein, prior to the applicable cutoff time before the SSIC Special Meeting, in which case only such SSIC stockholder’s latest Internet or telephone proxy will be counted. Alternatively, an SSIC stockholder may revoke his, her or its proxy and change his, her or its vote by signing and returning a new proxy dated as of a later date, or by attending the SSIC Special Meeting and voting virtually through the live webcast. However, an SSIC stockholder’s attendance at the SSIC Special Meeting will not automatically revoke his, her or its proxy, unless such SSIC stockholder properly votes at the SSIC Special Meeting, or specifically requests that his, her or its prior proxy be revoked by delivering a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked, to SSIC prior to the SSIC Special Meeting at the following address: Silver Spike Investment Corp., 600 Madison Avenue, Suite 1800, New York, New York 10022, Attention: Umesh Mahajan, Secretary.
Solicitation of Proxies
The expenses of the solicitation of proxies for the SSIC Special Meeting, including the cost of preparing, printing and mailing this proxy statement/prospectus, the accompanying Notice of Special Meeting of Stockholders and the proxy card, will be borne by SSIC to the extent that such expenses relate to the Stock Issuance Proposal, and will be borne by BDC Adviser to the extent that such expenses relate to the Director Election Proposal and/or the Advisory Agreement Approval Proposal. SSIC has requested that brokers, nominees, fiduciaries and other persons holding shares of SSIC Common Stock in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. SSIC may reimburse such persons for their reasonable expenses in so doing.
In addition to the solicitation of proxies by mail, proxies may be solicited in person and by telephone or facsimile transmission by directors, officers or employees of SSIC and its affiliates (without additional compensation therefor). SSIC has engaged Broadridge Financial Solutions, Inc., an independent shareholder services firm, to assist in the typesetting, EDGAR filing, printing, distribution and web hosting of the proxy materials and the tabulation of proxies, as well as to provide an inspector of elections and virtual hosting for the SSIC Special Meeting. The cost of these services is estimated to be approximately $106,000 plus reasonable out-of-pocket expenses.
For more information regarding expenses related to the Loan Portfolio Acquisition, see “Questions and Answers about the Loan Portfolio Acquisition—Who is responsible for paying the expenses relating to completing the Loan Portfolio Acquisition?” beginning on page 10.
Dissenters’ Rights
SSIC stockholders do not have the right to exercise dissenters’ rights with respect to any matter to be voted upon at the SSIC Special Meeting.
Stockholders Who Hold Their Shares in a Brokerage Account
If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. All of the proposals to be considered at the SSIC Special Meeting are non-routine matters for SSIC. As a result, if you hold shares of SSIC Common Stock in street name through a broker, your broker will not be permitted to exercise voting discretion with respect to your shares of SSIC Common Stock for such proposals. For this reason, it is imperative that stockholders of SSIC vote or provide instructions to their brokers as to how to vote with respect to each proposal to be considered at the SSIC Special Meeting.

CAPITALIZATION
The following table sets forth (1) SSIC’s actual capitalization and CALP’s actual capitalization as of June 30, 2024 and (2) SSIC’s pro forma capitalization as adjusted to reflect the effects of the Loan Portfolio Acquisition. You should read this table together with each of SSIC’s and CALP’s financial statements incorporated by reference or included herein. The information in this table would change if the Additional Agreed Loans and/or the Additional Proposed Loans were included in the Loan Portfolio as of June 30, 2024.
	As of June 30, 2024
	(Dollar amounts in thousands, except per share data)
	Actual SSIC (unaudited)	Actual CALP (unaudited)	Pro Forma Adjustments (unaudited)	Pro Forma SSIC (unaudited)
Cash, cash equivalents and restricted cash	$34,004	$15,297	$(17,447)(1)	$31,854
Investments, at fair value	$53,398	$120,625	—	$174,023
Net assets	$84,258(2)	$138,137	$(19,662)(3)	$202,733
Number of shares of common stock outstanding	6,214,964	12,946,003	9,130,331(4)	15,345,295
NAV per common share	$13.56	$10.67	$(0.35)(5)	$13.21
(1)
Pro forma adjustment reflects the impact of (i) $1.4 million of estimated remaining transaction costs expected to be incurred by SSIC as of June 30, 2024, (ii) $0.8 million of deferred offering costs of SSIC associated with the issuance of equity securities not yet paid as of June 30, 2024, which are capitalized and will be charged to capital upon the issuance of shares of SSIC Common Stock concurrently with the completion of the Loan Portfolio Acquisition, and (iii) the $15.3 million of cash, cash equivalents and restricted cash held by CALP as of June 30, 2024, which is not being acquired by SSIC in connection with the Loan Portfolio Acquisition. The transaction costs of CALP, which are expected to be approximately $4.0 million, will be paid out of the cash, cash equivalents or restricted cash of CALP, and are therefore not reflected as a separate pro forma adjustment. The transaction costs of SSIC and CALP exclude any costs estimated to be borne by BDC Adviser and CALP Adviser.

(2)	Net assets of SSIC reflects the impact of $3.4 million of transaction costs incurred and expensed by SSIC as of June 30, 2024.
(3)
Pro forma adjustment reflects the impact of (i) the pro forma adjustment to cash, cash equivalents and restricted cash and (ii) $2.2 million of net assets of CALP other than the investments and cash, cash equivalents and restricted cash of CALP as of June 30, 2024, which is not being acquired by SSIC in connection with the Loan Portfolio Acquisition.

(4)
Pro forma adjustment reflects the shares of SSIC Common Stock issued to CALP based on the NAV per share of SSIC Common Stock, net of estimated costs related to the Loan Portfolio Acquisition, and the fair value of the Loan Portfolio, each as of June 30, 2024, as adjusted for the estimated remaining transaction costs to be incurred by SSIC and capitalization of deferred offering costs of SSIC, discussed above in Note (1).

(5)	The decrease of $0.35 in pro forma NAV per common share is the result of the net impact of the estimated pro forma adjustments.

THE LOAN PORTFOLIO ACQUISITION
The discussion in this proxy statement/prospectus, which includes the material terms of the Loan Portfolio Acquisition and the principal terms of the Loan Portfolio Acquisition Agreement, is subject to, and is qualified in its entirety by reference to, the Loan Portfolio Acquisition Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.
General Description of the Loan Portfolio Acquisition
Pursuant to the terms of the Loan Portfolio Acquisition Agreement, at the Closing Date, SSIC will purchase the Loan Portfolio in exchange for newly issued shares of SSIC Common Stock.
If the Loan Portfolio Acquisition is consummated, CALP will be entitled to receive such number of newly issued shares of SSIC Common Stock equal to the quotient of the fair value of the Loan Portfolio divided by the NAV per share of SSIC Common Stock, reflective of expenses related to the Loan Portfolio Acquisition, in each case calculated as of the same date within two (2) business days prior to the closing of the Loan Portfolio Acquisition.
Following the Loan Portfolio Acquisition, SSIC will continue its operations as conducted before the Loan Portfolio Acquisition.
Background of the Loan Portfolio Acquisition
The SSIC Board regularly reviews and assesses the business and operations of SSIC, with the goal of increasing stockholder value. In furtherance thereof, the SSIC Board, from time to time, considers a broad range of business opportunities and strategic alternatives available to SSIC.
In this context, the SSIC Board and BDC Adviser have explored, in particular, means of increasing the size and scale of SSIC. The SSIC Board and BDC Adviser believe additional scale is important because of the general tendency of BDCs with smaller market capitalizations to trade at a larger discount or smaller premium to net asset value than larger BDCs, particularly as the number of BDCs with a larger market capitalization has increased meaningfully over the last several years, and because increased scale generally increases portfolio diversification as well as efficiencies through reduced fees and expenses as a percentage of net assets. In addition, the SSIC Board and BDC Adviser have discussed using strategic transactions as a way to attract additional equity research analyst coverage and institutional investors, which could improve the trading dynamics for SSIC (including the potential for improved stock price and liquidity).
During the second half of 2023, at the invitation of representatives of CAG, representatives of SSIC and BDC Adviser began exploring a potential transaction, or the “Loan Portfolio Acquisition,” pursuant to which SSIC would acquire a portfolio of loans from a to-be-formed CALP Adviser-managed entity in exchange for newly issued shares of SSIC Common Stock. At that time, the loans to be acquired were held by various entities managed by Chicago Atlantic Advisers, LLC and its affiliates, and it was proposed that the agreed-upon portfolio of loans would be transferred to CALP, a newly formed entity, prior to the parties entering into the Loan Portfolio Acquisition Agreement. The parties recognized the compatibility of SSIC’s existing portfolio with the portfolio to be acquired, which, like SSIC’s existing portfolio, was invested materially in the cannabis sector (and, in fact, there were some overlapping positions). SSIC and BDC Adviser discussed the expected strategic benefits of the Loan Portfolio Acquisition, including the increased scale of SSIC.
On October 24, 2023, the SSIC Board held a special meeting. Representatives of SSIC, BDC Adviser, and Davis Polk & Wardwell, LLP, or “Davis Polk,” outside legal counsel to SSIC and BDC Adviser, were also in attendance. During such meeting, representatives of SSIC and BDC Adviser briefed the SSIC Board about CALP and the potential Loan Portfolio Acquisition. Representatives of SSIC and BDC Adviser discussed with the SSIC Board the anticipated potential benefits to SSIC and the SSIC stockholders of the Loan Portfolio Acquisition, including increased scale and efficiencies, enhanced portfolio diversification, improved access to debt and equity capital markets, and expected accretion to net investment income. Representatives of BDC Adviser also briefed the SSIC Board about the proposed Joint Venture, as described in “SSIC Proposal 3: Advisory Agreement Approval Proposal,” which representatives of BDC Adviser and CALP Adviser had been discussing since mid-2023. Representatives of BDC Adviser noted to the SSIC Board that the owners of BDC Adviser were expected to enter into employment agreements with Chicago Atlantic Advisers, LLC, or one of its affiliates, in connection with the proposed Joint Venture which would help ensure their continued provision of services to

SSIC. The members of the SSIC Board that are not “interested persons” of SSIC, BDC Adviser, CALP, or CALP Adviser within the meaning of Section 2(a)(19) of the 1940 Act, or the “SSIC Independent Directors,” which consisted of all of the directors of SSIC other than Scott Gordon, the Chief Executive Officer of SSIC, and the founder and Chief Executive Officer of BDC Adviser, met in executive session after the meeting and discussed, among other things, hiring independent legal counsel to advise the SSIC Independent Directors on the Loan Portfolio Acquisition and the proposed Joint Venture.
On October 24, 2023, representatives of Eversheds Sutherland (US) LLP, or “Eversheds,” outside legal counsel to CALP and CALP Adviser, delivered an initial draft of a non-legally binding term sheet relating to the Loan Portfolio Acquisition and the proposed Joint Venture to representatives of Davis Polk.
On October 27, 2023, representatives of SSIC, BDC Adviser, CALP, CALP Adviser, Davis Polk, and Eversheds, participated in a teleconference to discuss the Loan Portfolio Acquisition. In addition, representatives of BDC Adviser, CALP Adviser, Davis Polk, and Eversheds discussed the proposed Joint Venture.
On or about this time, representatives of SSIC, BDC Adviser, CALP, CALP Adviser, Davis Polk and Eversheds began holding weekly teleconferences to discuss the Loan Portfolio Acquisition. During this time, representatives of BDC Adviser, CALP Adviser, Davis Polk and Eversheds also held teleconferences to discuss the proposed Joint Venture.
Over the ensuing weeks, representatives of BDC Adviser, CALP Adviser, Davis Polk and Eversheds discussed and finalized a non-legally binding term sheet relating to the Loan Portfolio Acquisition and the proposed Joint Venture.
During the same time, the SSIC Independent Directors began discussions with representatives of Kramer Levin Naftalis & Frankel LLP, or “Kramer Levin,” to serve as independent legal counsel.
On November 27, 2023, the SSIC Board held a special meeting. Representatives of SSIC, BDC Adviser, CALP, CALP Adviser, Davis Polk and Kramer Levin were also in attendance. The meeting began with an executive session, during which the SSIC Board formed a special committee composed of all of the SSIC Independent Directors (the “Special Committee”). The Special Committee was broadly tasked with independently considering, reviewing, negotiating, assessing and recommending the terms of financial and strategic transactions for SSIC, including extraordinary and significant transactions involving SSIC or BDC Adviser, and making recommendations relating thereto to the SSIC Board. In the executive session, the Special Committee confirmed Kramer Levin’s qualifications as “independent legal counsel” for purposes of Rule 0-1(a)(6) under the 1940 Act, determined that Kramer Levin was qualified to serve as such in connection with the Loan Portfolio Acquisition and the proposed Joint Venture, and formally engaged Kramer Levin as its outside counsel. The Special Committee directed Kramer Levin to prepare information requests relating to the Loan Portfolio Acquisition and the proposed Joint Venture on its behalf. In the general session of the meeting, the SSIC Board was introduced to representatives of CALP and CALP Adviser, who discussed their relevant backgrounds, qualifications and experience, as well as their overall strategic objectives in transacting with SSIC. In addition, the representatives of SSIC and BDC Adviser briefed the SSIC Board (including the Special Committee) on the Loan Portfolio Acquisition, including the terms of the final non-legally binding term sheet, and representatives of BDC Adviser provided an update on the proposed Joint Venture.
Before and after the meeting, members of the Special Committee also met in executive session with representatives of Kramer Levin to, among other things, review and consider their obligations in connection with the Loan Portfolio Acquisition and the proposed Joint Venture. Representatives of Kramer Levin reviewed with the Special Committee the various legal regimes that may be implicated in the process of considering the Loan Portfolio Acquisition and the proposed Joint Venture, including the 1940 Act and federal securities laws. Representatives of Kramer Levin also discussed with the Special Committee the purposes of the Special Committee, including its oversight role in connection with the Loan Portfolio Acquisition and the proposed Joint Venture. Representatives of Kramer Levin further discussed with the Special Committee various considerations with respect to the engagement of a financial advisor, including its independence and the scope and economic terms of a proposed engagement. After discussion, the Special Committee determined to further explore the possibility of retaining a financial advisor in connection with the Loan Portfolio Acquisition, and that it would interview Keefe, Bruyette & Woods, Inc., or “KBW,” and another financial advisor (the “Other Firm”) to serve in that role. The Special Committee also discussed with Kramer Levin various considerations with respect to the engagement of an independent valuation agent to provide the Special Committee the fair valuations of the loan portfolio to be acquired.
Over the ensuing weeks, members of the Special Committee interviewed KBW and the Other Firm and, following further discussions, the Special Committee determined to move forward with the retention of KBW. In determining whether to hire KBW as its financial advisor and investment banker in connection with the Loan Portfolio Acquisition, the Special Committee reviewed a draft engagement letter and other materials provided by KBW to evaluate KBW’s relevant qualifications, expertise, reputation, and experience, as well as its independence. The Special Committee reviewed, assessed, and took into account in its deliberations, among other things, any material relationships with SSIC, BDC Adviser, CALP and CALP Adviser disclosed by KBW. In particular, the Special Committee considered that a broker-dealer affiliate of KBW acted as joint bookrunning manager for SSIC’s initial public offering in February 2022. Having reviewed the terms of the draft engagement letter and considering KBW’s relationships with SSIC and BDC Adviser, the Special Committee determined to select KBW as the Special Committee’s financial advisor and investment banker in connection with the Loan Portfolio Acquisition, taking into account KBW’s reputation, expertise, significant experience in transactions similar to the Loan Portfolio Acquisition, and familiarity with SSIC as a result of, among other things, serving as joint bookrunning manager for SSIC’s initial public offering in February 2022.
During the same period, members of the Special Committee interviewed a firm to serve as the Special Committee’s independent valuation agent and, following further discussions, the Special Committee determined to move forward with the retention of such firm (the “Independent Valuation Agent”). In determining whether to hire the Independent Valuation Agent in connection with the Loan Portfolio Acquisition, the Special Committee reviewed a draft engagement letter and other materials to evaluate the Independent Valuation Agent’s relevant qualifications, expertise, reputation and experience, and considered that the Independent Valuation Agent’s fees would be paid by SSIC.
Over the ensuing weeks, in connection with the negotiation and execution of the Loan Portfolio Acquisition Agreement, each of SSIC, BDC Adviser and CALP Adviser conducted due diligence regarding the Loan Portfolio, CALP and CALP Adviser, and SSIC and BDC Adviser, respectively, including, but not limited to, a review of (a) the valuation policies utilized by BDC Adviser and CALP Adviser to value the assets of SSIC and CALP, respectively, and the extent to which those policies differed, (b) assignment provisions with respect to the loans in the Loan Portfolio and (c) litigation matters and regulatory and compliance matters. SSIC and BDC Adviser evaluated the loans proposed to be included in the Loan Portfolio using substantially identical processes and procedures as they use in evaluating any investment for SSIC, including with respect to investment quality, consistency with the investment objectives and strategies of SSIC, and investment documentation, in accordance with BDC Adviser’s fiduciary duties. As a result of such processes and procedures, SSIC and BDC Adviser determined that certain loans proposed by CALP Adviser to be included in the Loan Portfolio could not be included in the Loan Portfolio because they were not appropriate investments for SSIC, and it was determined that such loans would not be contributed to CALP. Messrs. Gordon, Mahajan, Colonna and Healy, with the assistance of other BDC Adviser personnel, participated in the due diligence on behalf of SSIC and BDC Adviser, with each focusing on the aspects of the Loan Portfolio, CALP and CALP Adviser that corresponded to their responsibilities with respect to SSIC and BDC Adviser. Messrs. Gordon, Mahajan, Colonna and Healy faced a conflict of interest in doing so in light of their ownership interests in BDC Adviser, the Joint Venture Agreement and the Employment Agreements.
On December 4, 2023, CALP was formed as a Delaware limited liability company.
On December 6, 2023, representatives of Eversheds delivered an initial draft of the Loan Portfolio Acquisition Agreement to representatives of Davis Polk. Among other things, the draft provided for customary limitations on solicitations of alternative transactions by SSIC, subject to the right of the SSIC Board to consider unsolicited offers under certain conditions, as well as certain termination rights of SSIC in connection with a change of recommendation of the SSIC Board and entry into an alternative transaction agreement in connection with a “superior proposal,” subject to payment of a termination fee to CALP of 4% of the transaction value.

On the same date, the Special Committee met with representatives of Kramer Levin and discussed the information requests directed to BDC Adviser and CALP Adviser that Kramer Levin had prepared on behalf of the Special Committee relating to the Loan Portfolio Acquisition and the proposed Joint Venture. Following the Special Committee’s meeting, these information requests were transmitted to BDC Adviser.
On December 7, 2023, KBW was formally retained by the Special Committee to serve as its financial advisor and investment banker in connection with the Loan Portfolio Acquisition.
On December 22, 2023, representatives of Eversheds delivered an initial draft of the Voting Agreement to representatives of Davis Polk.
Over the ensuing weeks, drafts of the Loan Portfolio Acquisition Agreement and the Voting Agreement were exchanged among SSIC, CALP, Davis Polk, Eversheds, Kramer Levin, and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, or “Baker Donelson,” Maryland counsel to SSIC. Over this same period, BDC Adviser and CALP Adviser reviewed and provided responses to the Special Committee’s information requests. In addition, documents related to the proposed Joint Venture, including the Joint Venture Agreement, were drafted and distributed to CALP Adviser and Eversheds.
During this time, representatives of Davis Polk met with representatives of Kramer Levin on several occasions to discuss the drafts of the Loan Portfolio Acquisition Agreement that would be sent to representatives of Eversheds at the direction of the Special Committee.
Effective as of January 1, 2024, certain of the loans proposed to be acquired by SSIC were transferred to CALP from various CALP affiliates.
On January 15, 2024, the Special Committee held a meeting with Kramer Levin and KBW to discuss and consider the Loan Portfolio Acquisition, including the terms of the Loan Portfolio Acquisition Agreement. The Special Committee, Kramer Levin and KBW also discussed the proposed Joint Venture, including the New Investment Advisory Agreement. The Special Committee also received an update from KBW on its financial analysis process. Additionally, the Special Committee reviewed at this meeting the information that BDC Adviser and CALP Adviser had provided in response to its information requests.
On January 16, 2024, the SSIC Board held a special meeting. Representatives of SSIC, BDC Adviser, CALP, CALP Adviser, Davis Polk, Kramer Levin and KBW were also in attendance. During such meeting, representatives of SSIC and BDC Adviser provided an update on the Loan Portfolio Acquisition and representatives of BDC Adviser provided an update on the proposed Joint Venture. The Special Committee met in executive session with representatives of KBW and Kramer Levin after the meeting to further discuss the terms of the Loan Portfolio Acquisition Agreement and, after further discussion, the Special Committee directed Kramer Levin to negotiate a limited indemnity for SSIC in the Loan Portfolio Acquisition Agreement to provide it with limited recourse in the event certain of the representations and warranties regarding the Loan Portfolio were inaccurate. Also at the special meeting held by the SSIC Board on January 16, 2024, the SSIC Board, including all of the Independent SSIC Directors (voting separately), upon the recommendation of the Special Committee, approved the New Investment Advisory Agreement.
On January 24, 2024, the SSIC Board held a special meeting. Representatives of SSIC, BDC Adviser, Davis Polk, Kramer Levin and KBW were also in attendance. During such meeting, Messrs. Gordon and Mahajan discussed the diligence review of the Loan Portfolio, and the Special Committee discussed certain terms of the Loan Portfolio Acquisition Agreement with Davis Polk and Kramer Levin. The Special Committee met in executive session with representatives of KBW and Kramer Levin after the meeting and further discussed the Loan Portfolio Acquisition Agreement.
Over the ensuing weeks, drafts of the Loan Portfolio Acquisition Agreement and the Voting Agreement continued to be exchanged among SSIC, CALP, Davis Polk, Eversheds, Kramer Levin, and Baker Donelson, and representatives of Davis Polk continued to meet with representatives of Kramer Levin to discuss the drafts of the Loan Portfolio Acquisition Agreement that would be sent to representatives of Eversheds at the direction of the Special Committee. In addition, documents related to the proposed Joint Venture, including the Joint Venture Agreement, continued to be exchanged between BDC Adviser, CALP Adviser and their respective representatives.

On February 7, 2024, the Special Committee held a meeting. Kramer Levin, KBW and the Independent Valuation Agent were also in attendance. At such meeting, the Independent Valuation Agent presented and reviewed with the Special Committee its valuation report on the Loan Portfolio and discussed its analysis of the Loan Portfolio and answered the Special Committee’s questions. Additionally, KBW provided updates regarding the financial review and analytical work performed by it thus far, and reviewed with the Special Committee an illustrative financial analysis of the Loan Portfolio Acquisition to SSIC on a consolidated, pro forma basis under certain assumptions, as requested by the Special Committee. The Special Committee asked follow-up questions of KBW which KBW addressed. Also at this meeting, the Special Committee reviewed the results of the financial and legal diligence performed by BDC Adviser. Finally, at this meeting, the Special Committee reviewed an updated draft of the Loan Portfolio Acquisition Agreement and further discussed with KBW and Kramer Levin the updated terms of the Loan Portfolio Acquisition. Following further discussion, the Special Committee determined to provide direction to Davis Polk on, among other things, the importance of enhancing the representations regarding the legality of the Loan Portfolio proposed to be acquired.
Also on February 7, 2024, Davis Polk distributed a revised draft of the Loan Portfolio Acquisition Agreement to Eversheds, which contained a reduction in the termination fee to 3% of transaction value from 4% as initially proposed by CALP. Following further discussion among the parties, SSIC and CALP agreed upon a termination fee of 3.5% of transaction value.
On February 14, 2024, the Special Committee held a meeting and the SSIC Board held a special meeting. Representatives of SSIC, BDC Adviser, Davis Polk, Kramer Levin and KBW were also in attendance. During such meetings, representatives of SSIC and BDC Adviser reviewed the latest version of the Loan Portfolio Acquisition Agreement. At the Special Committee meeting (in executive session) KBW presented an updated financial analysis of the Loan Portfolio Acquisition. During the executive session, the Special Committee also met with representatives of Kramer Levin and further discussed the Loan Portfolio Acquisition and the terms of the Loan Portfolio Acquisition Agreement.
From February 14, 2024 to February 18, 2024, SSIC, BDC Adviser, CALP, CALP Adviser and their respective representatives worked to finalize the terms of the Loan Portfolio Acquisition, including agreeing on certain aspects related to the final composition of the Loan Portfolio and BDC Adviser and CALP Adviser and their representatives also worked to finalize the Joint Venture Agreement. During the same period, Chicago Atlantic Advisers, LLC, or one of its affiliates, and BDC Adviser personnel finalized the terms of the Employment Agreements.
On February 18, 2024, the Joint Venture Agreement, which included the proposed form of operating agreement of BDC Adviser that would take effect at closing, and the Employment Agreements were executed and delivered.
On February 18, 2024, the Special Committee held a meeting. Representatives of SSIC, BDC Adviser, Davis Polk, Kramer Levin and KBW were also in attendance. Representatives of SSIC and BDC Adviser updated the Special Committee on the final terms of the Loan Portfolio Acquisition Agreement, including discussing that certain of the loans proposed to be acquired by SSIC had not yet been transferred to CALP as of that date. During discussion, representatives of BDC Adviser expressed their confidence that such loans would be transferred to CALP prior to the closing of the Loan Portfolio Acquisition and described contingencies to be followed in the event the transfers were not effectuated. KBW discussed with the Special Committee the financial analysis implications of the present exclusion of the loans from the Loan Portfolio. Representatives of Kramer Levin then reviewed with the Special Committee their duties as directors under the 1940 Act that were applicable in considering the Loan Portfolio Acquisition. Representatives of KBW rendered an oral opinion to the Special Committee, subsequently confirmed by delivery of a written opinion, that the Loan Portfolio Consideration to be paid by SSIC in the Loan Portfolio Acquisition was fair, from a financial point of view, to SSIC, as more fully described in the section entitled “Opinion of the Special Committee’s Financial Advisor” beginning on page 49. Following a discussion of the foregoing matters by the Special Committee in executive session, the Special Committee unanimously (1) determined, and recommended that the SSIC Board determine, that the Loan Portfolio Acquisition is advisable and in the best interests of SSIC and its stockholders, (2) approved and adopted, and recommended that the SSIC Board approve and adopt, the Loan Portfolio Acquisition Agreement and (3) approved, and recommended that the SSIC Board approve, the issuance by SSIC of shares of SSIC Common Stock to CALP in connection with the Loan Portfolio Acquisition Agreement.

On February 18, 2024, following the Special Committee meeting, the SSIC Board held a special meeting. Representatives of SSIC, BDC Adviser, Davis Polk, Kramer Levin and KBW were also in attendance. Upon the unanimous recommendation of the Special Committee, the SSIC Board by the unanimous vote of the directors and the SSIC Independent Directors voting separately, (1) determined that the Loan Portfolio Acquisition is advisable and in the best interests of SSIC and its stockholders, (2) approved and adopted the Loan Portfolio Acquisition Agreement and (3) approved the issuance by SSIC of shares of SSIC Common Stock to CALP in connection with the Loan Portfolio Acquisition Agreement.
Later in the day on February 18, 2024, KBW delivered its written fairness opinion to the Special Committee, and the Loan Portfolio Acquisition Agreement and the Voting Agreement were executed and delivered.
On February 20, 2024, SSIC issued a press release announcing the execution of the Loan Portfolio Acquisition Agreement and held an investor conference call to discuss the Loan Portfolio Acquisition.
Reasons for the Loan Portfolio Acquisition
At various virtual and in-person SSIC Board meetings, the SSIC Board considered the approval of the Loan Portfolio Acquisition, including the Loan Portfolio Acquisition Agreement, which was recommended by BDC Adviser. In connection with its consideration, the Special Committee requested and BDC Adviser provided information regarding the proposed Loan Portfolio Acquisition, and the anticipated effects of the Loan Portfolio Acquisition on SSIC and its stockholders, both immediately after the Loan Portfolio Acquisition and over the longer-term assuming that some portion of the anticipated investment, market and financial benefits of the Loan Portfolio Acquisition are realized. Over the course of its review of the materials and information provided and its consideration of the Loan Portfolio Acquisition, the SSIC Board consulted with SSIC’s management, BDC Adviser and SSIC’s legal and financial advisors. In addition, the Special Committee was advised by its independent legal counsel and financial advisor regarding the nature and adequacy of the information provided, including the terms of the Loan Portfolio Acquisition Agreement. The SSIC Board considered numerous factors, including the ones described below, in connection with its consideration and approval of the Loan Portfolio Acquisition. On February 18, 2024, the SSIC Board, including the SSIC Independent Directors, upon the recommendation of the Special Committee, unanimously determined that the Loan Portfolio Acquisition is in the best interests of SSIC and in the best interests of SSIC’s stockholders, including that SSIC stockholders should not suffer any economic dilution as a result of the Loan Portfolio Acquisition.
The SSIC Board, including the Special Committee, weighed various benefits and risks in considering the Loan Portfolio Acquisition, both with respect to the immediate effects of the Loan Portfolio Acquisition on SSIC and its stockholders and with respect to the potential benefits that could be experienced by SSIC after the Loan Portfolio Acquisition. Some of the material factors considered by the SSIC Board that assisted it in concluding that the Loan Portfolio Acquisition is in the best interests of SSIC and its stockholders included, among others:
Expected Accretion to Net Investment Income and Yield. The SSIC Board considered that, as a result of the Loan Portfolio Acquisition, the ratio of SSIC’s fixed operating costs and expenses (e.g., printing and mailing of periodic reports and proxy statements, legal expenses, insurance, audit fees and other expenses) to assets is expected to be lower than SSIC’s current ratio for these costs/expenses (since such costs/expenses would be spread across a larger asset base). As a result, although certain one-time transaction-related costs would be borne by SSIC stockholders in connection with the Loan Portfolio Acquisition, the going forward annual operating expenses borne by SSIC stockholders on a pro rata basis (excluding investment advisory fees) are expected to be reduced as a percentage of net assets in part by the reduction in general and administrative expenses as a percentage of net assets. The SSIC Board and the Special Committee found that the expected decrease in the expense ratio of SSIC (excluding investment advisory fees) would benefit SSIC and its stockholders if the Loan Portfolio Acquisition is approved. The SSIC Board and the Special Committee noted, however, that the total annual operating expenses borne by SSIC stockholders on a pro rata basis (including investment advisory fees) are expected to increase as a percentage of net assets as a result of the Loan Portfolio Acquisition. See “Questions and Answers about the Advisory Agreement Approval Proposal—How do the current investment advisory fees and total annual operating expenses of SSIC differ from the expected investment advisory fees and total annual operating expenses of SSIC upon the effectiveness of the New Investment Advisory Agreement?” beginning on page 12.
The SSIC Board and the Special Committee also considered BDC Adviser’s agreement to cap SSIC’s operating expenses (excluding base management fees, incentive fees, expenses related to the Loan Portfolio Acquisition, and litigation and indemnification expenses) at an annualized rate of 2.15% in connection with the

New Investment Advisory Agreement for a one-year period effective upon the closing of the Loan Portfolio Acquisition. The Special Committee took into account that this cap level is lower than the current ratio of expenses to be covered by the cap.
Moreover, the SSIC Board considered that SSIC’s net investment income yield is expected to improve and increase above SSIC’s current net investment income yield as a result of the Loan Portfolio Acquisition which creates the potential for increased distributions to stockholders.
No Dilution; Market Premium. The SSIC Board considered that the Loan Portfolio Acquisition will be executed on a net asset value basis (determined shortly before the Closing Date on the basis of methodologies that were considered by the SSIC Board), and therefore SSIC stockholders should not suffer any economic dilution as a result of the Loan Portfolio Acquisition. In addition, the SSIC Board considered that the Loan Portfolio Acquisition will be achieved by the issuance of SSIC shares valued at net asset value per share, which represents a substantial premium to the market price at which the shares have historically traded. From SSIC’s initial public offering in February 2022 through June 30, 2024, shares of SSIC Common Stock have traded at an average discount of 28.7% to SSIC Common Stock’s net asset value per share.
Increased Market Capitalization and Additional Market Coverage. As the Loan Portfolio Acquisition contemplates an equity issuance that will significantly increase SSIC’s market capitalization, the SSIC Board considered the potential for greater secondary market liquidity for SSIC Common Stock, which may result in tighter bid-ask spreads and increased trading volume. The SSIC Board noted that SSIC’s increased profile could result in additional market coverage of SSIC by financial analysts and, potentially, an increased focus by current and potential investors on SSIC, including institutional investors. In addition, the SSIC Board considered the discount at which the SSIC Common Stock trades as compared to its net asset value and considered that the increased profile and coverage could potentially result in a narrowing of that discount.
Improved Access to Debt and Equity Capital Markets. The SSIC Board considered that the Loan Portfolio Acquisition is expected to provide improved access to more sources of debt capital, and better opportunities for future equity raises.
Enhanced Portfolio Diversification. The Special Committee, in consultation with its financial advisor, reviewed the expected portfolio composition of SSIC following the Loan Portfolio Acquisition, including its compatibility (from a risk/return profile perspective) with the existing SSIC portfolio. The SSIC Board noted that BDC Adviser does not expect significant portfolio turnover after the Loan Portfolio Acquisition. The SSIC Board considered that the Loan Portfolio Acquisition would provide greater portfolio diversification, including materially reduced concentration of investments in most existing holdings.
Terms of the Loan Portfolio Acquisition Agreement. The SSIC Board considered the terms of the Loan Portfolio Acquisition Agreement, including the determination of the Loan Portfolio Consideration based on the NAV of SSIC, as opposed to the market value of the shares of SSIC Common Stock. The SSIC Board also considered various improvements to the terms of the Loan Portfolio Acquisition Agreement negotiated by counsel on behalf of the Special Committee. These include, in particular, substantially enhanced representations and warranties regarding the Loan Portfolio and the agreement of CALP not to distribute (for a limited period) to its investors certain shares of SSIC Common Stock issued in the Loan Portfolio Acquisition, in order to provide limited recourse for SSIC for any untrue representations and warranties made regarding the Loan Portfolio.
Valuation and Analysis of the Loan Portfolio. The Special Committee engaged the Independent Valuation Agent to perform a valuation analysis of the Loan Portfolio, and the Independent Valuation Agent delivered written and oral presentations to the Special Committee regarding its analysis and the assumptions and data underlying its analysis. The SSIC Board also considered that BDC Adviser independently performed an analysis of the Loan Portfolio with respect to investment quality and consistency with the investment objectives and strategies of SSIC, reviewed the documentation for the loans included in the Loan Portfolio, performed other diligence activities with respect to the Loan Portfolio and delivered presentations to the Special Committee and the SSIC Board regarding its findings. Based on these activities and presentations, the SSIC Board believes that SSIC has a reasonable basis on which to value the Loan Portfolio. The SSIC Board was aware, however, that Messrs. Gordon, Mahajan, Colonna and Healy faced a conflict of interest in performing the diligence activities with respect to the Loan Portfolio in light of their ownership interests in BDC Adviser, the Joint Venture

Agreement, and the fact that they would become employees of, and begin to receive compensation and benefits from, CAG or its affiliates after the closing of the Joint Venture. See “Questions and Answers about the Loan Portfolio Acquisition—Who is responsible for the diligence review of the investments in the Loan Portfolio for SSIC?” beginning on page 9.
Opinion of the Financial Advisor of the Special Committee. The Special Committee considered the final presentation, dated February 18, 2024, of KBW provided to and reviewed with the Special Committee, and KBW’s opinion dated February 18, 2024 addressed to the Special Committee, as to the fairness, from a financial point of view, to SSIC of the Loan Portfolio Consideration to be paid by SSIC in the Loan Portfolio Acquisition, as more fully described in the section entitled “The Loan Portfolio Acquisition—Opinion of the Special Committee’s Financial Advisor.”
The Special Committee considered that KBW did not independently verify the Loan Portfolio Fair Value or the SSIC NAV Per Share, but was directed by the Special Committee to assume for purposes of its analyses and opinion that the Loan Portfolio Fair Value and the SSIC NAV Per Share would be $172.8 million and $13.08, respectively. The Special Committee did not believe that KBW’s reliance upon these assumptions materially detracted from the credibility or reliability of KBW’s fairness opinion. The Special Committee received separate advice as to the value of the Loan Portfolio from the Independent Valuation Agent, and the SSIC NAV Per Share was based on SSIC’s estimated adjusted closing NAV per share as of December 31, 2023, determined in accordance with SSIC Board-approved procedures for calculating SSIC’s NAV. KBW utilized these inputs, but rendered its opinion that the Loan Portfolio Acquisition was fair, from a financial point of view, to SSIC based upon KBW’s own comprehensive valuation analysis.
Tax Considerations. The SSIC Board considered that SSIC stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the Loan Portfolio Acquisition.
Other Considerations. In addition, the SSIC Board noted that the Loan Portfolio Acquisition is not expected to affect the ability of SSIC to comply with its regulatory obligations, including its ability to continue to operate as a BDC and a RIC. The SSIC Board also noted that the Special Committee consulted with KBW, as its financial advisor and investment banker, in evaluating the financial terms of the Loan Portfolio Acquisition.
The SSIC Board took account of these factors, and the related pro forma information made available to it, in considering the anticipated effects of the Loan Portfolio Acquisition on SSIC and its stockholders. The SSIC Board noted, however, that despite the diligence performed by BDC Adviser and the financial advisors to the Special Committee, the data, projections and assumptions on which the valuation and anticipated performance of the Loan Portfolio is based could be incorrect in certain material respects. The SSIC Board was aware that the value of the Loan Portfolio may fluctuate or decline over time, as a result of changes to the portfolio and general economic and market conditions. The SSIC Board was also aware that the pro forma information and the projections and assumptions on which the potential expenses, earnings, yield, dividend and trading price information is based depends on many factors and variables, including, among other things, asset mix, the performance of individual investments, changing cost of service providers, portfolio turnover level, the amount of leverage utilized, the cost of leverage, changes in interest rates and general market conditions. The SSIC Board noted that there is no assurance that any of the potential benefits to SSIC or its stockholders as a result of the Loan Portfolio Acquisition will be realized, and that SSIC could experience detrimental effects that had not been anticipated.
In addition, in the course of its deliberations, the SSIC Board also considered a variety of risks and other potentially negative factors, including (which are not in any relative order of importance): (1) that the Loan Portfolio Acquisition may not be completed or may be delayed; (2) that certain restrictions may be imposed on the conduct of SSIC’s business prior to completion of the Loan Portfolio Acquisition, requiring SSIC to conduct its business only in the ordinary course of business in all material respects, which, subject to specific limitations, which could delay or prevent SSIC from undertaking business opportunities that may arise pending completion of the Loan Portfolio Acquisition; (3) that the attention of management may be diverted during the period prior to completion of the Loan Portfolio Acquisition, which may adversely affect SSIC’s business; (4) that, in general, SSIC will be responsible for the expenses incurred by SSIC in connection with the Loan Portfolio Acquisition and the completion of the transactions contemplated by the Loan Portfolio Acquisition Agreement (which expenses are not immaterial), whether or not the Loan Portfolio Acquisition is consummated, including the costs and expenses of any filing and other fees payable by SSIC to the SEC in connection with the Loan Portfolio Acquisition; (5) that if the Loan Portfolio Acquisition is not completed, SSIC may be required to pay a termination fee to CALP in certain circumstances, but

CALP will not be required to pay a termination fee to SSIC in any circumstances; (6) that approximately 20% of the fair value of the Loan Portfolio as currently composed consists of loans to borrowers in which SSIC is already invested, and as a result SSIC’s financial exposure to these borrowers would be expected to increase upon consummation of the Loan Portfolio Acquisition; (7) that CALP is a new entity formed for the purpose of the Loan Portfolio Acquisition, has no operating history or historical financials, and unlike SSIC is not subject to public reporting, making the diligence process for the Loan Portfolio more challenging; (8) that SSIC will have effective recourse against CALP in only a limited amount and only for a limited period of time if any of the representations and warranties of CALP regarding the Loan Portfolio are inaccurate; and (9) that there is no assurance that the discount of the trading price of SSIC Common Stock to net asset value will narrow as a result of the Loan Portfolio Acquisition or that SSIC’s liquidity or analyst coverage will increase as a result of the transaction.
The SSIC Board also considered the SSIC stockholder voting requirements with respect to the Loan Portfolio Acquisition, the BDC Adviser’s interests in the Loan Portfolio Acquisition both as an SSIC stockholder and by reason of the proposed Joint Venture, that BDC Adviser and its affiliates have agreed to vote in favor of the issuance of shares of SSIC Common Stock as consideration for the Loan Portfolio Acquisition, and that, as a consequence, the Loan Portfolio Acquisition will be approved regardless of how other SSIC stockholders vote their shares. In addition, the SSIC Board considered that the interests of BDC Adviser and SSIC stockholders with respect to the Loan Portfolio Acquisition are not completely aligned. The SSIC Board considered that BDC Adviser and its owners have a substantial economic interest in the Loan Portfolio Acquisition that is different from that of SSIC stockholders by reason of the interest of BDC Adviser and its owners in the consummation of the proposed Joint Venture in light of their ownership interests in BDC Adviser following the Joint Venture. The SSIC Board also considered the fact that the owners of BDC Adviser would become employees of, and begin to receive compensation and benefits from, CAG or its affiliates after the closing of the Joint Venture. See “Description of the Joint Venture Agreement” beginning on page 68.
This discussion of the information and factors that the SSIC Board considered in making its decision is not intended to be exhaustive but includes the material factors considered by the SSIC Board. Because of the wide variety of factors considered in connection with its evaluation of the Loan Portfolio Acquisition and the Loan Portfolio Acquisition Agreement and the complexity of those matters, the SSIC Board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the SSIC Board may have given different weights to different factors.
The SSIC Board, including the SSIC Independent Directors, considered all of these factors and others as a whole and, on balance, determined the Loan Portfolio Acquisition to be in the best interests of SSIC and SSIC’s stockholders and, upon the recommendation of the Special Committee, unanimously approved the Loan Portfolio Acquisition and the Loan Portfolio Acquisition Agreement.
SSIC Board Recommendation
Upon the recommendation of the Special Committee, the SSIC Board has unanimously approved (i) the Loan Portfolio Acquisition and the Loan Portfolio Acquisition Agreement and (ii) the issuance of shares of SSIC Common Stock pursuant to the Loan Portfolio Acquisition Agreement, and unanimously recommends that SSIC stockholders vote “FOR” the Stock Issuance Proposal.
Opinion of the Special Committee’s Financial Advisor
The Special Committee engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to render financial advisory and investment banking services to the Special Committee, including an opinion to the Special Committee as to the fairness, from a financial point of view, to SSIC of the Loan Portfolio Consideration to be paid by SSIC in the Loan Portfolio Acquisition. The Special Committee selected KBW due to KBW’s reputation, expertise, significant experience in transactions similar to the Loan Portfolio Acquisition, and familiarity with SSIC as a result of, among other things, serving as joint bookrunning manager for SSIC’s initial public offering in February 2022.
As part of its engagement, representatives of KBW attended the meetings of the Special Committee and the SSIC Board held on February 18, 2024 at which the Special Committee evaluated the proposed Loan Portfolio Acquisition. At these meetings, KBW reviewed the financial aspects of the proposed Loan Portfolio Acquisition and rendered an opinion to the Special Committee to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the Loan Portfolio Consideration to be paid by SSIC in the

Loan Portfolio Acquisition was fair, from a financial point of view, to SSIC. The SSIC Board, upon recommendation of the Special Committee, approved the Loan Portfolio Acquisition Agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion (February 18, 2024). The opinion was for the information of, and was directed to, the Special Committee (in its capacity as such) in connection with its consideration of the financial terms of the Loan Portfolio Acquisition. The opinion addressed only the fairness, from a financial point of view, to SSIC of the Loan Portfolio Consideration to be paid by SSIC in the Loan Portfolio Acquisition. It did not address the underlying business decision of SSIC to engage in the Loan Portfolio Acquisition or enter into the Loan Portfolio Acquisition Agreement or constitute a recommendation to the Special Committee in connection with the Loan Portfolio Acquisition, and it does not constitute a recommendation to any holder of SSIC Common Stock or any stockholder of any other entity as to how to vote or act in connection with the Loan Portfolio Acquisition or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the Loan Portfolio Acquisition or exercise any dissenters’ or appraisal rights that may be available to such stockholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
At the direction of SSIC and the Special Committee and without independent verification, KBW relied upon and assumed for purposes of its analyses and opinion, that the Loan Portfolio Fair Value and the SSIC NAV Per Share would be $172.8 million and $13.08, respectively, and that, as a result thereof, the Loan Portfolio Consideration would be 13,205,144 shares of SSIC Common Stock.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of SSIC and bearing upon the Loan Portfolio Acquisition, including, among other things:
•	a draft of the Loan Portfolio Acquisition Agreement, dated as of February 16, 2024 (the most recent draft made available to KBW);
•	the audited financial statements and Annual Reports on Form 10-K for the fiscal period ended March 31, 2022 and the transition period ended December 31, 2022 of SSIC;
•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023 of SSIC;
•	certain preliminary draft and unaudited financial results for the fiscal year ended December 31, 2023 of SSIC (provided by SSIC);
•	certain other interim reports and other communications of SSIC to its stockholders;
•	the loan documents underlying the Loan Portfolio; and
•
other financial information concerning the respective businesses and operations of SSIC and CALP (relevant to the Loan Portfolio) furnished to KBW by SSIC and CALP or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•	the historical and current financial position and results of operations of SSIC;
•	the assets and liabilities of SSIC;
•	the nature and terms of certain other transactions and business combinations in the business development company industry that KBW deemed relevant;

•	a comparison of certain financial and stock market information for SSIC with similar information for certain other companies that KBW deemed relevant, the securities of which are publicly traded;
•
financial and operating forecasts and projections of SSIC that were prepared by SSIC management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Special Committee; and

•
estimates regarding certain pro forma financial effects of the Loan Portfolio Acquisition on SSIC (including, without limitation, the operating efficiencies expected to result or be derived from the Loan Portfolio Acquisition) that were prepared by SSIC management, provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of SSIC and with the consent of the Special Committee.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the business development company and cannabis industries generally. KBW also participated in discussions with the managements of SSIC and CALP regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with KBW or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied, with the consent of the Special Committee, upon SSIC’s management, as to the reasonableness and achievability of the financial and operating forecasts and projections of SSIC referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of SSIC’s management and that such forecasts and projections would be realized in the amounts and in the time periods currently estimated by such management. In addition, KBW relied, with the consent of the Special Committee, upon the management of SSIC as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the Loan Portfolio Acquisition on SSIC (including, without limitation, the operating efficiencies and related expenses expected to result or be derived from the Loan Portfolio Acquisition), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that such information was reasonably prepared and represented the best currently available estimates and judgments of such management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated by such management.
It is understood that the foregoing financial information of SSIC that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, rising interest rates, and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of SSIC and CALP and with the consent of the Special Committee, that all such information provided a reasonable basis upon which KBW could form its opinion, and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of SSIC since the date of the last financial statements of SSIC that were made available to KBW. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of SSIC or CALP, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of SSIC or CALP under any state or federal laws, including those relating to bankruptcy, insolvency or other matters.

Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses, the following:
•
the Loan Portfolio Acquisition and any related transactions would be completed substantially in accordance with the terms set forth in the Loan Portfolio Acquisition Agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft version reviewed by KBW and referred to above), with no adjustments to the Loan Portfolio Consideration and with no other consideration or payments in respect of the Loan Portfolio;

•
the representations and warranties of each party in the Loan Portfolio Acquisition Agreement and in all related documents and instruments referred to in the Loan Portfolio Acquisition Agreement were true and correct, including those relating to the possession of all requisite cannabis-related permits and permissions, compliance with federal, state, local and other laws and compliance with all state and local laws concerning or in any way related to cannabis sales, licensure, and operations;

•	each party to the Loan Portfolio Acquisition Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;
•
there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Loan Portfolio Acquisition or any related transactions and all conditions to the completion of the Loan Portfolio Acquisition and any related transactions would be satisfied without any waivers or modifications to the Loan Portfolio Acquisition Agreement or any of the related documents; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Loan Portfolio Acquisition and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of SSIC, CALP, the Loan Portfolio Fair Value, or the contemplated benefits of the Loan Portfolio Acquisition, including without limitation the operating efficiencies expected to result or be derived from the Loan Portfolio Acquisition.

KBW assumed that the Loan Portfolio Acquisition would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, the 1940 Act, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of SSIC that SSIC relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to SSIC, CALP, the Loan Portfolio Acquisition and any related transaction, and the Loan Portfolio Acquisition Agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, to SSIC of the Loan Portfolio Consideration to be paid by SSIC in the Loan Portfolio Acquisition. KBW expressed no view or opinion as to any other terms or aspects of the Loan Portfolio Acquisition or any term or aspect of any related transaction, including without limitation, the form or structure of the Loan Portfolio Acquisition or any such related transaction, any consequences of the Loan Portfolio Acquisition or any related transaction to SSIC, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Loan Portfolio Acquisition, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to KBW through the date of the opinion. There has been significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, rising interest rates and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected and may affect the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW expressed no view or opinion as to any changes to the Loan Portfolio Fair Value or the SSIC NAV Per Share after the date of its opinion from the respective amounts thereof that KBW was directed to assume for purposes of its analyses and opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•	the underlying business decision of SSIC to engage in the Loan Portfolio Acquisition or enter into the Loan Portfolio Acquisition Agreement;

•
the relative merits of the Loan Portfolio Acquisition as compared to any strategic alternatives that are, have been or may be available to or contemplated by SSIC, the Special Committee or the SSIC Board;

•
any business, operational or other plans with respect to SSIC that may be currently contemplated by SSIC, the SSIC Board or the Special Committee or that may be implemented by SSIC, the SSIC Board or the Special Committee subsequent to the closing of the Loan Portfolio Acquisition;

•	any fees payable by SSIC or CALP for investment advisory and management services;
•
the fairness of the amount or nature of any compensation to any of SSIC’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of SSIC Common Stock or relative to the Loan Portfolio Consideration;

•
the effect of the Loan Portfolio Acquisition or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of SSIC, CALP or any other party to any transaction contemplated by the Loan Portfolio Acquisition Agreement;

•	any adjustment (as provided in the Loan Portfolio Acquisition Agreement) to the Loan Portfolio Consideration assumed for purposes of KBW’s opinion;
•
the actual value of SSIC Common Stock to be issued in connection with the Loan Portfolio Acquisition or the prices, trading range or volume at which SSIC Common Stock might trade following the public announcement of the Loan Portfolio Acquisition or the prices, trading range or volume at which SSIC Common Stock will trade following the consummation of the Loan Portfolio Acquisition;

•	any advice or opinions provided by any other advisor to any of the parties to the Loan Portfolio Acquisition or any other transaction contemplated by the Loan Portfolio Acquisition Agreement; or
•
any legal, regulatory, accounting, tax or similar matters relating to SSIC, CALP, any of their respective stockholders, the Loan Portfolio or relating to or arising out of or as a consequence of the Loan Portfolio Acquisition or any other related transaction.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, SSIC and CALP. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Special Committee in making its determination to recommend the approval by the SSIC Board of the Loan Portfolio Acquisition Agreement and the Loan Portfolio Acquisition. Consequently, the analyses described below should not be viewed as determinative of the decision of the Special Committee with respect to the fairness of the Loan Portfolio Consideration. The type and amount of consideration payable in the Loan Portfolio Acquisition were determined through negotiation between SSIC and CALP and the decision of SSIC to enter into the Loan Portfolio Acquisition Agreement was solely that of the Special Committee and the SSIC Board.
The following is a summary of the material financial analyses presented by KBW to the Special Committee in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Special Committee, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Indicative Consideration Calculation. KBW calculated an indicative number of shares to be issued by SSIC as consideration for the proposed Loan Portfolio Acquisition of 13,205,144 based on an assumed preliminary December 31, 2023 SSIC NAV per share of $13.08 and the assumed Loan Portfolio Fair Value of $172.8 million, in each case which SSIC and the Special Committee directed KBW to rely upon and assume for purposes of its analyses and opinion. The preliminary December 31, 2023 SSIC NAV Per Share reflected certain adjustments KBW was directed to assume for pre-closing items, including but not limited to estimated transaction costs of $4.5 million, which were relevant in KBW’s calculation of the 13,205,144 indicative number of shares to be issued by SSIC. This indicative number of shares to be issued by SSIC for the proposed Loan Portfolio Acquisition represented the implied consideration to be paid by SSIC; and the assumed issuance price per share of $13.08 was compared to the ranges of implied value per share of SSIC Common Stock in the financial analyses described below.
Selected Companies Analysis (Business Development Companies). Using publicly available information, KBW reviewed, among other things, the market performance of 9 selected publicly traded, externally managed business development companies with market capitalizations less than $300 million. Using publicly available balance sheet and profitability information, KBW also compared the financial performance of SSIC to the selected companies.
The selected companies were as follows (shown by column in descending order of market capitalization):
WhiteHorse Finance, Inc.	OFS Capital Corporation
BlackRock Capital Investment Corporation	Great Elm Capital Corp.
Oxford Square Capital Corp.	Logan Ridge Finance Corporation
Portman Ridge Finance Corporation	Investcorp Credit Management BDC, Inc.
Monroe Capital Corporation
To perform this analysis, KBW used market price information as of February 16, 2024, reported net asset value (“NAV”) per share data as of the end of the most recent completed quarterly period available and latest 12 months (“LTM”) reported net investment income per share (“NII”). KBW also used calendar years 2023 and 2024 NII estimates taken from consensus “street estimates” of the selected companies.
KBW’s analysis showed the following concerning the market performance of the selected companies, as well as corresponding implied multiples for SSIC based on the latest reported trade price and financial forecasts and projections of SSIC provided by management:
Selected Companies
	SSIC–Last Trade Price	Low	25th Percentile	Median	Average	75th Percentile	High
Price / NAV per share	0.56x	0.60x	0.76x	0.83x	0.83x	0.88x	1.13x
Price / LTM NII	7.8x	5.7x	6.2x	6.8x	7.7x	7.4x	15.7x
Price / CY2023 NII	7.2x	5.7x	5.8x	6.6x	7.5x	7.3x	15.1x
Price / CY2024 NII	7.0x	5.5x	6.1x	6.8x	7.7x	7.4x	16.1x
KBW then applied a range of price-to-NAV per share multiples of 0.76x to 0.88x derived from the 25th percentile and 75th percentile multiples of the selected companies to the preliminary December 31, 2023 NAV per share of SSIC, a range of price-to-estimated calendar year 2023 NII multiples of 5.81x to 7.26x derived from the 25th percentile and 75th percentile multiples of the selected companies to the estimated calendar year 2023 NII of SSIC, which was taken from financial forecasts and projections of SSIC provided by management, and a range of price-to-estimated calendar year 2024 NII multiples of 6.14x to 7.41x derived from the 25th percentile and 75th percentile multiples of the selected companies to the estimated calendar year 2024 NII of SSIC, which was also taken from financial forecasts and projections of SSIC provided by management. This analysis indicated the following ranges of the implied value per share of SSIC Common Stock, as compared to the assumed issuance price per share for the proposed Loan Portfolio Acquisition of $13.08 per share of SSIC Common Stock as of December 31, 2023, and also the last trade price of $7.94 per outstanding share of SSIC Common Stock as of February 16, 2024.
Implied Value Per Share Ranges of SSIC Common Stock
Based on NAV per share of SSIC as of December 31, 2023	$9.96 to $11.52
Based on CY2023 NII estimate of SSIC provided by management	$6.42 to $8.03
Based on CY2024 NII estimate of SSIC provided by management	$6.98 to $8.41

No company used as a comparison in the above selected companies analysis is identical to SSIC. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Companies Analysis (Cannabis Capital Providers) Using publicly available information, KBW also reviewed, among other things, the market performance of 3 selected publicly traded Cannabis Capital Providers with enterprise values greater than $100 million, with the exception of Innovative Industrial Properties (NYSE: IIPR) which was considered but excluded as a comparable Cannabis Capital Provider due to: (i) its meaningfully larger scale and market capitalization, and (ii) its unique NYSE listing as a cannabis REIT that was achieved when the NYSE was amenable to cannabis REIT listings and that was subsequently grandfathered in when the NYSE reversed its policy and denied additional cannabis REIT listings. Using publicly available balance sheet and profitability information, KBW also compared the financial performance of SSIC to the selected companies.
The selected companies were as follows (shown by column in descending order of market capitalization):
NewLake Capital Partners, Inc.	AFC Gamma, Inc.
Chicago Atlantic Real Estate Finance, Inc.
To perform this analysis, KBW used market price information as of February 16, 2024, reported net asset value (“NAV”) per share data as of the end of the most recent completed quarterly period available and latest 12 months (“LTM”) reported net investment income per share (“NII”). KBW also used calendar years 2023 and 2024 NII estimates taken from consensus “street estimates” of the selected companies.
KBW’s analysis showed the following concerning the market performance of the selected companies, as well as corresponding implied multiples for SSIC based on the latest reported trade price and financial forecasts and projections of SSIC provided by management:
Selected Companies
	SSIC– Last Trade Price	Low	25th Percentile	Median	Average	75th Percentile	High
Price / NAV per share	0.56x	0.71x	0.77x	0.83x	0.87x	0.94x	1.05x
Price / LTM NII	7.8x	5.3x	6.2x	7.2x	9.0x	10.9x	14.5x
Price / CY2023 NII	7.2x	5.7x	6.7x	7.6x	9.5x	11.4x	15.2x
Price / CY2024 NII	7.0x	5.7x	6.5x	7.4x	9.2x	10.9x	14.5x
KBW then applied a range of price-to-NAV per share multiples of 0.77x to 0.94x derived from the 25th percentile and 75th percentile multiples of the selected companies to the preliminary December 31, 2023 NAV per share of SSIC, a range of price-to-estimated calendar year 2023 NII multiples of 6.67x to 11.39x derived from the 25th percentile and 75th percentile multiples of the selected companies to the estimated calendar year 2023 NII of SSIC, which was taken from financial forecasts and projections of SSIC provided by management, and a range of price-to-estimated calendar year 2024 NII multiples of 6.51x to 10.92x derived from the 25th percentile and 75th percentile multiples of the selected companies to the estimated calendar year 2024 NII of SSIC, which was also taken from financial forecasts and projections of SSIC provided by management. This analysis indicated the following ranges of the implied value per share of SSIC Common Stock, as compared to the assumed issuance price per share for the proposed Loan Portfolio Acquisition of $13.08 per share of SSIC Common Stock as of December 31, 2023 and also the last trade price of $7.94 per outstanding share of SSIC Common Stock as of February 16, 2024.
Implied Value Per Share Ranges of SSIC Common Stock
Based on NAV per share of SSIC as of December 31, 2023	$10.08 to $12.35
Based on CY2023 NII estimate of SSIC provided by management	$7.37 to $12.59
Based on CY2024 NII estimate of SSIC provided by management	$7.39 to $12.41
No company used as a comparison in the above selected companies analysis is identical to SSIC. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 29 selected acquisitions of U.S. business development companies announced since the beginning of 2015.
The selected transactions were as follows:
Acquirer	Acquired Company
Golub Capital BDC, Inc.	Golub Capital BDC 3, Inc.
Midcap Financial Investment Corporation	Apollo Senior Floating Rate Fund Inc.
Midcap Financial Investment Corporation	Apollo Tactical Income Fund Inc.
Franklin BSP Capital Corporation	Franklin BSP Lending Corporation
BlackRock TCP Capital Corp.	BlackRock Capital Investment Corporation
Crescent Capital BDC, Inc.	First Eagle Alternative Capital BDC, Inc.
Oaktree Specialty Lending Corporation	Oaktree Strategic Income II, Inc.
SLR Investment Corp.	SLR Senior Investment Corp.
Barings BDC Inc.	Sierra Income Corporation
Portman Ridge Finance Corporation	Harvest Capital Credit Corporation
FS KKR Capital Corp.	FS KKR Capital Corp. II
Oaktree Specialty Lending Corporation	Oaktree Strategic Income Corporation
Barings BDC, Inc.	MVC Capital, Inc.
Portman Ridge Finance Corporation	Garrison Capital Inc.
Goldman Sachs BDC, Inc.	Goldman Sachs Middle Market Lending Corp.
Crescent Capital BDC, Inc.	Alcentra Capital Corp.
Portman Ridge Finance Corporation	OHA Investment Corp
FS Investment Corporation II	FS Investment Corporation III
FS Investment Corporation II	FS Investment Corporation IV
FS Investment Corporation II	Corporate Capital Trust II
East Asset Management, LLC	Rand Capital Corporation
Golub Capital BDC, Inc.	Golub Capital Investment Corporation
FS Investment Corporation	Corporate Capital Trust, Inc.
Benefit Street Partners LLC; Barings	Triangle Capital Corporation
TCG BDC, Inc.	NF Investment Corp.
CĪON Investment Corporation	Credit Suisse Park View BDC, Inc.
MAST Capital Management LLC; Great Elm Capital Group Inc.	Full Circle Capital Corporation
Ares Capital Corporation	American Capital, Ltd.
PennantPark Floating Rate Capital Ltd.	MCG Capital Corporation
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company (including contributions by external managers) and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction (adjusted to reflect announced pre-closing adjustments):
•	Price to NAV per share of the acquired company; and
•	Price to LTM NII of the acquired company
KBW’s analysis showed the following concerning the selected transactions (excluding the impact of the price-to-LTM NII per share of five of the selected transactions, which multiples were considered to be not meaningful because they were either negative or greater than 40.0x):
Selected Transactions
	Low	25th Percentile	Average	Median	75th Percentile	High
Price / NAV Per Share	0.58x	0.83x	0.92x	0.95x	1.00x	1.16x
Price / LTM NII	5.2x	9.6x	11.8x	10.6x	12.6x	30.6x
KBW then applied a range of price-to-NAV per share multiples of 0.83x to 1.00x derived from the 25th percentile and 75th percentile multiples of the selected transactions to the preliminary December 31, 2023 NAV per share of SSIC and a range of price-to-LTM NII multiples of 9.56x to 12.62x derived from the 25th percentile and

75th percentile multiples of the selected transactions to the estimated calendar year 2023 NII of SSIC, which was taken from financial forecasts and projections of SSIC provided by management. This analysis indicated the following ranges of the implied value per share of SSIC Common Stock, as compared to the assumed issuance price per share for the proposed Loan Portfolio Acquisition of $13.08 per share of SSIC Common Stock as of December 31, 2023 and also the last trade price of $7.94 per outstanding share of SSIC Common Stock as of February 16, 2024:
Implied Value Per Share Ranges of SSIC Common Stock
Based on NAV per share of SSIC as of December 31, 2023	$10.89 to $13.08
Based on CY2023 NII estimate of SSIC provided by management	$10.56 to $13.94
No company or transaction used as a comparison in the above selected transaction analysis is identical to SSIC or the proposed Loan Portfolio Acquisition. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Dividend Discount Analysis of SSIC. KBW performed a dividend discount analysis of SSIC on a standalone basis to estimate ranges for the implied equity value of SSIC. In this analysis, KBW used financial and operating forecasts and projections relating to dividends and net assets of SSIC that were provided by management. KBW assumed discount rates ranging from 15.5% to 19.5%. Ranges of values were derived by adding (i) the present value of the estimated future dividends of SSIC over the period from the assumed June 30, 2024 closing date of the proposed Loan Portfolio Acquisition through December 31, 2027 and (ii) the present value of SSIC’s implied terminal value at the end of such period. KBW derived implied terminal values using two methodologies, one based on December 31, 2027 estimated NAV per share multiples and the other based on calendar year 2027 estimated dividend yields. Using implied terminal values for SSIC calculated by applying a terminal multiple range of 0.63x to 1.03x to SSIC’s estimated NAV per share as of December 31, 2027, this analysis resulted in a range of implied values per share of SSIC Common Stock of approximately $8.14 to $12.29, as compared to the assumed issuance price per share for the proposed Loan Portfolio Acquisition of $13.08 per share of SSIC Common Stock as of December 31, 2023 and also the last trade price of $7.94 per outstanding share of SSIC Common Stock as of February 16, 2024. Using implied terminal values for SSIC calculated by applying a terminal dividend yield range of 12.0% to 14.0% to SSIC’s calendar year 2027 estimated dividends, this analysis resulted in a range of implied values per share of SSIC Common Stock of approximately $8.50 to $10.29, as compared to the assumed issuance price per share for the proposed Loan Portfolio Acquisition of $13.08 per share of SSIC Common Stock as of December 31, 2023 and also the last trade price of $7.94 per outstanding share of SSIC Common Stock as of February 16, 2024.
The dividend discount analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including NAV per share and dividend assumptions, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of SSIC.
Illustrative Pro Forma Combined Dividend Discount Analysis. KBW performed an illustrative dividend discount analysis of the pro forma combined company to estimate ranges for the implied equity value of the pro forma combined company. In this analysis, KBW used financial and operating forecasts and projections relating to dividends and net assets of SSIC and CALP, on a combined basis reflecting pro forma assumptions (including, without limitation, the cost savings expected to result from the Loan Portfolio Acquisition). KBW did not consider the financial or other terms of the New Investment Advisory Agreement that were provided by SSIC’s management. KBW assumed discount rates ranging from 11.1% to 15.1%. Ranges of values were derived by adding (i) the present value of the estimated future dividends of the pro forma combined company over the period from the assumed June 30, 2024 closing date of the proposed Loan Portfolio Acquisition through December 31, 2027 and (ii) the present value of the pro forma combined company’s implied terminal value at the end of such period. KBW derived implied terminal values using two methodologies, one based on December 31, 2027 estimated NAV per share multiples and the other based on calendar year 2027 estimated dividend yields. Using implied terminal values for the pro forma combined company calculated by applying a terminal multiple range of 0.67x to 1.07x to the pro forma combined company’s estimated NAV per share as of December 31, 2027, this analysis resulted in a range of implied values per share of the pro forma combined company’s common stock of approximately $9.43 to $14.04. Using implied terminal values for the pro forma combined company calculated by applying a terminal dividend yield range of 11.3% to 13.3% to the pro forma combined company’s calendar year 2027 estimated dividends, this analysis resulted in a range of implied values per share of the pro forma combined company’s common stock of approximately $10.91 to $13.43. All future dividend and net asset value assumptions used by KBW for purposes of its analysis and opinion were as directed by SSIC and the Special Committee.
The dividend discount analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including NAV per share and dividend assumptions, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of SSIC or the pro forma SSIC business following acquisition of the Loan Portfolio in the proposed Loan Portfolio Acquisition.
Potential Net Investment Income and Dividend Per Share Accretion / (Dilution). Using financial and operating forecasts and projections of SSIC, on a standalone basis, and financial and operating forecasts and projections of SSIC following acquisition of the Loan Portfolio in the proposed Loan Portfolio Acquisition and reflecting pro forma assumptions (including, without limitation, the cost savings expected to result from the Loan Portfolio Acquisition), KBW analyzed the potential financial impact of the Loan Portfolio Acquisition on certain projected financial results of SSIC. KBW did not consider the financial or other terms of the New Investment Advisory Agreement provided by SSIC’s management. This analysis indicated the proposed Loan Portfolio Acquisition could be accretive to each of SSIC’s calendar year 2025, calendar year 2026 and calendar year 2027 estimated net investment income per share and to each of SSIC’s calendar year 2025, calendar year 2026 and calendar year 2027 estimated dividend per share. For all of the above analysis, the actual results achieved by SSIC following the proposed Loan Portfolio Acquisition may vary from the projected results, and the variations may be material.
Miscellaneous. KBW acted as financial advisor and investment banker to the Special Committee in connection with the proposed Loan Portfolio Acquisition and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is regularly engaged in the valuation of business development company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. In the ordinary course of KBW and its affiliates’ broker-dealer businesses (and further to an existing sales and trading relationship between BDC Adviser and a KBW broker-dealer affiliate), KBW and its affiliates may from time to time purchase securities from, and sell securities to, SSIC and CALP. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of SSIC for its and their own respective accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, SSIC agreed to pay KBW a cash fee equal to 1.00% of the purchase price for the Loan Portfolio, $350,000 of which became payable with the rendering of KBW’s opinion and the balance of which is contingent upon the closing of the Loan Portfolio Acquisition. SSIC also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith.
Other than in connection with the present engagement, during the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to SSIC. A broker-dealer affiliate of KBW acted as joint bookrunning manager for SSIC’s initial public offering in February 2022. During the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to CALP. KBW may in the future provide investment banking and financial advisory services to SSIC or CALP and receive compensation for such services. In addition, during the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to CAG, but may do so in the future and receive compensation for such services.
Regulatory Approvals Required for the Loan Portfolio Acquisition
The obligations of SSIC and CALP to complete the Loan Portfolio Acquisition are subject to the satisfaction or, where permissible, waiver of certain conditions, including the condition that all regulatory approvals required by law to consummate the Loan Portfolio Acquisition have been obtained and remain in full force and effect, and all statutory waiting periods required by applicable law in respect thereof have expired. SSIC and CALP have agreed to cooperate with each other and use their reasonable best efforts to obtain all consents, authorizations, approvals, exemptions or nonobjections from any governmental or regulatory authority necessary to consummate the Loan Portfolio Acquisition.

There can be no assurance that such regulatory approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of SSIC following completion of the Loan Portfolio Acquisition.
Third-Party Consents Required for the Loan Portfolio Acquisition
Under the Loan Portfolio Acquisition Agreement, each of SSIC’s and CALP’s obligation to complete the transfer of certain loans included in the Loan Portfolio is subject to the prior receipt of certain approvals, confirmations and consents required to be obtained from certain borrowers, agents and other parties with respect to such loans. Furthermore, the addition of certain loans to the Loan Portfolio requires third-party consents.
SSIC and CALP have agreed to cooperate with each other and use their reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to obtain as promptly as practicable all consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the Loan Portfolio Acquisition in the most expeditious manner practicable. There can be no assurance that any consents, approvals, confirmations or authorizations will be obtained or that such consents, approvals, confirmations or authorizations will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of SSIC following the Loan Portfolio Acquisition.

DESCRIPTION OF THE LOAN PORTFOLIO ACQUISITION AGREEMENT
The following summary, which includes the material terms of the Loan Portfolio Acquisition Agreement, is qualified by reference to the complete text of the Loan Portfolio Acquisition Agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Loan Portfolio Acquisition Agreement that is important to you. SSIC encourages you to read the Loan Portfolio Acquisition Agreement carefully and in its entirety.
Structure of the Transaction
Pursuant to the terms of the Loan Portfolio Acquisition Agreement, at the closing of the Loan Portfolio Acquisition, SSIC will issue to CALP (the “Stock Issuance”) newly issued shares of SSIC Common Stock (the “Purchased Shares”) in consideration for the sale and transfer by CALP of the Loan Portfolio (the “Transactions”).
Closing; Completion of the Proposed Transactions
It is currently expected that the Transactions will be completed promptly following receipt of the SSIC Stockholder Approvals (as defined below) at the SSIC Special Meeting and satisfaction of the other closing conditions set forth in the Loan Portfolio Acquisition Agreement as described below.
The closing of the Loan Portfolio Acquisition will occur on the next business day after the satisfaction or waiver of the closing conditions set forth in the Loan Portfolio Acquisition Agreement or at another time as may be agreed in writing by SSIC and CALP.
Consideration; Valuation
The number of Purchased Shares to be issued to CALP at the closing of the Loan Portfolio Acquisition in consideration for the sale and transfer by CALP of the Loan Portfolio will be equal to (i) the fair value of the Loan Portfolio (the “Loan Portfolio Fair Value”) as of 5:00 p.m. Central time on the second day (excluding Sundays and holidays) immediately prior to the Closing Date (the “Closing Cut-off Time”), divided by (ii) the “SSIC NAV Per Share,” which is the net asset value of SSIC as of the Closing Cut-off Time (the “SSIC NAV”) divided by the number of outstanding shares of SSIC Common Stock as of the Closing Cut-off Time. The Loan Portfolio Fair Value and the SSIC NAV will be determined based on the valuation policies and procedures of SSIC (the “Valuation Policies”).
From the date of the Loan Portfolio Acquisition Agreement until the Closing Cut-off Time, SSIC and CALP will discuss in good faith the amounts to be taken into account under the calculation of the Loan Portfolio Fair Value. Within twenty-four (24) hours after the Closing Cut-off Time, SSIC will deliver to CALP a certificate setting forth its good faith calculation of the Loan Portfolio Fair Value and the SSIC NAV prepared in accordance with the Valuation Policies (the “Calculation Notice”).
In the event that CALP does not agree with the calculation of the SSIC NAV or the Loan Portfolio Fair Value as set forth in the Calculation Notice, SSIC and CALP will negotiate in good faith to agree upon the calculation of the SSIC NAV or the Loan Portfolio Fair Value, as the case may be, prior to the closing of the Loan Portfolio Acquisition. In the event that the closing of the Loan Portfolio Acquisition is subsequently materially delayed, SSIC will update the calculations of the SSIC NAV and the Loan Portfolio Fair Value using the new expected Closing Date as the reference for calculation of the Closing Cut-off Time and to the extent there is any disagreement thereof, the parties will negotiate in good faith to agree on such calculations consistent with the procedures specified above.
In the event that a third-party consent is required for the sale and transfer of any loan in the Loan Portfolio to SSIC which has not been obtained five (5) business days prior to the Closing Date, then the applicable loan will not constitute part of the Loan Portfolio for any purposes of the Loan Portfolio Acquisition Agreement and such loan will be excluded from the calculation of Loan Portfolio Fair Value. CALP will notify SSIC as soon as reasonably practicable if CALP has been notified by a third party that such third party will not provide its applicable consent.
As of January 1, 2024, the Loan Portfolio was comprised of twenty-four (24) loans with an aggregate value of approximately $130 million. CALP has agreed to use reasonable best efforts to add four (4) loans with an aggregate value of approximately $43 million to the Loan Portfolio prior to the closing of the Loan Portfolio Acquisition (as of June 30, 2024, the aggregate value of the loans that CALP has agreed to add to the Loan Portfolio prior to the closing of the Loan Portfolio Acquisition is approximately $41 million in light of the fact that CALP added portions of certain loans to the Loan Portfolio between January 1, 2024 and June 30, 2024). SSIC and CALP may also agree to the addition of other loans to the Loan Portfolio prior to the Determination Date. The inclusion and/or addition of certain loans to the Loan Portfolio may require third-party consents, and/or such loans may need to be acquired by CALP, and there can be no assurance that any additional loans will be added to the Loan Portfolio prior to the closing of the Loan Portfolio Acquisition. Certain loans may also be removed from the Loan Portfolio upon the agreement of SSIC and CALP, if required third-party consents are not obtained, or upon the repayment of the loans.
Representations and Warranties and Statements
The Loan Portfolio Acquisition Agreement contains customary representations and warranties of SSIC and CALP relating to their respective businesses for a transaction of this type, subject to specified exemptions and qualifications, including as set forth in the SSIC and CALP disclosure schedules. The Loan Portfolio Acquisition Agreement also contains certain statements regarding BDC Adviser as specified below. The representations, warranties and statements in the Loan Portfolio Acquisition Agreement will not survive the closing of the Loan Portfolio Acquisition, other than CALP’s representations and warranties with respect to the Loan Portfolio, which will survive until the sixth (6th) month anniversary of the Closing Date (the “Holdback Release Date”). In the event that SSIC provides written notice of a claim with respect to an alleged breach of CALP’s representations and warranties with respect to the Loan Portfolio prior to the Holdback Release Date, such claim will survive until finally resolved.
The Loan Portfolio Acquisition Agreement also contains certain statements regarding BDC Adviser, subject to specified exemptions and qualifications, including as set forth in the BDC Adviser disclosure schedule.
These representations and warranties (and, with respect to BDC Adviser, these statements) were made as of specific dates, may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Loan Portfolio Acquisition Agreement and may have been included in the Loan Portfolio Acquisition Agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. The Loan Portfolio Acquisition Agreement is described in, and included as Annex A to, this document only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the parties or their respective businesses. Accordingly, the representations and warranties (and, with respect to BDC Adviser, the statements) and other provisions of the Loan Portfolio Acquisition Agreement should not be read alone, but instead, should be read only in conjunction with the information provided elsewhere in this document.
Conduct of Business Pending Consummation of the Transactions
SSIC
SSIC has undertaken covenants that place restrictions on it until the consummation of the Transactions. In general, SSIC has agreed that before the closing of the Loan Portfolio Acquisition, except (i) as expressly required by the Loan Portfolio Acquisition Agreement, (ii) as required by applicable laws, (iii) with the prior written consent of CALP or (iv) as set forth in the SSIC disclosure schedule, SSIC will conduct its business in all material respects in the ordinary course of business and in a manner consistent with past practice and use reasonable best efforts to maintain and preserve intact its business organization and existing material business relationships and retain the services of its key officers, and will not take certain actions with respect to its business as described in the Loan Portfolio Acquisition Agreement.
CALP
CALP has undertaken covenants that place restrictions on it until the consummation of the Transactions. In general, CALP has agreed that before the closing of the Loan Portfolio Acquisition, except (i) as expressly required by the Loan Portfolio Acquisition Agreement, (ii) as required by applicable laws, (iii) with the prior written consent of SSIC or (iv) as set forth in the CALP disclosure schedule, CALP will, and will cause certain of its affiliates to, use reasonable best efforts to maintain the Loan Portfolio in all material respects in the ordinary course of business, and will not take certain actions with respect to the Loan Portfolio as described in the Loan Portfolio Acquisition Agreement.

Subordination Agreements
Prior to the Closing Cut-off Time, CALP will terminate, or cause the termination of, any contracts existing on the date of the Loan Portfolio Acquisition Agreement that subordinate, purport to subordinate or have the substantive effect of subordinating CALP’s rights to payments in respect of any loan in the Loan Portfolio to any indebtedness or other claims or any lien supporting any other indebtedness or other claims owed to any affiliate of CALP.
Additional Agreements
The Loan Portfolio Acquisition Agreement contains covenants relating to the preparation of this document, the holding of the SSIC Special Meeting, obtaining certain regulatory and third party consents, access to information of the other party, no solicitation, takeover statutes and provisions, indemnification and certain other matters as specified below.
Regulatory and Other Matters
The parties agreed to reasonably cooperate with each other and use their respective reasonable best efforts to take all actions and do all things necessary to obtain as promptly as practicable all permits of all governmental entities and consents of third parties that are necessary or advisable to consummate the Transactions in the most expeditious manner reasonably practicable, defend any lawsuits or other actions challenging the Loan Portfolio Acquisition Agreement or the consummation of the Transactions and to comply with the terms and conditions of all such permits and consents of all such third parties and governmental entities. Neither party nor any of its affiliates will be obligated to, and except with CALP’s consent, SSIC and any of its affiliates will not, grant or offer to grant any material accommodation or concession, financial or otherwise, or make any payment, to any third party in connection with seeking or obtaining such third party’s consent in connection with the Transactions.
SSIC Stockholder Approvals
As promptly as practicable following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, SSIC will distribute the definitive proxy statement to its stockholders and, acting through the SSIC Board, will call, give notice of, convene and hold the SSIC Special Meeting for the purpose of voting on the following proposals (and SSIC will not submit any other proposals to the SSIC stockholders without CALP’s prior consent) (such stockholder approvals collectively, the “SSIC Stockholder Approvals”):
•	election of new directors, as mutually agreed between the parties, to the SSIC Board; and
•	for purposes of complying with applicable NASDAQ rules, authorization of the issuance of more than 20% of the SSIC Common Stock pursuant to the Stock Issuance.
Unless the SSIC Board has made an Adverse Recommendation Change (as defined in the Loan Portfolio Acquisition Agreement) as permitted by the Loan Portfolio Acquisition Agreement, SSIC will use its reasonable best efforts to solicit from its stockholders proxies in favor of the foregoing proposals.
SSIC Officers
Concurrently with the closing of the Loan Portfolio Acquisition, the SSIC Board will appoint (i) Scott Gordon as the Executive Chairman of the SSIC Board and Co-Chief Investment Officer of SSIC, (ii) Andreas Bodmeier as Chief Executive Officer of SSIC, (iii) Dino Colonna as President of SSIC and (iv) Umesh Mahajan as Chief Financial Officer and Co-Chief Investment Officer of SSIC.
No Solicitation
SSIC has agreed to, and agreed to cause its affiliates and its and their respective representatives to, among other obligations detailed in the Loan Portfolio Acquisition Agreement, immediately cease and terminate any existing activities, solicitation, discussions, communications, negotiations or similar activities, if any, with respect to or relating to any Competing Proposal (as defined in the Loan Portfolio Acquisition Agreement) or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal.

If SSIC or its representatives receive any Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Competing Proposal, it must notify CALP promptly (and in any event within twenty-four (24) hours), provide CALP with certain information with respect to such Competing Proposal, and copies of any written materials received by it in connection thereto (including the identity of the potential acquirer), and keep CALP reasonably informed on a prompt basis (and in any event within twenty-four (24) hours) of significant developments or negotiations of such Competing Proposal.
Notwithstanding the foregoing, if, prior to the receipt of the SSIC Stockholder Approvals, SSIC or its representatives receive a Competing Proposal from a third party that did not result from a breach of the non-solicitation provisions in the Loan Portfolio Acquisition Agreement, then SSIC may engage with such third party if the SSIC Board determines in good faith that (A) such Competing Proposal either constitutes a Superior Proposal (as defined in the Loan Portfolio Acquisition Agreement) or is reasonably likely to lead to a Superior Proposal and (B) failure to take such action would be reasonably likely to constitute a breach of the standard of conduct applicable to the directors of SSIC under applicable laws.
If, prior to the receipt of the SSIC Stockholder Approvals, SSIC or the SSIC Board receives a Superior Proposal that did not result from a breach of the non-solicitation provisions in the Loan Portfolio Acquisition Agreement, the SSIC Board (acting upon the recommendation of the Special Committee) may authorize and cause SSIC to (x) effect an Adverse Recommendation Change and (y) terminate the Loan Portfolio Acquisition Agreement and concurrently with such termination enter into a definitive agreement with respect to such Superior Proposal, subject to the payment of the termination fee (as described below), subject to certain conditions and exceptions in accordance with the Loan Portfolio Acquisition Agreement.
Intervening Event
Other than in connection with a Superior Proposal, prior to obtaining the SSIC Stockholder Approvals, the SSIC Board may effect an Adverse Recommendation Change in response to an Intervening Event (as defined in the Loan Portfolio Acquisition Agreement), subject to certain conditions and exceptions.
Stockholder Litigation
Between the date of the Loan Portfolio Acquisition Agreement and the Closing Date, SSIC will (a) provide prompt notice to CALP of any stockholder litigation relating to the Loan Portfolio Acquisition Agreement or the Transactions, (b) keep CALP reasonably informed of any material developments in connection with any such litigation and (c) consult with CALP regarding the defense and settlement of any such litigation and not settle any such litigation without the prior written consent of CALP.
NASDAQ Global Market Listing
SSIC has agreed to use its reasonable best efforts to cause all Purchased Shares issuable pursuant to the Transactions to be approved for listing on the NASDAQ Global Market at or prior to the Closing Date. SSIC will promptly notify CALP in writing of any notices of non-compliance received from NASDAQ and will use reasonable best efforts to promptly remedy any non-compliance issues.
Conditions to Closing the Transactions
Conditions to Each Party’s Obligations to Consummate the Transactions
The obligations of SSIC and CALP to consummate the Transactions are subject to the satisfaction or waiver by SSIC and CALP at or prior to the closing of the Loan Portfolio Acquisition of the following conditions:
•	The SSIC Stockholder Approvals are received;
•	The SSIC NAV and the Loan Portfolio Fair Value calculations have been completed, finalized and agreed;
•
The registration statement of which this proxy statement/prospectus forms a part has become effective and remains effective as of the closing of the Loan Portfolio Acquisition, and no stop order or similar order is in effect with respect thereto; the Purchased Shares are authorized for listing on the NASDAQ Global Market, subject only to official notice of issuance thereof;

•
No governmental entity has enacted any law or issued any order after the date of the Loan Portfolio Acquisition Agreement that would enjoin, prohibit or otherwise make illegal the consummation of the Transactions, and there is no action pending by any governmental entity that (i) challenges the validity of the Loan Portfolio Acquisition Agreement or (ii) seeks to enjoin, prohibit or otherwise make illegal the consummation of the Transactions; and

•
The Purchased Shares, after giving effect to the Stock Issuance, collectively constitute at least sixty-five percent (65%) but no more than seventy-five percent (75%) of the total issued and outstanding SSIC Common Stock.

Conditions to Obligations of CALP to Consummate the Transactions
The obligations of CALP to consummate the Transactions are subject to the satisfaction or waiver by CALP at or prior to the closing of the Loan Portfolio Acquisition of certain customary closing conditions. CALP shall have received a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of SSIC confirming the satisfaction of such conditions, and a certificate signed on behalf of BDC Adviser by the manager of BDC Adviser confirming that no material adverse effect has occurred that is continuing at the closing of the Loan Portfolio Acquisition with respect to BDC Adviser.
Conditions to Obligations of SSIC to Consummate the Transactions
The obligations of SSIC to consummate the Transactions are subject to the satisfaction or waiver by SSIC at or prior to the closing of the Loan Portfolio Acquisition of certain customary closing conditions.
SSIC shall have received a certificate signed on behalf of CALP by an officer, manager or member of CALP confirming the satisfaction of such conditions.
Frustration of Closing Conditions
Neither SSIC nor CALP can rely on the failure of any condition set forth in the foregoing sections to be satisfied if the failure was primarily caused by the party relying on such failure to perform any of its material obligations under the Loan Portfolio Acquisition Agreement.
Termination of the Loan Portfolio Acquisition Agreement
Right to Terminate
The Loan Portfolio Acquisition Agreement may be terminated at any time prior to the closing of the Loan Portfolio Acquisition, whether before or after receipt of the SSIC Stockholder Approvals, as follows:
•	by mutual written consent of SSIC and CALP:
•	by either SSIC or CALP, if:
•	any governmental entity has issued or entered into a final non-appealable order or enacted any law that permanently enjoins, prohibits or otherwise makes illegal the consummation of the Transactions;
•	the Transactions have not consummated on or before November 18, 2024 (the “Outside Date”), subject to certain conditions and exceptions; or
•	the SSIC Stockholder Approvals are not received.
•	by CALP:
•
if SSIC breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Loan Portfolio Acquisition Agreement, and in each case, such breach or failure to perform cannot be or is not timely cured in accordance with the Loan Portfolio Acquisition Agreement;

•
upon the inaccuracy of any of the statements set forth in the statements with respect to BDC Adviser, which inaccuracy cannot be or is not timely cured in accordance with the Loan Portfolio Acquisition Agreement; or

•
if (i) prior to the receipt of the SSIC Stockholder Approvals, the SSIC Board makes an Adverse Recommendation Change or (ii) SSIC or the SSIC Board, as applicable, has materially breached certain obligations under the no solicitation provision in the Loan Portfolio Acquisition Agreement.

•	by SSIC:
•
if CALP breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Loan Portfolio Acquisition Agreement, and in each case, such breach or failure to perform cannot be or is not timely cured in accordance with the Loan Portfolio Acquisition Agreement; or

•
prior to the receipt of the SSIC Stockholder Approvals, in order for SSIC to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, the no solicitation provision of the Loan Portfolio Acquisition Agreement.

Termination Fee
A termination fee in an amount equal to $6,046,613 will be payable by SSIC to CALP if the Loan Portfolio Acquisition Agreement is terminated prior to consummation of the Transactions under any of the following circumstances:
•
SSIC terminates the Loan Portfolio Acquisition Agreement prior to the receipt of the SSIC Stockholder Approvals in order for SSIC to enter into a definitive agreement with respect to a Superior Proposal;

•	CALP terminates the Loan Portfolio Acquisition Agreement prior to the receipt of the SSIC Stockholder Approvals in the event that the SSIC Board makes an Adverse Recommendation Change;
•
CALP terminates the Loan Portfolio Acquisition Agreement due to SSIC’s breach or failure to perform its representations, warranties or covenants and such breach or failure to perform is not cured or capable of being cured in accordance with the Loan Portfolio Acquisition Agreement, and within twelve (12) months after such termination, any Competing Proposal is consummated or SSIC enters into a definitive agreement with respect to any Competing Proposal, subject to certain conditions and exceptions;

•
CALP terminates the Loan Portfolio Acquisition Agreement due to the inaccuracy of any of the statements with respect to BDC Adviser, which inaccuracy is not cured or capable of being cured in accordance with the Loan Portfolio Acquisition Agreement, and within twelve (12) months after such termination, any Competing Proposal is consummated or SSIC enters into a definitive agreement with respect to any Competing Proposal, subject to certain conditions and exceptions;

•
CALP terminates the Loan Portfolio Acquisition Agreement prior to the receipt of the SSIC Stockholder Approvals in the event that SSIC or the SSIC Board, as applicable, has materially breached certain obligations under the no solicitation provision of the Loan Portfolio Acquisition Agreement, and within twelve (12) months after such termination, any Competing Proposal is consummated or SSIC enters into a definitive agreement with respect to any Competing Proposal, subject to certain conditions and exceptions; or

•
SSIC or CALP terminates the Loan Portfolio Acquisition Agreement if (i) the Transactions have not been consummated by the Outside Date, subject to certain conditions and exceptions or (ii) SSIC shall have failed to obtain the SSIC Stockholder Approvals, and, in each case, within twelve (12) months after such termination, any Competing Proposal is consummated or SSIC enters into a definitive agreement with respect to any Competing Proposal, subject to certain conditions and exceptions.

The parties agreed that in no event will SSIC be required to pay to CALP the termination fee on more than one occasion.

Effect of Termination
If the Loan Portfolio Acquisition Agreement is terminated, it will become null and void and have no effect, and no party will have any liability of any nature whatsoever thereunder, except that (1) no such termination will relieve SSIC or BDC Adviser, on the one hand, or CALP, on the other hand, of any liability or damages resulting from any intentional breach or fraud and (2) certain designated provisions of the Loan Portfolio Acquisition Agreement, including, but not limited to, the confidentiality, termination, termination fee and indemnification provisions, will survive the termination.
Indemnification
CALP has agreed to indemnify SSIC against, and to hold SSIC harmless from, any and all Damages (as defined in the Loan Portfolio Acquisition Agreement) incurred or suffered by SSIC, to the extent arising out of any inaccuracy, misrepresentation or breach of representations or warranties of CALP with respect to the Loan Portfolio. Such indemnification obligation will apply under certain terms and limitations as described in the Loan Portfolio Acquisition Agreement.
CALP’s maximum aggregate liability with respect to indemnification claims will not exceed the value of the number of Purchased Shares (the “Holdback Shares”) equal to the lesser of: (a) the quotient of (i) $10 million divided by (ii) the SSIC NAV Per Share and (b) 3% of the total issued and outstanding SSIC Common Stock after giving effect to the Stock Issuance. Until the Holdback Release Date, the Holdback Shares will be subject to certain transfer restrictions.
Any indemnification obligations in respect of Damages will be payable only if (i) the Damages from (1) any one single claim or (2) any one set of aggregated claims arising from the same operative set of core facts relating to a common substantive issue that resulted in such Damages are in excess of $50,000, and (ii) the aggregate of all Damages relating thereto for which CALP is liable exceeds on a cumulative basis an amount equal to $750,000 (the “Basket”), in which case SSIC shall be entitled to indemnification for all such Damages in excess of the Basket.
Any indemnification obligation in respect of Damages, in whole or in part, will be satisfied by CALP, in its sole discretion, by (i) selling or otherwise disposing of a number of the Holdback Shares determined by CALP to be necessary in order to satisfy its indemnification obligations, paying the amount of such Damages to SSIC, and holding any excess proceeds of such sale or disposition through and including the Holdback Release Date, (ii) paying such indemnification obligation to SSIC with cash on hand or (iii) by transferring to SSIC a number of the Holdback Shares (valued based on the closing price per share of SSIC Common Stock as of the most recent trading day prior to the date of such transfer) necessary in order to satisfy its indemnification obligations.
The Loan Portfolio Acquisition Agreement includes certain provisions with respect to the procedures relating to the above indemnification obligations, such as procedures for SSIC making a direct claim, the right to control the defense of any third party claim, and notice periods and cooperation of the parties with respect to the defense of any third party claim.
SSIC has agreed to use reasonable best efforts to mitigate any Damages which form the basis of the above indemnification obligations after becoming aware of any facts or circumstances forming the basis of such claim or the possibility of such Damages.
Expenses and Fees
All fees and expenses incurred in connection with the Transactions will be borne by the party incurring such fees or expenses, except that transfer and similar taxes incurred in connection with the consummation of the Transactions will be borne by SSIC.
Voting Agreement
On February 18, 2024, CALP, BDC Adviser, Silver Spike Holdings, LP, and Scott Gordon entered into the Voting Agreement, pursuant to which, among other things, BDC Adviser has agreed (i) to vote all shares of SSIC Common Stock beneficially owned by BDC Adviser in favor of the Transactions, (ii) to vote against any competing proposal or a superior proposal and (iii) not enter into any contract, option or other arrangement or understanding with respect to the transfer of any shares of the SSIC Common Stock beneficially owned by BDC Adviser, other than certain customary exceptions.

The Voting Agreement will terminate upon the earliest to occur of: (i) the mutual consent of CALP and BDC Adviser, (ii) the termination of the Loan Portfolio Acquisition Agreement in accordance with its terms or (iii) the closing of the Transactions. BDC Adviser also has the right to terminate the Voting Agreement if the Loan Portfolio Acquisition Agreement is amended in a manner materially averse to BDC Adviser without BDC Adviser’s consent.
No compensation was paid to BDC Adviser, Silver Spike Holdings LP, or Scott Gordon to enter into the Voting Agreement.

DESCRIPTION OF THE JOINT VENTURE AGREEMENT
On February 18, 2024, BDC Adviser, CALP Adviser, and certain of their affiliates, entered into the Joint Venture Agreement with respect to the Joint Venture. Pursuant to the terms of the Joint Venture Agreement, at the closing, BDC Adviser will issue to CALP Adviser membership interests of BDC Adviser (the “Membership Interests Issuance”) and admit CALP Adviser as a member of BDC Adviser in consideration for CALP Adviser’s capital contribution to BDC Adviser, as detailed below.
The membership interests in BDC Adviser issued to CALP Adviser pursuant to the Membership Interests Issuance will equal a designated percentage (the “Designated Percentage”) of the total membership interests in BDC Adviser. The designated percentage is calculated by dividing (i) the Loan Portfolio Fair Value of the Loan Portfolio purchased by SSIC from CALP pursuant to the Loan Portfolio Acquisition Agreement by (ii) the sum (the “Closing Joint Venture AUM”) of (x) the SSIC NAV and (y) the Loan Portfolio Fair Value.
At the Closing of the Joint Venture, CALP Adviser shall contribute to BDC Adviser a capital contribution in an amount of cash equal to $100,000 multiplied by the Designated Percentage. In addition to the cash capital contribution, CALP shall contribute to BDC Adviser all rights, title and interests to the CALP Investment Management Agreement.
Representations and Warranties and Statements
The Joint Venture Agreement contains customary representations and warranties of the parties thereto relating to their respective businesses for a transaction of this type, subject to specified exemptions and qualifications, including as set forth in the disclosure schedules of each of the parties thereto. The representations, warranties and statements in the Joint Venture Agreement will not survive the closing of the transactions contemplated by the Joint Venture Agreement.
Covenants Relating to Conduct of Business
BDC Adviser has undertaken covenants that place restrictions on it until the consummation of the transactions contemplated by the Joint Venture Agreement. In general, BDC Adviser has agreed that before the closing of the Joint Venture, except (i) as expressly required by the Joint Venture Agreement, (ii) as required by applicable law, (iii) with the prior written consent of CALP Adviser or (iv) as set forth in the BDC Adviser disclosure schedule, BDC Adviser will (i) conduct its business in all material respects in the ordinary course of business and in a manner consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization and existing material business relationships and retain the services of its key officers and (iii) will not take certain actions with respect to its business, in each case, subject to certain exceptions and conditions.
Regulatory and Other Matters
The parties agreed to reasonably cooperate with each other and use their respective reasonable best efforts to take all actions and do all things necessary to obtain as promptly as practicable all permits of all governmental entities and consents of third parties that are necessary or advisable to consummate the transactions contemplated by the Joint Venture Agreement in the most expeditious manner reasonably practicable, defend any lawsuits or other actions challenging the Joint Venture Agreement or the consummation of the transactions contemplated by the Joint Venture Agreement and to comply with the terms and conditions of all such permits and consents of all such third parties and governmental entities. Neither party nor any of its affiliates will be obligated to, and except with CALP’s consent, SSIC and any of its affiliates will not, grant or offer to grant any material accommodation or concession, financial or otherwise, or make any payment, to any third party in connection with seeking or obtaining such third party’s consent in connection with the transactions contemplated by the Joint Venture Agreement.

Conditions to Closing the Transactions Contemplated by the Joint Venture Agreement
Conditions to Each Party’s Obligations
The obligations of the parties to consummate the transactions contemplated by the Joint Venture Agreement are subject to the satisfaction or waiver by the parties at or prior to the closing of the Joint Venture Agreement of the following conditions:
•	The SSIC NAV and the Loan Portfolio Fair Value calculations have been completed, finalized and agreed, and the value of the Closing Joint Venture AUM is at least $120,000,000;
•
No governmental entity has enacted any law or issued any order after the date of the Joint Venture Agreement that would enjoin, prohibit or otherwise make illegal the consummation of the transactions contemplated by the Joint Venture Agreement; and

•	The Designated Percentage shall be at least sixty-five percent (65%) but no more than seventy-five percent (75%).
Conditions to Obligations of CALP Adviser and its Affiliates
The obligations of CALP Adviser and its affiliates to consummate the transactions contemplated by the Joint Venture Agreement are subject to the satisfaction or waiver by CALP Adviser at or prior to the closing of the Joint Venture Agreement of certain customary closing conditions. CALP Adviser shall have received certificates signed on behalf of BDC Adviser and its affiliates by an officer, manager or member confirming the satisfaction of such conditions.
Conditions to Obligations of BDC Adviser and its Affiliates
The obligations of BDC Adviser and its affiliates to consummate the transactions contemplated by the Joint Venture Agreement are subject to the satisfaction or waiver by BDC Adviser at or prior to the closing of the Joint Venture Agreement of certain customary closing conditions. BDC Adviser shall have received certificates signed on behalf of CALP Adviser and its affiliates by an officer, manager or member confirming the satisfaction of such conditions.
Frustration of Closing Conditions
No party to the Joint Venture Agreement can rely on the failure of any of the foregoing conditions, as applicable, to be satisfied if the failure was primarily caused by the party relying on such failure to perform any of its material obligations under the Joint Venture Agreement.
Termination
The Joint Venture Agreement may be terminated at any time prior to the closing of the Joint Venture, as follows:
•	by mutual written consent of BDC Adviser and CALP Adviser;
•	by either BDC Adviser or CALP Adviser, if:
•
any governmental entity has issued or entered into a final non-appealable order or enacted any law that permanently enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated by the Joint Venture Agreement;

•	the transactions contemplated by the Joint Venture Agreement have not consummated on or before November 18, 2024 (the “Outside Date”), subject to certain conditions and exceptions; or
•	SSIC stockholders do not approve the Advisory Agreement Approval Proposal.
•
by CALP Adviser if BDC Adviser or certain of its affiliates breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Joint Venture Agreement, and in each case, such breach or failure to perform cannot be or is not timely cured in accordance with the Joint Venture Agreement, subject to certain conditions and exceptions; or

•
by BDC Adviser if CALP Adviser or certain of its affiliates breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Joint Venture Agreement, and in each case, such breach or failure to perform cannot be or is not timely cured in accordance with the Joint Venture Agreement, subject to certain conditions and exceptions.

Effect of Termination
If the Joint Venture Agreement is terminated, it will become null and void and have no effect, and no party will have any liability of any nature whatsoever thereunder, except that (1) no such termination will relieve BDC Adviser, on the one hand, or CALP Adviser, on the other hand, of any liability or damages resulting from any intentional breach or fraud and (2) certain designated provisions of the Joint Venture Agreement, including, but not limited to, the confidentiality and termination provisions, will survive the termination.
Indemnification
Silver Spike Holdings, LP has agreed to indemnify BDC Adviser and CALP Adviser and certain of its affiliates (the “CA Indemnified Parties”), against, and to hold harmless from, any and all damages incurred or suffered by the CA Indemnified Parties, as applicable, to the extent arising out of the assets, liabilities, businesses, and operations of BDC Adviser prior to the closing of the transactions contemplated by the Joint Venture Agreement, and certain other matters. CALP Adviser has agreed to indemnify BDC Adviser and certain of its affiliates (the “SS Indemnified Parties”), against, and to hold harmless from, any and all damages incurred or suffered by the SS Indemnified Parties, as applicable, to the extent arising out of the assets, liabilities, businesses, and operations of CALP Adviser prior to the closing of the transactions contemplated by the Joint Venture Agreement, and certain other matters. Such indemnification obligations will apply under certain terms and limitations.
Expenses and Fees
All fees and expenses incurred in connection with the transactions contemplated by the Joint Venture Agreement will be borne by the party incurring such fees or expenses.
Employment Agreements
Messrs. Gordon, Mahajan, Colonna and Healy each agreed to his own Employment Agreement with Chicago Atlantic Advisers, LLC, or one of its affiliates, shortly before the signing of the Loan Portfolio Acquisition Agreement and the Joint Venture Agreement, and after the diligence review of the Loan Portfolio was substantially completed. Depending upon the individual, the Employment Agreements include a $25,000-$100,000 increase in base salary as compared to the individual’s current base salary for his services to BDC Adviser, and guarantee such base salaries (including following an involuntary or constructive termination of employment) for up to four years following the closing of the Joint Venture. These individuals are also eligible to participate in employee benefit plans and programs generally available to other employees. Mr. Gordon’s Employment Agreement also includes the potential for additional compensation based on the performance of other areas of the CAG business with which he is expected to be involved.

ACCOUNTING TREATMENT OF THE LOAN PORTFOLIO ACQUISITION
The Loan Portfolio Acquisition will be accounted for as an asset acquisition by SSIC, with the Loan Portfolio accounted for at fair value both at the acquisition date and prospectively. The transaction costs incurred by SSIC for the asset acquisition will be expensed as incurred, because the acquired assets consist of a loan portfolio that is accounted for prospectively at fair value. In addition to transaction costs, there will be deferred offering costs associated with the issuance of equity securities which will be capitalized and charged to capital upon the issuance of shares of SSIC Common Stock concurrently with the completion of the Loan Portfolio Acquisition.
Increases or decreases in the estimated fair values of the net assets, commitments, and other items as compared to the information shown in this proxy statement/prospectus may occur. Accordingly, the final adjustments may be materially different from the pro forma adjustments presented in this proxy statement/prospectus.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE LOAN PORTFOLIO ACQUISITION
The following discussion is a general summary of the material U.S. federal income tax consequences of the Loan Portfolio Acquisition, including an investment in shares of SSIC Common Stock by CALP. This summary does not purport to be a complete description of the income tax consequences of the Loan Portfolio Acquisition applicable to an investment in shares of SSIC Common Stock. For example, this discussion does not describe the tax consequences that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to mark-to-market their securities holdings for tax purposes, persons that have a functional currency (as defined in Section 985 of the Code) other than the U.S. dollar, pension plans and trusts, and financial institutions. This summary assumes that investors hold SSIC’s Common Stock as capital assets (within the meaning of Section 1221 of the Code). The discussion is based upon the Code, Treasury regulations, and administrative and judicial interpretations, each as of the date of this document and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. For purposes of this discussion, references to “dividends” include dividends within the meaning of the applicable U.S. federal income tax laws and associated regulations, and may include amounts distributed from sources other than listed under Section 19(a) of the 1940 Act.
SSIC has not sought and will not seek any ruling from the Internal Revenue Service, or IRS, as to the U.S. federal income tax consequences of the Loan Portfolio Acquisition or any related transactions. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if SSIC invested in tax-exempt securities or certain other investment assets. You are urged to consult with your own tax advisors and financial planners as to the particular tax consequences of the Loan Portfolio Acquisition to you, as applicable, including the applicability and effect of any state, local or foreign laws and the effect of possible changes in applicable tax laws.
Consequences of the Loan Portfolio Acquisition for SSIC Stockholders
The Loan Portfolio Acquisition is not expected to be a taxable event for SSIC stockholders. SSIC is not expected to recognize gain or loss as a result of the issuance of shares of SSIC Common Stock in connection with the Loan Portfolio Acquisition, and SSIC stockholders are also not treated as recognizing gain or loss on the Loan Portfolio Acquisition.
SSIC Status as a Regulated Investment Company
SSIC intends to qualify as a regulated investment company under Subchapter M of the Code (a “RIC”) in the current and future taxable years. Assuming that SSIC so qualifies and that SSIC satisfies the distribution requirements described below, SSIC generally will not be subject to U.S. federal income tax on income distributed in a timely manner to stockholders.
To qualify as a RIC for any taxable year, SSIC must, among other things, satisfy both an income test and an asset diversification test for such taxable year. Specifically, (i) at least 90% of SSIC’s gross income for such taxable year must consist of dividends; interest; payments with respect to certain securities loans; gains from the sale or other disposition of stock, securities or foreign currencies; other income (including, but not limited to, gains from options, futures or forward contracts) derived with respect to SSIC’s business of investing in such stock, securities or currencies; and net income derived from interests in “qualified publicly traded partnerships” (such income, “Qualifying RIC Income”) and (ii) SSIC’s holdings must be diversified so that, at the end of each quarter of such taxable year, (a) at least 50% of the value of SSIC’s total assets is represented by cash and cash items, securities of other RICs, U.S. government securities and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of SSIC’s total assets and not greater than 10% of the outstanding voting securities of such issuer and (b) not more than 25% of the value of SSIC’s total assets is invested (x) in the securities (other than U.S. government securities or securities of other RICs) of any one issuer or of two or more issuers that SSIC controls and that are engaged in the same, similar or related trades or businesses or (y) in the securities of one or more “qualified publicly traded partnerships.” A “qualified publicly traded partnership” is generally defined as an entity that is treated as a partnership for U.S. federal income tax purposes if (i) interests in such entity are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof and (ii) less than 90% of such entity’s gross income for the relevant taxable year consists of Qualifying RIC Income. SSIC’s share of income derived from a partnership other than a “qualified publicly traded partnership” will be treated as Qualifying RIC Income only to the extent that such income would have constituted Qualifying RIC Income if derived directly by SSIC.
In order to be exempt from U.S. federal income tax on SSIC’s distributed income, SSIC must distribute to its stockholders on a timely basis at least 90% of the sum of (i) SSIC’s “investment company taxable income” (determined prior to the deduction for dividends paid) and (ii) SSIC’s net tax-exempt interest income for each taxable year. In general, a RIC’s “investment company taxable income” for any taxable year is its taxable income, determined without regard to net capital gain (that is, the excess of net long-term capital gains over net short-term capital losses) and with certain other adjustments. Any taxable income, including any net capital gain, that SSIC does not distribute to its stockholders in a timely manner will be subject to U.S. federal income tax at regular corporate rates.
A RIC will be subject to a nondeductible 4% excise tax on certain amounts that SSIC fails to distribute during each calendar year. In order to avoid this excise tax, a RIC must distribute during each calendar year an amount at least equal to the sum of (i) 98% of its ordinary taxable income for the calendar year, (ii) 98.2% of its capital gain net income for the one-year period ended on October 31 of the calendar year and (iii) any ordinary income and capital gains for previous years that were not distributed during those years. For purposes of determining whether SSIC has met this distribution requirement, (i) certain ordinary gains and losses that would otherwise be taken into account for the portion of the calendar year after October 31 will be treated as arising on January 1 of the following calendar year and (ii) SSIC will be deemed to have distributed any income or gains on which it has paid U.S. federal income tax. Amounts distributed and reinvested pursuant to SSIC’s dividend reinvestment plan will be treated as distributed for all U.S. tax purposes, including for purposes of the distribution requirement described above and the excise tax.
If SSIC fails to qualify as a RIC or fails to satisfy the 90% distribution requirement in any taxable year, SSIC will be subject to U.S. federal income tax at regular corporate rates on its taxable income, including its net capital gain, even if such income is distributed to its stockholders, and all distributions out of earnings and profits would be taxable to U.S. Holders as dividend income. Such distributions generally would be eligible for the dividends-received deduction in the case of corporate U.S. Holders (defined below) and would constitute “qualified dividend income” for individual U.S. Holders. In addition, SSIC could be required to recognize unrealized gains, pay taxes and make distributions (which could be subject to interest charges) before requalifying for taxation as a RIC. If SSIC fails to satisfy the income test or diversification test described above, however, SSIC may be able to avoid losing its status as a RIC by timely curing such failure, paying a tax and/or providing notice of such failure to the U.S. Internal Revenue Service.
In order to meet the distribution requirements necessary to be exempt from U.S. federal income and excise tax, SSIC may be required to make distributions in excess of the income it actually receives in respect of its investments.
In particular, some of the debt securities that may be acquired in connection with the Loan Portfolio Acquisition may be treated as debt securities that are issued with original issue discount (such as debt instruments with payment-in-kind interest or, in certain cases, increasing interest rates or debt instruments that were issued with warrants).
Generally, the amount of original issue discount is treated as interest income and is included in income over the term of the debt security, even though payment of that amount is not received until a later time, usually when the debt security matures. Additionally, some of the debt securities that may be acquired in connection with the Loan Portfolio Acquisition may be treated as having market discount. Generally, any gain recognized on the disposition of, and any partial payment of principal on, a debt security having market discount is treated as ordinary income to the extent the gain, or principal payment, does not exceed the “accrued market discount” on such debt security. SSIC may make one or more of the elections applicable to debt securities having market discount, which could affect the character and timing of recognition of income. SSIC generally will be required to distribute dividends to stockholders representing discount on debt securities that is currently includable in income, even though cash representing such income may not have been received by SSIC. Cash to pay such dividends may be obtained from sales proceeds of securities held by SSIC.

SSIC PROPOSAL 1: APPROVAL OF THE STOCK ISSUANCE
SSIC is asking its stockholders to approve the issuance of the shares of SSIC Common Stock to be issued pursuant to the Loan Portfolio Acquisition Agreement. It is a condition to completion of the Loan Portfolio Acquisition Agreement that SSIC issue shares of SSIC Common Stock to CALP pursuant to the Loan Portfolio Acquisition Agreement. Upon completion of the Loan Portfolio Acquisition, and subject to the terms and conditions of the Loan Portfolio Acquisition Agreement, CALP will receive the Loan Portfolio Consideration as described in the section entitled “Description of the Loan Portfolio Acquisition Agreement—Consideration; Valuation.”
Approval of the Stock Issuance Proposal is required to be obtained in accordance with NASDAQ listing rule requirements as a part of the completion of the Loan Portfolio Acquisition.
SSIC stockholders may vote “FOR” or “AGAINST,” or they may “ABSTAIN” from voting on, the Stock Issuance Proposal. The affirmative vote “FOR” the Stock Issuance Proposal of at least a majority of the votes cast at the SSIC Special Meeting in which a quorum is present is necessary for approval of the Stock Issuance Proposal. Abstentions will have no effect on the outcome of the Stock Issuance Proposal. Proxies received will be voted “FOR” the approval of the Stock Issuance Proposal unless SSIC stockholders designate otherwise.
The Stock Issuance Proposal will be approved as a result of the SSIC Common Stock holdings of BDC Adviser and its affiliates, and the Voting Agreement.
Appraisal Rights
Under Maryland law and the SSIC Charter, SSIC stockholders will not be entitled to rights of appraisal with respect to the Stock Issuance Proposal. Accordingly, to the extent that an SSIC stockholder objects to the Stock Issuance Proposal, such SSIC stockholder will not have the right to have a court judicially determine (and the SSIC stockholder will not receive) the fair value for its shares of SSIC Common Stock under the provisions of Maryland law governing appraisal rights.
UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE SSIC BOARD UNANIMOUSLY RECOMMENDS THAT SSIC STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

SSIC PROPOSAL 2: ELECTION OF DIRECTOR NOMINEES
Pursuant to the SSIC Bylaws, the number of directors on the SSIC Board may not be fewer than one, as required by the MGCL, or greater than fifteen. The SSIC Board is currently comprised of five directors, each of whom will hold office for the term to which he or she was elected and until his or her successor is duly elected and qualified. On April 9, 2024, the SSIC Board approved the expansion of the size of the SSIC Board from five directors to eight directors, effective automatically upon the effectiveness of the New Investment Advisory Agreement and immediately prior to the election as directors, as set forth below, of the persons named for election as directors in this proxy statement/prospectus.
The directors of SSIC are divided into three classes, designated Class 1, Class 2 and Class 3. Each class of directors holds office for a three-year term. The current Class 1 directors hold office for a term expiring at the 2025 annual meeting. The current Class 2 directors hold office for a term expiring at the 2026 annual meeting. The current Class 3 directors hold office for a term expiring at the 2027 annual meeting. Upon the expansion of the size of the SSIC Board from five directors to eight directors described above, a new seat will be created in each of Class 1, Class 2, and Class 3.
At the SSIC Special Meeting, stockholders of SSIC are being asked to elect certain directors who have been nominated by the SSIC Board to fill certain vacancies on the SSIC Board, subject to the creation of such vacancies by the expansion of the SSIC Board. On April 9, 2024, the SSIC Board nominated each of Frederick C. Herbst, John Mazarakis and Jason Papastavrou (the “New Directors”) for election by stockholders of SSIC to fill the vacancies which would be created by the expansion of the SSIC Board, subject to the conditions set forth below. John Mazarakis is an affiliate of Chicago Atlantic Group, LP, and therefore will be an “interested person,” as defined in Section 2(a)(19) of the 1940 Act, of SSIC following the closing of the Joint Venture by virtue of his affiliation with BDC Adviser. Each of Frederick C. Herbst and Jason Papastavrou (the “New SSIC Independent Directors”) are not “interested persons” of SSIC, and will not become “interested persons” of SSIC as a result of the Joint Venture.
The following table sets forth the name of each New Director, and the class and term such person would fill:
New Director	Class (Expiration of Term)
Frederick C. Herbst	1 (2025)
John Mazarakis	2 (2026)
Jason Papastavrou	3 (2027)
At the SSIC Special Meeting, stockholders of SSIC are being asked to elect the New Directors, in each case to be elected upon the effectiveness of the New Investment Advisory Agreement, to serve until the expiration of the term indicated next to his name in the table above and until his successor is duly elected and qualified. If the Director Election Proposal is not approved by SSIC stockholders, the New Directors will not become directors of SSIC.
Each New SSIC Independent Director, if elected, will participate in SSIC’s standard SSIC Independent Director compensation arrangements. Each director nominee has agreed to serve as a director if approved, and has consented to being put up for approval in this proxy statement/prospectus. The SSIC Board’s Nominating and Corporate Governance Committee recommended, and the SSIC Board previously approved, the nomination of Messrs. Herbst, Mazarakis and Papastavrou to stand for election as directors of SSIC at the SSIC Special Meeting. In the Loan Portfolio Acquisition Agreement, SSIC agreed to use all reasonable best efforts to cause the election of new directors mutually agreed between the parties thereto to the SSIC Board. Other than the foregoing, no person being nominated as a director is being proposed for election pursuant to any agreement or understanding between such person and SSIC.
A stockholder can vote “FOR,” or “WITHHOLD” his or her vote from, any or all of the director nominees. The approval of the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by holders of SSIC Common Stock at a meeting at which a quorum is present. Under a plurality vote, the director nominees who receive the highest number of “for” votes will be elected, even if they receive approval from less than a majority of the votes cast. Because the director nominees are running unopposed, each director nominee will be elected to the SSIC Board so long as a single vote is cast in favor of his election. Withheld votes will have no effect on the outcome of the Director Election Proposal. Proxies received will be voted “FOR” the election of each of the director nominees named above unless SSIC stockholders designate otherwise. If any of the director nominees should decline or be unable to serve as a director, the persons named as proxies will vote for such other nominee as may be proposed by the SSIC Board’s Nominating and Corporate Governance Committee. The SSIC Board has no reason to believe that any of the persons named as director nominees will be unable or unwilling to serve.
The Director Election Proposal will be approved as a result of the SSIC Common Stock holdings of BDC Adviser and its affiliates, and the Voting Agreement.
Information about the SSIC Board and Director Nominees
The role of the SSIC Board is to provide general oversight of SSIC’s business affairs and to exercise all of SSIC’s powers except those reserved for the stockholders. The responsibilities of the SSIC Board also include, among other things, the oversight of SSIC’s investment activities, the quarterly valuation of SSIC’s assets, SSIC’s financing arrangements and corporate governance activities.
A majority of the members of the SSIC Board are not “interested persons,” as defined in Section 2(a)(19) of the 1940 Act, of SSIC, and are “independent” for purposes of the NASDAQ corporate governance regulations. These individuals are referred to as the “SSIC Independent Directors.” Section 2(a)(19) of the 1940 Act defines an “interested person” to include, among other things, any person who has, or within the last two years had, a material business or professional relationship with SSIC. The members of the SSIC Board who are not SSIC Independent Directors are referred to as “SSIC Interested Directors.” The SSIC Board is currently comprised of five directors, four of whom are SSIC Independent Directors. To the extent that each of the director nominees is elected and the New Investment Advisory Agreement becomes effective, the SSIC Board will be expanded to eight directors. The SSIC Board has determined that the following directors and director nominees are or will be SSIC Independent Directors: Vivek Bunty Bohra, Michael W. Chorske, Americo Da Corte, Tracey Brophy Warson, Frederick C. Herbst and Jason Papastavrou. Based upon information requested from each director and director nominee concerning his or her background, employment and affiliations, the SSIC Board has affirmatively determined that none of the SSIC Independent Directors has, or within the last two years had, a material business or professional relationship with SSIC, other than in his or her capacity as a member of the SSIC Board or any SSIC Board committee.
In considering each director and the composition of the SSIC Board as a whole, the SSIC Board seeks a diverse group of experiences, characteristics, attributes and skills, including diversity in gender, ethnicity and race that the SSIC Board believes enables a director to make a significant contribution to the SSIC Board, SSIC and its stockholders. These experiences, characteristics, attributes and skills, which are more fully described below, include, but are not limited to, management experience, independence, financial expertise and experience serving as directors or trustees of other entities. The SSIC Board may also consider such other experiences, characteristics, attributes and skills as it deems appropriate, given the then-current needs of the SSIC Board and SSIC.
These experiences, characteristics, attributes and skills relate directly to the management and operations of SSIC. Success in each of these categories is a key factor in SSIC’s overall operational success and creating stockholder value. The SSIC Board believes that directors and director nominees who possess these experiences, characteristics, attributes and skills are better able to provide oversight of SSIC’s management and SSIC’s long-term and strategic objectives. Below is a description of the experience, characteristics, attributes and skills of each director and director nominee that led the SSIC Board to conclude that each such person should serve as a director. The SSIC Board also considered the specific experience described in each director’s and director nominee’s biographical information, as disclosed below.

The following tables set forth certain information regarding the director nominees and other SSIC Independent Directors and SSIC Interested Directors. There were no legal proceedings of the type described in Items 401(f)(7) and (8) of Regulation S-K in the past ten years against any of SSIC’s directors, director nominees or officers, and none are currently pending.
SSIC INDEPENDENT DIRECTOR NOMINEES
Name, Address, Year of Birth, and Position(s) with Company(1)	Term of Office and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Other Public Directorships Held by Director During the Past Five Years†
Frederick C. Herbst; 1957; Director Nominee	Class 1 Director Nominee; Term to Expire in 2025
Frederick C. Herbst served as Chief Financial Officer of Ready Capital Corporation, a commercial mortgage REIT, and Managing Director of Waterfall Asset Management, LLC, an SEC-registered institutional asset manager, from 2009 until he retired in June 2019. At Ready Capital Corporation, Mr. Herbst was responsible for all finance and accounting operations for the company and oversaw Ready Capital Corporation’s conversion to a public company via a reverse merger with a previously existing public company. From 2005 to 2009, Mr. Herbst was Chief Financial Officer of Clayton Holdings, Inc., a publicly traded provider of analytics and due diligence services to participants in the mortgage industry. Prior to Clayton Holdings, Mr. Herbst was Chief Financial Officer of Arbor Realty Trust, Inc., a publicly traded commercial mortgage REIT, from 2003 until 2005, and of Arbor Commercial Mortgage, LLC, from 1999 until 2005. Prior to joining Arbor, Mr. Herbst was Chief Financial Officer of The Hurst Companies, Inc., Controller with The Long Island Savings Bank, FSB, Vice President Finance with Eastern States Bankcard Association and a Senior Manager with Ernst & Young.

Mr. Herbst has served as a member of the board of directors of Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI), a commercial mortgage REIT, since 2021.

Mr. Herbst holds a B.A. in Accounting from Wittenberg University and became a licensed Certified Public Accountant in 1983.

SSIC believes that Mr. Herbst’s wealth of knowledge and experience as the principal financial officer for a number of public and private entities make him qualified to serve as a member of the SSIC Board.
Independent Director, Chicago Atlantic Real Estate Finance, Inc., a commercial mortgage REIT (2021-Present)

Name, Address, Year of Birth, and Position(s) with Company(1)	Term of Office and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Other Public Directorships Held by Director During the Past Five Years†
Jason Papastavrou; 1962; Director Nominee	Class 3 Director Nominee; Term to Expire in 2027
Jason Papastavrou founded ARIS Capital Management, LLC, a wealth management firm, in 2004 and currently serves as its Chief Executive Officer. Previously, Dr. Papastavrou was the founder and managing director of the Fund of Hedge Funds Strategies Group of Banc of America Capital Management (BACAP), president of BACAP Alternative Advisors, and a senior portfolio manager with Deutsche Asset Management.

Dr. Papastavrou has served as a member of the board of directors of Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI), a commercial mortgage REIT, since 2021, and as a member of the board of directors of GXO Logistics (NYSE: GXO), a publicly traded pure-play contract logistics company, since August 2021; and previously served on the board of directors of XPO Logistics, Inc. (NYSE: XPO), a publicly traded leading provider of freight transportation, from September 2011 to August 2021, and on the board of directors of United Rentals, Inc. (NYSE: URI), a publicly traded equipment rental company, from April 2005 to May 2020.

Dr. Papastavrou was a tenured professor at the School of Industrial Engineering at Purdue University and holds a B.S. in mathematics, and a M.S. and a Ph.D. in electrical engineering and computer science from the Massachusetts Institute of Technology.

SSIC believes that Dr. Papastavrou’s ability to provide SSIC with key insights to the financial markets, capital raising activities, and the management of a large, complex business, and the experience he has gained serving on other boards, make him qualified to serve as a member of the SSIC Board.

Independent Director, Chicago Atlantic Real Estate Finance, Inc., a commercial mortgage REIT (2021-Present); Director, GXO Logistics, a contract logistics company (8/2021-Present); Director, XPO Logistics, Inc., a freight transportation company (9/2011-8/2021); Director, United Rentals, Inc., an equipment rental company (4/2005-5/2020)

SSIC INTERESTED DIRECTOR NOMINEE
Name, Address, Year of Birth, and Position(s) with Company(1)	Term of Office and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Other Public Directorships Held by Director During the Past Five Years†
John Mazarakis(3); 1976; Director Nominee	Class 2 Director Nominee; Term to Expire in 2026
John Mazarakis co-founded CAG in April 2019 and has served as Chicago Atlantic Real Estate Finance, Inc.’s Executive Chairman since its inception in 2021. As a proven entrepreneur and operator with successful ventures in real estate, retail, hospitality and food logistics, Mr. Mazarakis brings over 20 years of entrepreneurial, operational, and managerial experience. He has built a 35+ restaurant chain with more than 1,200 employees, established a real estate portfolio of over 30 properties, developed over 1 million square feet of commercial real estate, and completed multiple real estate financing transactions, at a cumulative annual growth rate exceeding 25%. He has invested in and served as an advisor to multiple successful startups.

Mr. Mazarakis has served as a member of the board of directors of Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI), a commercial mortgage REIT, since 2021.

Mr. Mazarakis holds a Bachelor of Arts in Economics from the University of Delaware and an MBA from The University of Chicago Booth School of Business.

SSIC believes that Mr. Mazarakis’s management experience, and understanding of the cannabis sector through his positions with various entities affiliated with CAG make him qualified to serve as a member of the SSIC Board.
Director, Chicago Atlantic Real Estate Finance, Inc., a commercial mortgage REIT (2021-Present)

SSIC INDEPENDENT DIRECTORS
Name, Address, Year of Birth, and Position(s) with Company(1)	Term of Office and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Other Public Directorships Held by Director During the Past Five Years†
Vivek Bunty Bohra; 1974; Director	Class 1 Director, Term Expires in 2025; Director since 2021
Vivek Bunty Bohra has served as a member of the SSIC Board since 2021. Mr. Bohra has been a partner at Antler, a venture capital firm based in Singapore, since March 2022, and was the chief executive officer of Biologic Pte Ltd, an advisory and investment firm based in Singapore, from 2019 to 2021. Mr. Bohra previously served as the CEO of Goldman Sachs Services in India and was responsible for all functions present in the firm’s second largest office as well as integrating functions in Bengaluru and Singapore, in line with the firm’s global location strategy. Mr. Bohra was a member of several committees at the firm, including the Partnership Committee, Asia Pacific Management Committee, Asia Pacific Capital Committee, Global Recruiting Council, and ASEAN Leadership Group, and served on the Pine Street Board of Directors. Prior to that, Mr. Bohra was global head of the Structured Product Syndicate desk in the Fixed Income, Currency and Commodities Division in New York. He was also co-head of the Structured Finance Group in the Americas, ran warehouse financing, and was a member of the Structured Finance Capital Committee. Mr. Bohra joined Goldman Sachs in 1996 in the J. Aron Currency and Commodities Division, where he traded commodities for four years in New York and London. He spent one year working on the development and launch of Intercontinental Exchange (NYSE: ICE), before becoming franchise manager of the Commodities and Futures Services business units. He was named managing director in 2005 and partner in 2010. Mr. Bohra is a fellow of Aspen Institute’s India Leadership Initiative, a World Economic Forum Young Global Leader, serves on the Advisory Board of the MIT Sloan Finance Group, is a member of the Young Presidents’ Organization, and previously served on the Asia Society Corporate Diversity Council. He earned dual SB degrees in Chemical Engineering and Management Science from MIT in 1996 and was awarded a certificate of completion for the Global Leadership and Public Policy for the 21st Century Program at Harvard Kennedy School in 2016. Additionally, he has completed executive education programs at Oxford University and the Lee Kuan Yew School of Public Policy at National University of Singapore.

SSIC believes that Mr. Bohra’s experience in and knowledge of the financial services industry make him qualified to serve as a member of the SSIC Board.
—

Name, Address, Year of Birth, and Position(s) with Company(1)	Term of Office and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Other Public Directorships Held by Director During the Past Five Years†
Michael W. Chorske; 1968; Director	Class 3 Director; Term Expires in 2027; Director Since 2021
Michael W. Chorske has served as a member of the SSIC Board since 2021. Mr. Chorske is a senior investment and operating executive with a record of building entrepreneurial enterprises and managing alternatives funds and portfolios. Mr. Chorske is a Partner at Cryder Partners, a consulting and investment firm. From 2021 to 2023, Mr. Chorske was an Operating Partner at Pegasus Capital Advisors, LP, a private markets impact investment management firm. From 2014 to 2019, Mr. Chorske was a founder and executive managing director of Emergent Holdings, LLC, an investor in and developer of aquaculture businesses. Mr. Chorske was a partner of GCM Capital LP, where he managed an investment fund pursuing a public and private structured convertible debt and private investment in public equity (“PIPE”) strategy. Mr. Chorske was also a Vice President of Finance of InterTrust Technologies Corp., where he managed corporate finance activities, and gained ten years of venture capital, growth equity and leveraged buyout (“LBO”) experience with Victory Capital/East River Ventures, where he invested across the capital structure in technology, healthcare services, biotechnology, consumer packaged goods (“CPG”) and natural resources. Mr. Chorske earned his MBA from Columbia University.

SSIC believes that Mr. Chorske’s management and investment experience, and the experience he has gained serving on other boards, make him qualified to serve as a member of the SSIC Board.
—

Americo Da Corte; 1950; Director	Class 2 Director; Term Expires in 2026; Director Since 2021
Americo Da Corte has served as a member of the SSIC Board since 2021. Mr. Da Corte has over four decades of experience in asset management and lending, with a focus on risk management and investments in emerging markets. From 2013 to present, Mr. Da Corte has been the Chief Operating Officer and Risk Manager for Waypoint Asset Management LLC, a boutique asset manager focused on distressed and special situations in emerging markets. Prior to joining Waypoint, Mr. Da Corte co-founded Forum Asset Management in 2001, where he was a Principal until 2012. From 1999 to 2001, Mr. Da Corte was a Managing Director of Darby Overseas Investments, and from 1990 to 1999, Mr. Da Corte was a Managing Director at ING.

SSIC believes that Mr. Da Corte’s experience in and knowledge of the financial services industry, and his experience in risk management and emerging markets, make him qualified to serve as a member of the SSIC Board.
—

Name, Address, Year of Birth, and Position(s) with Company(1)	Term of Office and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Other Public Directorships Held by Director During the Past Five Years†
Tracey Brophy Warson; 1962; Director	Class 2 Director; Term Expires in 2026; Director Since 2021
Tracey Brophy Warson has served as a member of the SSIC Board since 2021. Ms. Warson is a strategic advisor and director to companies in Clean Energy, AgTech, FinTech and Cannabis, and she is a private investor in a diverse portfolio of early state businesses. Ms. Warson has more than 30 years of experience building financial services businesses. Ms. Warson was CEO of Citi Private Bank from 2014-2019, and she served as Chairperson of Citi Private Bank North America from 2019-2020. As CEO of Citi Private Bank in North America, Ms. Warson grew the business in revenues substantially, and oversaw over $230 billion in client business volume. Under her leadership and vision, Citi Private Bank North America received numerous industry recognitions and awards. Prior to her role as CEO, she was Global Market Manager for the Western U.S. from 2010 to 2014. From 2014-2018, Ms. Warson was the co-chair of Citi Women, Citi’s global strategy to focus on the advancement of women as leaders and business drivers. In this role she led the firm’s progress in pay equity, representation goal setting and in having Citi sign the Women’s Empowerment Principles of the United Nations. Before joining Citi in 2009, Ms. Warson served as a Division Executive for US Trust, Bank of America Private Wealth Management where she built and ran the Western Region. Prior to joining US Trust, she was Executive Vice President and Regional Managing Director of Private Client Services at Wells Fargo Private Bank. In this role, she was responsible for Wells Fargo’s investment management, trust, private banking, wealth planning and brokerage businesses in the Bay Area. Previously, Ms. Warson served as an Executive Vice President and Head of Sales and Distribution for Wells Fargo’s trading and sales business. Ms. Warson earned her B.A. in Business Administration and French from the University of Minnesota. She also completed a fellowship at the Université de Tours in Tours, France. Ms. Warson became an independent director of AlTi Global, Inc., a wealth management firm, when the firm went public in January 2023. She is also President of Lahontan, a lifestyle community/country club in Tahoe and she serves on the National Board of Cradles to Crayons, a nonprofit focused on ending clothing insecurity for children in the United States.

SSIC believes that Ms. Warson’s experience in and knowledge of the financial services industry, her experience in the cannabis sector and the experience she has gained serving on other boards, make her qualified to serve as a member of the SSIC Board.
Independent Director, InterPrivate II Acquisition Corp. (2021-2022); AlTi Global, Inc. (1/2023-Present)

SSIC INTERESTED DIRECTOR
Name, Address, Year of Birth, and Position(s) with Company(1)	Term of Office and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Other Public Directorships Held by Director During the Past Five Years†
Scott Gordon(3); 1961; Chairman and Chief Executive Officer

To be Executive Chairman and Co-Chief Investment Officer upon the effectiveness of the New Investment Advisory Agreement (along with ceasing to serve as Chief Executive Officer)
Class 3 Director; Term Expires in 2027; Director Since 2021
Scott Gordon has served as the Chairman of the SSIC Board and SSIC’s Chief Executive Officer since 2021. Mr. Gordon is the founder and Chief Executive Officer of Silver Spike Capital, an investment platform dedicated to the cannabis industry that includes BDC Adviser. Prior to founding Silver Spike Capital, Mr. Gordon had been the co-founder and chairman of Egg Rock Holdings, LLC (“Egg Rock”), the parent company of the Papa & Barkley family of cannabis products, with related subsidiary assets in manufacturing, processing, and logistics. Egg Rock also is the parent company of Papa & Barkley Essentials, a hemp-derived CBD business based in Colorado. From 2016 to 2019, Mr. Gordon was also President of Fintech Advisory Inc., the investment manager for a multi-billion dollar family office fund focused on long-term and opportunistic investments in emerging markets. From late 2013 to 2016, Mr. Gordon served as a Portfolio Manager at Taconic Capital Advisors, a multi-strategy investment firm. Prior to joining Taconic, Mr. Gordon was a Partner and Portfolio Manager at Caxton Associates from 2009 to 2012. He was also a Senior Managing Director and Head of Emerging Markets at Marathon Asset Management from 2007 to 2009. Earlier in his career, Mr. Gordon held leadership positions at Bank of America and ING Capital. Mr. Gordon was a founding member of the Emerging Markets business at JP Morgan where he worked upon graduating from Bowdoin College in 1983. Mr. Gordon also serves as an independent director of WM Technology, Inc. (formerly, Silver Spike Acquisition Corp.), which operates Weedmaps, a leading online listings marketplace for cannabis consumers and businesses, and WM Business, a comprehensive SaaS subscription offering sold to cannabis retailers and brands. From 2019 to June 2021, Mr. Gordon served as Chairperson of the Board of Directors and Chief Executive Officer of Silver Spike Acquisition Corp. From September 2020 to January 2024, Mr. Gordon also served as Chairperson of the Board of Directors and Chief Executive Officer of Silver Spike Acquisition Corp. II.

SSIC believes that Mr. Gordon’s experience in emerging markets and in the cannabis sector make him qualified to serve as a member of the SSIC Board.
Director, Silver Spike Acquisition Corp. II (9/2020-1/2024); Independent Director, WM Technology, Inc. (6/2019-Present)
†
Includes directorships held in (1) any investment company registered under the 1940 Act, (2) any company with a class of securities registered pursuant to Section 12 of the Exchange Act and (3) any company subject to the requirements of Section 15(d) of the Exchange Act.

(1)	The address for each director is c/o Silver Spike Investment Corp., 600 Madison Avenue, Suite 1800, New York, New York 10022.
(2)	Directors serve until the expiration of their respective terms and until their respective successors are duly elected and qualified.
(3)
“Interested person,” as defined in Section 2(a)(19) of the 1940 Act, of SSIC. Mr. Gordon is an “interested person” because of his affiliation with BDC Adviser. Mr. Mazarakis will be an “interested person” following the closing of the Joint Venture because of his affiliation with CALP Adviser.

Risk Oversight and SSIC Board Structure
SSIC Board Role in Risk Oversight
The SSIC Board performs its risk oversight function primarily through (a) its three standing committees, which report to the entire SSIC Board and are comprised solely of the SSIC Independent Directors and (b) active monitoring of SSIC’s chief compliance officer (“CCO”) and SSIC’s compliance policies and procedures.
As described below in more detail under “Audit Committee,” “Nominating and Corporate Governance Committee” and “Compensation Committee,” the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee assist the SSIC Board in fulfilling its risk oversight responsibilities. The Audit Committee’s risk oversight responsibilities include overseeing SSIC’s accounting and financial reporting processes, SSIC’s systems of internal controls regarding finance and accounting, and audits of SSIC’s financial statements and discussing with management SSIC’s major risk exposures and the steps management has taken to monitor and control such exposures, including SSIC’s risk assessment and risk management policies, as well as the establishment of guidelines regarding the valuation of SSIC’s loans and investments. The Nominating and Corporate Governance Committee’s risk oversight responsibilities include selecting, researching and nominating directors for election by SSIC’s stockholders, developing and recommending to the SSIC Board a set of corporate governance principles, planning for the succession of SSIC’s executive officers, and overseeing the evaluation of the SSIC Board, its committees and SSIC’s management. The Compensation Committee’s risk oversight responsibilities include reviewing and approving the reimbursement by SSIC of the compensation of SSIC’s chief financial officer (“CFO”) and CCO and their respective staffs (based on a percentage of time such individuals devote, on an estimated basis, to SSIC’s business affairs).
The SSIC Board also performs its risk oversight responsibilities with the assistance of the CCO. The CCO prepares a written report at least annually discussing the adequacy and effectiveness of the compliance policies and procedures of SSIC and certain of its service providers. The CCO’s report, which is reviewed by the SSIC Board, addresses at a minimum: (a) the operation of the compliance policies and procedures of SSIC and certain of its service providers since the last report; (b) any material changes to such policies and procedures since the last report; (c) any recommendations for material changes to such policies and procedures as a result of the CCO’s annual review; and (d) any compliance matter that has occurred since the date of the last report about which the SSIC Board would reasonably need to know to oversee SSIC’s compliance activities and risks. In addition, the CCO meets in executive session with the SSIC Independent Directors periodically, but in no event less than once each year.
SSIC believes that the role of the SSIC Board in risk oversight is effective and appropriate given the extensive regulation to which SSIC is subject as a business development company (“BDC”). Specifically, as a BDC, SSIC must comply with certain regulatory requirements that control the levels of risk in SSIC’s business and operations. For example, SSIC’s ability to incur indebtedness is limited such that SSIC’s asset coverage must equal at least 150% immediately after each time SSIC incurs indebtedness, and SSIC generally has to invest at least 70% of SSIC’s total assets in “qualifying assets.” In addition, SSIC has elected to be treated, currently qualify and intend to qualify annually as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes, including for SSIC’s tax year ended March 31, 2024. As a RIC, SSIC must, among other things, meet certain income source and asset diversification requirements.
SSIC Board Leadership Structure
The SSIC Board monitors and performs an oversight role with respect to SSIC’s business and affairs, including with respect to investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of service providers to SSIC. Among other things, the SSIC Board approves the appointment of SSIC’s investment adviser and SSIC’s officers, reviews and monitors the services and activities performed by SSIC’s investment adviser and SSIC’s executive officers, and approves the engagement, and reviews the performance of, SSIC’s independent registered public accounting firm.
Under the SSIC Bylaws, the SSIC Board may designate a chairperson to preside over the meetings of the SSIC Board and meetings of the stockholders and to perform such other duties as may be assigned to him or her by the SSIC Board. SSIC does not have a fixed policy as to whether the chairperson of the SSIC Board should be an SSIC Independent Director and believes that SSIC should maintain the flexibility to select the chairperson and reorganize SSIC’s leadership structure, from time to time, based on the criteria that is in SSIC’s best interests and the best interests of SSIC’s stockholders at such times.
Mr. Gordon currently serves as the Chairman of the SSIC Board and the Chief Executive Officer of SSIC, and serves on SSIC’s investment committee (the “Investment Committee”). Upon the effectiveness of the New Investment Advisory Agreement, Dr. Bodmeier is expected to become Chief Executive Officer of SSIC and Mr. Gordon is expected to become Executive Chairman of the SSIC Board and Co-Chief Investment Officer of SSIC. SSIC believes that Mr. Gordon’s history with SSIC, familiarity with its investment platform, and extensive knowledge of the financial services industry qualify him to continue to serve as the Chairman of the SSIC Board. SSIC believes that SSIC is best served through this existing leadership structure, as Mr. Gordon’s relationship with BDC Adviser provides an effective bridge and encourages an open dialogue between management and the SSIC Board, ensuring that these groups act with a common purpose.
Ms. Warson serves as the lead SSIC Independent Director of the SSIC Board. In her role as lead SSIC Independent Director, Ms. Warson, among other things: (i) presides over Board meetings in the absence of the Chairperson of the SSIC Board; (ii) presides over executive sessions of the SSIC Independent Directors; (iii) along with the Chairperson of the SSIC Board, oversees the development of agendas for Board meetings; (iv) facilitates communication between the SSIC Independent Directors and management, and among the SSIC Independent Directors; (v) serves as a key point person for dealings between the SSIC Independent Directors and management; and (vi) has such other responsibilities as the SSIC Board or the SSIC Independent Directors determine from time to time.
SSIC’s corporate governance practices include regular meetings of the SSIC Independent Directors in executive session without the presence of SSIC Interested Directors and management, the establishment of Audit, Compensation, and Nominating and Corporate Governance Committees, each of which is comprised solely of the SSIC Independent Directors, and the appointment of the CCO, with whom the SSIC Independent Directors meet without the presence of SSIC Interested Directors and other members of management within executive session, for administering SSIC compliance policies and procedures.
The SSIC Board believes that its leadership structure is appropriate in light of SSIC’s characteristics and circumstances because the structure allocates areas of responsibility among the individual directors and the committees in a manner that encourages effective oversight. The SSIC Board also believes that its size creates a highly efficient governance structure that provides ample opportunity for direct communication and interaction between management of SSIC and the SSIC Board.
While certain members of the SSIC Board may participate on the boards of directors of other public companies, SSIC does not believe that their participation will be excessive or interfere with their duties on the SSIC Board.
Board Meetings and Attendance
The SSIC Board met eight times, and acted on various occasions by unanimous written consent, during the fiscal year ended December 31, 2023. Each director, other than Mr. Bohra, attended at least 75% of the aggregate of (i) the total number of meetings of the SSIC Board (held during the period for which he or she was a director) and (ii) the total number of meetings held by the committees of the SSIC Board on which he or she served (during the period that he or she served) during the fiscal year ended December 31, 2023.
Board Attendance at Annual Meeting
SSIC’s policy is to encourage its directors to attend each annual meeting of stockholders; however, such attendance is not required at this time. Each member of the SSIC Board, other than Mr. Bohra, attended the 2024 annual meeting of SSIC stockholders.
Committees of the SSIC Board of Directors
The SSIC Board has a standing Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee, and may form additional committees from time to time. A brief description of each standing committee is included below, and the charters of the Audit, Nominating and Corporate Governance, and Compensation Committees can be accessed on SSIC’s website at ssic.silverspikecap.com/corporate-governance/documents-and-charters.

Audit Committee
The Audit Committee is responsible for selecting, engaging and discharging SSIC’s independent accountants, reviewing the plans, scope and results of the audit engagement with SSIC’s independent accountants, approving professional services provided by SSIC’s independent accountants (including compensation therefore), reviewing the independence of SSIC’s independent accountants and reviewing the adequacy of SSIC’s internal control over financial reporting, as well as establishing guidelines regarding the valuation of SSIC’s loans and investments. The members of the Audit Committee are Mr. Bohra, Mr. Chorske, Mr. Da Corte and Ms. Warson, each of whom is not an interested person of SSIC for purposes of the 1940 Act and is independent for purposes of the NASDAQ corporate governance regulations. Each director who serves on the Audit Committee is an independent director for purposes of Rule 10A-3 under the Exchange Act. Mr. Da Corte serves as the Chairperson of the Audit Committee. The SSIC Board has determined that Mr. Bohra is an “audit committee financial expert” as defined under SEC rules.
The Audit Committee held five formal meetings during the fiscal year ended December 31, 2023.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for determining criteria for service on the SSIC Board, identifying, researching and nominating directors for election by SSIC’s stockholders, selecting nominees to fill vacancies on the SSIC Board or a committee of the SSIC Board, developing and recommending to the SSIC Board a set of corporate governance principles, planning for the succession of SSIC’s executive officers, overseeing the self-evaluation of the SSIC Board and its committees and evaluation of SSIC’s management, and recommending to the SSIC Board the compensation to be paid to the SSIC Independent Directors. The Nominating and Corporate Governance Committee considers nominees properly recommended by SSIC’s stockholders. The members of the Nominating and Corporate Governance Committee are Mr. Bohra, Mr. Chorske, Mr. Da Corte and Ms. Warson, each of whom is not an interested person of SSIC for purposes of the 1940 Act and is independent for purposes of the NASDAQ corporate governance regulations. Ms. Warson serves as the Chairperson of the Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee will consider qualified director nominees recommended by stockholders when such recommendations are submitted in accordance with the SSIC Bylaws and any other applicable law, rule or regulation regarding director nominations. The SSIC Bylaws require that the recommendation for nomination must be delivered to SSIC’s Corporate Secretary at the principal executive offices of SSIC not earlier than the 150th day prior to the one year anniversary of the date of SSIC’s proxy statement for the preceding year’s annual meeting, and not later than the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. If the date of the annual meeting has changed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, the nomination must be delivered not earlier than the 150th day prior to the date of such annual meeting, and not later than the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. These requirements of the SSIC Bylaws are separate from the requirements to have the stockholder nomination included in SSIC’s proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules, including Rule 14a-8.
In evaluating director nominees, the Nominating and Corporate Governance Committee considers, among others, the following factors:
•	Whether the individual possesses high standards of character and integrity, relevant experience, a willingness to ask hard questions and the ability to work well with others;
•	Whether the individual is free of conflicts of interest that would violate applicable laws or regulations or interfere with the proper performance of the responsibilities of a director;
•	Whether the individual is willing and able to devote sufficient time to the affairs of SSIC and be diligent in fulfilling the responsibilities of a director and SSIC Board committee member;
•	Whether the individual has the capacity and desire to represent the balanced, best interests of the stockholder as a whole and not a special interest group or constituency; and

•
Whether the individual possesses the skills, experiences (such as current business experience or other such current involvement in public service, academia or scientific communities), particular areas of expertise, particular backgrounds, and other characteristics that will help ensure the effectiveness of the SSIC Board and SSIC Board committees.

The Nominating and Corporate Governance Committee’s goal is to assemble a board that brings to SSIC a variety of perspectives and skills derived from high-quality business and professional experience.
Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of SSIC and its stockholders. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of SSIC’s management to participate as members of the SSIC Board. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. SSIC believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the SSIC Board to fulfill its responsibilities. The SSIC Board does not have a specific diversity policy, but considers diversity of race, religion, national origin, gender, sexual orientation, disability, cultural background and professional experiences in evaluating candidates for SSIC Board membership.
The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the SSIC Board willing to continue in service. Current members of the SSIC Board with skills and experience that are relevant to SSIC’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the SSIC Board with that of obtaining a new perspective. If any member of the SSIC Board does not wish to continue in service or if the Nominating and Corporate Governance Committee or the SSIC Board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee will identify the desired skills and experience of a new nominee in light of the criteria above. The members of the Nominating and Corporate Governance Committee and the SSIC Board will be polled for suggestions as to individuals meeting the criteria of the Nominating and Corporate Governance Committee. Research may also be performed to identify qualified individuals. To date, SSIC has not engaged third-parties to identify or evaluate or assist in identifying potential nominees, although SSIC reserves the right in the future to retain a third-party search firm, if necessary.
The Nominating and Corporate Governance Committee held one formal meeting in the fiscal year ended December 31, 2023.
Compensation Committee
The Compensation Committee is responsible for reviewing and approving the reimbursement by SSIC of the compensation of SSIC’s CFO and CCO and their respective staffs (based on a percentage of time such individuals devote, on an estimated basis, to SSIC’s business affairs). The Compensation Committee has the authority to engage the services of outside advisers, experts and others as it deems necessary to assist the committee in connection with its responsibilities. The current members of the Compensation Committee are Mr. Bohra, Mr. Chorske, Mr. Da Corte and Ms. Warson, each of whom is not an interested person of SSIC for purposes of the 1940 Act and is independent for purposes of the NASDAQ corporate governance regulations. Ms. Warson serves as the Chairperson of the Compensation Committee.
As none of SSIC’s executive officers are directly compensated by SSIC, the Compensation Committee will not produce and/or review a report on executive compensation practices.
The Compensation Committee held one formal meeting in the fiscal year ended December 31, 2023.
Communications with SSIC Directors
Stockholders and other interested parties may contact any member (or all members) of the SSIC Board by mail. To communicate with the SSIC Board, any individual directors or any group or committee of directors, correspondence should be addressed to the SSIC Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent to Silver Spike Investment Corp., 600 Madison Avenue, Suite 1800, New York, New York 10022, Attention: Corporate Secretary.

Dollar Range of Equity Securities Beneficially Owned by SSIC Directors
The table below shows the dollar range of equity securities of SSIC that were beneficially owned by each director and director nominee as of the Record Date stated as one of the following dollar ranges: None; $1 – $10,000; $10,001 – $50,000; $50,001 – $100,000; or Over $100,000.
Name of Director	Dollar Range of Equity Securities Beneficially Owned(1)(2)
Interested Director and Interested Director Nominee
Scott Gordon	Over $100,000(3)
John Mazarakis (nominee)	None
Independent Directors and Independent Director Nominees
Vivek Bunty Bohra	None
Michael W. Chorske	None
Americo Da Corte	None
Tracey Brophy Warson	None
Frederick C. Herbst (nominee)	None
Jason Papastavrou (nominee)	None
(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) under the Exchange Act.
(2)
The dollar range of equity securities beneficially owned is calculated by multiplying the closing price of SSIC Common Stock of $11.48 on the Record Date on NASDAQ, times the number of shares beneficially owned.

(3)
Includes shares held by BDC Adviser. Mr. Gordon directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed for purposes of Section 16 of the Exchange Act to be the indirect beneficial owner of the shares held by BDC Adviser. Mr. Gordon disclaims beneficial ownership of the shares held by BDC Adviser except to the extent of his pecuniary interest therein.

Information about SSIC Executive Officers Who Are Not SSIC Directors
The following table sets forth certain information regarding the current executive officers of SSIC who are not directors of SSIC, and the expected executive officers of SSIC upon the effectiveness of the New Investment Advisory Agreement who are not directors of SSIC. Executive officers hold their office until their successors have been duly elected and qualified, or until the earlier of their resignation or removal.
Name, Address and Year of Birth(1)	Position(s) with Company and Length of Time Served	Principal Occupation(s) During Past Five Years
Umesh Mahajan; 1971	Chief Financial Officer since 2023; Secretary since 2024 To also be Co-Chief Investment Officer upon the effectiveness of the New Investment Advisory Agreement
Umesh Mahajan has served as SSIC’s Chief Financial Officer since March 2023 and SSIC’s Secretary since May 2024. Mr. Mahajan also serves as Partner and Co-Head of Credit of BDC Adviser. Prior to joining the Adviser in 2021, Mr. Mahajan was a Managing Director for four years at Ascribe Capital, a credit fund focused on value investing in middle market companies. From September 2003 to August 2016, Mr. Mahajan worked at Merrill Lynch and Bank of America in various roles in their Global Markets and Investment Banking divisions in New York. He specialized in credit and special situation investing as a Managing Director in the Global Credit and Special Situations group at Bank of America Securities and as a Vice President in the Principal Credit Group at Merrill Lynch. Mr. Mahajan also worked in Merrill Lynch’s energy and power investment banking group for two years. From 1994 to 2001, Mr. Mahajan worked in J.P. Morgan’s investment banking team in Asia. Mr. Mahajan holds a Bachelor of Technology in Electrical Engineering from the Indian Institute of Technology, Bombay and an MBA from The Wharton School of the University of Pennsylvania where he graduated as a Palmer Scholar. Mr. Mahajan also holds a Certificate in ESG Investing from the CFA Institute.

Name, Address and Year of Birth(1)	Position(s) with Company and Length of Time Served	Principal Occupation(s) During Past Five Years
Andreas A. Bodmeier, Ph.D.; 1988	To be Chief Executive Officer upon the effectiveness of the New Investment Advisory Agreement
Andreas Bodmeier co-founded CAG in April 2019 and has served as Chicago Atlantic Real Estate Finance, Inc.’s Co-President and Chief Investment Officer since its inception in 2021. From October 2019 until December 2020, Dr. Bodmeier was a Senior Advisor to the Deputy Secretary in the Immediate Office of the Secretary at the United States Department of Health and Human Services focused on policy evaluation and the Department’s response to COVID-19. From June 2015 until March 2019, Dr. Bodmeier was President of Quantitative Treasury Analytics, LLC, a boutique consulting firm focused on risk management for corporate clients as well as advising on capital structure decisions and investor relations. From May 2017 until March 2019, Dr. Bodmeier was Co-founder, Chief Investment Officer, and Chief Compliance Officer of Kinetik Finance, Inc., an SEC-registered online investment adviser for 401(k) or 403(b) retirement accounts, where he built the firm’s investment methodology and compliance program. Dr. Bodmeier has also served as a consultant for hedge funds, proprietary trading firms, commercial and consumer lenders, and pharmaceutical companies. His academic research at The University of Chicago Booth School of Business focused on capital market anomalies, portfolio allocation, and risk management. Dr. Bodmeier holds a Ph.D. in Finance and MBA from The University of Chicago Booth School of Business. Dr. Bodmeier received a B.Sc. in Mathematics and a B.Sc. in Physics from Freie University Berlin, Germany, a B.Sc. in Business Economics from University of Hagen, Germany, and a M.Sc. in Statistics from Humboldt University Berlin, Germany.

Dino Colonna; 1979	To be President upon the effectiveness of the New Investment Advisory Agreement
Dino Colonna serves as Partner and Co-Head of Credit of BDC Adviser. Mr. Colonna is primarily responsible for the day-to-day management of SSIC’s investment portfolio. Since 2001, Mr. Colonna has managed traditional and alternative investment portfolios, and advised corporations and institutional investors across the global capital markets. Prior to joining BDC Adviser, Mr. Colonna was managing partner at Madison Capital Advisors, a middle-market asset-backed lending and advisory firm focused on emerging growth companies in the cannabis, life sciences and tech sectors. Prior to Madison Capital Advisors, Mr. Colonna spent four years as an investment banker at the top-ranked Equity Capital Markets team at Barclays in London, and six years as a senior research analyst at Forest Investment Management, a global multi-strategy hedge fund. With Barclays, he advised on and structured over $8 billion of equity, derivative and debt transactions, and while at Forest Investment Management, he specialized in credit and equity research, and was part of the portfolio management team managing an over $500 million multi-strategy portfolio. Mr. Colonna holds a CFA Charter, a B.S.B.A. from the University of Delaware and an international M.B.A. from ESADE Business School (Spain).

Name, Address and Year of Birth(1)	Position(s) with Company and Length of Time Served	Principal Occupation(s) During Past Five Years
Alexander Woodcock; 1989	Chief Compliance Officer since 2024
Alexander Woodcock has served as SSIC’s Chief Compliance Officer since May 2024. Mr. Woodcock is the President and Chief Compliance Officer of PINE Distributors LLC and oversees the delivery of PINE’s Distribution Services. He is also a member of the Registered Fund Chief Compliance Officer Services team at PINE and serves as CCO for mutual funds, ETFs, and other 1940 Act registered products. Mr. Woodcock has over 13 years of experience building and leading compliance programs at global financial services firms across diverse product and business lines. Before joining PINE in 2022, Mr. Woodcock served as Vice President of Compliance Services at SS&C ALPS. In this role, which he began in 2019, he led the Compliance Services team, delivering fund CCO support to over 10 client trusts, and post-trade compliance testing services to over 70 fund families. Mr. Woodcock’s qualifications include being a Certified Anti-Money Laundering Specialist, holding FINRA Series 7 and 24 registrations, and studying International Business and Economics at Aston University in England.

(1)	The address for each officer is c/o Silver Spike Investment Corp., 600 Madison Avenue, Suite 1800, New York, New York 10022.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires SSIC’s directors and executive officers, and any persons who own 10% or more of SSIC voting stock, to file reports of ownership and changes in ownership of SSIC’s equity securities with the SEC. Directors, executive officers and 10% or more holders are required by SEC regulations to furnish SSIC with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms filed with the SEC, or written representations that no such forms were required, SSIC believes that SSIC’s directors, executive officers and 10% or more beneficial owners complied with all Section 16(a) filing requirements during the fiscal year ended December 31, 2023.
Code of Business Conduct and Ethics
SSIC has adopted a Code of Business Conduct and Ethics that applies to SSIC’s executive officers, including its Chief Executive Officer and Chief Financial Officer, as well as every officer, director and employee of SSIC. SSIC’s Code of Business Conduct and Ethics can be accessed on SSIC’s website at ssic.silverspikecap.com/corporate-governance/documents-and-charters.
There have been no material changes to SSIC’s Code of Business Conduct and Ethics or material waivers of the Code of Business Conduct and Ethics that apply to SSIC’s Chief Executive Officer or Chief Financial Officer. If SSIC makes any substantive amendment to, or grants a waiver from, a provision of its Code of Business Conduct and Ethics, SSIC will promptly disclose the nature of the amendment or waiver on its website at ssic.silverspikecap.com or in a Current Report on Form 8-K.
Employee, Officer and Director Hedging
SSIC has not adopted any practices or policies regarding the ability of employees (including officers) or directors of SSIC, or any of their designees, to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of SSIC’s equity securities.
Compensation Discussion and Analysis
SSIC does not currently have any employees and does not expect to have any employees. Services necessary for SSIC’s business are provided by individuals who are employees of BDC Adviser or its affiliates, pursuant to the terms of the Current Investment Advisory Agreement and SSIC’s administration agreement

(the “Administration Agreement”), as applicable. SSIC’s day-to-day investment and administrative operations are managed by BDC Adviser. Most of the services necessary for the origination and management of SSIC’s investment portfolio will be provided by investment professionals employed by BDC Adviser or its affiliates.
None of SSIC’s executive officers will receive direct compensation from us. SSIC will reimburse BDC Adviser the allocable portion of the compensation paid by BDC Adviser (or its affiliates) to the CCO and the CFO and their respective staffs (based on the percentage of time such individuals devote, on an estimated basis, to SSIC’s business affairs). Members of the Investment Committee, through their financial interests in BDC Adviser, are entitled to a portion of the profits earned by BDC Adviser, which includes any fees payable to BDC Adviser under the terms of the Current Investment Advisory Agreement, less expenses incurred by BDC Adviser in performing its services under the Current Investment Advisory Agreement.
SSIC Director Compensation
SSIC Independent Director Fees
SSIC pays each SSIC Independent Director an annual retainer fee of $25,000, payable once per year to SSIC Independent Directors that attended at least 75% of the meetings held the previous year. In addition, the SSIC Independent Directors will receive $2,000 for each SSIC Board meeting in which the director attended in person and $1,000 for each SSIC Board meeting in which the director participated other than in person, and reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each SSIC Board meeting. The SSIC Independent Directors will also receive $1,000 for each SSIC Board standing committee meeting in which they attended in person and $500 for each SSIC Board standing committee meeting in which they participated other than in person, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each standing committee meeting not held concurrently with a SSIC Board meeting.
In addition, the Chairperson of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee will each receive an annual retainer of $3,500.
SSIC also paid each SSIC Independent Director a retainer fee of $5,000 in connection with his or her service on the Special Committee, and the Chairperson of the Special Committee received an additional retainer fee of $5,000. In addition, the SSIC Independent Directors each receives $1,000 for each Special Committee meeting in which the director participates.
No compensation is paid to directors who are interested persons, as defined in the 1940 Act, of SSIC.
SSIC Independent Director Summary Compensation Table
The following table sets forth the compensation that SSIC paid to each SSIC Independent Director for his or her services as a director during the fiscal year ended December 31, 2023.
Name	Aggregate Compensation From Company	Pension or Retirement Benefits Accrued as Part of Company Expenses	Estimated Annual Benefits Upon Retirement	Total Compensation From Company
SSIC Independent Directors
Vivek Bunty Bohra	$41,500	—	—	$41,500
Michael W. Chorske	$52,000	—	—	$52,000
Americo Da Corte	$50,281	—	—	$50,281
Tracey Brophy Warson	$57,174	—	—	$57,174
Certain Relationships and Related Party Transactions
SSIC has entered into the Current Investment Advisory Agreement with BDC Adviser. BDC Adviser is currently controlled by Scott Gordon, its Partner and Chief Executive Officer. Mr. Gordon is currently Chairman of the SSIC Board and SSIC’s Chief Executive Officer, and would be Executive Chairman of the SSIC Board and SSIC’s Co-Chief Investment Officer upon the effectiveness of the New Investment Advisory Agreement. Upon the closing of the Joint Venture, BDC Adviser will also be controlled by Andreas Bodmeier, John Mazarakis, and Anthony Cappell, due to their control of CALP Adviser. Upon the effectiveness of the New

Investment Advisory Agreement, Dr. Bodmeier is expected to be the Chief Executive Officer of SSIC and, subject to stockholder approval, Mr. Mazarakis is expected to be a director of SSIC. In addition, Umesh Mahajan, who is SSIC’s Chief Financial Officer and Secretary, and would also be SSIC’s Co-Chief Investment Officer upon the effectiveness of the New Investment Advisory Agreement, and Dino Colonna, who would be SSIC’s President upon the effectiveness of the New Investment Advisory Agreement, are partners of BDC Adviser. Pursuant to the Current Investment Advisory Agreement, fees payable to BDC Adviser will be equal to (a) a base management fee of 1.75% of the value of SSIC’s gross assets (i.e., total assets held before deduction of any liabilities), which includes investments acquired with the use of leverage and excludes cash and cash equivalents and (b) an incentive fee based on SSIC’s performance. The incentive fee consists of two parts. The first part of the incentive fee, the Incentive Fee on Income, is calculated and payable quarterly in arrears and equals 20% of SSIC’s “Pre-Incentive Fee Net Investment Income” for the quarter, subject to a preferred return, or “hurdle,” and a “catch-up” feature. The second part of the incentive fee, the Incentive Fee on Capital Gains, is determined and payable in arrears as of the end of each fiscal year (or upon termination of the Current Investment Advisory Agreement) and equals 20% of SSIC’s realized capital gains on a cumulative basis from inception through the end of the fiscal year, if any, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Incentive Fees on Capital Gains.
SSIC has entered into the Administration Agreement with BDC Adviser, under which BDC Adviser will provide administrative services for SSIC, including office facilities and equipment and clerical, bookkeeping and record-keeping services at such facilities. Under the Administration Agreement, BDC Adviser also will perform, or oversee the performance of, SSIC’s required administrative services, which includes being responsible for the financial records which SSIC is required to maintain and preparing reports to SSIC’s stockholders and reports filed with the SEC. In addition, BDC Adviser will assist SSIC in determining and publishing SSIC’s NAV, overseeing the preparation and filing of SSIC’s tax returns and the printing and dissemination of reports to SSIC’s stockholders, and generally overseeing the payment of SSIC’s expenses and the performance of administrative and professional services rendered to SSIC by others. SSIC reimburses BDC Adviser for the costs and expenses incurred by BDC Adviser in performing its obligations and providing personnel and facilities under the Administration Agreement (including costs and expenses incurred by BDC Adviser in connection with the delegation of its obligations under the Administration Agreement to a sub-administrator). SSIC is generally not responsible for the compensation of BDC Adviser’s employees or any overhead expenses of BDC Adviser (including rent, office equipment and utilities). However, SSIC may reimburse BDC Adviser for an allocable portion of the compensation paid by BDC Adviser to SSIC’s CFO and CCO and their respective staffs (based on a percentage of time such individuals devote, on an estimated basis, to SSIC’s business affairs). BDC Adviser may also provide on SSIC’s behalf managerial assistance to SSIC’s portfolio companies. The Administration Agreement may be terminated by either party without penalty upon 60 days’ written notice to the other party.
SSIC has entered into a license agreement with BDC Adviser pursuant to which BDC Adviser has agreed to grant SSIC a nonexclusive, royalty-free license to use the name “Silver Spike.” Under this agreement, SSIC will have a right to use the “Silver Spike” name for so long as BDC Adviser or one of its affiliates remains SSIC’s investment adviser. Other than with respect to this limited license, SSIC will have no legal right to the “Silver Spike” name.
Indemnification of Directors and Officers. SSIC has entered into indemnification agreements with SSIC’s directors and executive officers. The indemnification agreements are intended to provide SSIC’s directors and executive officers with the maximum indemnification permitted under Maryland law and the 1940 Act. Each indemnification agreement provides that SSIC will indemnify the director or executive officer who is a party to the agreement, including the advancement of legal expenses, if, by reason of his or her corporate status, such director or executive officer is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, to the maximum extent permitted by Maryland law and the 1940 Act.
Any indemnification of directors and officers of SSIC would be consistent with Maryland law and the 1940 Act. Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of SSIC pursuant to the foregoing provisions, or otherwise, SSIC has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SSIC of expenses incurred or paid by a director, officer or controlling person of SSIC in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of SSIC Common Stock being registered, SSIC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SSIC’s executive officers and directors, and certain members of BDC Adviser, serve or may serve as officers, directors or principals of entities that may operate in the same or a related line of business as SSIC or as investment funds managed by SSIC’s affiliates. For example, BDC Adviser and its affiliates may manage private investment funds or other funds in the future that have investment mandates that are similar, in whole or in part, to SSIC’s investment mandate. Accordingly, they may have obligations to investors in those entities, the fulfillment of which might not be in the best interests of SSIC or SSIC’s stockholders. For example, the principals of BDC Adviser may face conflicts of interest in the allocation of investment opportunities to SSIC and such other funds. This conflict of interest could be amplified if SSIC’s investment advisory fees are lower than those of such other funds.
In order to address potential conflicts of interest, BDC Adviser and its affiliates have adopted an investment allocation policy that governs the allocation of investment opportunities among the investment funds and other accounts managed by BDC Adviser and its affiliates. To the extent an investment opportunity is appropriate for either or both of SSIC and/or any other investment fund or other account managed by BDC Adviser or its affiliates, and co-investment is not possible, BDC Adviser and its affiliates will adhere to their investment allocation policy in order to determine to which account to allocate the opportunity.
The 1940 Act prohibits SSIC from making certain co-investments with affiliates unless SSIC receives an order from the SEC permitting it to do so. As such, SSIC was substantially limited in its ability to co-invest with affiliates until it obtained a co-investment exemptive order from the SEC on January 9, 2023. The exemptive relief permits SSIC to participate in co-investment transactions, subject to the conditions of the relief granted by the SEC, with certain affiliates in a manner consistent with its investment objectives and strategies.
If SSIC is unable to rely on the exemptive relief for a particular opportunity, such opportunity will be allocated in accordance with the investment allocation policy. Although BDC Adviser and its affiliates will endeavor to allocate investment opportunities in a fair and equitable manner, SSIC and SSIC’s stockholders could be adversely affected to the extent investment opportunities are allocated among SSIC and other investment vehicles managed by BDC Adviser or its affiliates.
The investment allocation policy is also designed to manage and mitigate the conflicts of interest associated with the allocation of investment opportunities if SSIC is able to co-invest, either pursuant to SEC interpretive positions or SSIC’s exemptive order, with other accounts managed by BDC Adviser or its affiliates. Generally, under the investment allocation policy, co-investments will be allocated pursuant to the conditions of the exemptive order. Under the investment allocation policy, a portion of each opportunity that is appropriate for SSIC and any affiliated fund or other account, which may vary based on asset class and liquidity, among other factors, will generally be offered to SSIC and such other eligible accounts, as determined by BDC Adviser and its affiliates. If there is a sufficient amount of securities to satisfy all participants, each order will be fulfilled as placed. If there is an insufficient amount of securities to satisfy all participants, the securities will generally be allocated pro rata based on each participant’s order size or available capital.
In accordance with the investment allocation policy, SSIC might not participate in each individual opportunity, but will, on an overall basis, be entitled to participate equitably with other accounts managed by BDC Adviser and its affiliates. BDC Adviser and its affiliates seek to treat all clients fairly and equitably in a manner consistent with their fiduciary duty to each of them; however, in some instances, especially in instances of limited liquidity, the factors may not result in pro rata allocations or may result in situations where certain accounts receive allocations where others do not.
SSIC has adopted a formal code of ethics that governs the conduct of SSIC’s officers and directors. SSIC’s officers and directors also remain subject to the duties imposed by both the 1940 Act and the Maryland General Corporation Law.

Review of Transactions with Related Persons
The Audit Committee is required to review any transactions with related persons (as such term is defined in Item 404 of Regulation S-K).
Independent Registered Public Accounting Firm
BDO USA, P.C., New York, New York, has been appointed by the SSIC Board, including a majority of the SSIC Independent Directors, to serve as SSIC’s independent registered public accounting firm for the fiscal year ending December 31, 2024. BDO USA, P.C. acted as SSIC’s independent registered public accounting firm for the fiscal years ended December 31, 2023, December 31, 2022, March 31, 2022 and March 31, 2021. SSIC knows of no direct financial or material indirect financial interest of BDO USA, P.C. in SSIC.
Fees
Set forth in the table below are audit fees, audit-related fees, tax fees and all other fees billed to SSIC by BDO USA, P.C. for professional services performed for the fiscal years ended December 31, 2023 and December 31, 2022:
	For the fiscal year ended December 31, 2023	For the fiscal year ended December 31, 2022(1)
Audit Fees	$377,700	$329,394
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
Total Fees	$377,700	$329,394
(1)
On November 8, 2022, the SSIC Board approved a change in SSIC’s fiscal year end from March 31 to December 31. Accordingly, the information reflects the period from April 1, 2022 through December 31, 2022.

Audit Fees. Audit fees and related expenses consist of fees billed and expected to be billed for professional services rendered for the audit and review of SSIC’s annual and quarterly financial statements, respectively, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings (e.g., comfort letters, consents, and assistance with and review of documents filed with the SEC).
Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of SSIC’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.
Tax Fees. Tax fees consist of fees billed for professional services for tax compliance. These services include assistance regarding federal, state and local tax compliance.
All Other Fees. All other fees include fees for products and services other than the services reported above.

Pre-Approval Policies and Procedures
The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by BDO USA, P.C., SSIC’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such service does not impair the auditor’s independence.
Any requests for audit, audit-related, tax and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.
Audit Committee Report
As part of its oversight of SSIC’s financial statements, the Audit Committee reviewed and discussed with both management and BDO USA, P.C., SSIC’s independent registered public accounting firm, SSIC’s financial statements as of and for the fiscal year ended December 31, 2023, as filed with the SEC as part of SSIC’s annual report on Form 10-K for the fiscal year ended December 31, 2023. Management advised the Audit Committee that all financial statements were prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant accounting issues with the Audit Committee. The Audit Committee also discussed with BDO USA, P.C. the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees, as amended.
The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by BDO USA, P.C. Pursuant to the policy, the Audit Committee pre-approves the audit and non-audit services performed by BDO USA, P.C. in order to assure that the provision of such services does not impair the firm’s independence.
Any requests for audit, audit-related, tax and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval in accordance with its pre-approval policy, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by BDO USA, P.C. to management.
The Audit Committee received and reviewed the written disclosures and the letter from BDO USA, P.C. required by applicable requirements of PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding BDO USA, P.C.’s communications with the Audit Committee concerning independence, and has discussed with BDO USA, P.C. its independence. The Audit Committee has reviewed the audit fees paid by SSIC to BDO USA, P.C.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the SSIC Board that the audited financial statements of SSIC as of and for the fiscal year ended December 31, 2023 be included in SSIC’s annual report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC. The Audit Committee also recommended the appointment of BDO USA, P.C. to serve as the independent registered public accounting firm of SSIC for the fiscal year ending December 31, 2024.
Audit Committee Members:
Americo Da Corte, Chairman
Vivek Bunty Bohra
Michael W. Chorske
Tracey Brophy Warson

The material in this Audit Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of SSIC under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE SSIC BOARD UNANIMOUSLY RECOMMENDS THAT SSIC STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

SSIC PROPOSAL 3: ADVISORY AGREEMENT APPROVAL PROPOSAL
Background
Pursuant to the proposed joint venture between BDC Adviser and Chicago Atlantic Group, LP (“CAG”), it is anticipated that CALP Adviser will be issued ownership interests in BDC Adviser representing between 65% and 75% of all interests in BDC Adviser (the “Joint Venture”). BDC Adviser and CAG are seeking to enter into the Joint Venture to combine and jointly operate BDC Adviser’s, and a portion of CAG’s, investment management businesses. In connection with the Joint Venture, Messrs. Gordon, Mahajan, Colonna and Healy have entered into the Employment Agreements with Chicago Atlantic Advisers, LLC, or one of its affiliates, that would take effect upon the closing of the Joint Venture. You can find more information about the Joint Venture, including the Joint Venture Agreement and the Employment Agreements, in “Description of the Joint Venture Agreement” beginning on page 68.
CALP Adviser is majority-owned and controlled by its managing member, CAG. Founded in 2019 and headquartered in Chicago, Illinois, CAG is a private market investment firm managed and equally owned by its founding partners, Andreas Bodmeier, John Mazarakis, and Anthony Cappell. As of June 30, 2024, CAG had aggregate assets under management of approximately $1.5 billion.
BDC Adviser is wholly-owned, directly and indirectly, by Silver Spike Holdings, LP, which is primarily owned by Scott Gordon. Messrs. Mahajan, Colonna and Healy hold minority ownership interests in Silver Spike Holdings, LP.
SSIC stockholders are being asked to approve a new investment advisory agreement by and between SSIC and BDC Adviser (the “New Investment Advisory Agreement”) because the Joint Venture is expected to cause CALP Adviser’s ownership in BDC Adviser to exceed 25% of BDC Adviser’s voting securities as of the closing of the Joint Venture. Under the 1940 Act, any person who owns more than 25% of the voting securities of a company is presumed to control such company and any person who owns less than 25% of the voting securities of a company is presumed not to control such company. Accordingly, the Joint Venture could be considered to result in a change in control of BDC Adviser under the 1940 Act, resulting in the assignment, and automatic termination, pursuant to Section 15(a)(4) of the 1940 Act, of the current investment advisory agreement by and between SSIC and BDC Adviser (the “Current Investment Advisory Agreement”).
Upon the closing of the Joint Venture, BDC Adviser will be controlled by Scott Gordon, due to his control of Silver Spike Holdings, LP (which would hold between 25% and 35% of the ownership interests in BDC Adviser upon the closing of the Joint Venture), and Andreas Bodmeier, John Mazarakis, and Anthony Cappell, due to their control of CAG and CALP Adviser (which would hold between 65% and 75% of the ownership interests in BDC Adviser upon the closing of the Joint Venture).
Messrs. Gordon, Mahajan, Colonna and Healy, through their ownership interests in Silver Spike Holdings, LP, are currently collectively entitled to approximately 76.8% of the profits earned by BDC Adviser with respect to SSIC. Following the closing of the Joint Venture and the Loan Portfolio Acquisition, Messrs. Gordon, Mahajan, Colonna and Healy, through their ownership interests in Silver Spike Holdings, LP, are expected to be collectively entitled to between 19.2% and 26.9% of the profits earned by BDC Adviser with respect to SSIC and any other accounts managed by BDC Adviser, and Messrs. Bodmeier, Mazarakis and Cappell, through their ownership interests in CAG and CALP Adviser, are expected to be collectively entitled to between 65% and 75% of the profits earned by BDC Adviser with respect to SSIC and any other accounts managed by BDC Adviser.
The New Investment Advisory Agreement has the same base management fee rate (including with respect to the exclusion of cash and cash equivalents in the calculation of the amounts of the base management fee) and incentive fee rate as, and otherwise does not materially differ from, the Current Investment Advisory Agreement. However, the amounts of the base management fees paid by SSIC pursuant to the New Investment Advisory Agreement as a percentage of net assets are expected to be higher than the amounts of the base management fees as a percentage of net assets currently paid by SSIC due to a reduction in the percentage of the SSIC portfolio represented by cash and cash equivalents as a result of the Loan Portfolio Acquisition, and the amounts of the incentive fees as a percentage of net assets paid by SSIC pursuant to the New Investment Advisory Agreement are expected to be higher than the amounts of the incentive fees as a percentage of net assets currently paid by SSIC due to an increase in income for SSIC as a result of the Loan Portfolio Acquisition. Accordingly, although “other expenses” as a percentage of net assets of SSIC upon the effectiveness of the New Investment Advisory

Agreement are expected to be lower than current “other expenses” as a percentage of net assets of SSIC as a result of the Loan Portfolio Acquisition, the total annual operating expenses as a percentage of net assets of SSIC upon the effectiveness of the New Investment Advisory Agreement are expected to be higher than the current total annual operating expenses as a percentage of net assets of SSIC. See “Comparative Fees and Expenses” beginning on page 29.
The New Investment Advisory Agreement would become effective upon the closing of the Joint Venture, which is expected to occur as soon as practicable following SSIC stockholder approval of the New Investment Advisory Agreement.
Upon the effectiveness of the New Investment Advisory Agreement, SSIC would be renamed “Chicago Atlantic BDC, Inc.,” and its ticker symbol would be changed to “LIEN”, and BDC Adviser would be renamed “Chicago Atlantic BDC Advisers, LLC.”
The following table sets forth the current officers of SSIC and the expected officers of SSIC upon the effectiveness of the New Investment Advisory Agreement, along with such officers’ current positions at BDC Adviser and expected positions at BDC Adviser upon the effectiveness of the New Investment Advisory Agreement.
SSIC Officer	Current SSIC Position	SSIC Position upon the Effectiveness of the New Investment Advisory Agreement	Current BDC Adviser Position	BDC Adviser Position upon the Effectiveness of the New Investment Advisory Agreement
Scott Gordon	Chief Executive Officer and Chairman of the SSIC Board	Executive Chairman of the SSIC Board and Co-Chief Investment Officer	Partner and Chief Executive Officer	Partner

Umesh Mahajan	Chief Financial Officer and Secretary	Chief Financial Officer, Secretary and Co-Chief Investment Officer	Partner and Co-Head of Credit	Partner

Dino Colonna	None	President	Partner and Co-Head of Credit	Partner

Andreas Bodmeier	None	Chief Executive Officer	None	Partner

Alexander Woodcock	Chief Compliance Officer	Chief Compliance Officer	None	None
See “Control Persons and Principal Stockholders of Silver Spike Investment Corp.” beginning on page 122 for the percentages of SSIC Common Stock held by each of the officers in the above table currently, and the percentages of SSIC Common Stock expected to be held by each of the officers in the above table following the closing of the Joint Venture and the Loan Portfolio Acquisition.
A form of the New Investment Advisory Agreement is attached as Annex B to this proxy statement/prospectus.
Overview of the Current Investment Advisory Agreement and the New Investment Advisory Agreement
The Current Investment Advisory Agreement was first approved by the SSIC Board at a meeting held on July 7, 2021, and was approved by SSIC’s initial stockholder on July 7, 2021 prior to SSIC’s commencement of investment operations. The Current Investment Advisory Agreement initially became effective on July 27, 2021.
On May 8, 2024, the SSIC Board, including a majority of the SSIC Independent Directors, approved the Current Investment Advisory Agreement for an additional one-year period.

Management Services
The New Investment Advisory Agreement would require BDC Adviser to provide the same services as BDC Adviser provides under the Current Investment Advisory Agreement.
BDC Adviser manages SSIC and oversees all of its operations. BDC Adviser is registered as an investment adviser under the Advisers Act. BDC Adviser serves pursuant to the Current Investment Advisory Agreement, and will serve pursuant to the New Investment Advisory Agreement, in accordance with the Advisers Act. Subject to the overall supervision of the SSIC Board, BDC Adviser manages SSIC’s day-to-day operations and provides SSIC with investment advisory services. Under the terms of the Current Investment Advisory Agreement and the New Investment Advisory Agreement, BDC Adviser will:
•	determine the composition of SSIC’s portfolio, the nature and timing of the changes to SSIC’s portfolio and the manner of implementing such changes;
•	determine what securities and other assets SSIC purchases, retains or sells;
•	identify, evaluate and negotiate the structure of the investments SSIC makes;
•	execute, monitor and service the investments SSIC makes;
•	perform due diligence on prospective portfolio companies; and
•
provide SSIC with such other investment advisory, research and related services as SSIC may, from time to time, reasonably require for the investment of its funds, including providing operating and managerial assistance to SSIC and its portfolio companies as required.

From time to time, BDC Adviser may pay amounts owed by SSIC to third-party providers of goods or services, including the SSIC Board, and SSIC will subsequently reimburse BDC Adviser for such amounts paid on its behalf. Amounts payable to BDC Adviser are settled in the normal course of business without formal payment terms.
BDC Adviser’s services under the Current Investment Advisory Agreement and the New Investment Advisory Agreement are not exclusive and it is free to furnish similar services to other entities so long as its services to SSIC are not impaired.
Management Fee
The management fee under the Current Investment Advisory Agreement and the New Investment Advisory Agreement is the same.
SSIC pays BDC Adviser a fee for its services under the Current Investment Advisory Agreement and the New Investment Advisory Agreement consisting of two components: a base management fee and an incentive fee. The cost of both the base management fee payable to BDC Adviser and any incentive fees payable to BDC Adviser will ultimately be borne by SSIC’s common stockholders.
Base Management Fee
The base management fee is calculated at an annual rate of 1.75% of SSIC’s gross assets (i.e., total assets held before deduction of any liabilities), which includes any investments acquired with the use of leverage and excludes any cash and cash equivalents (as defined in the notes to SSIC’s financial statements). The fair value of derivatives and swaps, which will not necessarily equal the notional value of such derivatives and swaps, will be included in SSIC’s calculation of gross assets. The base management fee is calculated based on the average value of SSIC’s gross assets at the end of the two most recently completed quarters. For example, the average value of SSIC’s gross assets used for calculating the third quarter base management fee will be equal to SSIC’s gross assets at the end of the second quarter plus SSIC’s gross assets at the end of the third quarter, divided by two. The base management fee for any partial month or quarter, as the case may be, will be appropriately prorated and adjusted for any share issuances or repurchases during the relevant month or quarter, as the case may be.
Incentive Fee
The incentive fee has two parts. The first part of the incentive fee, the Incentive Fee on Income, is calculated and payable quarterly in arrears based on SSIC’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding quarter. For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including (i) any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, advisory, diligence and consulting fees or other fees that SSIC receives from portfolio companies, (ii) any gain realized on the extinguishment of SSIC’s own debt and (iii) any other income of any kind that SSIC is required to distribute to its stockholders in order to maintain its RIC status) accrued during the quarter, minus SSIC’s operating expenses for the quarter (including the base management fee, expenses payable under the Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that SSIC has not yet received and may never receive in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of SSIC’s net assets at the end of the immediately preceding quarter, will be compared to a “hurdle rate” of 1.75% per quarter (7% annualized), subject to a “catch-up” provision measured as of the end of each quarter. SSIC’s net investment income used to calculate the Incentive Fee on Income is also included in the amount of SSIC’s gross assets used to calculate the 1.75% base management fee. The operation of the Incentive Fee on Income with respect to SSIC’s Pre-Incentive Fee Net Investment Income for each quarter is as follows:
•	No Incentive Fee on Income is payable to BDC Adviser in any quarter in which SSIC’s Pre-Incentive Fee Net Investment Income does not exceed the “hurdle rate” of 1.75%;
•
100% of SSIC’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the “hurdle rate,” but is less than or equal to 2.19% in any quarter (8.76% annualized), will be payable to BDC Adviser. SSIC refers to this portion of its Incentive Fee on Income as the catch up. It is intended to provide an Incentive Fee on Income of 20% on all of SSIC’s Pre-Incentive Fee Net Investment Income when SSIC’s Pre-Incentive Fee Net Investment Income exceeds 2.19% in any quarter;

•
For any quarter in which SSIC’s Pre-Incentive Fee Net Investment Income exceeds 2.19%, the Incentive Fee on Income shall equal 20% of the amount of SSIC’s Pre-Incentive Fee Net Investment Income, because the preferred return and catch up will have been achieved; and

•
For purposes of computing the Incentive Fee on Income, the calculation methodology will look through derivatives or swaps as if SSIC owned the reference assets directly. Therefore, net interest income, if any, associated with a derivative or swap (which is defined as the difference between (i) the interest income and transaction fees received in respect of the reference assets of the derivative or swap and (ii) all interest and other expenses paid by SSIC to the derivative or swap counterparty) will be included in the calculation of Pre-Incentive Fee Net Investment Income for purposes of the Incentive Fee on Income.

The following is a graphical representation of the calculation of the Incentive Fee on Income:
Quarterly Incentive Fee on Income Based on Pre-Incentive Fee Net Investment Income
(expressed as a percentage of the value of net assets)

Percentage of Pre-Incentive Fee Net Investment Income Allocated to BDC Adviser
The second part of the incentive fee, the Incentive Fee on Capital Gains, payable at the end of each fiscal year (or upon termination of the Current Investment Advisory Agreement or the New Investment Advisory Agreement) in arrears, equals 20% of cumulative realized capital gains from inception to the end of each fiscal year, less cumulative realized capital losses and unrealized capital depreciation from inception to the end of each fiscal year, less the aggregate amount of any previously paid Incentive Fees on Capital Gains for prior periods. In no event will the Incentive Fee on Capital Gains payable pursuant to the Current Investment Advisory Agreement or the New Investment Advisory Agreement be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.

For purposes of computing the Incentive Fee on Capital Gains, the calculation methodology will look through derivatives or swaps as if SSIC owned the reference assets directly. Therefore, realized gains and realized losses on the disposition of any reference assets, as well as unrealized depreciation on reference assets retained in the derivative or swap, will be included on a cumulative basis in the calculation of the Incentive Fee on Capital Gains.
While the Current Investment Advisory Agreement and the New Investment Advisory Agreement neither include nor contemplate the inclusion of unrealized gains in the calculation of the Incentive Fee on Capital Gains, as required by U.S. GAAP, SSIC accrues Incentive Fees on Capital Gains on unrealized gains. This accrual reflects the Incentive Fees on Capital Gains that would be payable to BDC Adviser if SSIC’s entire investment portfolio was liquidated at its fair value as of the balance sheet date even though BDC Adviser is not entitled to an Incentive Fee on Capital Gains with respect to unrealized gains unless and until such gains are actually realized.
Example 1: Incentive Fee on Income for Each Quarter
Scenario 1
Assumptions
Investment income (including interest, dividends, fees, etc.) = 1.25%
Hurdle rate(1) = 1.75%
Management fee(2) = 0.4375%
Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.2%
Pre-Incentive Fee Net Investment Income
(investment income – (management fee + other expenses)) = 0.6125%
Pre-Incentive Fee Net Investment Income does not exceed hurdle rate; therefore, there is no Incentive Fee on Income.
Scenario 2
Assumptions
Investment income (including interest, dividends, fees, etc.) = 2.65%
Hurdle rate(1) = 1.75%
Management fee(2) = 0.4375%
Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.2%
Pre-Incentive Fee Net Investment Income
(investment income – (management fee + other expenses)) = 2.0125%
Incentive Fee on Income = 100% × Pre-Incentive Fee Net Investment Income (subject to hurdle rate and “catch up”)(3)
= 100% × (2.0125% – 1.75%)
= 0.2625%
Pre-Incentive Fee Net Investment Income exceeds the hurdle rate, but does not fully satisfy the “catch-up” provision; therefore, the Incentive Fee on Income is 0.2625%.

Scenario 3
Assumptions
Investment income (including interest, dividends, fees, etc.) = 3.25%
Hurdle rate(1) = 1.75%
Management fee(2) = 0.4375%
Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.2%
Pre-Incentive Fee Net Investment Income
(investment income – (management fee + other expenses)) = 2.6125%
Incentive Fee on Income = 100% × Pre-Incentive Fee Net Investment Income (subject to hurdle rate and “catch-up”)(3)
Incentive Fee on Income = 100% × “catch-up” + (20% × (Pre-Incentive Fee Net Investment Income – 2.19%))
Catch-up = 2.19% – 1.75%
= 0.44%
Incentive Fee on Income = (100% × 0.44%) + (20% × (2.6125% – 2.19%))
= 0.44% + (20% × 0.4225%)
= 0.44% + 0.0845%
= 0.5245%
Pre-Incentive Fee Net Investment Income exceeds the hurdle rate, and fully satisfies the “catch-up” provision; therefore, the Incentive Fee on Income is 0.5245%.
(1)	Represents 7% annualized hurdle rate.
(2)	Represents 1.75% annualized base management fee.
(3)
The “catch-up” provision is intended to provide BDC Adviser with an Incentive Fee on Income of 20% on all Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply when SSIC’s Pre-Incentive Fee Net Investment Income exceeds 2.19% in any quarter.

Example 2: Incentive Fee on Capital Gains(*):
Scenario 1
Assumptions
Year 1:	$20 million investment made in Company A (“Investment A”) and $30 million investment made in Company B (“Investment B”)
Year 2:	Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million
Year 3:	FMV of Investment B determined to be $25 million
Year 4:	Investment B sold for $31 million
The Incentive Fee on Capital Gains would be:
Year 1:	None
Year 2:	Incentive Fee on Capital Gains of $6 million — ($30 million realized capital gains on sale of Investment A multiplied by 20%)
Year 3:	None — $5 million (20% multiplied by ($30 million cumulative capital gains less $5 million cumulative capital depreciation)) less $6 million (Incentive Fee on Capital Gains paid in Year 2)
Year 4:	Incentive Fee on Capital Gains of $200,000 — $6.2 million ($31 million cumulative realized capital gains multiplied by 20%) less $6 million (Incentive Fee on Capital Gains paid in Year 2)

Scenario 2
Assumptions
Year 1:	$20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”)
Year 2:	Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million
Year 3:	FMV of Investment B determined to be $27 million and Investment C sold for $30 million
Year 4:	FMV of Investment B determined to be $24 million
Year 5:	Investment B sold for $20 million
The Incentive Fee on Capital Gains, if any, would be:
Year 1:	None
Year 2:	$5 million Incentive Fee on Capital Gains — 20% multiplied by $25 million ($30 million realized capital gains on Investment A less $5 million unrealized capital depreciation on Investment B)
Year 3:
$1.4 million Incentive Fee on Capital Gains(1) — $6.4 million (20% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million unrealized capital depreciation on Investment B)) less $5 million (Incentive Fee on Capital Gains paid in Year 2)

Year 4:	None
Year 5:
None — $5 million (20% multiplied by $25 million (cumulative realized capital gains of $35 million less realized capital losses of $10 million)) less $6.4 million (cumulative Incentive Fees on Capital Gains paid in Year 2 and Year 3)(2)

*
The hypothetical amounts of returns shown are based on a percentage of SSIC’s total net assets and assume no leverage. There is no guarantee that positive returns will be realized and actual returns may vary from those shown in this example.

(1)
As illustrated in Year 3 of Scenario 2 above, if SSIC were to be wound up on a date other than its fiscal year end of any year, SSIC may have paid aggregate Incentive Fees on Capital Gains that are more than the amount of such fees that would be payable if SSIC had been wound up on its fiscal year end of such year.

(2)
As noted above, it is possible that the cumulative aggregate Incentive Fees on Capital Gains received by BDC Adviser ($6.4 million) is effectively greater than $5 million (20% of cumulative aggregate realized capital gains less net realized capital losses or net unrealized depreciation ($25 million)).

Fees Paid in the Most Recent Fiscal Year
During the year ended December 31, 2023, SSIC paid an aggregate of approximately $927,605 in base management and incentive fees to BDC Adviser pursuant to the Current Investment Advisory Agreement.
No other material payments were made by SSIC to BDC Adviser or any affiliated person of BDC Adviser during the year ended December 31, 2023. However, during the year ended December 31, 2023, BDC Adviser and certain affiliated persons of BDC Adviser received quarterly and special dividend distributions from SSIC relating to their shares held (at the same rates as the other SSIC stockholders).
Payment of Expenses
The New Investment Advisory Agreement has the same expense provisions as the Current Investment Advisory Agreement.
SSIC’s primary operating expenses are the payment of a base management fee and any incentive fees under the Current Investment Advisory Agreement and the New Investment Advisory Agreement, and the allocable portion of overhead and other expenses incurred by BDC Adviser in performing its obligations under the Administration Agreement. SSIC’s investment management fee compensates BDC Adviser for its work in identifying, evaluating, negotiating, executing, monitoring, servicing and realizing SSIC’s investments.
Except as specifically provided below, all investment professionals and staff of BDC Adviser, when and to the extent engaged in providing investment advisory and management services to SSIC, the base compensation, bonus and benefits, and the routine overhead expenses of such personnel allocable to such services, are provided and paid for by BDC Adviser. SSIC bears its allocable portion of the compensation paid by BDC Adviser (or its affiliates) to SSIC’s CFO and CCO and their respective staffs (based on a percentage of time such individuals devote, on an estimated basis, to SSIC’s business affairs). SSIC bears all other expenses of its operations and transactions, including (without limitation) fees and expenses relating to:
•	the cost of SSIC’s organization and offerings;
•	the cost of calculating SSIC’s NAV, including the cost of any third-party valuation services;
•	the cost of effecting sales and repurchases of shares of SSIC’s common stock and other securities;
•	fees and expenses payable under any underwriting agreements, if any;
•	debt service and other costs of borrowings or other financing arrangements;
•	costs of hedging;
•
expenses, including travel expenses, incurred by BDC Adviser, or members of the investment team, or payable to third-parties, performing due diligence on prospective portfolio companies and, if necessary, enforcing SSIC’s rights;

•	management and incentive fees payable pursuant to the Current Investment Advisory Agreement and the New Investment Advisory Agreement;
•	fees payable to third-parties relating to, or associated with, making investments and valuing investments (including third-party valuation firms);
•	costs, including legal fees, associated with compliance under cannabis laws;
•	transfer agent and custodial fees;
•	fees and expenses associated with marketing efforts (including attendance at industry and investor conferences and similar events);
•	federal and state registration fees;
•	any exchange listing fees and fees payable to rating agencies;
•	federal, state and local taxes;
•	independent directors’ fees and expenses, including travel expenses;
•
cost of preparing financial statements and maintaining books and records and filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, and the compensation of professionals responsible for the preparation of the foregoing;

•
the cost of any reports, proxy statements or other notices to SSIC’s stockholders (including printing and mailing costs), the costs of any stockholder or director meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters;

•	brokerage commissions and other compensation payable to brokers or dealers;
•	research and market data;
•	fidelity bond, directors’ and officers’ errors and omissions liability insurance and other insurance premiums;
•	direct costs and expenses of administration, including printing, mailing and staff;
•	fees and expenses associated with independent audits, and outside legal and consulting costs;
•	costs of winding up;
•	costs incurred in connection with the formation or maintenance of entities or vehicles to hold SSIC’s assets for tax or other purposes;
•	extraordinary expenses (such as litigation or indemnification); and
•	costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws.

Duration and Termination
The New Investment Advisory Agreement has the same duration and termination provisions as the Current Investment Advisory Agreement.
Unless earlier terminated as described below, each of the Current Investment Advisory Agreement and the New Investment Advisory Agreement will remain in effect for two years from its initial approval, and from year-to-year thereafter, if approved annually by the SSIC Board or by the affirmative vote of the holders of a majority of SSIC’s outstanding voting securities, including, in either case, approval by a majority of the SSIC Independent Directors.
Each of the Current Investment Advisory Agreement and the New Investment Advisory Agreement will automatically terminate in the event of its assignment. In accordance with the 1940 Act, without payment of any penalty, SSIC may terminate the Current Investment Advisory Agreement and the New Investment Advisory Agreement upon 60 days’ written notice. The decision to terminate the Current Investment Advisory Agreement and the New Investment Advisory Agreement may be made by a majority of the SSIC Board or the stockholders holding a majority (as defined under the 1940 Act) of the outstanding shares of SSIC’s common stock. In addition, without payment of any penalty, BDC Adviser may generally terminate the Current Investment Advisory Agreement and the New Investment Advisory Agreement upon 60 days’ written notice.
Indemnification
The New Investment Advisory Agreement has the same indemnification provisions as the Current Investment Advisory Agreement.
Each of the Current Investment Advisory Agreement and the New Investment Advisory Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of their respective duties or by reason of the reckless disregard of their respective duties and obligations, BDC Adviser and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with it, are entitled to indemnification from SSIC for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of BDC Adviser’s services under the Current Investment Advisory Agreement and the New Investment Advisory Agreement or otherwise as SSIC’s investment adviser.
Organization of BDC Adviser
BDC Adviser is a Delaware limited liability company that is registered as an investment adviser under the Advisers Act. The principal address of BDC Adviser is 600 Madison Avenue, Suite 1800, New York, New York 10022.
Board Considerations
At a meeting of the Special Committee held on January 15, 2024, the Special Committee reviewed information that BDC Adviser and CALP Adviser had provided in response to the Special Committee’s information requests, and discussed and considered the proposed New Investment Advisory Agreement.
At a meeting of the SSIC Board held on January 16, 2024, the SSIC Board, including all of the Independent SSIC Directors (voting separately), upon the recommendation of the Special Committee, approved the New Investment Advisory Agreement. At a meeting of the SSIC Board held on April 9, 2024, the SSIC Board approved the submission of the New Investment Advisory Agreement to the SSIC stockholders for approval at the SSIC Special Meeting with the SSIC Board’s recommendation that the SSIC stockholders vote to approve the New Investment Advisory Agreement.
Factors Considered by the SSIC Board
The SSIC Board, in approving and recommending stockholder approval of the New Investment Advisory Agreement, considered, in particular, the recommended approval by the Special Committee, which was based on its consideration of information furnished and discussed at SSIC Board and Special Committee meetings (including the Special Committee’s executive sessions with management and legal and financial advisors), including information provided specifically in relation to the consideration of the approval of the New Investment Advisory Agreement in response to requests from the Special Committee and its independent legal counsel.

In its deliberations, the SSIC Board and/or the Special Committee considered, among other things: (i) various materials and information regarding the nature, extent and quality of the services to be provided by BDC Adviser following the closing of the Joint Venture, (ii) the terms of the form of New Investment Advisory Agreement, (iii) estimated fees/expenses of SSIC and profitability of BDC Adviser, each assuming the closing of the Joint Venture and the Loan Portfolio Acquisition, and (iv) performance information of SSIC and CAG. In addition to evaluating, among other things, the written information provided by BDC Adviser and CAG, the SSIC Board considered the answers to questions posed by the SSIC Independent Directors and their counsel to representatives of BDC Adviser and CAG. The SSIC Independent Directors met separately in several executive sessions with their independent legal counsel to review and consider information to be requested, and the information provided in response to such requests, regarding the New Investment Advisory Agreement.
Based on their review, the Special Committee and the SSIC Board concluded that it was in the best interests of SSIC to approve the New Investment Advisory Agreement. In its deliberations, the SSIC Board did not identify any single factor or group of factors as all-important or controlling, but considered all factors together. The material factors and conclusions that formed the basis for the determinations are discussed below. (References below to the SSIC Board shall mean the SSIC Board and/or the Special Committee unless the context dictates otherwise.)
Nature, Extent and Quality of Services. The SSIC Board considered that the nature, extent and quality of the services to be provided by BDC Adviser are not proposed to change under the New Investment Advisory Agreement. In this regard, it was observed that the terms of the New Investment Advisory Agreement do not materially differ from the terms of the Current Investment Advisory Agreement. It was also observed that the nature and level of services available to SSIC is anticipated to increase as a result of the Joint Venture due to the expected additional resources of the BDC Adviser, including additional investment personnel and legal and compliance resources, that CAG would make available to SSIC. The financial wherewithal of BDC Adviser (assuming consummation of the Joint Venture and the Loan Portfolio Acquisition) was also considered. The SSIC Board also took into account CAG’s financial wherewithal, the number and experience of its employees and the strategies of accounts managed by CAG. The SSIC Board considered that CAG did not advise any funds with a substantially identical investment strategy to that of SSIC; however, the SSIC Board considered CAG’s experience advising funds with investments in the cannabis sector, and other investments with similar risk/return characteristics, and CAG’s experience originating private credit investments. The SSIC Board noted, however, that other funds managed by CAG may invest in certain equity securities of cannabis companies that are not permitted investments of SSIC.
Based on these and related factors (including investment performance as discussed below), the SSIC Board concluded, within the context of its overall conclusions, that the nature, extent and quality of services expected to be provided to SSIC under the New Investment Advisory Agreement supported approval of the New Investment Advisory Agreement.
The SSIC Board also considered that a review of investment performance is a key factor in evaluating the nature, extent and quality of services under investment management contracts. The SSIC Board considered the various reports and information it had received on the performance of SSIC and the performance of funds managed by CAG (or its affiliates). It was observed that SSIC’s return on average assets (excluding cash and cash equivalents) versus peers ranked above median. It was also observed that consummation of the proposed Loan Portfolio Acquisition should better position SSIC to take on leverage to seek to improve returns. The performance of funds managed by CAG (or its affiliates) was also reviewed, though it was recognized that there was no single CAG client account with a substantially identical strategy to that of SSIC.
Based on these and related factors, the SSIC Board concluded, within the context of its overall conclusions, that the performance of SSIC, in light of other considerations, supported approval of the New Investment Advisory Agreement.
Fees. The SSIC Board reviewed and considered the fees and costs of services to be provided under the New Investment Advisory Agreement. It was observed that the advisory fees (including the asset-based management fee rate and the incentive fee structure) are not proposed to change under the New Investment Advisory Agreement. It was noted that the advisory fee rate charged to SSIC under the Current Investment Advisory

Agreement (and which is not proposed to change) ranked at median versus peers and that the incentive fee structure (which is also not proposed to change) is comparable to the structure to which peers are subject. It was also noted that SSIC’s total operating expenses, as a percentage of equity, were less than BDC peers.
The SSIC Board also considered estimated pro forma operating expenses assuming consummation of the Joint Venture and the Loan Portfolio Acquisition, noting, in particular, the expected reduction in various operating costs that would be spread over a larger asset base. The SSIC Board noted, however, that the amounts of the base management fees paid by SSIC pursuant to the New Investment Advisory Agreement as a percentage of net assets are expected to be higher than the amounts of the base management fees as a percentage of net assets currently paid by SSIC due to a reduction in the percentage of the SSIC portfolio represented by cash and cash equivalents as a result of the Loan Portfolio Acquisition, and the amounts of the incentive fees as a percentage of net assets paid by SSIC pursuant to the New Investment Advisory Agreement are expected to be higher than the amounts of the incentive fees as a percentage of net assets currently paid by SSIC due to an increase in income for SSIC as a result of the Loan Portfolio Acquisition. Accordingly, the SSIC Board noted that although “other expenses” as a percentage of net assets of SSIC upon the effectiveness of the New Investment Advisory Agreement are expected to be lower than current “other expenses” as a percentage of net assets of SSIC as a result of the Loan Portfolio Acquisition, the total annual operating expenses as a percentage of net assets of SSIC upon the effectiveness of the New Investment Advisory Agreement are expected to be higher than the current total annual operating expenses as a percentage of net assets of SSIC. See “Comparative Fees and Expenses” beginning on page 29.
Based on these and related factors, the SSIC Board concluded, within the context of its overall conclusions, that the levels of management fees and expenses of SSIC, in light of other considerations, supported approval of the New Investment Advisory Agreement.
Profitability and Economies of Scale to be Realized. In considering the reasonableness of management fees, the SSIC Board also considered the profitability of BDC Adviser in connection with BDC Adviser providing investment management services to SSIC. The SSIC Board discussed the expected increased profitability to BDC Adviser as a result of the Joint Venture and the Loan Portfolio Acquisition. It was noted that although profitability to BDC Adviser was expected to increase, the estimated higher level did not appear excessive. The SSIC Board noted that profitability levels should allow for BDC Adviser to continue to invest in its capabilities. The SSIC Board also discussed the extent to which stockholders benefit from an increase in scale or profitability, noting an expected reduction in various other expenses due to the increased scale of SSIC assuming consummation of the Loan Portfolio Acquisition. The SSIC Board discussed that the SSIC Independent Directors would need to monitor profitability and economies of scale going forward, following consummation of the Joint Venture and the Loan Portfolio Acquisition.
Other Considerations. The SSIC Board also considered the expected proposed change to investment strategy to permit SSIC to make investments in companies outside of the cannabis and health and wellness sectors that meet SSIC’s structuring and underwriting standards and the portfolio diversification benefits of this proposal were observed. It was also observed that, even assuming implementation of the proposal, SSIC would be expected to remain primarily invested in the cannabis sector. The SSIC Board discussed BDC Adviser’s and CAG’s investment capabilities and experience in sectors outside of cannabis. The SSIC Board further considered economic benefits to BDC Adviser (and its partners) associated with the Joint Venture, including with respect to the Joint Venture Agreement and fact that the partners of BDC Adviser would become employees of CAG upon the closing of the Joint Venture (and the conflicts of interest faced by BDC Adviser personnel in connection therewith), as well as other benefits that may accrue to BDC Adviser and its affiliates from its relationships with SSIC, including that BDC Adviser may potentially benefit from the success of SSIC, which could attract other business to BDC Adviser and CAG.
Overall Conclusions. Based on all of the information considered and the conclusions reached, the SSIC Board determined that the terms of the New Investment Advisory Agreement are fair and reasonable in light of the services proposed to be provided, and that the approval of the New Investment Advisory Agreement is in the best interests of SSIC and its stockholders. Upon the recommendation of the Special Committee, the SSIC Board, including all of the SSIC Independent Directors (voting separately), unanimously approved the New Investment Advisory Agreement and determined to submit the New Investment Advisory Agreement to SSIC stockholders for approval.

Section 15(f) of the 1940 Act
Section 15(f) of the 1940 Act provides a non-exclusive safe harbor under which an investment adviser to a registered investment company or a BDC (or an affiliated person of such investment adviser) may receive any amount or benefit in connection with a sale of any interest in such investment adviser that results in an assignment of an advisory contract with the investment company if the following two conditions are satisfied: (1) for a period of three years after the transaction, at least 75% of the board of the investment company (or its successor) cannot be “interested persons” (as defined in the 1940 Act) of the investment adviser or predecessor adviser of the investment company (or its successor); and (2) no “unfair burden” may be imposed on the investment company as a result of the transaction or any express or implied terms, conditions or understandings applicable thereto. The term “unfair burden,” as defined in the 1940 Act, includes any arrangement, during the two-year period after the transaction occurs, whereby the investment adviser, or predecessor or successor adviser, or any interested person of any such adviser, receives or is entitled to receive any compensation, directly or indirectly (a) from the investment company or its security holders (other than compensation for bona fide investment advisory or other services), or (b) from any person in connection with the purchase or sale of securities or other property to, from or on behalf of the investment company (other than bona fide ordinary compensation for principal underwriting services). BDC Adviser and CALP Adviser will comply with the conditions of Section 15(f) of the 1940 Act in connection with the Joint Venture and the Loan Portfolio Acquisition.
Vote Required
The approval of the Advisory Agreement Approval Proposal requires the approval of a “majority of the outstanding voting securities,” as defined in the 1940 Act, of SSIC. Under the 1940 Act, a “majority of the outstanding voting securities” of SSIC means the lesser of: (1) 67% of the shares of SSIC Common Stock present in person (virtually) or represented by proxy at the SSIC Special Meeting if the holders of more than 50% of the outstanding shares of SSIC Common Stock are present or represented by proxy or (2) more than 50% of the outstanding shares of SSIC Common Stock. SSIC stockholders may vote for or against or abstain on the Advisory Agreement Approval Proposal. Abstentions will not count as affirmative votes cast and will therefore have the same effect as votes against the Advisory Agreement Approval Proposal. Proxies received will be voted “FOR” the approval of the Advisory Agreement Approval Proposal unless SSIC stockholders designate otherwise.
The Advisory Agreement Approval Proposal will be approved as a result of the SSIC Common Stock holdings of BDC Adviser and its affiliates, and the Voting Agreement.
Appraisal Rights
Under Maryland law and the SSIC Charter, SSIC stockholders will not be entitled to rights of appraisal with respect to the Advisory Agreement Approval Proposal. Accordingly, to the extent that an SSIC stockholder objects to the Advisory Agreement Approval Proposal, such SSIC stockholder will not have the right to have a court judicially determine (and the SSIC stockholder will not receive) the fair value for its shares of SSIC Common Stock under the provisions of Maryland law governing appraisal rights.
UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE SSIC BOARD
UNANIMOUSLY RECOMMENDS THAT SSIC STOCKHOLDERS VOTE “FOR” THE ADVISORY
AGREEMENT APPROVAL PROPOSAL.

MARKET PRICE, DIVIDEND AND DISTRIBUTION INFORMATION
SSIC Common Stock has been listed on NASDAQ under the ticker symbol “SSIC” since February 4, 2022. Prior to such date, there was no public market for SSIC Common Stock. Shares of SSIC Common Stock have historically traded at prices below SSIC Common Stock’s NAV per share. It is not possible to predict whether shares of SSIC Common Stock will trade at, above or below NAV in the future. See “Risks Relating to Our Common Stock—Shares of closed-end investment companies, including BDCs, may trade at a discount to their NAV” in “Item 1A. Risk Factors” in Part I of SSIC’s Annual Report on Form 10-K (File No. 814-01383) for the fiscal year ended December 31, 2023, filed with the SEC on March 28, 2024.
The following table sets forth: (i) the NAV per share of SSIC Common Stock as of the applicable period end, (ii) the range of high and low closing sales prices of SSIC Common Stock as reported on NASDAQ during the applicable period, (iii) the closing high and low sales prices as a premium (discount) to NAV during the appropriate period, and (iv) the dividend per share of SSIC Common Stock during the applicable period.
		Price Range		High Sales Price Premium (Discount) to Net Asset Value(2)	Low Sales Price Premium (Discount) to Net Asset Value(2)	Cash Dividend Per Share(3)
Period	Net Asset Value Per Share(1)	High	Low
Fiscal Year Ended December 31, 2024
Third Quarter (Through August 27, 2024)	*	$12.00	$11.27	*	*	$*
Second Quarter	$ 13.56	12.38	9.61	-8.7%	-29.1%	$ 0.25
First Quarter	13.60	10.28	7.65	-24.4%	-43.8%	0.25
Fiscal Year Ended December 31, 2023
Fourth Quarter	13.77	9.81	8.32	-28.8%	-39.6%	0.70(6)
Third Quarter	14.06	10.37	7.65	-26.3%	-45.6%	0.63(6)
Second Quarter	14.49	9.19	7.82	-36.3%	-45.8%	—
First Quarter	14.29	9.98	8.25	-30.2%	-42.3%	—
Fiscal Year Ended December 31, 2022(4)
Fourth Quarter	13.91	10.55	9.57	-24.2%	-31.2%	—
Third Quarter	13.73	10.74	9.00	-21.8%	-34.5%	—
Second Quarter	13.64	13.50	7.80	-1.0%	-42.8%	—
First Quarter(5)	13.61	14.41	12.57	5.9%	-7.6%	—
(1)
Net asset value per share is determined as of the last day in the relevant period and therefore may not reflect the net asset value per share on the date of the high and low closing sales prices. The net asset values shown are based on outstanding shares at the end of the relevant period.

(2)	Calculated as the respective high or low closing sales price less net asset value, divided by net asset value (in each case, as of the end of the applicable period).
(3)	Represents the dividend or distribution declared in the relevant quarter.
(4)	On November 8, 2022, the SSIC Board approved a change to SSIC’s fiscal year end from March 31 to December 31.
(5)	Shares of SSIC’s common stock began trading on NASDAQ on February 4, 2022 under the trading symbol “SSIC.”
(6)	Consists of a quarterly dividend and a special dividend.
*	Not determined at time of filing.
On August 27, 2024, the reported closing sales price of SSIC Common Stock on NASDAQ was $11.48 per share, which represented a discount of approximately 15.4% to SSIC Common Stock’s net asset value per share of $13.56 as of June 30, 2024.
On August 7, 2024, the SSIC Board declared a cash distribution of $0.25 per share, which will be paid on or about September 27, 2024 to SSIC stockholders of record as of the close of business on September 19, 2024. The timing and amount of any future distributions to SSIC stockholders are subject to applicable legal restrictions and the sole discretion of the SSIC Board.
Pursuant to SSIC’s dividend reinvestment plan, SSIC will reinvest all cash dividends or distributions declared by the SSIC Board on behalf of stockholders who do not elect to receive their distributions in cash. As a result, if the SSIC Board declares a dividend, then stockholders who have not elected to “opt out” of the dividend reinvestment plan will have their distributions automatically reinvested in additional shares of SSIC Common Stock.

Registered stockholders must notify SSIC’s transfer agent in writing if they wish to “opt out” of SSIC’s dividend reinvestment plan. No action is required on the part of registered stockholders to have their cash distributions reinvested in shares of SSIC Common Stock.
If a stockholder holds shares of SSIC Common Stock in the name of a broker or financial intermediary, such stockholder should contact such broker or financial intermediary regarding their option to elect to receive distributions in cash in lieu of shares of SSIC Common Stock.

BUSINESS OF SILVER SPIKE INVESTMENT CORP.
The information in “Item 1. Business” in Part I of SSIC’s Annual Report on Form 10-K (File No. 814-01383) for the fiscal year ended December 31, 2023, filed with the SEC on March 28, 2024, is incorporated herein by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SILVER SPIKE INVESTMENT CORP.
The information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of SSIC’s Annual Report on Form 10-K (File No. 814-01383) for the fiscal year ended December 31, 2023, filed with the SEC on March 28, 2024, in Part I, Item 2 of SSIC’s Quarterly Report on Form 10-Q (File No. 814-01383) for the quarter ended March 31, 2024, filed with the SEC on May 9, 2024, and in Part I, Item 2 of SSIC’s Quarterly Report on Form 10-Q (File No. 814-01383) for the quarter ended June 30, 2024, filed with the SEC on August 8, 2024, are incorporated herein by reference.

SENIOR SECURITIES OF SILVER SPIKE INVESTMENT CORP.
None

PORTFOLIO COMPANIES OF SILVER SPIKE INVESTMENT CORP.
The following table sets forth certain information as of June 30, 2024 for each portfolio company in which SSIC had a debt or equity investment. SSIC’s only formal relationships with its portfolio companies are the managerial assistance ancillary to SSIC’s investments and the board observation or participation rights SSIC may receive.
Issuer	Address	Instrument	Reference Rate(a)	Floor	Spread	Total Coupon(a)	Maturity	Principal ($000s)	Cost ($000s)(b)	Fair Value ($000s)
Curaleaf Holdings, Inc.	420 Lexington Avenue, Suite 2035 New York, NY 10170	Senior Secured Note	Fixed	n/a	n/a	8.00%	12/15/2026	$4,500	$4,063	$4,208
Dreamfields Brands, Inc. (d/b/a Jeeter)	65441 Two Bunch Palms Trail Desert Hot Springs, CA 92240	Senior Secured First Lien Term Loan	8.50%	7.50%	8.75%	17.25%	5/3/2026	$4,320	$4,246	$4,320
PharmaCann, Inc.	190 South LaSalle, Suite 2950 Chicago, IL 60603	Senior Secured Note	Fixed	n/a	n/a	12.00%	6/30/2025	$4,250	$4,153	$ 4,059
STIIIZY, Inc. (f/k/a Shryne Group Inc.)	728 E Commercial St., 2nd Floor Los Angeles, CA 90012	Senior Secured First Lien Term Loan	8.50%	4.00%	8.50%	18.00%(c)	5/26/2026	$21,170	$20,872	$21,070
Verano Holdings Corp.	415 North Dearborn Street, 4th Floor Chicago, Illinois 60654	Senior Secured First Lien Term Loan	8.50%	6.25%	6.50%	15.00%	10/30/2026	$17,811	$17,466	$17,989
Workbox Holdings, Inc.	420 N. Wabash Ave., Suite 500, Chicago, IL 60611	Senior Secured First Lien Term Loan	Fixed	n/a	n/a	12.00%(d)	5/31/2029	$1,083	$840	$971
Issuer	Address	Instrument	Shares / Units	Cost ($000s)(b)	Fair Value ($000s)
Workbox Holdings, Inc.	420 N. Wabash Ave., Suite 500, Chicago, IL 60611	Series A-1 Preferred Shares	358,950	$500	$500
Workbox Holdings, Inc.	420 N. Wabash Ave., Suite 500, Chicago, IL 60611	Series A-4 Preferred Stock Warrant	1,191,769	$146	$169
Workbox Holdings, Inc.	420 N. Wabash Ave., Suite 500, Chicago, IL 60611	Series A-3 Preferred Stock Warrant	791,258	$97	$112
(a)	Reference Rate and Total Coupon for floating rate loans are based on the market Prime Rate of 8.50% as of June 30, 2024.
(b)	Represents amortized cost.
(c)	Total Coupon for STIIIZY, Inc. includes 1.00% PIK.
(d)	Total Coupon for Workbox Holdings, Inc. includes 6.00% PIK.
(e)
As of June 30, 2024, the Company had the following commitment to fund a delayed draw senior secured loan. Such commitment is subject to the satisfaction of certain conditions set forth in the documents governing the loan and there can be no assurance that such conditions will be satisfied.

(in millions) Portfolio Company	Total delayed draw loan commitments	Less: funded commitments	Total unfunded commitments	Less: commitments substantially at discretion of the Company	Less: unvailable commitments due to borrowing base or other covenant restrictons	Total net delayed draw commitments
Workbox Holdings, Inc.	$1.75	$—	$1.75	$—	$—	$1.75

MANAGEMENT OF SILVER SPIKE INVESTMENT CORP.
The business and affairs of SSIC are managed under the oversight of the SSIC Board. The SSIC Board currently consists of five members, four of whom are independent directors. The SSIC Board may modify the number of its members in accordance with the SSIC Bylaws, except that no decrease in the number of directors will shorten the term of any incumbent director. NASDAQ requires that SSIC maintain a majority of independent directors on the SSIC Board and provides that a director of a BDC is considered to be independent if he or she is not an “interested person,” as defined in Section 2(a)(19) of the 1940 Act. Therefore, under both the 1940 Act and applicable NASDAQ rules, a majority of the directors on the SSIC Board are independent.
Board of Directors and Executive Officers
SSIC’s directors are divided into three classes, designated Class 1, Class 2, and Class 3. At each annual meeting at which a class of directors term expires, directors of such class are nominated for re-election for a three-year term. Each director will hold office for the term to which he or she is elected or until his successor is duly elected and qualified.
For information regarding the SSIC Board’s role in risk oversight and the SSIC Board’s leadership structure, see “SSIC Proposal 2: Election of Director Nominees—Risk Oversight and SSIC Board Structure” beginning on page 84.
Directors and Director Nominees
Information regarding the SSIC directors and director nominees is set forth below. The address for each director and director nominee is c/o Silver Spike Investment Corp., 600 Madison Avenue, Suite 1800, New York, NY 10022.
NAME	YEAR OF BIRTH	DIRECTOR SINCE	EXPIRATION OF TERM
Interested Director and Interested Director Nominee
Scott Gordon(1)	1961	2021	2027
John Mazarakis(1) (nominee)	1976	—	2026
Independent Directors and Independent Director Nominees
Vivek Bunty Bohra	1974	2021	2025
Michael W. Chorske	1968	2021	2027
Americo Da Corte	1950	2021	2026
Tracey Brophy Warson	1962	2021	2026
Frederick C. Herbst (nominee)	1957	—	2025
Jason Papastavrou (nominee)	1962	—	2027
(1)
“Interested person,” as defined in Section 2(a)(19) of the 1940 Act, of SSIC. Mr. Gordon is an “interested person” because of his affiliation with BDC Adviser. Mr. Mazarakis will be an “interested person” following the closing of the Joint Venture because of his affiliation with CALP Adviser.

For biographical information about the SSIC directors and director nominees, see “SSIC Proposal 2: Election of Director Nominees” beginning on page 75.

Executive Officers
The following persons serve or will serve as SSIC’s executive officers in the following capacities:
NAME	YEAR OF BIRTH	POSITIONS HELD
Scott Gordon	1961	Chief Executive Officer; to be Co-Chief Investment Officer upon the effectiveness of the New Investment Advisory Agreement, along with ceasing to serve as Chief Executive Officer
Umesh Mahajan	1971	Chief Financial Officer and Secretary; to also be Co-Chief Investment Officer upon the effectiveness of the New Investment Advisory Agreement
Andreas Bodmeier	1988	To be Chief Executive Officer upon the effectiveness of the New Investment Advisory Agreement
Dino Colonna	1979	To be President upon the effectiveness of the New Investment Advisory Agreement
Alexander Woodcock	1989	Chief Compliance Officer
The address for each executive officer is c/o Silver Spike Investment Corp., 600 Madison Avenue, Suite 1800, New York, NY 10022. For biographical information about SSIC’s executive officers, see “SSIC Proposal 2: Election of Director Nominees” beginning on page 75.
Committees of the Board of Directors
The SSIC Board has a standing Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee, and may form additional committees from time to time. For additional information on the SSIC Board and its committees, see “SSIC Proposal 2: Election of Director Nominees” beginning on page 75.
Compensation of Directors and Executive Officers
SSIC pays each SSIC Independent Director certain fees. SSIC does not pay compensation to its directors who are interested persons, as defined in the 1940 Act, of SSIC. SSIC’s executive officers do not receive any direct compensation from SSIC. For additional information, see “SSIC Proposal 2: Election of Director Nominees” beginning on page 75.
Portfolio Management
The day-to-day management of SSIC’s investment portfolio is primarily the responsibility of BDC Adviser and its Investment Committee, which currently consists of Scott Gordon, SSIC’s Chairman and Chief Executive Officer and BDC Adviser’s Partner and Chief Executive Officer, Umesh Mahajan, SSIC’s Chief Financial Officer and Secretary and BDC Adviser’s Partner and Co-Head of Credit, William Healy, BDC Adviser’s Partner and Head of Capital Formation, and Dino Colonna, CFA, BDC Adviser’s Partner and Co-Head of Credit. Upon the effectiveness of the New Investment Advisory Agreement, the Investment Committee will consist of Scott Gordon, Andreas Bodmeier, and John Mazarakis. Mr. Gordon will be Executive Chairman of the SSIC Board, SSIC’s Co-Chief Investment Officer and BDC Adviser’s Partner upon the effectiveness of the New Investment Advisory Agreement. Dr. Bodmeier will be SSIC’s Chief Executive Officer and BDC Adviser’s Partner upon the effectiveness of the New Investment Advisory Agreement. Mr. Mazarakis will be a member of the SSIC Board and BDC Adviser’s Partner upon the effectiveness of the New Investment Advisory Agreement. Upon the effectiveness of the New Investment Advisory Agreement, the Investment Committee will act by majority vote.
Investment Personnel
The members of the Investment Committee are not employed by SSIC, and receive no compensation from SSIC in connection with their portfolio management activities. The Investment Committee members receive compensation that includes an annual base salary and an annual individual performance bonus. The Investment Committee members, through their financial interests in BDC Adviser, are entitled to a portion of the profits earned by BDC Adviser, which includes any fees payable to BDC Adviser under the terms of the Current Investment Advisory Agreement and the New Investment Advisory Agreement, less expenses incurred by BDC Adviser in performing its services under the Current Investment Advisory Agreement and the New Investment Advisory Agreement.

Certain investments may be appropriate for SSIC and other accounts managed by BDC Adviser or its affiliates, and the members of the Investment Committee could face conflicts of interest in the allocation of investment opportunities between such accounts. See “Certain Relationships and Related Party Transactions of Silver Spike Investment Corp.” beginning on page 119.
Below are the biographies for the Investment Committee members whose biographies are not included elsewhere in this proxy statement/prospectus. For more information regarding the business experience of the other Investment Committee members, see “SSIC Proposal 2: Election of Director Nominees” beginning on page 75.
William Healy. Mr. Healy, BDC Adviser’s Partner and Head of Capital Formation, is primarily responsible for the day-to-day management of SSIC’s investment portfolio. Since 1986, Mr. Healy has advised and covered institutional clients in a variety of roles spanning corporate finance, investment management, and investment banking in London, Brazil, and New York. Prior to joining the Adviser, he was President of Pantera Capital Management, a blockchain venture capital manager, from 2018 to May 2019. From 1998 to 2016, Mr. Healy managed several hedge fund and private equity dedicated institutional sales teams at Deutsche Bank and the firm’s wealth and asset management division. He began his career with The Chase Manhattan Bank based in London, Brazil, and New York where he advised multinational corporations on cross-border funding of their Latin America-domiciled operations. From 1993 to 1998, he formed and managed the ING Barings emerging markets institutional debt sales team where he covered clients and often traveled to Latin America, Europe, and Asia to structure, price, and pre-market many of the firm’s capital markets transactions. Mr. Healy received a BA, International Business from The George Washington University, Washington DC. He is multi-lingual (English, Spanish, and Portuguese) and a Chartered Alternative Investment Analyst Association (CAIA) member. From September 2020 to January 2024, Mr. Healy served as a member of the board of directors and president of Silver Spike Acquisition Corp. II and, from 2019 to June 2021, served as a member of the board of directors and president of Silver Spike Acquisition Corp.
The table below shows the dollar range of shares of SSIC Common Stock beneficially owned as of the Record Date by each current member of the Investment Committee and each member of the Investment Committee upon the effectiveness of the New Investment Advisory Agreement, based on the closing price of SSIC Common Stock as reported on NASDAQ as of the Record Date:
Name of Investment Committee Member	Dollar Range of Equity Securities in Silver Spike Investment Corp.(1)(2)(3)
Andreas Bodmeier	$100,001-$500,000
Dino Colonna	$10,001-$50,000
Scott Gordon	Over $1,000,000(4)
William Healy	$50,001-$100,000
Umesh Mahajan	None
John Mazarakis	None
(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) under the Exchange Act.
(2)
The dollar range of equity securities beneficially owned is calculated by multiplying the closing price of SSIC Common Stock of $11.48 on the Record Date on NASDAQ, times the number of shares beneficially owned.

(3)	The dollar ranges of equity securities beneficially owned are: None, $1-$10,000, $10,001-$50,000, $50,001-$100,000, $100,001-$500,000, $500,001-$1,000,000, or over $1,000,000.
(4)
Includes shares held by BDC Adviser. Mr. Gordon directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed for purposes of Section 16 of the Exchange Act to be the indirect beneficial owner of the shares held by BDC Adviser. Mr. Gordon disclaims beneficial ownership of the shares held by BDC Adviser except to the extent of his pecuniary interest therein.

The table below lists the number of other accounts for which each current member of the Investment Committee and each member of the Investment Committee upon the effectiveness of the New Investment Advisory Agreement was primarily responsible for the day-to-day management as of June 30, 2024.
Name of Investment Committee Member	Type of Accounts(1)	Total No. of Other Accounts Managed	Total Other Assets (in millions)	No. of Other Accounts where Advisory Fee is Based on Performance	Total Assets in Other Accounts where Advisory Fee is Based on Performance (in millions)
Andreas Bodmeier	Registered Investment Companies:	0	$0	0	$0
	Other Pooled Investment Vehicles:	7	$1,066.68	7	$1,066.68
	Other Accounts:	119	$429.22	0	$0
Dino Colonna	Registered Investment Companies:	0	$0	0	$0
	Other Pooled Investment Vehicles:	0	$0	0	$0
	Other Accounts:	0	$0	0	$0
Scott Gordon	Registered Investment Companies:	0	$0	0	$0
	Other Pooled Investment Vehicles:	0	$0	0	$0
	Other Accounts:	0	$0	0	$0
William Healy	Registered Investment Companies:	0	$0	0	$0
	Other Pooled Investment Vehicles:	0	$0	0	$0
	Other Accounts:	0	$0	0	$0
Umesh Mahajan	Registered Investment Companies:	0	$0	0	$0
	Other Pooled Investment Vehicles:	0	$0	0	$0
	Other Accounts:	0	$0	0	$0
John Mazarakis	Registered Investment Companies:	0	$0	0	$0
	Other Pooled Investment Vehicles:	7	$1,066.68	7	$1,066.68
	Other Accounts:	119	$429.22	0	$0
(1)	For purposes of this table, Registered Investment Companies includes BDCs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF SILVER SPIKE INVESTMENT CORP.
SSIC has entered into the Current Investment Advisory Agreement with BDC Adviser. BDC Adviser is currently controlled by Scott Gordon, its Partner and Chief Executive Officer. Mr. Gordon is currently Chairman of the SSIC Board and SSIC’s Chief Executive Officer, and would be Executive Chairman of the SSIC Board and SSIC’s Co-Chief Investment Officer upon the effectiveness of the New Investment Advisory Agreement. Upon the closing of the Joint Venture, BDC Adviser will also be controlled by Andreas Bodmeier, John Mazarakis, and Anthony Cappell, due to their control of CALP Adviser. Upon the effectiveness of the New Investment Advisory Agreement, Dr. Bodmeier is expected to be the Chief Executive Officer of SSIC and, subject to stockholder approval, Mr. Mazarakis is expected to be a director of SSIC. In addition, Umesh Mahajan, who is SSIC’s Chief Financial Officer and Secretary, and would also be SSIC’s Co-Chief Investment Officer upon the effectiveness of the New Investment Advisory Agreement, and Dino Colonna, who would be SSIC’s President upon the effectiveness of the New Investment Advisory Agreement, are partners of BDC Adviser. Pursuant to the Current Investment Advisory Agreement, fees payable to BDC Adviser will be equal to (a) a base management fee of 1.75% of the value of SSIC’s gross assets (i.e., total assets held before deduction of any liabilities), which includes investments acquired with the use of leverage and excludes cash and cash equivalents and (b) an incentive fee based on SSIC’s performance. The incentive fee consists of two parts. The first part of the incentive fee, the Incentive Fee on Income, is calculated and payable quarterly in arrears and equals 20% of SSIC’s “Pre-Incentive Fee Net Investment Income” for the quarter, subject to a preferred return, or “hurdle,” and a “catch-up” feature. The second part of the incentive fee, the Incentive Fee on Capital Gains, is determined and payable in arrears as of the end of each fiscal year (or upon termination of the Current Investment Advisory Agreement) and equals 20% of SSIC’s realized capital gains on a cumulative basis from inception through the end of the fiscal year, if any, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Incentive Fees on Capital Gains.
SSIC has entered into the Administration Agreement with BDC Adviser, under which BDC Adviser will provide administrative services for SSIC, including office facilities and equipment and clerical, bookkeeping and record-keeping services at such facilities. Under the Administration Agreement, BDC Adviser also will perform, or oversee the performance of, SSIC’s required administrative services, which includes being responsible for the financial records which SSIC is required to maintain and preparing reports to SSIC’s stockholders and reports filed with the SEC. In addition, BDC Adviser will assist SSIC in determining and publishing SSIC’s NAV, overseeing the preparation and filing of SSIC’s tax returns and the printing and dissemination of reports to SSIC’s stockholders, and generally overseeing the payment of SSIC’s expenses and the performance of administrative and professional services rendered to SSIC by others. SSIC reimburses BDC Adviser for the costs and expenses incurred by BDC Adviser in performing its obligations and providing personnel and facilities under the Administration Agreement (including costs and expenses incurred by BDC Adviser in connection with the delegation of its obligations under the Administration Agreement to a sub-administrator). SSIC is generally not responsible for the compensation of BDC Adviser’s employees or any overhead expenses of BDC Adviser (including rent, office equipment and utilities). However, SSIC may reimburse BDC Adviser for an allocable portion of the compensation paid by BDC Adviser to SSIC’s CFO and CCO and their respective staffs (based on a percentage of time such individuals devote, on an estimated basis, to SSIC’s business affairs). BDC Adviser may also provide on SSIC’s behalf managerial assistance to SSIC’s portfolio companies. The Administration Agreement may be terminated by either party without penalty upon 60 days’ written notice to the other party.
SSIC has entered into a license agreement with BDC Adviser pursuant to which BDC Adviser has agreed to grant SSIC a nonexclusive, royalty-free license to use the name “Silver Spike.” Under this agreement, SSIC will have a right to use the “Silver Spike” name for so long as BDC Adviser or one of its affiliates remains SSIC’s investment adviser. Other than with respect to this limited license, SSIC will have no legal right to the “Silver Spike” name.
Indemnification of Directors and Officers. SSIC has entered into indemnification agreements with SSIC’s directors and executive officers. The indemnification agreements are intended to provide SSIC’s directors and executive officers with the maximum indemnification permitted under Maryland law and the 1940 Act. Each indemnification agreement provides that SSIC will indemnify the director or executive officer who is a party to the agreement, including the advancement of legal expenses, if, by reason of his or her corporate status, such director or executive officer is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, to the maximum extent permitted by Maryland law and the 1940 Act.
Any indemnification of directors and officers of SSIC would be consistent with Maryland law and the 1940 Act. Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of SSIC pursuant to the foregoing provisions, or otherwise, SSIC has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SSIC of expenses incurred or paid by a director, officer or controlling person of SSIC in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of SSIC Common Stock being registered, SSIC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SSIC’s executive officers and directors, and certain members of BDC Adviser, serve or may serve as officers, directors or principals of entities that may operate in the same or a related line of business as SSIC or as investment funds managed by SSIC’s affiliates. For example, BDC Adviser and its affiliates may manage private investment funds or other funds in the future that have investment mandates that are similar, in whole or in part, to SSIC’s investment mandate. Accordingly, they may have obligations to investors in those entities, the fulfillment of which might not be in the best interests of SSIC or SSIC’s stockholders. For example, the principals of BDC Adviser may face conflicts of interest in the allocation of investment opportunities to SSIC and such other funds. This conflict of interest could be amplified if SSIC’s investment advisory fees are lower than those of such other funds.
In order to address potential conflicts of interest, BDC Adviser and its affiliates have adopted an investment allocation policy that governs the allocation of investment opportunities among the investment funds and other accounts managed by BDC Adviser and its affiliates. To the extent an investment opportunity is appropriate for either or both of SSIC and/or any other investment fund or other account managed by BDC Adviser or its affiliates, and co-investment is not possible, BDC Adviser and its affiliates will adhere to their investment allocation policy in order to determine to which account to allocate the opportunity.
The 1940 Act prohibits SSIC from making certain co-investments with affiliates unless SSIC receives an order from the SEC permitting it to do so. As such, SSIC was substantially limited in its ability to co-invest with affiliates until it obtained a co-investment exemptive order from the SEC on January 9, 2023. The exemptive relief permits SSIC to participate in co-investment transactions, subject to the conditions of the relief granted by the SEC, with certain affiliates in a manner consistent with its investment objectives and strategies.
If SSIC is unable to rely on the exemptive relief for a particular opportunity, such opportunity will be allocated in accordance with the investment allocation policy. Although BDC Adviser and its affiliates will endeavor to allocate investment opportunities in a fair and equitable manner, SSIC and SSIC’s stockholders could be adversely affected to the extent investment opportunities are allocated among SSIC and other investment vehicles managed by BDC Adviser or its affiliates.
The investment allocation policy is also designed to manage and mitigate the conflicts of interest associated with the allocation of investment opportunities if SSIC is able to co-invest, either pursuant to SEC interpretive positions or SSIC’s exemptive order, with other accounts managed by BDC Adviser or its affiliates. Generally, under the investment allocation policy, co-investments will be allocated pursuant to the conditions of the exemptive order. Under the investment allocation policy, a portion of each opportunity that is appropriate for SSIC and any affiliated fund or other account, which may vary based on asset class and liquidity, among other factors, will generally be offered to SSIC and such other eligible accounts, as determined by BDC Adviser and its affiliates. If there is a sufficient amount of securities to satisfy all participants, each order will be fulfilled as placed. If there is an insufficient amount of securities to satisfy all participants, the securities will generally be allocated pro rata based on each participant’s order size or available capital.
In accordance with the investment allocation policy, SSIC might not participate in each individual opportunity, but will, on an overall basis, be entitled to participate equitably with other accounts managed by

BDC Adviser and its affiliates. BDC Adviser and its affiliates seek to treat all clients fairly and equitably in a manner consistent with their fiduciary duty to each of them; however, in some instances, especially in instances of limited liquidity, the factors may not result in pro rata allocations or may result in situations where certain accounts receive allocations where others do not.
SSIC has adopted a formal code of ethics that governs the conduct of SSIC’s officers and directors. SSIC’s officers and directors also remain subject to the duties imposed by both the 1940 Act and the Maryland General Corporation Law.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS OF SILVER SPIKE INVESTMENT CORP.
The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of shares of SSIC Common Stock by:
•	each of SSIC’s directors, director nominees and executive officers;
•	all of SSIC’s directors, director nominees and executive officers as a group; and
•	each person, if any, known to SSIC to beneficially own more than 5.0% of the outstanding shares of SSIC Common Stock.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Ownership information for those persons who beneficially own 5.0% or more of the shares of SSIC Common Stock pursuant to these rules is based upon reports filed by such persons with the SEC and other information obtained from such persons, if available. The percentage of beneficial ownership in the following table is based on 6,214,964 shares of SSIC Common Stock outstanding as of the Record Date.
Unless otherwise indicated, to SSIC’s knowledge, each stockholder listed below has sole voting and/or investment power with respect to the shares beneficially owned by the stockholder, except to the extent authority is shared by their spouses under applicable law.
Name and Address of Beneficial Owner	Type of Ownership	Number of Shares of SSIC Common Stock Owned Beneficially(1)	Percentage of SSIC Common Stock Outstanding	Pro Forma Percentage of SSIC Common Stock Outstanding(2)
Interested Director and Interested Director Nominee
Scott Gordon(3)	Direct and Indirect	4,535,411	72.98%	29.56%
John Mazarakis (nominee)	—	—	—	—
Independent Directors and Independent Director Nominees
Vivek Bunty Bohra	—	—	—	—
Michael W. Chorske	—	—	—	—
Americo Da Corte	—	—	—	—
Tracey Brophy Warson	—	—	—	—
Frederick C. Herbst (nominee)	—	—	—	—
Jason Papastavrou (nominee)	—	—	—	—
Executive Officers Who Are Not Directors
Andreas Bodmeier(4)	Direct	25,000	0.40%	0.16%
Dino Colonna(4)	Direct	1,430	0.02%	0.01%
Umesh Mahajan	—	—	—	—
Alexander Woodcock	—	—	—	—
Executive Officers and Directors as a Group (12 persons)(5)		4,561,841	73.40%	29.73%
5.0% Owners
Silver Spike Capital, LLC(6)	Direct	4,500,387	72.41%	29.33%
Silver Spike Holdings, LP(6)	Indirect	4,500,387	72.41%	29.33%
Silver Spike Holdings GP, LLC(6)	Indirect	4,500,387	72.41%	29.33%
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.
(2)
Pro forma percentage of ownership is based on 15,345,295 shares of SSIC Common Stock expected to be outstanding immediately following completion of the Loan Portfolio Acquisition based on the number of outstanding shares of SSIC Common Stock as of the Record Date and the fair value of the Loan Portfolio on June 30, 2024, and includes the issuance of 9,130,331 shares of SSIC Common Stock in accordance with the Loan Portfolio Acquisition Agreement.

(3)
Includes 35,024 shares held directly by Mr. Gordon and 4,500,387 shares held indirectly through Silver Spike Capital, LLC. Mr. Gordon directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed for purposes of Section 13 of the Exchange Act to be the indirect beneficial owner of the shares held by Silver Spike Capital, LLC. Mr. Gordon disclaims beneficial ownership of the shares held by Silver Spike Capital, LLC except to the extent of his pecuniary interest therein.

(4)	To be an executive officer upon the effectiveness of the New Investment Advisory Agreement.
(5)	The address for each of the directors, director nominees and executive officers is c/o Silver Spike Investment Corp., 600 Madison Avenue, Suite 1800, New York, New York 10022.
(6)
Represents the shares held directly by Silver Spike Capital, LLC. Silver Spike Capital, LLC is wholly-owned by Silver Spike Holdings, LP. Silver Spike Holdings GP, LLC is the general partner of Silver Spike Holdings, LP. Each of Silver Spike Holdings, LP and Silver Spike Holdings GP, LLC disclaims beneficial ownership of the shares held by Silver Spike Capital, LLC except to the extent of its pecuniary interest therein. The address for each of Silver Spike Capital, LLC, Silver Spike Holdings, LP and Silver Spike Holdings GP, LLC is 600 Madison Avenue, Suite 1800, New York, New York 10022.

The table below shows the dollar range of equity securities of SSIC that were beneficially owned by each director and director nominee as of the Record Date stated as one of the following dollar ranges: None; $1 – $10,000; $10,001 – $50,000; $50,001 – $100,000; or Over $100,000.
Name of Director	Dollar Range of Equity Securities Beneficially Owned(1)(2)
Interested Director and Interested Director Nominee
Scott Gordon	Over $100,000(3)
John Mazarakis (nominee)	None
Independent Directors and Independent Director Nominees
Vivek Bunty Bohra	None
Michael W. Chorske	None
Americo Da Corte	None
Tracey Brophy Warson	None
Frederick C. Herbst (nominee)	None
Jason Papastavrou (nominee)	None
(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) under the Exchange Act.
(2)
The dollar range of equity securities beneficially owned is calculated by multiplying the closing price of SSIC Common Stock of $11.48 on the Record Date on NASDAQ, times the number of shares beneficially owned.

(3)
Includes shares held by Silver Spike Capital, LLC. Mr. Gordon directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed for purposes of Section 16 of the Exchange Act to be the indirect beneficial owner of the shares held by Silver Spike Capital, LLC. Mr. Gordon disclaims beneficial ownership of the shares held by Silver Spike Capital, LLC except to the extent of his pecuniary interest therein.

BUSINESS OF CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
CALP is a Delaware limited liability company that was formed on December 4, 2023 and commenced operations on January 1, 2024 in connection with and for the sole purpose of holding senior loans consistent with SSIC’s investment objectives and strategies, which constitute the Loan Portfolio, to be purchased by SSIC in exchange for shares of SSIC’s common stock pursuant to the Loan Portfolio Acquisition Agreement. Accordingly, the loans to be held by CALP were determined through negotiations between CAG and CALP Adviser, on the one hand, and SSIC and BDC Adviser, on the other hand. CALP is managed by CALP Adviser pursuant to an investment management agreement between CALP and CALP Adviser.
CALP and CALP Adviser are affiliates of CAG, a Delaware limited partnership. Founded in 2019, CAG is a private market investment firm managed and equally owned by its founding partners, Andreas Bodmeier, John Mazarakis, and Anthony Cappell, which, together with its affiliates, manages private funds and a commercial mortgage REIT listed on NASDAQ. CAG’s senior management team has significant experience in private lending and in cannabis-related industries, with CAG and its affiliates originating and closing more than 70 loans totaling approximately $1.8 billion to companies in the cannabis industry, beginning with their first loan in April 2019. As of June 30, 2024, CAG and its affiliates had aggregate assets under management of approximately $1.5 billion.

PORTFOLIO COMPANIES OF CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
The following table sets forth certain information provided by CALP as of June 30, 2024 for each portfolio company in which CALP had a debt or equity investment. CALP’s only formal relationships with its portfolio companies are the managerial assistance ancillary to CALP’s investments and the board observation or participation rights CALP may receive.
Issuer	Address	Industry	Instrument	Reference Rate	Floor	Spread	Total Coupon	Maturity	Principal	Cost	Fair Value
Aeriz Holdings Corp.	351 W. Hubbard Street, Chicago, IL 60654	Cannabis	First Lien Senior Secured Delayed Draw Term Loan	8.50%(a)	7.00%	6.00% Cash 2.00% PIK	16.50%(c)	6/30/2025	$8,012,209	$7,967,363	$7,967,363
Archos Capital Group, LLC	1504 N. Highland Avenue, Arlington Heights, IL 60004	Cannabis	First Lien Senior Secured Delayed Draw Term Loan	8.50%(a)	8.50%	5.75% Cash	14.25% Cash	12/31/2024	2,520,849	2,520,849	2,520,849
Aura Home, Inc.	30 Cooper Square, Floor 8, New York, NY 10003-7120	Consumer Products	First Lien Senior Secured Term Loan	5.34%(b)	4.00%	7.50% Cash	12.84% Cash	9/22/2025	3,325,000(k)	3,310,513	3,310,513
Certus Manufacturing, LLC	4580 Scott Trail, Suite 100, Eagan, MN 55122	Industrial Machinery	First Lien Senior Secured Term Loan	8.50%(a)	3.25%	3.75% Cash 3.25% PIK	15.50%(d)	6/30/2025	4,033,581	3,927,867	3,887,566
Dreamfields Brands, Inc. (Jeeter)	65441 Two Bunch Palms Trail, Desert Hot Springs, CA 92240	Cannabis	First Lien Senior Secured Delayed Draw Term Loan	8.50%(a)	7.50%	8.75% Cash	17.25% Cash	5/3/2026	11,000,000	11,000,000	11,000,000
Elevation Cannabis, LLC	6120 E Connecticut Avenue, Kansas City, MO 64120	Cannabis	First Lien Senior Secured Delayed Draw Term Loan	8.50%(a)	8.50%	7.75% Cash	16.25% Cash	12/31/2026	2,525,000	2,504,377	2,499,750
Flowery – Bill’s Nursery, Inc.	30003 SW 197 Avenue, Homestead, FL 33030	Cannabis	First Lien Senior Secured Delayed Draw Term Loan	Fixed	n/a	n/a	11.00% Cash 5.00% PIK	12/31/2025	9,601,779	9,584,344	9,584,344
Gage Growth Corp.	357 S. Gulph Road, Suite 330, King of Prussia, PA 19406	Cannabis	First Lien Senior Secured Term Loan	8.50%(a)	7.00%	6.00% Cash 1.50% PIK	16.00%(e)	11/1/2024	4,258,572	4,250,811	4,258,572
HA-MD, LLC	1007 Church Road, Bear, Delaware 19702	Cannabis	First Lien Senior Secured Term Loan	Fixed	n/a	n/a	15.00% Cash	6/6/2026	1,750,000	1,750,000	1,750,000
Hartford Gold Group, LLC	11755 Wilshire Blvd. 11th Floor, Los Angeles, CA 90025	Precious Metals	First Lien Senior Secured Term Loan	5.34%(b)	1.50%	9.85% Cash	15.19% Cash	11/30/2024	177,875	177,875	177,875
Hartford Gold Group, LLC	11755 Wilshire Blvd. 11th Floor, Los Angeles, CA 90025	Precious Metals	First Lien Senior Secured Term Loan	5.34%(b)	1.50%	9.85% Cash	15.19% Cash	12/17/2025	671,586	650,254	650,254
Hartford Gold Group, LLC	11755 Wilshire Blvd. 11th Floor, Los Angeles, CA 90025	Precious Metals	First Lien Senior Secured Term Loan	5.34%(b)	1.50%	9.85% Cash	15.19% Cash	1/6/2027	2,050,983	1,527,231	1,593,614
Minden Holdings, LLC	1410 N Road, Minden, NE 68959	Real Estate	First Lien Senior Secured Term Loan	8.50%(a)	n/a	7.25% Cash	15.75% Cash	5/31/2026	3,149,167	3,149,167	3,149,167
Netsurit, Inc.	224 West 30th Street, Suite 1008, New York, NY 10001	Information Technology Services	First Lien Senior Secured Term Loan	8.50%(a)	8.50%	9.00% Cash	17.50% Cash	9/30/2027	2,500,000	2,317,918	2,317,918

Issuer	Address	Industry	Instrument	Reference Rate	Floor	Spread	Total Coupon	Maturity	Principal	Cost	Fair Value
Oasis – AZ GOAT AZ LLC	30 N Gould St., Suite R, Sheridan, WY 82801	Cannabis	First Lien Senior Secured Term Loan	8.50%(a)	8.00%	7.50% Cash	16.00% Cash	3/31/2026	3,480,000	3,405,300	3,390,216
Proper Holdings, LLC	2609 Rock Hill Industrial Ct. St. Louis, MO 63144	Cannabis	First Lien Senior Secured Delayed Draw Term Loan	Fixed	n/a	n/a	11.00% Cash 2.00% PIK	5/30/2025	3,093,696	3,084,726	3,084,726
Protect Animals With Satellites LLC (Halo Collar)	50 Tice Boulevard, Suite 340, Woodcliff Lake, NJ 07677	Consumer Products	First Lien Senior Secured Term Loan	8.50%(a)	8.50%	1.75% Cash 3.00% PIK	13.25%(f)	11/1/2026	3,715,367	3,300,591	3,282,527
Remedy – Maryland Wellness, LLC	4128 Hayward Ave. Baltimore, MD 21215	Cannabis	First Lien Senior Secured Delayed Draw Term Loan	8.50%(a)	5.00%	7.50% Cash 3.50% PIK	19.50%(g)	8/4/2025	2,784,074	2,694,720	2,694,720
RevTek Capital, LLC	4215 E McDowell Rd #108, Mesa, AZ 85215	Financial Intermediary	First Lien Senior Secured Revolver	Fixed	n/a	n/a	15.00% Cash	8/31/2025	22,000,000(j)	21,575,104	21,333,400
Sanctuary (Florida) Medicinals LLC	251 E. Keene Road, Apopka, FL 32703	Cannabis	First Lien Senior Secured Delayed Draw Term Loan	8.50%(a)	6.25%	4.75% Cash	13.25% Cash	1/31/2025	9,400,000	9,345,920	9,345,920
Subsero Holdings – Illinois, Inc.	1000 S Old Woodward Ave, Suite 105, Birmingham, MI 48009	Cannabis	First Lien Senior Secured Delayed Draw Term Loan	8.50%(a)	3.25%	7.00% Cash 2.00% PIK	17.50%(h)	7/29/2026	2,023,998	1,999,392	1,999,392
Sunny Days Enterprises, LLC	88 Center Church Road, McMurray, PA 15317	Healthcare	First Lien Senior Secured Delayed Draw Term Loan	8.50%(a)	3.50%	4.75% Cash 8.00% PIK	21.25%(i)	3/31/2025	2,926,802	2,926,802	2,926,802
Verano Holdings Corp.	224 W Hill Street, Suite 400, Chicago, IL 60610	Cannabis	First Lien Senior Secured Term Loan	8.50%(a)	6.25%	6.50% Cash	15.00% Cash	10/30/2026	13,123,095	13,123,095	13,123,095
Youth Opportunity Investments, LLC	12775 Horseferry Rd #230, Carmel, IN 46032	Healthcare	First Lien Senior Secured Term Loan	5.34%(b)	4.00%	7.75% Cash	13.09% Cash	9/18/2026	4,875,000	4,775,920	4,775,920
(a)	Reference Rate and Total Coupon for floating rate loans are based on the market Prime Rate of 8.50% as of June 30, 2024.
(b)	Reference Rate and Total Coupon for floating rate loans are based on the market SOFR of 5.34% as of June 30, 2024.
(c)	Total Coupon for Aeriz Holdings Corp. includes 2.00% PIK
(d)	Total Coupon for Certus Manufacturing, LLC includes 3.25% PIK.
(e)	Total Coupon for Gage Growth Corp. includes 1.50% PIK.
(f)	Total Coupon for Protect Animals With Satellites LLC (Halo Collar) includes 3.00% PIK.
(g)	Total Coupon for Remedy – Maryland Wellness, LLC includes 3.50% PIK.
(h)	Total Coupon for Subsero Holdings – Illinois, Inc. includes 2.00% PIK.
(i)	Total Coupon for Sunny Days Enterprises, LLC includes 8.00% PIK.
(j)	Represents a Revolver commitment of $25,000,000, of which $3,000,000 was unfunded as of June 30, 2024.
(k)
CALP has also provided Aura Home, Inc. with a Senior Delayed Draw Term Loan commitment of $3,125,000 which was unfunded as of June 30, 2024. The position will start to accrue interest when the position is funded.

The following table sets forth certain information provided by CALP as of June 30, 2024 for each Additional Agreed Loan.
Issuer	Address	Industry	Instrument	Reference Rate	Floor	Spread	Total Coupon	Maturity	Principal	Fair Value
Dreamfields Brands, Inc. (Jeeter)	65441 Two Bunch Palms Trail, Desert Hot Springs, CA 92240	Cannabis	First Lien Senior Secured Delayed Draw Term Loan	8.50%(a)	7.50%	8.75% Cash	17.25% Cash	5/3/2026	$10,000,000	$10,000,000
Elevation Cannabis, LLC	6120 E Connecticut Avenue, Kansas City, MO 64120	Cannabis	First Lien Senior Secured Delayed Draw Term Loan	8.50%(a)	8.50%	7.75% Cash	16.25% Cash	12/31/2026	$7,475,000	$7,400,250
Simspace Corp.	320 Congress Street Boston, MA 02210	Information Technology Services	First Lien Senior Secured Term Loan	8.50%(a)	8.25%	10.00% Cash	18.50% Cash	11/1/2025	$5,373,750	$1,448,226
Verano Holdings Corp.	224 W Hill Street, Suite 400, Chicago, IL 60610	Cannabis	First Lien Senior Secured Term Loan	8.50%(a)	6.25%	6.50% Cash	15.00% Cash	10/30/2026	$22,303,405	$22,303,405
(a)	Reference Rate and Total Coupon for floating rate loans are based on the market Prime Rate of 8.50% as of June 30, 2024.
The following table sets forth certain information provided by CALP as of June 30, 2024 for each Additional Proposed Loan.
Issuer	Address	Industry	Instrument	Reference Rate	Floor	Spread	Total Coupon	Maturity	Principal	Fair Value
Common Citizen GP, LLC	1617 Pratt Ave., Marshall, MI 49068	Cannabis	First Lien Senior Secured Delayed Draw Term Loan	5.85%(a)	3.25%	6.65% Cash 4.25% PIK	16.75%	12/31/2025	$15,000,000	$14,550,000
Deep Roots Harvest, Inc.	195 Willis Carrier Canyon, Mesquite, Nevada 89027	Cannabis	First Lien Senior Secured Delayed Draw Term Loan - Unfunded	8.50%(b)	8.50%	6.50% Cash	15.00% Cash	8/15/2027	$5,000,000	$5,000,000
Nova Farms, LLC	34 Extension Street, Attleboro, MA 02703	Cannabis	First Lien Senior Secured Term Loan	8.50%(b)	8.50%	6.50% Cash	15.00% Cash	3/28/2027	$11,640,000	$10,675,044
STIIIZY, Inc. (f/k/a Shryne Group Inc.)	728 E Commercial St., 2nd Floor Los Angeles, CA 90012	Cannabis	First Lien Senior Secured Term Loan	8.50%(b)	4.00%	8.50% Cash 1.00% PIK	18.00%	5/26/2026	$9,531,063	$9,440,517
Story of Maryland, LLC	21420 Abell Road Abell, Maryland 20606	Cannabis	First Lien Senior Secured Delayed Draw Term Loan	8.50%(b)	3.25%	8.75% Cash 2.00% PIK	19.25%	9/30/2025	$3,000,000	$2,992,200
West Creek Financial Holdings, Inc. d/b/a Koalafi	424 Hull Street, Suite 600 Richmond, VA 23224	Consumer Services	Series A Senior Note	fixed	n/a	13.80% Cash 5.00% PIK	18.80%	11/29/2027	$5,000,000	$4,854,000
(a)	Reference Rate and Total Coupon for Common Citizen GP, LLC are based on the market Prime Rate as of June 30, 2024 subject to a Prime Rate ceiling of 5.85%.
(b)	Reference Rate and Total Coupon for floating rate loans are based on the market Prime Rate of 8.50% as of June 30, 2024.

DESCRIPTION OF CAPITAL STOCK OF SILVER SPIKE INVESTMENT CORP.
The following description summarizes material provisions of the MGCL, the SSIC Charter and the SSIC Bylaws. This summary is not necessarily complete, and SSIC refers you to the MGCL, the SSIC Charter and the SSIC Bylaws for a more detailed description of the provisions summarized below.
Capital Stock
Under the terms of the SSIC Charter, SSIC’s authorized stock consists solely of 100,000,000 shares of stock, $0.01 par value per share, all of which are initially designated as common stock.
As permitted by the MGCL, the SSIC Charter provides that a majority of the entire SSIC Board, without any action by SSIC’s stockholders, may amend the SSIC Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that SSIC has authority to issue. The SSIC Charter also provides that the SSIC Board may classify or reclassify any unissued shares of stock into one or more classes or series of stock, including preferred stock.
Common Stock
None of SSIC’s shares of common stock are subject to further calls or to assessments, sinking fund provisions, obligations or potential liabilities associated with ownership of the security (not including investment risks).
SSIC Common Stock is listed on NASDAQ under the ticker symbol “SSIC.” No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, SSIC’s stockholders generally will not be personally liable for SSIC’s debts or obligations.
All shares of SSIC Common Stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of SSIC Common Stock if, as and when authorized by the SSIC Board and declared by SSIC out of assets legally available therefor. Shares of SSIC Common Stock have no preemptive, exchange, conversion or redemption rights, generally have no appraisal rights, and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of a liquidation, dissolution or winding up, each share of SSIC Common Stock would be entitled to share ratably in all of SSIC’s assets that are legally available for distribution after SSIC pays all debts and other liabilities and subject to any preferential rights of holders of SSIC’s preferred stock, if any preferred stock is outstanding at such time. Each share of SSIC Common Stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of SSIC Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of SSIC’s directors, and holders of less than a majority of such shares will be unable to elect any director.
Preferred Stock
The SSIC Charter authorizes the SSIC Board to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. The cost of any such reclassification would be borne by SSIC’s existing stockholders. Under the terms of the SSIC Charter, the SSIC Board is authorized to issue preferred stock in one or more classes or series without stockholder approval. Prior to issuance of any other class or series of stock, the SSIC Board is required by the MGCL and the SSIC Charter to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption for each class or series. Thus, the SSIC Board could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring, or preventing a transaction or a change in control that might involve a premium price for holders of SSIC Common Stock or otherwise be in their best interest. You should note, however, that any issuance of preferred stock must comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (1) immediately after issuance and before any dividend or other distribution is made with respect to SSIC Common Stock and before any purchase of SSIC Common Stock is made, the aggregate involuntary liquidation preference of such preferred stock together with the aggregate involuntary liquidation preference or aggregate value of all other senior securities must not exceed an amount equal to two-thirds of

SSIC’s gross assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two full years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock, if any, would vote as a separate class from the holders of SSIC Common Stock on a proposal to cease operations as a BDC. SSIC believes that the availability for issuance of preferred stock will provide SSIC with increased flexibility in structuring future financings and acquisitions. SSIC does not, however, currently have any plans to issue preferred stock.
Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. The SSIC Charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.
Maryland law requires a corporation (unless its charter provides otherwise, which the SSIC Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer in advance of final disposition of a proceeding upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
The SSIC Charter obligates SSIC, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while a director or officer and at SSIC’s request, serves or has served another corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee, or agent, who is made, or threatened to be made, a party to, or witness in, a proceeding by reason of his or her service in such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as such, and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The SSIC Bylaws permit SSIC to indemnify and advance expenses to employees and agents who are not officers or directors to the extent permissible under the MGCL and the 1940 Act and as may be determined by the SSIC Board. In accordance with the 1940 Act, SSIC will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Provisions of the Maryland General Corporation Law, the SSIC Charter and the SSIC Bylaws Could Deter Takeover Attempts
Provisions of the MGCL and of the SSIC Charter and the SSIC Bylaws could deter takeover attempts and have an adverse impact on the price of SSIC’s common stock. The MGCL, the SSIC Charter and the SSIC Bylaws contain provisions that may discourage, delay or make more difficult a change in control of SSIC or the removal of SSIC’s directors. In addition to the matters described below, SSIC has adopted other measures pursuant to the MGCL, some of which are described above, that may make it difficult for a third-party to obtain control of SSIC, including provisions of the SSIC Charter authorizing the SSIC Board to classify or reclassify shares of SSIC stock in one or more classes or series, to cause the issuance of additional shares of SSIC stock, and to amend the SSIC Charter, without stockholder approval, to increase or decrease the number of shares of stock that SSIC has authority to issue. These provisions, as well as other provisions of the SSIC Charter and the SSIC Bylaws, may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of SSIC’s stockholders
These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of SSIC to negotiate first with the SSIC Board. SSIC believes that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.
Classified Board of Directors
The SSIC Board is divided into three classes of directors serving staggered three-year terms. At each annual meeting of SSIC’s stockholders, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director holds office for the term to which he or she is elected and until his or her successor is duly elected and qualified. A classified board of directors may render a change in control of SSIC or removal of SSIC’s incumbent management more difficult. SSIC believes, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of SSIC’s management and policies.
Election of Directors
The SSIC Charter provides that the affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote in the election of directors will be required to elect a director, unless the SSIC Bylaws provide otherwise. The SSIC Bylaws provide that the affirmative vote of a plurality of the votes cast in the election of directors at a meeting of stockholders duly called and at which a quorum is present will be required to elect a director, unless there is a contested election, in which case a director will be elected only if the director receives a majority of the votes entitled to be cast for that director. The SSIC Board has the exclusive right to amend the SSIC Bylaws to alter the vote required to elect directors.
Number of Directors; Vacancies; Removal
The SSIC Charter provides that the number of directors will be set only by the SSIC Board in accordance with the SSIC Bylaws. The SSIC Bylaws provide that a majority of the SSIC Board may at any time increase or decrease the number of directors. However, unless the SSIC Bylaws are amended, the number of directors may never be less than one nor more than 15. Pursuant to Section 3-802(b) of the MGCL, SSIC has elected in the SSIC Charter to be subject to Section 3-804(c) of the MGCL regarding the filling of vacancies on the SSIC Board. Accordingly, except as may be provided by the SSIC Board in setting the terms of any class or series of preferred stock, any and all vacancies on the SSIC Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualified, subject to any applicable requirements of the 1940 Act.
The SSIC Charter provides that, subject to the rights of holders of preferred stock, a director may be removed only for cause, as defined in the SSIC Charter, and then only by the affirmative vote of at least 80% of the votes entitled to be cast generally in the election of directors.

Action by Stockholders
Under the MGCL, unless a corporation’s charter provides otherwise (which the SSIC Charter does not) stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting. These provisions, combined with the requirements of the SSIC Bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
The SSIC Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the SSIC Board and the proposal of other business to be considered by stockholders may be made only (1) pursuant to SSIC’s notice of the meeting, (2) by or at the direction of the SSIC Board or (3) by any stockholder who was a stockholder of record at the record date set by the SSIC Board for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving notice as provided for in the SSIC Bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures of the SSIC Bylaws. With respect to special meetings of stockholders, only the business specified in SSIC’s notice of the meeting may be brought before the meeting. Nominations of individuals for election to the SSIC Board at a special meeting may be made only (1) by or at the direction of the SSIC Board or (2) provided that the special meeting has been properly called for the purpose of electing directors, by any stockholder who was a stockholder of record at the record date set by the SSIC Board for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving notice as provided for in the SSIC Bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the SSIC Bylaws.
The purpose of requiring stockholders to give SSIC advance notice of nominations and other business is to afford the SSIC Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the SSIC Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the SSIC Bylaws do not give the SSIC Board any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third-party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to SSIC and SSIC’s stockholders.
Calling of Special Meetings of Stockholders
The SSIC Bylaws provide that special meetings of stockholders may be called by the SSIC Board, the Chairperson of the SSIC Board, and certain of SSIC’s officers. Additionally, the SSIC Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by SSIC’s secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.
Approval of Extraordinary Corporate Action; Amendment of the SSIC Charter and the SSIC Bylaws
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert to another form of entity, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The SSIC Charter generally provides for approval of SSIC Charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter if such action is declared advisable by the SSIC Board.

However, the SSIC Charter provides that approval of the following matters requires the affirmative vote of stockholders entitled to cast at least 80% of the votes entitled to be cast on the matter:
(a)
amendments to the provisions of the SSIC Charter relating to SSIC’s purpose, the classification of the SSIC Board, the power of the SSIC Board to fix the number of directors and to fill vacancies on the SSIC Board, the vote required to elect or remove a director, amendments to the SSIC Charter, extraordinary transactions, and the SSIC Board’s exclusive power to amend the SSIC Bylaws;

(b)	SSIC Charter amendments that would convert SSIC from a closed-end company to an open-end company or make SSIC Common Stock a redeemable security (within the meaning of the 1940 Act);
(c)	SSIC’s liquidation or dissolution or any amendment to the SSIC Charter to effect any such liquidation or dissolution;
(d)	any merger, consolidation, conversion, share exchange, or sale or exchange of all or substantially all of SSIC’s assets;
(e)
transaction between SSIC and any person or group of persons acting together that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly (other than solely by virtue of a revocable proxy), of one-tenth or more of the voting power in the election of SSIC’s directors generally, or any person controlling, controlled by, or under common control with, employed by or acting as an agent of, any such person or member of such group; or

(f)
issuance or transfer by SSIC (in one transaction or a series of transactions in any 12-month period) of any securities of SSIC to any other person in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value (as determined by the SSIC Board) of $1,000,000 or more excluding (i) issuances or transfers of debt securities of SSIC, (ii) sales of any securities of SSIC in connection with a public offering, (iii) issuances of any securities of SSIC pursuant to a dividend reinvestment plan and/or cash purchase plan adopted by SSIC, (iv) issuances of any securities of SSIC upon the exercise of any stock subscription rights distributed by SSIC and (v) portfolio transactions effected by SSIC in the ordinary course of business.

However, if such amendment, proposal, or transaction is approved by at least two-thirds of SSIC’s continuing directors (in addition to approval by the SSIC Board), such amendment, proposal, or transactions may be approved by a majority of the votes entitled to be cast on such a matter, except that any of the proposals or transactions contemplated by paragraphs (d), (e) or (f) above that would not otherwise require stockholder approval under the MGCL will not require further stockholder approval unless another provision of the SSIC Charter requires such approval (SSIC stockholders are being asked to approve the Stock Issuance Proposal in accordance with NASDAQ listing rule requirements, as opposed to any requirement under the MGCL or the SSIC Charter). In either event, in accordance with the requirements of the 1940 Act, any such amendment, proposal, or transaction that would have the effect of changing the nature of SSIC’s business so as to cause SSIC to cease to be, or to withdraw SSIC’s election as, a BDC would be required to be approved by a majority of SSIC’s outstanding voting securities, as defined under the 1940 Act. The “continuing directors” are defined in the SSIC Charter as (1) SSIC’s current directors as named therein, (2) those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of such named directors then on the SSIC Board, or (3) any successor directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors or successor continuing directors then in office. The holders of any preferred stock outstanding would have a separate class vote on any conversion to an open-end company.
The SSIC Charter and the SSIC Bylaws provide that the SSIC Board shall have the exclusive power to adopt, alter or repeal any provision of the SSIC Bylaws and to make new bylaws.
No Appraisal Rights
Except with respect to appraisal rights arising in connection with the Maryland Control Share Acquisition Act discussed below, as permitted by the MGCL, the SSIC Charter provides that stockholders will not be entitled to exercise appraisal rights unless the SSIC Board, upon the affirmative vote of a majority of the entire SSIC Board, shall determine that such rights shall apply.

Control Share Acquisitions
SSIC is subject to Subtitle 7 of Title 3 of the MGCL, the “Maryland Control Share Acquisition Act.” The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:
•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.
In general, the requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above or increases its ownership within one of the tiers for which stockholder approval was previously obtained. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including, as provided in the SSIC Bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders at which the voting rights of the shares are considered and not approved is held, as of the date of such meeting. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The Maryland Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. The SSIC Bylaws provide that the Maryland Control Share Acquisition Act does not apply to shares acquired by BDC Adviser and/or BDC Adviser’s affiliates.
Business Combinations
SSIC is subject to Subtitle 6 of Title 3 of the MGCL, the “Maryland Business Combination Act,” subject to any applicable requirements of the 1940 Act. Pursuant to the Maryland Business Combination Act, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Such “business combinations” include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the corporation’s board of directors approves in advance the transaction by which the stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least:
•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. The SSIC Board has adopted a resolution that any business combination between SSIC and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the SSIC Board, including a majority of the SSIC Independent Directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the SSIC Board does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of SSIC and increase the difficulty of consummating such a transaction.
Subtitle 8 Title 3 of the Maryland General Corporation Law
SSIC is subject to Subtitle 8 of Title 3 of the MGCL. Subtitle 8 permits Maryland corporations with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors, without stockholder approval, and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions: a classified board; a two-thirds stockholder vote requirement for removing a director; a requirement that the number of directors may be fixed only by vote of the directors; a requirement that a vacancy on the board be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and that the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for the calling of a special meeting of stockholders. Through provisions in the SSIC Charter and the SSIC Bylaws, some unrelated to Subtitle 8, SSIC already includes provisions classifying the SSIC Board in three classes serving staggered three-year terms; require the affirmative vote of the holders of not less than 80% of all of the votes entitled to be cast on the matter for the removal of any director from the SSIC Board, which removal is allowed only for cause; vest in the SSIC Board the exclusive power to fix the number of directorships, subject to limitations set forth in the SSIC Charter and the SSIC Bylaws, and fill vacancies for the remainder of the full term of the class of directors in which the vacancy occurred; and require the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting to call a stockholder-initiated special meeting.
Forum Selection Clause
The SSIC Bylaws provide that, unless SSIC consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on SSIC’s behalf, (b) any Internal Corporate Claim, as such term is defined in the MGCL, (c) any action asserting a claim of breach of any duty owed by any of SSIC’s directors, officers, employees or other agents to SSIC or to SSIC’s stockholders, (d) any action asserting a claim against SSIC or any of SSIC’s directors, officers, employees or other agents arising pursuant to any provision of the MGCL, the SSIC Charter or the SSIC Bylaws, or (e) any other action asserting a claim against SSIC or any of SSIC’s directors, officers, employees or other agents that is governed by the internal affairs doctrine shall be, in each case, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division. Notwithstanding the foregoing, this provision does not apply to claims arising under the federal securities laws, or any other claim for which the federal courts have exclusive jurisdiction.
Any investor purchasing or otherwise acquiring SSIC’s shares is deemed to have notice of and consented to the exclusive forum selection provision. The provision may increase costs for a stockholder to bring a claim and may discourage claims or limit stockholders’ ability to bring a claim in a judicial forum that they find favorable. It is also possible that a court could rule that the provision is inapplicable or unenforceable.
Waiver of Corporate Opportunity Doctrine
The SSIC Charter provides that SSIC, by resolution of the SSIC Board, may renounce any interest or expectancy of SSIC’s in (or in being offered an opportunity to participate in) business opportunities that are presented to SSIC or developed by or presented to one or more of SSIC’s directors or officers.
Conflict with the 1940 Act
The SSIC Bylaws provide that, if and to the extent that any provision of the MGCL, including the Maryland Control Share Acquisition Act and the Maryland Business Combination Act, or any provision of the SSIC Charter or the SSIC Bylaws, conflicts with any provision of the 1940 Act, or the rules, regulations, or guidance of the SEC or its staff thereunder, the applicable provision of the 1940 Act or the rules, regulations, or guidance of the SEC or its staff thereunder will control.

SILVER SPIKE INVESTMENT CORP. DIVIDEND REINVESTMENT PLAN
Subject to applicable legal restrictions and the sole discretion of the SSIC Board, SSIC intends to declare and pay regular cash distributions on a quarterly basis.
SSIC has adopted a dividend reinvestment plan that provides for reinvestment of SSIC’s distributions on behalf of SSIC’s stockholders, unless a stockholder elects to receive cash as provided below. As a result, if the SSIC Board authorizes, and SSIC declares, a cash distribution, then SSIC’s stockholders who have not “opted out” of SSIC’s dividend reinvestment plan will have their cash distributions automatically reinvested in additional shares of SSIC Common Stock, rather than receiving the cash distributions. Any fractional share otherwise issuable to a participant in the dividend reinvestment plan will instead be paid in cash.
No action will be required on the part of a registered stockholder to have their cash distributions reinvested in shares of SSIC Common Stock. A registered stockholder may elect to receive an entire distribution in cash by notifying ALPS Fund Services, Inc., the plan administrator and SSIC’s transfer agent and registrar, in writing so that such notice is received by the plan administrator no later than three days prior to the distribution payment date for distributions to stockholders (the “Payment Date”). Those stockholders whose shares are held by a broker or other financial intermediary may receive distributions in cash by notifying their broker or other financial intermediary of their election. If the stockholder request is received less than three days prior to the Payment Date, then that distribution will be reinvested. However, all subsequent distributions to the stockholder will be paid out in cash.
With respect to each distribution, the SSIC Board reserves the right to either issue new shares or purchase shares in the open market in connection with the implementation of the dividend reinvestment plan. If newly issued shares are used to implement the plan and the most recently computed NAV per share exceeds the market price per share on the Payment Date, the number of shares to be issued to a stockholder will be determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of SSIC Common Stock at the close of regular trading on NASDAQ on the Payment Date, or if no sale is reported for such day, the average of the reported bid and ask prices. If newly issued shares are used to implement the plan and the market price per share on the Payment Date exceeds the most recently computed NAV per share, the number of shares to be issued to a stockholder will be determined by dividing the total dollar amount of the distribution payable to such stockholder by the greater of (i) the most recently computed NAV per share and (ii) 95% of the market price per share (or such lesser discount to the market price per share that still exceeds the most recently computed NAV per share) at the close of regular trading on NASDAQ on the Payment Date, or, if no sale is reported for such day, the average of the reported bid and ask prices. For example, if the most recently computed NAV per share is $15.00 and the market price per share on the Payment Date is $14.00, SSIC will issue shares at $14.00 per share. If the most recently computed NAV per share is $15.00 and the market price per share on the Payment Date is $16.00, SSIC will issue shares at $15.20 per share (95% of the market price per share on the Payment Date). If the most recently computed NAV per share is $15.00 and the market price per share on the Payment Date is $15.50, SSIC will issue shares at $15.00 per share, as the most recently computed NAV per share is greater than 95% of the market price per share on the Payment Date ($14.73 per share). If shares are purchased in the open market to implement the plan, the number of shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the weighted average price per share, excluding any brokerage charges or other charges, of all shares purchased by the plan administrator in the open market in connection with the distribution.
Stockholders who receive distributions in the form of SSIC’s stock generally are subject to the same federal, state and local tax consequences as are stockholders who elect to receive their distributions in cash; however, since their cash distributions will be reinvested, such stockholders will not receive cash with which to pay any applicable taxes on reinvested distributions. A stockholder’s basis for determining gain or loss upon the sale of SSIC’s stock received in a distribution from SSIC will be equal to the fair market value of the stock so distributed to the stockholder at the time of the distribution. Any stock received in a distribution will have a holding period for tax purposes commencing on the day following the day on which the shares are credited to the stockholder’s account.
There will be no brokerage charges or other charges for dividend reinvestment to stockholders who participate in the plan. SSIC will pay the plan administrator’s fees under the plan.

Participants may terminate their accounts under the plan by notifying SSIC’s administrator by mail at 600 Madison Avenue, Suite 1800, New York, New York 10022, or by calling SSIC’s administrator at (212) 905-4923.
SSIC may terminate the plan upon notice in writing mailed to each participant at least 30 days prior to any record date for the payment of any distribution by SSIC. All correspondence concerning the plan should be directed to SSIC’s administrator by mail at 600 Madison Avenue, Suite 1800, New York, NY 10022, or by telephone at (212) 905-4923.

REGULATION OF SILVER SPIKE INVESTMENT CORP.
SSIC has elected to be regulated as a BDC under the 1940 Act. The 1940 Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates, principal underwriters and affiliates of those affiliates or underwriters. The 1940 Act requires that a majority of the directors be persons other than “interested persons,” as that term is defined in the 1940 Act.
In addition, the 1940 Act provides that SSIC may not change the nature of SSIC’s business so as to cease to be, or to withdraw SSIC’s election as, a BDC unless approved by a majority of SSIC’s outstanding voting securities. The 1940 Act defines “a majority of the outstanding voting securities” as the lesser of (i) 67% or more of the voting securities present at a meeting if the holders of more than 50% of SSIC’s outstanding voting securities are present or represented by proxy or (ii) 50% of SSIC’s voting securities.
As a BDC, SSIC will not generally be permitted to invest in any portfolio company in which BDC Adviser or any of its affiliates currently have an investment or to make any co-investments with BDC Adviser or its affiliates without an exemptive order from the SEC. SSIC has received an exemptive order from the SEC that permits SSIC to co-invest with other funds managed by BDC Adviser or its affiliates in a manner consistent with SSIC’s investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors.
Qualifying Assets
Under the 1940 Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as qualifying assets, unless, at the time the acquisition is made, qualifying assets represent at least 70% of the company’s total assets. The principal categories of qualifying assets relevant to SSIC’s business are any of the following:
(1)
Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:

(a)	is organized under the laws of, and has its principal place of business in, the United States;
(b)
is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

(c)	satisfies any of the following:
(i)	does not have any class of securities that is traded on a national securities exchange;
(ii)	has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million;
(iii)	is controlled by a BDC or a group of companies including a BDC and the BDC has an affiliated person who is a director of the eligible portfolio company; or
(iv)	is a small and solvent company having total assets of not more than $4 million and capital and surplus of not less than $2 million.
(2)	Securities of any eligible portfolio company that SSIC controls.
(3)
Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

(4)
Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and SSIC already owns 60% of the outstanding equity of the eligible portfolio company.

(5)	Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.
(6)	Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.
In addition, a BDC must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above.
Control, as defined by the 1940 Act, is presumed to exist where a BDC beneficially owns more than 25% of the outstanding voting securities of the portfolio company, but may exist in other circumstances based on the facts and circumstances.
The regulations defining qualifying assets may change over time. SSIC may adjust its investment focus as needed to comply with and/or take advantage of any regulatory, legislative, administrative or judicial actions.
Managerial Assistance to Portfolio Companies
In order to count portfolio securities as qualifying assets for the purpose of the 70% test, SSIC must either control the issuer of the securities or must offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where SSIC purchases such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.
Temporary Investments
Pending investment in other types of “qualifying assets,” as described above, SSIC’s investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which SSIC refers to, collectively, as temporary investments, so that 70% of SSIC’s assets are qualifying assets. Typically, SSIC’s temporary investments will consist of U.S. money market funds.
Senior Securities
SSIC is permitted, under specified conditions, to issue multiple classes of debt and one class of stock senior to SSIC Common Stock if SSIC’s asset coverage, as defined in the 1940 Act, is at least equal to 150% immediately after each such issuance. Under a 150% asset coverage ratio, a BDC may borrow $2 for investment purposes for every $1 of investor equity.
In addition, while any senior securities remain outstanding, SSIC may be prohibited from making distributions to SSIC’s stockholders or repurchasing such securities or shares unless SSIC meets the applicable asset coverage ratios at the time of the distribution or repurchase. SSIC may also borrow amounts up to 5% of the value of SSIC’s total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Risks Relating to Our Business and Structure — Regulations that govern our operation as a BDC and RIC may affect our ability to raise, and the way in which we raise, additional capital or borrow for investment purposes, which may have a negative effect on our growth” and “Risks Relating to Our Use of Leverage and Credit Facilities — If we borrow money, the potential for loss on amounts invested in us will be magnified and may increase the risk of investing in us” in “Item 1A. Risk Factors” in Part I of SSIC’s Annual Report on Form 10-K (File No. 814-01383) for the fiscal year ended December 31, 2023, filed with the SEC on March 28, 2024.
Exclusion from CFTC Regulation
CFTC Rule 4.5 permits investment advisers to BDCs to claim an exclusion from the definition of “commodity pool operator” under the Commodity Exchange Act (the “CEA”) with respect to a fund, provided certain requirements are met. In order to permit BDC Adviser to claim this exclusion with respect to SSIC, SSIC must limit SSIC’s transactions in certain futures, options on futures and swaps deemed “commodity interests”

under CFTC rules (excluding transactions entered into for “bona fide hedging purposes,” as defined under CFTC regulations) such that either: (i) the aggregate initial margin and premiums required to establish such futures, options on futures and swaps do not exceed 5% of the liquidation value of SSIC’s portfolio, after taking into account unrealized profits and losses on such positions; or (ii) the aggregate net notional value of such futures, options on futures and swaps does not exceed 100% of the liquidation value of SSIC’s portfolio, after taking into account unrealized profits and losses on such positions. In addition to meeting one of the foregoing trading limitations, SSIC may not market itself as a commodity pool or otherwise as a vehicle for trading in the futures, options or swaps markets. Accordingly, SSIC is not subject to regulation under the CEA or otherwise regulated by the CFTC. If BDC Adviser was unable to claim the exclusion with respect to SSIC, BDC Adviser would become subject to registration and regulation as a commodity pool operator, which would subject BDC Adviser and SSIC to additional registration and regulatory requirements and increased operating expenses.
Common Stock
SSIC will not generally be able to issue and sell SSIC Common Stock at a price below NAV per share. SSIC will, however, be able to sell SSIC Common Stock, or warrants, options or rights to acquire SSIC Common Stock, at a price below the current NAV of SSIC Common Stock if the SSIC Board determines that such sale is in the best interests of SSIC and its stockholders, and SSIC’s stockholders approve such sale. In any such case, the price at which SSIC’s securities are to be issued and sold may not be less than a price which, in the determination of the SSIC Board, closely approximates the market value of such securities (less any distributing commission or discount). SSIC may also make rights offerings to SSIC’s stockholders at prices per share less than the NAV per share, subject to applicable requirements of the 1940 Act. See “Risks Relating to Our Business and Structure — Regulations that govern our operation as a BDC and RIC may affect our ability to raise, and the way in which we raise, additional capital or borrow for investment purposes, which may have a negative effect on our growth” in “Item 1A. Risk Factors” in Part I of SSIC’s Annual Report on Form 10-K (File No. 814-01383) for the fiscal year ended December 31, 2023, filed with the SEC on March 28, 2024.
Code of Ethics
SSIC has adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act and SSIC has also approved BDC Adviser’s code of ethics that was adopted by it under Rule 17j-1 under the 1940 Act and Rule 204A-1 of the Advisers Act. These codes establish procedures for personal investments and restrict certain personal securities transactions. Personnel subject to the code may invest in securities for their personal investment accounts, including securities that may be purchased or held by SSIC, so long as such investments are made in accordance with the code’s requirements. The codes of ethics are available on the EDGAR Database on the SEC’s Internet site at www.sec.gov and are available at SSIC’s corporate governance webpage at ssic.silverspikecap.com.
Compliance Policies and Procedures
SSIC and BDC Adviser have adopted and implemented written policies and procedures reasonably designed to prevent violation of the federal securities laws, and are required to review these compliance policies and procedures annually for their adequacy and the effectiveness of their implementation. SSIC’s CCO is responsible for administering these policies and procedures.
Proxy Voting Policies and Procedures
SSIC has delegated SSIC’s proxy voting responsibility to BDC Adviser. The proxy voting policies and procedures of BDC Adviser are set forth below. The guidelines are reviewed periodically by BDC Adviser and the SSIC Independent Directors, and, accordingly, are subject to change.
Introduction
As an investment adviser registered under the Advisers Act, BDC Adviser has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, BDC Adviser recognizes that it must vote client securities in a timely manner free of conflicts of interest and in the best interests of its clients.
These policies and procedures for voting proxies for the investment advisory clients of BDC Adviser are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

Proxy policies
BDC Adviser will vote proxies relating to SSIC’s portfolio securities in the best interest of SSIC’s stockholders. BDC Adviser will review on a case-by-case basis each proposal submitted for a stockholder vote to determine its impact on the portfolio securities held by SSIC. Although BDC Adviser will generally vote against proposals that may have a negative impact on SSIC’s portfolio securities, it may vote for such a proposal if there exists compelling long-term reasons to do so.
The proxy voting decisions of BDC Adviser are made by the officers who are responsible for monitoring each of SSIC’s investments. To ensure that its vote is not the product of a conflict of interest, BDC Adviser will require that: (a) anyone involved in the decision-making process disclose to BDC Adviser’s CCO any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (b) employees involved in the decision-making process or vote administration are prohibited from revealing how BDC Adviser intends to vote on a proposal in order to reduce any attempted influence from interested parties.
Proxy voting records
You may obtain information, without charge, regarding how SSIC voted proxies with respect to SSIC’s portfolio securities by making a written request for proxy voting information to: Chief Compliance Officer, Silver Spike Investment Corp., 600 Madison Avenue, Suite 1800, New York, New York 10022.
Other
SSIC is subject to periodic examination by the SEC for compliance with the 1940 Act.
None of SSIC’s investment policies are fundamental, and thus may be changed without stockholder approval.
SSIC is required to provide and maintain a bond issued by a reputable fidelity insurance company to protect SSIC against larceny and embezzlement. Furthermore, as a BDC, SSIC is prohibited from protecting any director or officer against any liability to SSIC or SSIC’s stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.
Exchange Act and Sarbanes-Oxley Act Compliance
SSIC is subject to the reporting and disclosure requirements of the Exchange Act, including the filing of quarterly, annual and current reports, proxy statements and other required items. In addition, SSIC is subject to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), which imposes a wide variety of regulatory requirements on publicly held companies and their insiders. For example:
•
pursuant to Rule 13a-14 of the Exchange Act, SSIC’s chief executive officer and chief financial officer are required to certify the accuracy of the financial statements contained in SSIC’s periodic reports;

•	pursuant to Item 307 of Regulation S-K, SSIC’s periodic reports are required to disclose SSIC’s conclusions about the effectiveness of SSIC’s disclosure controls and procedures; and
•
pursuant to Rule 13a-15 of the Exchange Act, SSIC’s management is required to prepare a report regarding its assessment of SSIC’s internal control over financial reporting. When SSIC is no longer an emerging growth company under the Jumpstart Our Business Startups Act (the “JOBS Act”), SSIC’s independent registered public accounting firm will be required to audit SSIC’s internal control over financial reporting.

The Sarbanes-Oxley Act requires SSIC to review SSIC’s current policies and procedures to determine whether SSIC is in compliance with the Sarbanes-Oxley Act and the regulations promulgated thereunder. SSIC monitors SSIC’s compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that SSIC is in compliance therewith.
NASDAQ Corporate Governance Regulations
NASDAQ has adopted corporate governance regulations that listed companies must comply with. SSIC is in compliance with such corporate governance regulations applicable to BDCs.

CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR OF SILVER SPIKE INVESTMENT CORP.
SSIC’s portfolio securities are held under a custody agreement with State Street Bank and Trust Company. The address of the custodian is: One Lincoln Street, Boston, MA 02111, telephone number (617) 786-3000. ALPS Fund Services, Inc. acts as SSIC’s transfer agent, distribution paying agent and registrar for its common stock. The principal business address of SSIC’s transfer agent is 1290 Broadway, Suite 1100, Denver, CO 80203, telephone number: (303) 623-2577.

BROKERAGE ALLOCATION AND OTHER PRACTICES
Since SSIC intends to generally acquire and dispose of its investments in privately negotiated transactions, SSIC expects to infrequently use brokers in the normal course of its business. Subject to policies established by the SSIC Board, BDC Adviser is primarily responsible for the execution of the publicly traded securities portion of SSIC’s portfolio transactions and the allocation of brokerage commissions. BDC Adviser does not execute transactions through any particular broker or dealer, but seeks to obtain the best net results for SSIC, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm, and the firm’s risk and skill in positioning blocks of securities. While BDC Adviser will generally seek reasonably competitive trade execution costs, SSIC will not necessarily pay the lowest spread or commission available.

LEGAL MATTERS
Certain legal matters regarding the securities offered hereby have been passed upon for SSIC by Davis Polk & Wardwell LLP, New York, NY and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Baltimore, MD.

EXPERTS
The financial statements of SSIC as of December 31, 2023 and 2022 for the year ended December 31, 2023, the period from April 1, 2022 through December 31, 2022, and for the year ended March 31, 2022, incorporated by reference in this proxy statement/prospectus have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The address of BDO USA P.C. is 200 Park Avenue, 38th Floor, New York, New York 10166.
The financial statements of CALP as of January 1, 2024 included in this proxy statement/prospectus have been so included in reliance on the report of Richey May & Co., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The address of Richey May & Co. is 9780 S Meridian Blvd., Suite 500, Englewood, Colorado 80112.

OTHER MATTERS
No other matter is likely to come before the SSIC Special Meeting or may properly come before the SSIC Special Meeting.
Pursuant to the SSIC Bylaws, the chairman of the SSIC Special Meeting will have the power to adjourn the SSIC Special Meeting from time to time for such periods as the chairman of the SSIC Special Meeting will direct for up to 120 days after the Record Date originally fixed for the SSIC Special Meeting, without notice other than announcement at such meeting.

STOCKHOLDERS SHARING AN ADDRESS
Mailings for multiple stockholders going to a single household are combined by delivering to that address, in a single envelope, a copy of the documents (prospectuses, proxy statements, etc.) or other communications for all stockholders who have consented or are deemed to have consented to receiving such communications in such manner in accordance with the rules promulgated by the SEC. If you do not want to continue to receive combined mailings of SSIC communications and would prefer to receive separate mailings of SSIC communications, please contact SSIC by telephone at (212) 905-4923 or by mail at Silver Spike Investment Corp., 600 Madison Avenue, Suite 1800, New York, New York 10022, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION
SSIC has filed with the SEC a registration statement on Form N-14 (of which this proxy statement/prospectus is a part), together with all amendments and related exhibits, under the Securities Act. The registration statement contains additional information about SSIC and the securities being offered by this document.
SSIC is subject to the informational requirements of the Exchange Act. Accordingly, SSIC must file annual, quarterly and current reports, proxy material and other information with the SEC. Such information is available from the EDGAR database on the SEC’s web site at http://www.sec.gov.
The information SSIC files with the SEC is available on SSIC’s website at ssic.silverspikecap.com/sec-filings. Except for documents incorporated by reference into this proxy statement/prospectus, information contained on SSIC’s website is not incorporated by reference into this proxy statement/prospectus and you should not consider such information to be part of this proxy statement/prospectus. You may also request a copy of these filings at no cost by contacting SSIC by telephone at (212) 905-4923 or mailing your request to Silver Spike Investment Corp., 600 Madison Avenue, Suite 1800, New York, New York 10022, Attention: Corporate Secretary.

INCORPORATION BY REFERENCE
This proxy statement/prospectus is part of a registration statement that SSIC has filed with the SEC. SSIC is allowed to “incorporate by reference” the information that it files with the SEC, which means SSIC can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus.
This proxy statement/prospectus and any prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•	SSIC’s Annual Report on Form 10-K (File No. 814-01383) for the fiscal year ended December 31, 2023, filed with the SEC on March 28, 2024.
•	SSIC’s Quarterly Report on Form 10-Q (File No. 814-01383) for the fiscal quarter ended March 31, 2024, filed with the SEC on May 9, 2024.
•	SSIC’s Quarterly Report on Form 10-Q (File No. 814-01383) for the fiscal quarter ended June 30, 2024, filed with the SEC on August 8, 2024.
•
Those portions of SSIC’s Definitive Proxy Statement on Schedule 14A for its 2024 Annual Meeting of Stockholders, filed with the SEC on April 26, 2024, that were specifically incorporated by reference into SSIC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 28, 2024.

To obtain a copy of this filing, see “Where You Can Find More Information” on page 148.

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
STATEMENT OF ASSETS, LIABILITIES, AND MEMBERS’ CAPITAL
AS OF JUNE 30, 2024 (UNAUDITED)
ASSETS
Investments, at fair value (cost $120,870,139)	$ 120,624,503
Cash	15,297,479
Interest receivable	780,816
Deferred acquisition costs	1,524,262
Other assets	174,716
TOTAL ASSETS	138,401,776

LIABILITIES AND MEMBERS' CAPITAL
Due to related parties	$116,257
Deferred Revenue	60,145
Accrued expenses and other liabilities	88,543
Total liabilities	264,945

MEMBERS' CAPITAL	138,136,831

TOTAL LIABILITIES AND MEMBERS' CAPITAL	$ 138,401,776
See accompanying notes to the financial statements

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
SCHEDULE OF INVESTMENTS
AS OF JUNE 30, 2024 (UNAUDITED)
Investments, at fair value	Interest Rate(1)	Maturity Date	Amortized Cost	Fair Value	Fair Value as a Percentage of Members’ Capital	Funded Commitment	Unfunded Commitment
United States
Cannabis
Aeriz Holdings Corp
First Lien Senior Secured Delayed Draw	P + 6.00% Cash; 2.00% PIK(2)	6/30/2025	$7,575,820	$7,575,820	5.48%	$7,611,191	$ —
First Lien Senior Secured Term Loan	P + 6.00% Cash; 2.00% PIK(2)	6/30/2025	391,543	391,543	0.28%	401,018	—
			7,967,363	7,967,363	5.77%	8,012,209	—
Archos Capital Group, LLC
First Lien Senior Secured Delayed Draw	P + 5.75% Cash(2)	12/31/2024	2,520,849	2,520,849	1.82%	2,520,849	—
			2,520,849	2,520,849	1.82%	2,520,849	—
AZ Goat AZ LLC
First Lien Senior Secured Term Loan	P + 7.50% Cash(2)	3/31/2026	3,405,300	3,390,216	2.45%	3,480,000	—
			3,405,300	3,390,216	2.45%	3,480,000	—
Bill’s Nursery, Inc.
First Lien Senior Secured Delayed Draw	Fixed 11.00% Cash, 5.00% PIK	12/31/2025	9,584,344	9,584,344	6.94%	9,601,779	—
			9,584,344	9,584,344	6.94%	9,601,779	—
Dreamfields Brands, Inc.
First Lien Senior Secured Delayed Draw	P + 8.75% Cash(2)	5/3/2026	11,000,000	11,000,000	7.96%	11,000,000	—
			11,000,000	11,000,000	7.96%	11,000,000	—
Elevation Cannabis, LLC
First Lien Senior Secured Delayed Draw	P + 7.75% Cash(2)	12/31/2026	2,504,377	2,499,750	1.81%	2,525,000	—
			2,504,377	2,499,750	1.81%	2,525,000	—
Gage Growth Corp.
First Lien Senior Secured Term Loan	P + 6.00% Cash, 1.50% PIK(2)	11/1/2024	4,250,811	4,258,572	3.08%	4,258,572	—
			4,250,811	4,258,572	3.08%	4,258,572	—
HA-MD, LLC
First Lien Senior Secured Term Loan	Fixed 15.00%	6/6/2026	1,750,000	1,750,000	1.27%	1,750,000	—
			1,750,000	1,750,000	1.27%	1,750,000	—
Maryland Wellness, LLC
First Lien Senior Secured Delayed Draw	P + 7.50% Cash, 3.5% PIK(2)	8/4/2025	2,694,720	2,694,720	1.95%	2,784,074	—
			2,694,720	2,694,720	1.95%	2,784,074	—
Proper Holdings, LLC
First Lien Senior Secured Delayed Draw	Fixed 11.00% Cash, 2.00% PIK	5/30/2025	3,084,726	3,084,726	2.23%	3,093,696	—
			3,084,726	3,084,726	2.23%	3,093,696	—
Sanctuary Medicinals LLC
First Lien Senior Secured Delayed Draw	P + 4.75% Cash(2)	1/31/2025	9,345,920	9,345,920	6.77%	9,400,000	—
			9,345,920	9,345,920	6.77%	9,400,000	—
Subsero Holdings - Illinois, Inc
First Lien Senior Secured Delayed Draw	P + 7.00% Cash, 2% PIK(2)	7/29/2026	1,999,392	1,999,392	1.45%	2,023,998	—
			1,999,392	1,999,392	1.45%	2,023,998
Verano Holdings Corp.
First Lien Senior Secured Term Loan	P + 6.50% Cash(2)	10/30/2026	13,123,095	13,123,095	9.50%	13,123,095	—
			13,123,095	13,123,095	9.50%	13,123,095	—
Total Cannabis			73,230,897	73,218,947	53.00%	73,573,272	—
See accompanying notes to the financial statements

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
SCHEDULE OF INVESTMENTS
AS OF JUNE 30, 2024 (UNAUDITED)(continued)
Investments, at fair value	Interest Rate(1)	Maturity Date	Amortized Cost	Fair Value	Fair Value as a Percentage of Members’ Capital	Funded Commitment	Unfunded Commitment
Consumer Products
Aura Home, Inc
First Lien Senior Secured Term Loan	SOFR + 7.50% Cash(2)	9/22/2025	3,310,513	3,310,513	2.40%	3,325,000	—
Senior Delayed Draw Term Loan	SOFR + 7.50% Cash(2)(3)	1/31/2025	—	—	0.00%	—	3,125,000
			3,310,513	3,310,513	2.40%	3,325,000	3,125,000
Protect Animals With Satellites LLC
First Lien Senior Secured Term Loan	P + 1.75% Cash, 3.00% PIK(2)	11/1/2026	3,300,591	3,282,527	2.38%	3,715,367	—
			3,300,591	3,282,527	2.38%	3,715,367	—
Total Consumer Products			6,611,104	6,593,040	4.77%	7,040,367	3,125,000
Financial Intermediary
RevTek Capital, LLC
First Lien Senior Secured Revolver	Fixed 15.00% Cash(4)	8/31/2025	21,575,104	21,333,400	15.44%	22,000,000	3,000,000
			21,575,104	21,333,400	15.44%	22,000,000	3,000,000
Total Financial Intermediary			21,575,104	21,333,400	15.44%	22,000,000	3,000,000
Healthcare
Sunny Days Enterprises, LLC
First Lien Senior Secured Delayed Draw	P + 4.75% Cash, 8.00% PIK(2)	3/31/2025	2,926,802	2,926,802	2.12%	2,926,802	—
			2,926,802	2,926,802	2.12%	2,926,802	—
Youth Opportunity Investments, LLC
First Lien Senior Secured Term Loan	SOFR + 7.75% Cash(2)	9/18/2026	4,775,920	4,775,920	3.46%	4,875,000
			4,775,920	4,775,920	3.46%	4,875,000	—
Total Healthcare			7,702,722	7,702,722	5.58%	7,801,802	—
Industrial Machinery
Certus Manufacturing LLC
First Lien Senior Secured Term Loan	P + 3.75% Cash, 3.25% PIK(2)	6/30/2025	3,927,867	3,887,566	2.81%	4,033,581	—
			3,927,867	3,887,566	2.81%	4,033,581	—
Total Industrial Machinery			3,927,867	3,887,566	2.81%	4,033,581	—
Information Technology Services
Netsurit, Inc
First Lien Senior Secured Term Loan	P + 9.00% Cash(2)	9/30/2027	2,317,918	2,317,918	1.68%	2,500,000	—
			2,317,918	2,317,918	1.68%	2,500,000	—

Total Information Technology Services			2,317,918	2,317,918	1.68%	2,500,000	—
See accompanying notes to the financial statements

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
SCHEDULE OF INVESTMENTS
AS OF JUNE 30, 2024 (UNAUDITED)(continued)
Investments, at fair value	Interest Rate[1]	Maturity Date	Amortized Cost	Fair Value	Fair Value as a Percentage of Members Capital	Funded Commitment	Unfunded Commitment
Precious Metals
Hartford Gold Group, LLC
First Lien Senior Secured Term Loan	SOFR + 9.85% Cash(2)	12/17/2025	650,254	650,254	0.47%	671,586	—
First Lien Senior Secured Term Loan	SOFR + 9.85% Cash(2)	1/6/2027	1,527,231	1,593,614	1.15%	2,050,983	—
First Lien Senior Secured Term Loan	SOFR + 9.85% Cash(2)	11/30/2024	177,875	177,875	0.13%	177,875	—
			2,355,360	2,421,743	1.75%	2,900,444	—
Total Precious Metals			2,355,360	2,421,743	1.75%	2,900,444	—
Real Estate
Minden Holdings ,LLC
First Lien Senior Secured Term Loan	P + 7.25% Cash	5/31/2026	3,149,167	3,149,167	2.28%	3,149,167	—
			3,149,167	3,149,167	2.28%	3,149,167	—
Total Real Estate			3,149,167	3,149,167	2.28%	3,149,167	—
Total Investments, at fair vlaue			$ 120,870,139	$ 120,624,503	87.32%	$ 122,998,633	$ 6,125,000
1
The majority of the investments bear interest at a rate that is permitted to be determined by reference to Prime (“P”) or the Term Secured Overnight Funding Rate (“SOFR” or “S”). For each, the Company has provided the spread over the applicable index as of June 30, 2024. For fixed rate loans and loans with payment-in-kind (“PIK”) interest, a spread above a reference rate is not applicable.

2	This loan is subject to an interest rate floor.
3
Represents a delayed draw commitment of $3,125,000 which was unfunded as of June 30, 2024. The position will start to accrueinterest when the position is funded. SOFR rate as of June 30, 2024 is shown to reflect possible projected interest rate.

4	Represents a revolver commitment of $25,000,000, of which $3,000,000 was unfunded as of June 30, 2024. The revolver accrues interest on fund commitments.
See accompanying notes to the financial statements

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDING ON JUNE 30, 2024 (UNAUDITED)
INVESTMENT INCOME
Interest	$11,428,691
Fee income	598,871
Total investment income	12,027,562

EXPENSES
Professional fees and other	105,127
Total expenses	105,127

NET INVESTMENT INCOME	11,922,435

REALIZED AND UNREALIZED GAIN ON INVESTMENTS
Net change in unrealized depreciation on investments	(245,635)
Net realized gain on investments .	—

NET GAIN ON INVESTMENTS	(245,635)

NET INCOME	$11,676,800
See accompanying notes to the financial statements

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDING ON JUNE 30, 2024 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,676,800

Adjustments to reconcile net income to net cash provided by operating activities:
Net change in unrealized depreciation on investments	245,635
Purchases of investments, at fair value	(2,951,670)
Proceeds from principal payments on investments	13,092,229
Amortization of original issue (discount)/premium	(1,339,030)
PIK interest	(436,644)

Changes in other operating assets and liabilities:
Deferred acquisition cost	(1,524,262)
Interest receivable	(780,816)
Receivables from related parties	(174,716)
Deferred revenue	60,145
Payables to related parties	116,257
Other liabilities	88,543

NET CASH PROVIDED BY OPERATING ACTIVITIES	18,072,471

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from capital contributions	225,008
Payments for capital distributions, net of capital distributions payable	(3,000,000)

NET CASH USED IN FINANCING ACTIVITIES	(2,774,992)

NET CHANGE IN CASH	15,297,479

CASH, BEGINNING OF PERIOD	—

CASH, END OF PERIOD	$15,297,479

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES
Loans contributed, at fair value (cost $129,235,023)	$129,235,023
See accompanying notes to the financial statements

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
STATEMENT OF CHANGES IN MEMBERS’ CAPITAL
FOR THE SIX MONTHS ENDING ON JUNE 30, 2024 (UNAUDITED)
	Non-Managing Members	Managing Member	Total
Members’ capital, beginning of period	$—	$—	$—
Capital contributions	129,460,031	—	129,460,031
Capital distributions	(3,000,000)	—	(3,000,000)
Allocation of net income	11,676,800	—	11,676,800
Members' capital, end of period	$138,136,831	$—	$138,136,831
See accompanying notes to the financial statements

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
1.	ORGANIZATION AND DESCRIPTION OF BUSINESS
Organization
Chicago Atlantic Loan Portfolio, LLC (the “Company”), a Delaware limited liability company, was formed on December 4, 2023, and commenced operations on January 1, 2024 (“Commencement Date”). The Company is managed by Chicago Atlantic BDC Holdings, LLC, a Delaware limited liability company (the “Investment Manager”). The Managing Member of the Company is Chicago Atlantic BDC Advisers, LLC, (“Managing Member”) a Delaware limited company.
The Company has one member: Chicago Atlantic Opportunity Portfolio, LP (“CAOP”), a Cayman Islands limited partnership (the “Member”). As of June 30, 2024, CAOP owns 100.00% of the Company.
Description of Business
The Company originates, invests in, acquires, or owns Investments, whether directly or indirectly through a parallel entity, a subsidiary, or other special purpose vehicle.
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The significant accounting policies followed by the Company are:
Basis of Presentation
The financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and are stated in United States (“U.S.”) dollars. The Company is an investment company and follows the accounting and reporting guidance set forth in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 946, Financial Services – Investment Companies (“ASC 946”).
Use of Estimates
Preparing financial statements in accordance with GAAP requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities, including the fair value of investments, and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.
Cash
The Company maintains cash in a bank deposit account that, at times, may exceed U.S. federally insured limits. The Company has not experienced any losses in this account and does not believe it is exposed to significant credit risk on such bank deposits.
Investment Transactions and Investment Income
The Company enters into investments for purposes of pursuing its investment objectives. For the six months ended June 30, 2024, such investments include term loans, revolvers, and/or delayed draw term loans. Investments are carried at fair value, as further described in Note 3.
Investment transactions are accounted for on a trade-date basis. Realized gains and losses from investment transactions are determined using cost calculated on an identified cost basis. Distributions that represent returns of capital in excess of cumulative profits and losses are credited to investment cost rather than investment income.
Interest income is recognized on an accrual basis and is reported as an interest receivable until collected. Interest income is accrued based on the outstanding principal amount on the statements of assets and liabilities and the contractual terms of the debt investment. Interest income is no longer accrued, and interest receivable is written off when deemed uncollectible. Original issue discount (“OID”), market discounts or

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
premiums, and loan amendment fees (collectively, “Net Loan Fees”) are recorded as an adjustment to the amortized cost of the investment, and accreted or amortized as an adjustment to interest income over the life of the respective debt investment using a method that approximates the effective interest method. When the Company receives a loan principal payment, the unamortized Net Loan Fees related to the paid principal is accelerated and recognized in interest income. Interest received in advance is recorded as unearned revenue.
Certain of the Company’s investments may contain a payment-in-kind interest income provision (“PIK interest”). The PIK interest, computed at the contractual rate specified in the applicable investment agreement, is added to the principal balance of the investment, rather than being paid in cash. Recognition of PIK interest includes assessments of collectability and may result in recognition of the PIK income that corresponds to the fair value of the associated investment. The Company discontinues accrual of interest income, including PIK interest, when there is reasonable doubt that the interest income will be collected.
The Company may acquire or receive equity, warrants or other equity-related securities in connection with the Company’s acquisition of, subsequent amendment or restructuring to, debt investments. The Company determines the cost basis of equity-related securities based on its fair value, and the fair value of debt investments and other securities or consideration received. Any resulting difference between the face amount of the debt and its recorded cost resulting from the assignment of value to the equity-related securities is treated as OID and accreted into interest income as described above.
Fair Value – Hierarchy of Fair Value
FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not assumptions specific to the entity. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:
Level 1 – Unadjusted quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide information on an ongoing basis.
Level 2 – Inputs other than the quoted market prices in active markets that are both observable either directly or indirectly These inputs may include (a) quoted prices for similar assets in active markets, (b) quoted prices for identical or similar assets in markets that are not active, (c) inputs other than quoted prices that are observable for the asset, or (d) inputs derived principally from or corroborated by observable market data by correlation or other means.
Level 3 – Inputs based on prices or valuation techniques that are both unobservable and significant to the overall fair value measurements.
Fair Value – Valuation Techniques and Inputs
The availability of valuation techniques and observable inputs can vary from investment to investment and are affected by a wide variety of factors, including the type of investment, whether the investment is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, determining fair value requires more judgment. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the investments existed. Therefore, the degree of judgment exercised by the Company in determining fair value is greatest for investments categorized in Level 3.

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest-level input that is significant to the fair value measurement.
ASC 820 requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurements. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The valuation techniques used by the Company to determine fair value are considered to be market or income approaches.
The market approach includes valuation techniques that use prices and other relevant information generated by market transactions involving identical or comparable assets, liabilities, or a group of assets and liabilities.
The income approach includes valuation techniques that measure the present value of anticipated future economic benefits (i.e., net cash flows). The estimated net cash flows are forecast over the expected remaining economic life and discounted to present value using a discount rate commensurate with the level of risk associated with the expected cash flows. The Company generally uses the income approach to value debt securities.
When market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date.
While the Company believes its valuation methods are appropriate and consistent with those used by other market participants, the use of different methods or assumptions to estimate the fair value of certain financial statement items could result in a different estimate of fair value at the reporting date. Those estimated values may differ significantly from the values that would have been used had a readily available market for such items existed, or had such items been liquidated, and those differences could be material to the financial statements.
The Company has established valuation processes and policies for its Level 3 investments to ensure that the methods used are fair and consistent in accordance with ASC 820. The Company has formed a valuation committee consisting of Partners of the Investment Manager, which meet on a quarterly basis to review the valuations of the Level 3 investments to ensure that the valuation methods are appropriate. With respect to unquoted securities, the Company, in periodic consultation with independent third-party valuation firm, values each investment considering, among other measures, discounted cash flow models, comparisons of financial ratios of peer companies that are public and other factors. The following is a description of the valuation methodologies used by the Company for assets measured at fair value.
Debt Securities
For debt investments in private operating companies, the Company generally values such investments using the income approach by utilizing a discounted cash flow analysis based on unobservable inputs such as interest rates and reflects assumptions market participants would be expected to use in valuing the investments. Key factors considered in determining the reasonableness of the interest rates include the credit quality of the buyer, loan position, loan-to value, type of collateral, term, location, loan size, timing of funding needs, and complexity of the financing needs of the borrower.
Income Taxes
As a limited liability company, the Company itself is not subject to U.S. Federal income taxes. Each Member is individually liable for income taxes, if any, on its share of the Company’s net taxable income. Interest, dividends, and other income realized by the Company from non-U.S. sources and capital gains realized on the sale of securities of non-U.S. issuers may be subject to withholdings and other taxes levied by the jurisdiction in which the income is sourced. Each Member is required, for income tax purposes, to be allocated their pro-rata, distributive share of all items of the Company’s income, gain, loss, deductions, and other items for such taxable year of the Company. The tax basis income and losses may differ from the income and losses in the Statements of Operations, which is prepared in accordance with GAAP.

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
The Company determines whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, any tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. There were no uncertain tax positions as of June 30, 2024. The Company is not subjected to income tax return examinations by major taxing authorities for years before 2024 (year of inception).
3.	FAIR VALUE MEASUREMENTS
The Company’s assets recorded at fair value have been categorized based on a fair value hierarchy as described in the Company’s significant accounting policies in Note 2. The following table presents information about the Company’s assets measured at fair value as of June 30, 2024.
	Level 1	Level 2	Level 3	Total
Investments, at fair value
First Lien Senior Secured Term Loan	$—	$—	$46,058,780	$46,058,780
First Lien Senior Secured Delayed Draw	—	—	53,232,323	53,232,323
First Lien Senior Secured Revolver	—	—	21,333,400	21,333,400
	$—	$—	$120,624,503	$120,624,503
The following table presents changes in assets classified as Level 3 of the fair value hierarchy for the six months ended June 30, 2024, attributable to the following:
	First Lien Senior Secured Term Loan	First Lien Senior Secured Delayed Draw	First Lien Senior Secured Revolver	Totals
Contributions, in kind	$54,392,329	$55,448,694	$19,394,000	$129,235,023
Purchases	951,670	—	2,000,000	2,951,670
Transfers into Level 3	—	—	—	—
Transfers out of Level 3	—	—	—	—
The following table summarizes the valuation techniques and significant unobservable inputs used for the Company’s investments that are categorized in Level 3 of the fair value hierarchy as of June 30, 2024:
	Fair Value	Valuation Technique	Unobservable Input	Range of Inputs
Investments, at fair value
First Lien Senior Secured Term Loan	$46,058,780	Discounted Cash Flow	Discount Rate	15.6% - 31.6%
				(19.0%)
First Lien Senior Secured Delayed Draw	$53,232,323	Discounted Cash Flow	Discount Rate	14.9% - 27.1%
				(19.1%)
First Lien Senior Secured Revolver	$21,333,400	Discounted Cash Flow	Discount Rate	24.80%

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
4.	MEMBERS’ CAPITAL
Capital Accounts
An individual Capital Account shall be maintained for each Member. The Capital Accounts shall be adjusted on the date of any Capital Contribution and on the last day of each accounting period.
Contributions
The minimum initial investment in the Fund is currently $1,000,000, and the minimum additional subscription is $100,000. The Managing Member, in its sole discretion, may accept investments of a lesser amount. Additional Capital Commitments may be rejected, in whole or in part, and Closings may be suspended by the Managing Member in its sole discretion. The Company may, at its sole discretion, accept securities, digital assets, and other non-monetary assets as an “in-kind contribution” in lieu of, or in addition to, cash. Both the assets received and the contribution of equity are recorded at fair value. For the six months ended June 30, 2024, the Company accepted in-kind contributions of $129,235,023 in the form of loans. No Member is required to make additional Capital Contributions to the Company.
Members’ Units
Each Member’s interest in the Company shall be represented by Units, which may be divided into one or more types, classes, or series, with each type, class, or series having such relative rights, powers and duties, as may from time to time be established by the Managing Member. Units issued during the first fiscal month of the Company shall be issued at $10 per Unit. Thereafter, Units will be issued at the NAV per Unit.
Transactions in Units during the period as well as the Units outstanding and the NAV per unit as of June 30, 2024, for each Unit are:
	Beginning Units	Transfers/ Conversion of Units	Units Issued	Units Redeemed	Ending Units
LLC Interest	—	—	12,946,003	—	12,946,003
	Beginning Net Assets	Transfers/ Conversion of Units	Amounts Issued	Units Redeemed	Ending Units
LLC Interest	$—	$—	$129,460,031	$—	$129,460,031
Ending NAV per Unit
LLC Interest	$10.67
Allocation of Profits and Losses
The Company’s profits and losses for each quarter will be allocated among the Members’ pro rata in accordance with their Starting Capital Accounts (defined below). The Managing Member, in its reasonable discretion, may make adjustments to allocations for changes in Capital Accounts during a quarter. For each Capital Account of a Member that does not exceed its High Water Mark (defined below), the amount shall be actually so allocated as calculated according to the previous sentence. For each Capital Account of a Member determined that exceeds its High Water Mark, the amount actually allocated to such Member for such period shall be allocated between such Member and the Managing Member in the following order of priority:
i.
First, to such Member to the extent of the amount, if any, by which, such Member’s Starting Capital Account is less than such Member’s Capital Contributions (provided that for such purposes such Member’s Capital Contributions shall be reduced by all prior distributions and any repurchases);

ii.	Second, to such Member to the extent of the amount, if any, by which, such Member’s Starting Capital Account plus the amount allocated to such Member pursuant to clause (i)

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
4.
MEMBERS’ CAPITAL (continued)
iii.	above for such period is less than such Member’s Preferred Return Balance (defined below);
iv.
Third, to the Managing Member to the extent necessary so that, on a cumulative basis and adjusted for distributions and repurchases, all Period Income allocated to the Managing Member with respect to such Member equals 20% of the amount of all Period Income allocated to or with respect to such Member; provided, however, that if all Period Income allocated to the Managing Member with respect to such Member is greater than 20% of the amount of all Period Income allocated to or with respect to such Member, then Period Income shall be allocated to such Member until 20% of the amount of all Period

v.	Income allocated to or with respect to such Member equals all Period Income allocated to the Managing Member with respect to such Member; and
vi.	Fourth, 80% to such Member and 20% to the Managing Member.
The “High Water Mark” for each Member means for each Member’s Capital Account, as determined immediately after the most recent Performance Allocation against such Capital Account, or if no Performance Allocation has been so assessed, determined as of the initial Capital Contribution made by such Member. The Managing Member is authorized to make appropriate adjustments to the High Water Mark of any Member to reflect a distribution, Capital Contribution or repurchase.
The “Preferred Return Balance” means, as to any Member at any time, an amount equal to the Capital Account that would have been obtained if the Capital Contributions of such Member had been invested on their respective effective dates and had earned an annual hurdle rate of return of eight percent (8.0%), compounded annually, reduced by any distributions made to such Member. In the event of a repurchase of Units with respect to such Member, the Preferred Return Balance shall be reduced as of the day immediately following a repurchase by an amount equal to the product obtained by multiplying (i) the Preferred Return Balance on such repurchase (prior to the repurchase made on such day) by (ii) a fraction, (A) the numerator of which is the NAV of Units repurchased from such Member as of the applicable Repurchase Date and (B) the denominator of which is the Capital Account as of the repurchase date (prior to the repurchase made on such day). In the event of a transfer of Units, the Preferred Return Balance with respect to such Units shall be determined as if the transferor and transferee were the same Member.
The “Starting Capital Account” means the Capital Account calculated as of the close of the first day of the applicable Performance Allocation Period, including any Capital Contributions made on such date.
Distributions
The Managing Member may, in its sole discretion, cause the Company to make such distributions at such times and in such amounts as the Managing Member will determine in its sole discretion. The Company is not required to make distributions to the Members. However, the Managing Member intends to distribute the Company’s income on a quarterly or other periodic basis, after payment of Company expenses as determined by the Managing Member, in such amounts as determined by the Managing Member in its sole discretion.
For the six months ended June 30, 2024, the Company distributed $3,000,000, which is presented as capital distributions in the Statement of Changes in Members’ Capital.
Redemptions and Repurchase of Units
No Member has the right to withdraw or to cause the Company to repurchase its Units. At the end of each calendar quarter (each such date, a “Repurchase Date”), the Managing Member may cause the Company to repurchase Units pursuant to written repurchase requests made by the Members (each, a “Repurchase Request”). Each such Repurchase Request in proper form must be received by the Managing Member no more than one hundred eighty (180) days and no less than one hundred twenty (120) days prior to the requested Repurchase Date (such one hundred twenty (120)-day period, the “Cut-Off Date”), unless such notice is waived by the Managing Member in its sole discretion. The Managing Member may elect to

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
4.
MEMBERS’ CAPITAL (continued)
satisfy all or any portion of a Repurchase Request prior to the applicable Repurchase Date, in its sole discretion; provided, that all Repurchase Requests received for a Repurchase Date are satisfied pro rata based upon their respective Repurchase Request amounts.
A Member may not redeem Units pursuant to any Repurchase Date occurring within one (1) year from the date of its initial Capital Contribution with respect to a Capital Commitment (the “Lock-Up Period”). For the avoidance of doubt, a separate Lock-Up Period will apply to each separate Capital Commitment. The Company will charge an early redemption fee of 10% of the redemption amount (the “Early Redemption Fee”) for Repurchase Requests for Repurchase Dates occurring within two (2) years from the date of the applicable Capital Contribution. Notwithstanding the foregoing, the Managing Member may, in its sole and absolute discretion waive the Early Redemption Fee and allow certain Members to submit Repurchase Requests for all or any portion of their Units at a time prior to the expiration of any applicable Lock-Up Period.
On January 1, 2024, Chicago Atlantic Credit Opportunities, LLC, (“CACO”) transferred 100% of its interest in the Company to CAOP.
5.	MANAGEMENT FEES AND INCENTIVE FEES
Management Fees and Incentive Fees
The Investment Management Agreement between the Company and the Investment Manager stipulates a base management fee computed at the rate of 1.75% per annum (the “Management Fee”) of the gross assets of the Company, excluding cash and cash equivalents. The Management Fee shall be payable quarterly in arrears. The agreement also allows for an incentive fee (“Incentive Fee”) to be paid and shall consist of 2 parts:
i.
The first part of the Incentive Fee (the “Incentive Fee on Income”) shall be calculated and payable quarterly in arrears based on the Company’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding quarter. For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income but does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding quarter, shall be compared to a “hurdle rate” of 1.75% per quarter (7% annualized), subject to a “catch-up” provision measured as of the end of each quarter.

The operation of the Incentive Fee on Income with respect to the Company’s Pre-Incentive Fee Net Investment Income for each quarter is as follows:
•	No Incentive Fee on Income is payable to the Investment Manager in any quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate of 1.75%;
•
100% of the Company’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than or equal to 2.19% in any quarter (8.76% annualized) is payable to the Investment Manager. This portion of the Pre-Incentive Fee Net Investment Income (which exceeds the hurdle rate but is less than or equal to 2.19%) is referred to as the “catch-up.” The “catch-up” provision is intended to provide the Investment Manager with an Incentive Fee on Income of 20% on all of the Company’s Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply when the Company’s Pre-Incentive Fee Net Investment Income exceeds 2.19% in any quarter;

•
20% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.19% in any quarter (8.76% annualized) is payable to the Investment Manager (i.e., once the hurdle rate is reached and the catch-up is achieved, 20% of all Pre-Incentive Fee Net Investment Income thereafter is allocated to the Investment Manager);

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
5.
MANAGEMENT FEES AND INCENTIVE FEES (continued)
•
For purposes of computing the Incentive Fee on Income, the calculation methodology will look through derivatives or swaps as if the Company owned the reference assets directly. Therefore, net interest income, if any, associated with a derivative or swap (which is defined as the difference between (i) the interest income and transaction fees received in respect of the reference assets of the derivative or swap and (ii) all interest and other expenses paid by the Company to the derivative or swap counterparty) will be included in the calculation of Pre-Incentive Fee Net Investment Income for purposes of the Incentive Fee on Income.

ii.
The second part of the Incentive Fee (the “Incentive Fee on Capital Gains”) shall be determined and payable in arrears as of the end of each fiscal year (or upon termination of this Agreement, as of the termination date), and shall equal 20% of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of each fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Incentive Fees on Capital Gains; provided that the Incentive Fee on Capital Gains determined at the end of the Company’s first fiscal year will be calculated for a period shorter than twelve months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation from inception.

For the six months ended June 30, 2024, the Investment Manager has waived the management fees and incentives fees. The total amount of management fees and incentive fees waived were approximately $1,102,101 and $2,384,487, respectively.
6.	RELATED PARTY TRANSACTIONS
The Company considers the Investment Manager, their principal owners, members of management, members of their immediate families, and entities under common control to be related parties to the Company. Amounts due from and due to related parties are generally settled in the normal course of business without formal payment terms.
On January 1, 2024, the Company entered into assignment transactions with CACO, an affiliated entity, also managed by the Investment Manager. Total contributions at fair value of approximately $129,235,023 were made with this related party. Transactions with related parties resulted in net gains (losses) of $0. The value of these transactions was determined using the Fund’s normal investment valuation policies.
7.	ADMINISTRATIVE SERVICES
SS&C Fund Services (Cayman) Ltd. (the “Administrator”) has been appointed to serve as the Company’s third-party fund administrator providing certain customary bookkeeping and accounting functions pursuant to an agreement. For the six months ended June 30, 2024, the Company incurred administrative service fees of $82,975.
8.	RISKS AND INDEMNIFICATIONS
Management of the Company seeks investment opportunities that offer the possibility of attaining substantial capital appreciation. Certain events particular to each industry in which the Company invests, as well as general economic and political conditions, may have a significant negative impact on the investee’s operations and profitability. In addition, the Company is subject to changing regulatory and tax environments. Such events are beyond the Company’s control, and the likelihood that they may occur cannot be predicted. Furthermore, most of the Company’s investments are made in private operating companies whose shares do not trade on established exchanges. While it is expected that these companies may pursue initial public offerings, trade sales, or other liquidation events, there are generally no public markets for these investments at the current time. The Company’s ability to liquidate its private operating companies and the realized value are subject to significant limitations and uncertainties.

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
8.
RISKS AND INDEMNIFICATIONS (continued)
Management Indemnifications
The Limited Liability Company Agreement provides general indemnifications to the Managing Member and its respective affiliates, members, managers, directors, officers and employees when acting in good faith on behalf of the Company. The Company’s maximum exposure under these arrangements is unknown.
Credit Risk
The Company’s loans are recorded at fair value, which considers credit risk and significant uncertainty with the collectability of the investment. As of June 30, 2024, the Company is not aware of any significant credit risk with its investments.
9.	FINANCIAL HIGHLIGHTS
The financial highlights presented are for the six months ended June 30, 2024.
Total Return
Total return before performance allocation to Managing Member	9.09%
Performance allocation to Managing Member	0.00%
Total return after performance allocation to Managing Member	9.09%

Ratios of average members’ capital:
Expenses before performance allocation to Managing Member	0.13%
Performance allocation to Managing Member	0.00%
Expenses, including performance allocation to Managing Member	0.13%

Net investment income	17.85%
The financial highlights presented are for the Company’s non-managing members class as a whole. Due to the timing of capital contributions and distributions, and different management fee and performance allocation percentages, an individual member’s returns may vary. The net investment income ratio excludes realized and unrealized gains and does not include the effect of the performance allocation to the Managing Member, if any. The ratios, excluding nonrecurring expenses and the performance fee, have been annualized. Total return has not been annualized.

INDEPENDENT AUDITORS’ REPORT
To the Members of Chicago Atlantic Loan Portfolio, LLC:
Report on the Audit of the Financial Statements
We have audited the accompanying financial statements of Chicago Atlantic Loan Portfolio, LLC, which comprise the statement of assets, liabilities, and members’ capital, including the schedule of investments, as of January 1, 2024, and the related statements of operations, changes in members’ capital, and cash flows for the period from January 1, 2024 (commencement of operations) and ending on January 1, 2024, and the related notes to the financial statements.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chicago Atlantic Loan Portfolio, LLC as of January 1, 2024, and the results of its operations, the changes in its members’ capital and its cash flows for the period from January 1, 2024 (commencement of operations) and ending on January 1, 2024 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Chicago Atlantic Loan Portfolio, LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Chicago Atlantic Loan Portfolio, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.
Auditors’ Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually, or in the aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.
In performing an audit in accordance with GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Chicago Atlantic Loan Portfolio, LLC’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Chicago Atlantic Loan Portfolio, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ Richey, May & Co., LLP
Englewood, Colorado
March 19, 2024

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
STATEMENT OF ASSETS, LIABILITIES, AND MEMBERS’ CAPITAL
AS OF JANUARY 1, 2024
ASSETS
Investments in term loans, at fair value (cost $129,235,023)	$129,235,023
Interest receivable	226,157
TOTAL ASSETS	$129,461,180

LIABILITIES AND MEMBERS’ CAPITAL
Accrued expenses and other liabilities	$15,000
Total liabilities	15,000

MEMBERS’ CAPITAL	129,446,180

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$129,461,180
See accompanying notes to the financial statements

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
SCHEDULE OF INVESTMENTS
AS OF JANUARY 1, 2024
Investments, at fair value	Interest Rate[1]	Maturity Date	Amortized Cost	Fair Value	Fair Value as a Percentage of Members Capital	Funded Commitment	Unfunded Commitment
United States
Aerospace and Defense
Voyager Space Holdings, Inc
Term Loan	P + 4.50% Cash[2]	3/10/2026	$4,320,000	$4,320,000	3.34%	$5,000,000	$—
			4,320,000	4,320,000	3.34%	5,000,000	—
Total Aerospace and Defense			4,320,000	4,320,000	3.34%	5,000,000	—
Cannabis
Aeriz Holdings Corp
Delayed Draw Term Loan	P + 6.00% Cash; 2.00% PIK[2]	6/30/2025	7,978,506	7,978,506	6.16%	8,031,514	—
			7,978,506	7,978,506	6.16%	8,031,514	—
Archos Capital Group, LLC
Delayed Draw Term Loan	P + 5.75% Cash[2]	12/31/2024	2,756,967	2,756,967	2.13%	2,756,967	—
			2,756,967	2,756,967	2.13%	2,756,967	—
Dreamfields Brands, Inc (Jeeter)
Delayed Draw Term Loan	P + 8.75% Cash[2]	5/3/2026	11,000,000	11,000,000	8.50%	11,000,000	—
			11,000,000	11,000,000	8.50%	11,000,000	—
Elevation Cannabis, LLC
Delayed Draw Term Loan	P + 7.75% Cash	12/31/2026	2,475,271	2,475,271	1.91%	2,500,000	—
			2,475,271	2,475,271	1.91%	2,500,000	—
Flowery - Bill’s Nursery, Inc.
Delayed Draw Term Loan	Fixed 11.00% Cash, 3.00% PIK	8/29/2025	9,936,049	9,936,049	7.67%	9,960,952	—
			9,936,049	9,936,049	7.67%	9,960,952	—
Gage Growth Corp.
Term Loan	P + 6.00% Cash, 1.50% PIK(2)	11/1/2024	4,312,397	4,312,397	3.33%	4,331,549	—
			4,312,397	4,312,397	3.33%	4,331,549	—
HA-MD, LLC
Term Loan	Fixed 15.00%	6/6/2026	1,750,000	1,750,000	1.35%	1,750,000	—
			1,750,000	1,750,000	1.35%	1,750,000	—
Oasis - AZ GOAT AZ LLC
Term Loan	P + 7.50% Cash(2)	3/31/2026	3,624,024	3,624,024	2.80%	3,720,000	—
			3,624,024	3,624,024	2.80%	3,720,000	—
Proper Holdings, LLC
Delayed Draw Term Loan	Fixed 11.00% Cash, 2.00% PIK	5/30/2025	3,108,184	3,108,184	2.40%	3,122,043	—
			3,108,184	3,108,184	2.40%	3,122,043	—
Remedy - Maryland Wellness, LLC
Delayed Draw Term Loan	P + 7.50% Cash, 3.5% PIK(2)	8/4/2025	2,804,754	2,804,754	2.17%	2,934,764	—
			2,804,754	2,804,754	2.17%	2,934,764	—
Sanctuary (Florida) Medicinals LLC
Delayed Draw Term Loan	P + 4.75% Cash(2)	1/31/2025	9,900,141	9,900,141	7.65%	10,000,000	—
			9,900,141	9,900,141	7.65%	10,000,000	—
Subsero Holdings - Illinois, Inc
Delayed Draw Term Loan	P + 8.50% Cash, 3% PIK(2)	7/29/2026	2,133,016	2,133,016	1.65%	2,163,522	—
			2,133,016	2,133,016	1.65%	2,163,522	—
Verano Holdings Corp.
Term Loan	P + 6.50% Cash(2)	10/30/2026	15,426,500	15,426,500	11.92%	15,426,500	—
			15,426,500	15,426,500	11.92%	15,426,500	—
Total Cannabis			77,205,809	77,205,809	59.64%	77,697,811	—
See accompanying notes to the financial statements

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
SCHEDULE OF INVESTMENTS
AS OF JANUARY 1, 2024(continued)
Investments, at fair value	Interest Rate[1]	Maturity Date	Amortized Cost	Fair Value	Fair Value as a Percentage of Members Capital	Funded Commitment	Unfunded Commitment
Diversified Natural Resources, Precious Metals
Hartford Gold Group, LLC
Term Loan	SOFR + 9.85% Cash(2)	12/17/2025	1,483,729	1,483,729	1.14%	1,512,318	—
Term Loan	SOFR + 9.85% Cash(2)	1/6/2027	2,185,928	2,185,928	1.69%	2,813,292	—
			3,669,657	3,669,657	2.83%	4,325,609	—
Total Diversified Natural Resources, Precious Metals			3,669,657	3,669,657	2.83%	4,325,609	—
Finance
Minden Holdings, LLC
Term Loan	P + 7.25% Cash	5/31/2024	3,323,000	3,323,000	2.57%	3,323,000	—
			3,323,000	3,323,000	2.57%	3,323,000	—
RevTek Capital, LLC
Revolver	Fixed 15.00% Cash	8/31/2025	19,394,000	19,394,000	14.98%	20,000,000	5,000,000
			19,394,000	19,394,000	14.98%	20,000,000	5,000,000
Total Finance			22,717,000	22,717,000	17.55%	23,323,000	5,000,000
Healthcare, Education and Childcare
Sunny Days Enterprises, LLC
Delayed Draw Term Loan	P + 4.75%, 8.00% PIK(2)	3/31/2025	3,355,806	3,355,806	2.59%	3,355,806	—
			3,355,806	3,355,806	2.59%	3,355,806	—
Youth Opportunity Investments, LLC
Term Loan	SOFR + 7.75% Cash	9/18/2026	4,753,658	4,753,658	3.67%	4,875,000	—
			4,753,658	4,753,658	3.67%	4,875,000	—
Total Healthcare, Education and Childcare			8,109,464	8,109,464	6.26%	8,230,806	—
Machinery (Non Ag, Non Construct, Non Electronic)
Certus Manufacturing, LLC
Term Loan	P + 3.75% Cash, 3.25% PIK(2)	6/30/2025	4,218,019	4,218,019	3.26%	4,376,446	—
			4,218,019	4,218,019	3.26%	4,376,446	—
Total Machinery (Non Ag, Non Construct, Non Electronic)			4,218,019	4,218,019	3.26%	4,376,446	—
Managed Service Provider
Netsurit, Inc
Term Loan	P + 9.00% Cash	9/30/2027	2,290,000	2,290,000	1.77%	2,500,000	—
			2,290,000	2,290,000	1.77%	2,500,000	—
Total Managed Service Provider			2,290,000	2,290,000	1.77%	2,500,000	—
See accompanying notes to the financial statements

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
SCHEDULE OF INVESTMENTS
AS OF JANUARY 1, 2024(continued)
Investments, at fair value	Interest Rate[1]	Maturity Date	Amortized Cost	Fair Value	Fair Value as a Percentage of Members Capital	Funded Commitment	Unfunded Commitment
Personal and Nondurable Consumer Products
Aura Home, Inc
Term Loan	SOFR + 8.75% Cash(2)	9/22/2024	3,471,336	3,471,336	2.68%	3,500,000	—
			3,471,336	3,471,336	2.68%	3,500,000	—
Protect Animals With Satellites LLC (Halo Collar)
Term Loan	P + 1.75%, 3.00% PIK(2)	11/1/2026	3,233,738	3,233,738	2.50%	3,736,909	—
			3,233,738	3,233,738	2.50%	3,736,909	—
Total Personal and Nondurable Consumer Products			6,705,074	6,705,074	5.18%	7,236,909	—
Total Investments, at fair vlaue			$129,235,023	$129,235,023	99.83%	$132,690,581	$5,000,000
1
The majority of the investments bear interest at a rate that is permitted to be determined by reference to Prime (“P”) or the Term Secured Overnight Funding Rate (“SOFR” or “S”). For each, the Company has provided the spread over the applicable index as of January 1, 2024. For fixed rate loans and loans with payment-in-kind (“PIK”) interest, a spread above a reference rate is not applicable.

2	This loan is subject to an interest rate floor.
See accompanying notes to the financial statements

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JANUARY 1, 2024 (COMMENCEMENT OF OPERATIONS)
AND ENDING ON JANUARY 1, 2024
INVESTMENT INCOME
Interest	$56,288
Total investment income	56,288

EXPENSES
Professional fees and other	15,000
Total expenses	15,000

NET INVESTMENT INCOME	41,288

NET INCOME	$41,288
See accompanying notes to the financial statements

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 1, 2024 (COMMENCEMENT OF OPERATIONS)
AND ENDING ON JANUARY 1, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$41,288

Adjustments to reconcile net income to net cash used in operating activites:
Purchases of investments, at fair value	—

Changes in other operating assets and liabilities:
Interest receivable	(226,157)
Other liabilities	15,000
NET CASH USED IN OPERATING ACTIVITIES	(169,869)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from capital contributions	169,869
NET CASH PROVIDED BY FINANCING ACTIVITIES	169,869

NET CHANGE IN CASH	—

CASH, BEGINNING OF PERIOD	—

CASH, END OF PERIOD	$—

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES
Loans contributed, at fair value (cost $129,235,023)	$129,235,023
See accompanying notes to the financial statements

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
STATEMENT OF CHANGES IN MEMBERS’ CAPITAL
FOR THE PERIOD FROM JANUARY 1, 2024 (COMMENCEMENT OF OPERATIONS)
AND ENDING ON JANUARY 1, 2024
	Non-Managing Members	Managing Member	Total
Members’ capital, beginning of period	$—	$—	$—
Capital contributions	129,404,892	—	129,404,892
Allocation of net income	41,288	—	41,288
Members’ capital, end of period	$129,446,180	$—	$129,446,180
See accompanying notes to the financial statements

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS
Organization
Chicago Atlantic Loan Portfolio, LLC (the “Company”), a Delaware limited liability company, was formed on December 4, 2023, and commenced operations on January 1, 2024 (“Commencement Date”). The Company is managed by Chicago Atlantic BDC Holdings, LLC, a Delaware limited liability company (the “Investment Manager”). The Managing Member of the Company is Chicago Atlantic BDC Advisers, LLC, (“Managing Member”) a Delaware limited company.
The Company has one member: Chicago Atlantic Opportunity Portfolio, LP (“CAOP”), a Cayman Islands limited partnership (the “Member”). As of January 1, 2024, CAOP owns 100.00% of the Company.
Description of Business
The Company originates, invests in, acquires, or owns Investments, whether directly or indirectly through a parallel entity, a subsidiary, or other special purpose vehicle.
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The significant accounting policies followed by the Company are:
Basis of Presentation
The financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and are stated in United States (“U.S.”) dollars. The Company is an investment company and follows the accounting and reporting guidance set forth in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 946, Financial Services – Investment Companies (“ASC 946”).
Use of Estimates
Preparing financial statements in accordance with GAAP requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities, including the fair value of investments, and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.
Cash
As of January 1, 2024, the Company did not have a bank account.
Investment Transactions and Investment Income
The Company enters into investments for purposes of pursuing its investment objectives. For the period beginning January 1, 2024 (commencement of operations) and ending on January 1, 2024, such investments include term loans, revolvers, and/or delayed draw term loans. Investments are carried at fair value, as further described in Note 3.
Investment transactions are accounted for on a trade-date basis. Realized gains and losses from investment transactions are determined using cost calculated on an identified cost basis. Distributions that represent returns of capital in excess of cumulative profits and losses are credited to investment cost rather than investment income.
Interest income is recognized on an accrual basis and is reported as an interest receivable until collected. Interest income is accrued based on the outstanding principal amount on the statements of assets and liabilities and the contractual terms of the debt investment. Interest income is no longer accrued, and interest receivable is written off when deemed uncollectible. Original issue discount (“OID”), market discounts or premiums, and loan amendment fees (collectively, “Net Loan Fees”) are recorded as an adjustment to the amortized cost of the investment, and accreted or amortized as an adjustment to interest income over the life

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
of the respective debt investment using a method that approximates the effective interest method. When the Company receives a loan principal payment, the unamortized Net Loan Fees related to the paid principal is accelerated and recognized in interest income. Interest received in advance is recorded as unearned revenue.
Certain of the Company’s investments may contain a payment-in-kind interest income provision (“PIK interest”). The PIK interest, computed at the contractual rate specified in the applicable investment agreement, is added to the principal balance of the investment, rather than being paid in cash. Recognition of PIK interest includes assessments of collectability and may result in recognition of the PIK income that corresponds to the fair value of the associated investment. The Company discontinues accrual of interest income, including PIK interest, when there is reasonable doubt that the interest income will be collected.
The Company may acquire or receive equity, warrants or other equity-related securities in connection with the Company’s acquisition of, subsequent amendment or restructuring to, debt investments. The Company determines the cost basis of equity-related securities based on its fair value, and the fair value of debt investments and other securities or consideration received. Any resulting difference between the face amount of the debt and its recorded cost resulting from the assignment of value to the equity-related securities is treated as OID and accreted into interest income as described above.
Fair Value – Hierarchy of Fair Value
FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not assumptions specific to the entity. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:
Level 1 – Unadjusted quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide information on an ongoing basis.
Level 2 – Inputs other than the quoted market prices in active markets that are both observable either directly or indirectly These inputs may include (a) quoted prices for similar assets in active markets, (b) quoted prices for identical or similar assets in markets that are not active, (c) inputs other than quoted prices that are observable for the asset, or (d) inputs derived principally from or corroborated by observable market data by correlation or other means.
Level 3 – Inputs based on prices or valuation techniques that are both unobservable and significant to the overall fair value measurements.
Fair Value – Valuation Techniques and Inputs
The availability of valuation techniques and observable inputs can vary from investment to investment and are affected by a wide variety of factors, including the type of investment, whether the investment is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, determining fair value requires more judgment. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the investments existed. Therefore, the degree of judgment exercised by the Company in determining fair value is greatest for investments categorized in Level 3.
In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest-level input that is significant to the fair value measurement.
ASC 820 requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurements. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The valuation techniques used by the Company to determine fair value are considered to be market or income approaches.
The market approach includes valuation techniques that use prices and other relevant information generated by market transactions involving identical or comparable assets, liabilities, or a group of assets and liabilities.
The income approach includes valuation techniques that measure the present value of anticipated future economic benefits (i.e., net cash flows). The estimated net cash flows are forecast over the expected remaining economic life and discounted to present value using a discount rate commensurate with the level of risk associated with the expected cash flows. The Company generally uses the income approach to value debt securities.
When market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date.
While the Company believes its valuation methods are appropriate and consistent with those used by other market participants, the use of different methods or assumptions to estimate the fair value of certain financial statement items could result in a different estimate of fair value at the reporting date. Those estimated values may differ significantly from the values that would have been used had a readily available market for such items existed, or had such items been liquidated, and those differences could be material to the financial statements.
The Company has established valuation processes and policies for its Level 3 investments to ensure that the methods used are fair and consistent in accordance with ASC 820. The Company has formed a valuation committee consisting of Partners of the Investment Manager, which meet on a quarterly basis to review the valuations of the Level 3 investments to ensure that the valuation methods are appropriate. With respect to unquoted securities, the Company, in periodic consultation with independent third-party valuation firm, values each investment considering, among other measures, discounted cash flow models, comparisons of financial ratios of peer companies that are public and other factors. The following is a description of the valuation methodologies used by the Company for assets measured at fair value.
Debt Securities
For debt investments in private operating companies, the Company generally values such investments using the income approach by utilizing a discounted cash flow analysis based on unobservable inputs such as interest rates and reflects assumptions market participants would be expected to use in valuing the investments. Key factors considered in determining the reasonableness of the interest rates include the credit quality of the buyer, loan position, loan-to value, type of collateral, term, location, loan size, timing of funding needs, and complexity of the financing needs of the borrower.
Income Taxes
As a limited liability company, the Company itself is not subject to U.S. Federal income taxes. Each Member is individually liable for income taxes, if any, on its share of the Company’s net taxable income. Interest, dividends, and other income realized by the Company from non-U.S. sources and capital gains realized on the sale of securities of non-U.S. issuers may be subject to withholdings and other taxes levied by the jurisdiction in which the income is sourced. Each Member is required, for income tax purposes, to be allocated their pro-rata, distributive share of all items of the Company’s income, gain, loss, deductions, and other items for such taxable year of the Company. The tax basis income and losses may differ from the income and losses in the Statements of Operations, which is prepared in accordance with GAAP.
The Company determines whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, any tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. There were no uncertain tax positions as of January 1, 2024. The Company is not subjected to income tax return examinations by major taxing authorities for years before 2024 (year of inception).

3.	FAIR VALUE MEASUREMENTS
The Company’s assets recorded at fair value have been categorized based on a fair value hierarchy as described in the Company’s significant accounting policies in Note 2. The following table presents information about the Company’s assets measured at fair value as of January 1, 2024.
	Level 1	Level 2	Level 3	Total
Investments, at fair value	$—	$—	$129,235,023	$129,235,023
The following table presents changes in assets classified as Level 3 of the fair value hierarchy for the period beginning January 1, 2024 (commencement of operations) and ending on January 1, 2024 attributable to the following:
Loans
Contributions, in kind	$129,235,023
Transfers into Level 3	—
Transfers out of Level 3	—
The following table summarizes the valuation techniques and significant unobservable inputs used for the Company’s investments that are categorized in Level 3 of the fair value hierarchy as of January 1, 2024:
	Fair Value	Valuation Technique	Unobservable Input	Range of Inputs
Investments, at fair value
Loans	$129,235,023	Discounted Cash Flow	Discount Rate	14.9% -31.6%
4.	MEMBERS’ CAPITAL
Capital Accounts
An individual Capital Account shall be maintained for each Member. The Capital Accounts shall be adjusted on the date of any Capital Contribution and on the last day of each accounting period.
Contributions
The minimum initial investment in the Fund is currently $1,000,000, and the minimum additional subscription is $100,000. The Managing Member, in its sole discretion, may accept investments of a lesser amount. Additional Capital Commitments may be rejected, in whole or in part, and Closings may be suspended by the Managing Member in its sole discretion. The Company may, at its sole discretion, accept securities, digital assets, and other non-monetary assets as an “in-kind contribution” in lieu of, or in addition to, cash. Both the assets received and the contribution of equity are recorded at fair value. For the period beginning January 1, 2024 (commencement of operations) and ending on January 1, 2024, the Company accepted in-kind contributions of $129,235,023 in the form of loans. No Member is required to make additional Capital Contributions to the Company.
Members’ Units
Each Member’s interest in the Company shall be represented by Units, which may be divided into one or more types, classes, or series, with each type, class, or series having such relative rights, powers and duties, as may from time to time be established by the Managing Member. Units issued during the first fiscal month of the Company shall be issued at $10 per Unit. Thereafter, Units will be issued at the NAV per Unit.

4.
MEMBERS’ CAPITAL (continued)
Transactions in Units during the period as well as the Units outstanding and the NAV per unit as of January 1, 2024, for each Unit are:
	Beginning Units	Transfers/ Conversion of Units	Units Issued	Units Redeemed	Ending Units
LLC Interest	—	—	12,940,489		12,940,489
	Beginning Net Assets	Transfers/ Conversion of Units	Amounts Issued	Units Redeemed	Ending Units
LLC Interest	$—	$—	$129,404,892	$—	$129,404,892
Ending NAV per Unit
LLC Interest	$10.00
Allocation of Profits and Losses
The Company’s profits and losses for each quarter will be allocated among the Members’ pro rata in accordance with their Starting Capital Accounts (defined below). The Managing Member, in its reasonable discretion, may make adjustments to allocations for changes in Capital Accounts during a quarter. For each Capital Account of a Member that does not exceed its High Water Mark (defined below), the amount shall be actually so allocated as calculated according to the previous sentence. For each Capital Account of a Member determined that exceeds its High Water Mark, the amount actually allocated to such Member for such period shall be allocated between such Member and the Managing Member in the following order of priority:
i.
First, to such Member to the extent of the amount, if any, by which, such Member’s Starting Capital Account is less than such Member’s Capital Contributions (provided that for such purposes such Member’s Capital Contributions shall be reduced by all prior distributions and any repurchases);

ii.
Second, to such Member to the extent of the amount, if any, by which, such Member’s Starting Capital Account plus the amount allocated to such Member pursuant to clause (i) above for such period is less than such Member’s Preferred Return Balance (defined below);

iii.
Third, to the Managing Member to the extent necessary so that, on a cumulative basis and adjusted for distributions and repurchases, all Period Income allocated to the Managing Member with respect to such Member equals 20% of the amount of all Period Income allocated to or with respect to such Member; provided, however, that if all Period Income allocated to the Managing Member with respect to such Member is greater than 20% of the amount of all Period Income allocated to or with respect to such Member, then Period Income shall be allocated to such Member until 20% of the amount of all Period

iv.	Income allocated to or with respect to such Member equals all Period Income allocated to the Managing Member with respect to such Member; and
v.	Fourth, 80% to such Member and 20% to the Managing Member.
The “High Water Mark” for each Member means for each Member’s Capital Account, as determined immediately after the most recent Performance Allocation against such Capital Account, or if no Performance Allocation has been so assessed, determined as of the initial Capital Contribution made by such Member. The Managing Member is authorized to make appropriate adjustments to the High Water Mark of any Member to reflect a distribution, Capital Contribution or repurchase.
The “Preferred Return Balance” means, as to any Member at any time, an amount equal to the Capital Account that would have been obtained if the Capital Contributions of such Member had been invested on their respective effective dates and had earned an annual hurdle rate of return of eight percent (8.0%), compounded annually, reduced by any distributions made to such Member. In the event of a repurchase of Units with respect to such Member, the Preferred Return Balance shall be reduced as of the day

4.
MEMBERS’ CAPITAL (continued)
immediately following a repurchase by an amount equal to the product obtained by multiplying (i) the Preferred Return Balance on such repurchase (prior to the repurchase made on such day) by (ii) a fraction, (A) the numerator of which is the NAV of Units repurchased from such Member as of the applicable Repurchase Date and (B) the denominator of which is the Capital Account as of the repurchase date (prior to the repurchase made on such day). In the event of a transfer of Units, the Preferred Return Balance with respect to such Units shall be determined as if the transferor and transferee were the same Member.
The “Starting Capital Account” means the Capital Account calculated as of the close of the first day of the applicable Performance Allocation Period, including any Capital Contributions made on such date.
Distributions
The Managing Member may, in its sole discretion, cause the Company to make such distributions at such times and in such amounts as the Managing Member will determine in its sole discretion. The Company is not required to make distributions to the Members. However, the Managing Member intends to distribute the Company’s income on a quarterly or other periodic basis, after payment of Company expenses as determined by the Managing Member, in such amounts as determined by the Managing Member in its sole discretion.
The Company made no distributions for the period beginning January 1, 2024 (commencement of operations) and ending on January 1, 2024.
Redemptions and Repurchase of Units
No Member has the right to withdraw or to cause the Company to repurchase its Units. At the end of each calendar quarter (each such date, a “Repurchase Date”), the Managing Member may cause the Company to repurchase Units pursuant to written repurchase requests made by the Members (each, a “Repurchase Request”). Each such Repurchase Request in proper form must be received by the Managing Member no more than one hundred eighty (180) days and no less than one hundred twenty (120) days prior to the requested Repurchase Date (such one hundred twenty (120)-day period, the “Cut-Off Date”), unless such notice is waived by the Managing Member in its sole discretion. The Managing Member may elect to satisfy all or any portion of a Repurchase Request prior to the applicable Repurchase Date, in its sole discretion; provided, that all Repurchase Requests received for a Repurchase Date are satisfied pro rata based upon their respective Repurchase Request amounts.
A Member may not redeem Units pursuant to any Repurchase Date occurring within one (1) year from the date of its initial Capital Contribution with respect to a Capital Commitment (the “Lock-Up Period”). For the avoidance of doubt, a separate Lock-Up Period will apply to each separate Capital Commitment. The Company will charge an early redemption fee of 10% of the redemption amount (the “Early Redemption Fee”) for Repurchase Requests for Repurchase Dates occurring within two (2) years from the date of the applicable Capital Contribution. Notwithstanding the foregoing, the Managing Member may, in its sole and absolute discretion waive the Early Redemption Fee and allow certain Members to submit Repurchase Requests for all or any portion of their Units at a time prior to the expiration of any applicable Lock-Up Period.
On January 1, 2024, CACO transferred 100% of its interest in CALP to CAOP.
5.	MANAGEMENT FEES AND INCENTIVE FEES
Management Fees and Incentive Fees
The Investment Management Agreement between the Company and the Investment Manager stipulates a base management fee computed at the rate of 1.75% per annum (the “Management Fee”) of the gross assets of the Company, excluding cash and cash equivalents. The Management Fee shall be payable quarterly in arrears. The agreement also allows for an incentive fee (“Incentive Fee”) to be paid and shall consist of 2 parts:
i.
The first part of the Incentive Fee (the “Incentive Fee on Income”) shall be calculated and payable quarterly in arrears based on the Company’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding quarter. For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income but does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

5.
MANAGEMENT FEES AND INCENTIVE FEES (continued)
Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding quarter, shall be compared to a “hurdle rate” of 1.75% per quarter (7% annualized), subject to a “catch-up” provision measured as of the end of each quarter.
The operation of the Incentive Fee on Income with respect to the Company’s Pre-Incentive Fee Net Investment Income for each quarter is as follows:
•	No Incentive Fee on Income is payable to the Investment Manager in any quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate of 1.75%;
•
100% of the Company’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than or equal to 2.19% in any quarter (8.76% annualized) is payable to the Investment Manager. This portion of the Pre-Incentive Fee Net Investment Income (which exceeds the hurdle rate but is less than or equal to 2.19%) is referred to as the “catch-up.” The “catch-up” provision is intended to provide the Investment Manager with an Incentive Fee on Income of 20% on all of the Company’s Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply when the Company’s Pre-Incentive Fee Net Investment Income exceeds 2.19% in any quarter;

•
20% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.19% in any quarter (8.76% annualized) is payable to the Investment Manager (i.e., once the hurdle rate is reached and the catch-up is achieved, 20% of all Pre-Incentive Fee Net Investment Income thereafter is allocated to the Investment Manager);

•
For purposes of computing the Incentive Fee on Income, the calculation methodology will look through derivatives or swaps as if the Company owned the reference assets directly. Therefore, net interest income, if any, associated with a derivative or swap (which is defined as the difference between (i) the interest income and transaction fees received in respect of the reference assets of the derivative or swap and (ii) all interest and other expenses paid by the Company to the derivative or swap counterparty) will be included in the calculation of Pre-Incentive Fee Net Investment Income for purposes of the Incentive Fee on Income.

ii.
The second part of the Incentive Fee (the “Incentive Fee on Capital Gains”) shall be determined and payable in arrears as of the end of each fiscal year (or upon termination of this Agreement, as of the termination date), and shall equal 20% of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of each fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Incentive Fees on Capital Gains; provided that the Incentive Fee on Capital Gains determined at the end of the Company’s first fiscal year will be calculated for a period shorter than twelve months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation from inception.

The Company believes the inclusion of management fees and incentive fees for the period provides no meaningful information to the non-managing Member. As a result, management fees and incentive fees have not been recognized for the one-day period beginning January 1, 2024 (commencement of operations) and ending on January 1, 2024.
6.	RELATED PARTY TRANSACTIONS
The Company considers the Investment Manager, their principal owners, members of management, members of their immediate families, and entities under common control to be related parties to the Company. Amounts due from and due to related parties are generally settled in the normal course of business without formal payment terms.

For the period beginning January 1, 2024 (commencement of operations) and ending on January 1, 2024, the Company entered into assignment transactions with an affiliated entity also managed by the Investment Manager. Total contributions at fair value of approximately $129,235,023 were made with this related party. Transactions with related parties resulted in net gains (losses) of $0. The value of these transactions was determined using the Fund’s normal investment valuation policies.
7.	ADMINISTRATIVE SERVICES
The Company is in discussions to appoint SS&C Technologies, Inc. (“SSC”) as the Administrator to provide certain administrative and accounting services pursuant to an agreement. For the period beginning January 1, 2024 (commencement of operations) and ending on January 1, 2024, the Company did not incur administrative service fees.
8.	RISKS AND INDEMNIFICATIONS
Management of the Company seeks investment opportunities that offer the possibility of attaining substantial capital appreciation. Certain events particular to each industry in which the Company invests, as well as general economic and political conditions, may have a significant negative impact on the investee’s operations and profitability. In addition, the Company is subject to changing regulatory and tax environments. Such events are beyond the Company’s control, and the likelihood that they may occur cannot be predicted. Furthermore, most of the Company’s investments are made in private operating companies whose shares do not trade on established exchanges. While it is expected that these companies may pursue initial public offerings, trade sales, or other liquidation events, there are generally no public markets for these investments at the current time. The Company’s ability to liquidate its private operating companies and the realized value are subject to significant limitations and uncertainties.
Management Indemnifications
The Limited Liability Company Agreement provides general indemnifications to the Managing Member and its respective affiliates, members, managers, directors, officers and employees when acting in good faith on behalf of the Company. The Company’s maximum exposure under these arrangements is unknown.
Credit Risk
The Company’s loans are recorded at fair value, which considers credit risk and significant uncertainty with the collectability of the investment. As of January 1, 2024, the Company is not aware of any significant credit risk with its investments.
9.	FINANCIAL HIGHLIGHTS
The financial highlights presented are for the period beginning January 1, 2024 (commencement of operations) and ending on January 1, 2024.
Total Return
Total return before performance allocation to Managing Member	0.03%
Performance allocation to Managing Member	0.00%
Total return after performance allocation to Managing Member	0.03%

Ratios of average member’s capital:
Expenses before performance allocation to Managing Member	0.01%
Performance allocation to Managing Member	0.00%
Expenses, including performance allocation to Managing Member	0.01%

Net investment income	15.87%
The financial highlights presented are for the Company’s non-managing members class as a whole. Due to the timing of capital contributions and distributions, and different management fee and performance allocation percentages, an individual member’s returns may vary. The net investment income ratio excludes realized and unrealized gains and does not include the effect of the performance allocation to the Managing Member, if any. The ratios, excluding nonrecurring expenses and the performance fee, have been annualized. Total return has not been annualized.

10.	SUBSEQUENT EVENTS
Management of the Company has evaluated subsequent events through March 19, 2024, the date on which the financial statements were available to be issued.
On February 24, 2024, the Company opened a bank account.

ANNEX A
PURCHASE AGREEMENT

by and between

SILVER SPIKE INVESTMENT CORP.

and

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC
DATED AS OF FEBRUARY 18, 2024

PURCHASE AGREEMENT
This PURCHASE AGREEMENT, dated as of February 18, 2024 (this “Agreement”), is made by and between Silver Spike Investment Corp., a Maryland corporation (“SSIC”), and Chicago Atlantic Loan Portfolio, LLC, a Delaware limited liability company (“CALP”). Each of CALP and SSIC may, from time to time, be referred to individually herein as a “Party” and together as the “Parties”.
RECITALS:
WHEREAS, SSIC is currently an externally-managed, closed-end management investment company that has elected to be regulated as a business development company subject to the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”), whose registered investment adviser is Silver Spike Capital, LLC, a Delaware limited liability company (“Silver Spike”);
WHEREAS, the Parties desire to enter into a transaction pursuant to which, among other things, SSIC will issue shares of SSIC’s common stock, par value $0.01 per share (the “SSIC Common Stock”), to CALP in exchange for the Contributed Investment Assets, in each case on the terms and subject to the conditions set forth herein;
WHEREAS, the board of directors of SSIC (the “SSIC Board”) established a special committee of the SSIC Board consisting only of independent and disinterested directors of SSIC (the “Special Committee”) to, among other things, consider, review and assess extraordinary and significant transactions involving SSIC and determine whether the terms and conditions of any such transaction are fair and reasonable to SSIC and its investors and whether it is in the best interests of SSIC to enter into any such transaction;
WHEREAS, the SSIC Board, including the Special Committee, has unanimously (i) determined that this Agreement, the Transaction Documents (as defined herein), and the Transactions (as defined herein) are advisable and in the best interests of SSIC and the holders of SSIC Common Stock (the “SSIC Stockholders”), (ii) approved this Agreement, the Transaction Documents and the Transactions and (iii) resolved to recommend that the SSIC Stockholders approve the proposals related to the SSIC Stockholder Approvals (as defined herein) as set forth herein; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and to prescribe certain conditions to the Transactions.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINED TERMS
1.1 Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“12(d)(1)(E) Agreement” means a “fund of funds” agreement pursuant to Section 12(d)(1)(E) of the Investment Company Act between CALP and SSIC, to be entered into concurrently with the consummation of the Transactions, substantially in the form attached hereto as Exhibit A.
“Acceptable Confidentiality Agreement” means a confidentiality agreement that (a) does not contain any provision prohibiting or otherwise restricting SSIC’s ability to comply with its obligations under this Agreement and (b) contains provisions that are no less restrictive in any material respect to the counterparty (in comparison to the Affiliate of CALP party thereto), than those contained in the Confidentiality Agreement.
“Actions” has the meaning set forth in Section 4.6(a).
“Adverse Recommendation Change” has the meaning set forth in Section 7.4(e).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, however, that in no event shall a Portfolio Company of SSIC or CALP be deemed to be an “Affiliate” of SSIC or CALP, as applicable.

“Agreement” has the meaning set forth in the preamble to this Agreement.
“Alternative Acquisition Agreement” has the meaning set forth in Section 7.9(a).
“Anticorruption Laws” has the meaning set forth in Section 4.9(b).
“Anti-Money Laundering Requirements” has the meaning set forth in Section 4.12.
“Applicable Date” has the meaning set forth in Section 4.4(c).
“Assumed Obligations” has the meaning set forth in Section 2.1(c).
“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.2(a).
“Basket” has the meaning set forth in Section 10.2(d).
“BDC Election” has the meaning set forth in Section 4.23(c).
“Benefit Plans” has the meaning set forth in Section 4.18.
“Borrowers” means those Persons who constitute “borrowers” (or any similarly defined entity) under the Contributed Loan Documents or the SSIC Investments, as applicable.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Chicago, Illinois are authorized or required by applicable Law to close.
“Business Development Company” or “BDC” has the meaning set forth in Section 2(a)(48) of the Investment Company Act.
“Calculation Notice” has the meaning set forth in Section 3.2(b).
“CALP” has the meaning set forth in the preamble to this Agreement.
“CALP Auditor” has the meaning set forth in Section 7.4(f).
“CALP Certificate of Formation” means the certificate of formation of CALP, as amended and/or restated through the date hereof.
“CALP Disclosure Schedule” means that certain disclosure schedule delivered by CALP to SSIC concurrently with the execution of this Agreement.
“CALP LLC Agreement” means the limited liability company agreement of CALP, as amended and/or restated through the date hereof.
“CALP Loan Affiliate” means any Affiliate of CALP that (i) at any time had any direct right, title or interest to the Contributed Investment Assets, (ii) was the primary originator or servicer of any Contributed Loans, or (iii) serves, or at any time served, as administrative agent or in a similar capacity with respect to any Contributed Loans.
“Cap” has the meaning set forth in Section 10.2(c).
“Closing” has the meaning set forth in Section 3.1.
“Closing Cut-off Time” means 5:00 p.m., Central time on the second day (excluding Sundays and holidays) immediately prior to the Closing Date.
“Closing Date” has the meaning set forth in Section 3.1.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Competing Proposal” means, other than the Transactions, any inquiry, proposal, offer, or indication of interest (in each case whether or not in writing) made by any Person or group of Persons other than CALP or any of its Affiliates (including any inquiry, proposal, offer or indication of interest from any SSIC Stockholders) relating to, or that is reasonably expected to lead to (in one transaction or a series of transactions): (a) any merger, consolidation, stock acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving SSIC, pursuant to which any Person or group of Persons would beneficially own or control, directly or indirectly, twenty percent (20%) or more of any class or series of any equity or voting securities of SSIC or any resulting parent company of SSIC, (b) any sale, lease, license or other disposition, directly or indirectly, of assets or businesses or operations of SSIC representing twenty percent (20%) or more of the net revenues, net income, or assets of SSIC, other than dispositions of SSIC Investments in the ordinary course of business constituting no more than twenty-five (25%) or more of the net revenues, net income, or assets of SSIC, (c) any issuance or sale or other disposition of capital stock or other equity interests (including any interests exchangeable or convertible into capital stock or equity interests) representing twenty percent (20%) or more of any class of equity or voting securities of SSIC, (d) any tender offer, exchange offer or any other transaction or series of transactions that, if consummated, would result in any Person or group of Persons, directly or indirectly, beneficially owning or having the right to acquire beneficial ownership of capital stock or other equity interests representing twenty percent (20%) or more of any class of equity or voting securities of SSIC, (e) any transaction involving or contemplating a change in or removal of (including indirectly as a result of a change of control of) Silver Spike as SSIC’s investment adviser, however structured or (f) a combination of the foregoing.
“Confidentiality Agreement” has the meaning set forth in Section 7.3(c).
“Consent” means, (a) with respect to any matter other than a Contributed Investment Asset, any consent, approval, or authorization of a third Person, and (b) with respect to any Contributed Investment Asset, any consent, approval or authorization of the Borrower, the administrative agent, the issuer, any co-investor or other Person required to sell, assign, transfer, convey or deliver such Contributed Investment Asset to SSIC in the Transactions.
“Contract” means, in each case, whether written or oral, any contract, license, indenture, note, bond, loan, deed, mortgage, lease, commitment, agreement or other binding commitment, arrangement, understanding, document or instrument.
“Contributed Investment Assets” has the meaning set forth in Section 2.1(a).
“Contributed Investment Assets Fair Value” means the fair value of the Contributed Investment Assets as determined as of the Closing Cut-off Time (or the Cut-off Time, where specified herein) including the fair value of (a) the principal balance (including any capitalized payment-in-kind interest) of the Contributed Investment Assets, (b) accrued but unpaid interest (including accrued but uncapitalized payment-in-kind interest) on the Contributed Investment Assets, and (c) subject to the delivery by CALP to SSIC of reasonable supporting documentation with respect thereto no later than five (5) Business Days prior to the Closing Cut-off Time, penalties, fees, charges and other similar amounts accrued, in each case, on the Contributed Investment Assets, in each case, as of the Closing Cut-off Time (or the Cut-off Time, where specified herein), as determined in accordance with the Valuation Policies.
“Contributed Loans” means, collectively, the loans or other securities identified on the Contributed Loan Schedule (subject to update as described above).
“Contributed Loan Collateral” means the assets, properties or other collateral securing payment of outstanding obligations of Borrowers under the Contributed Loan Documents.
“Contributed Loan Documents” means the credit and financing agreements, guarantees, subordination agreements, Contributed Loan Notes, mortgages, deeds of trust, security agreements (including pledge and control agreements), financing statements, intercreditor agreements, assignment and participation agreements with respect to any loan that was acquired by CALP from an unaffiliated third party, and other similar instruments reflecting CALP’s ownership, economic or other rights with respect to the Contributed Loans or in which CALP has an interest in connection with the Contributed Loans.
“Contributed Loan Files” means credit and transaction files of CALP relating to the Contributed Loans, including Contributed Loan Documents, third party reports, operating statements, Borrower financial statements (including audited financial statements where available), budgets, recent borrowing base, compliance and advance certificates, servicing files, and all other similar documents to the extent related to the Contributed Loans.

“Contributed Loan Notes” means the original executed promissory notes (or copies, to the extent that only copies of such promissory notes are in CALP’s possession or control) issued to the order of CALP, or copies of a “master” note if no such note was issued to CALP or an allonge endorsing a note in favor of CALP, evidencing Indebtedness owing to CALP under a Contributed Loan.
“Contributed Loan Schedule” means Schedule 1.1 attached hereto, which identifies (i) each loan or other Indebtedness security to be acquired by SSIC from CALP at the Closing, (ii) the name of the Borrower of each such loan or security, (iii) the interest rate on each such loan or security, (iv) the maturity date of each such loan or security, (v) the outstanding unpaid principal amount of each such loan or security as of the Cut-off Time, (vi) the amount of accrued interest for each such loan or security as of the Cut-off Time, (vii) the amount of accrued but unpaid fees or other amounts (other than accrued interest) for each such loan or security as of the Cut-off Time, (viii) any undrawn commitments with respect to each such loan or security as of the Cut-off Time, (ix) identification of the level of priority for each loan, including which loans are senior in priority and loans that are junior in priority and (x) the Contributed Investment Assets Fair Value for each such loan or security as of the Cut-off Time; provided, however, that the Contributed Loan Schedule shall be updated in accordance with the provisions of Section 3.2 (and as applicable, the CALP Disclosure Schedules) in order to reflect changes to the information contained therein between the Cut-off Time and the Closing Cut-off Time.
“Cut-off Time” means 5:00 p.m., Central time, on January 1, 2024.
“D&O Indemnified Parties” has the meaning set forth in Section 7.5(a).
“Damages” has the meaning set forth in Section 10.2(a).
“Direct Claim” has the meaning set forth in Section 10.2(l).
“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.
“Effect” means any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts.
“Environmental Laws” means applicable Laws regulating, relating to or imposing liability or standards of conduct concerning the use, storage, handling, disposal or release of any hazardous substance.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Final Contributed Loan Schedule” has the meaning set forth in Section 3.2(a).
“FinCEN” has the meaning set forth in Section 4.12.
“GAAP” means United States generally accepted accounting principles consistently applied during the periods involved.
“Governmental Entity” means any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.
“Holdback Release Date” has the meaning set forth in Section 10.2(e).
“Holdback Shares” means a number of Purchased Shares equal to the lesser of (a) the quotient of (i) $10,000,000 divided by (ii) the SSIC NAV Per Share and (b) 3% of the total issued and outstanding SSIC Common Stock after giving effect to the Stock Issuance.
“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f).
“Insurance Policies” has the meaning set forth in Section 4.22.

“Intellectual Property” means (i) trademarks, trade names, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights, and (vi) any similar intellectual property or proprietary rights.
“Intervening Event” means any event, change or circumstance that, individually or in the aggregate, is material to SSIC that was not, or the magnitude or consequence of which was not, known to the SSIC Board or the Special Committee on the date of this Agreement (and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by any Party (or refrained from being taken by such Party) pursuant to, this Agreement), which event, change or circumstance, or the magnitude or any material consequence thereof, becomes known to the SSIC Board or the Special Committee prior to the receipt of the SSIC Stockholder Approvals; provided, that in no event shall either (a) the receipt, existence or terms of a Competing Proposal or any inquiry, proposal, offer or indication of interest that constitutes or would reasonably be expected to lead to a Competing Proposal (in each case, without reference to the percentage thresholds set forth in the definition of Competing Proposal), or any matter relating thereto or consequence thereof or (b) changes in Law in the cannabis industry after the date hereof, constitute an Intervening Event.
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.
“Investment Advisory Agreement” means the Investment Advisory Agreement between SSIC and Silver Spike as in effect on the date hereof.
“Investment Company Act” has the meaning set forth in the Recitals to this Agreement. “IRS” means the United States Internal Revenue Service.
“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by any Person or licensed or leased by any Person pursuant to written agreement (excluding any public networks).
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“knowledge” means (a) with respect to SSIC, the actual knowledge of each individual listed in Section 1.1(a) of the SSIC Disclosure Schedule, in each case after reasonable inquiry, (b) with respect to CALP, the actual knowledge of each individual listed in Section 1.1(a) of the CALP Disclosure Schedule, in each case after reasonable inquiry, and (c) with respect to Silver Spike, the actual knowledge of each individual listed in Section 1.1(a) of the Silver Spike Disclosure Schedule, in each case after reasonable inquiry.
“Law” means any federal, state, local, municipal, or foreign constitution, treaty, law (including the common law), statute, code, ordinance, rule, administrative interpretation, regulation, directive (including those of any SRO), judgment, order, writ, decree, agency requirement or any other enforceable requirement of any Governmental Entity.
“Liens” means any liens, covenants, pledges, charges, claims, mortgages, security interests and similar encumbrances.
“Loan Purchase” has the meaning set forth in Section 2.1(a).
“Marijuana Businesses” has the meaning set forth in Section 4.12.
“Maryland Courts” has the meaning set forth in Section 10.7.

“Material Adverse Effect” means any Effect that has a material adverse effect, individually or in the aggregate, (a) (x) with respect to SSIC or Silver Spike, on the business, condition (financial or otherwise), assets, liabilities or results of operations of SSIC or Silver Spike, as applicable, taken as a whole or (y) with respect to CALP, on the Contributed Investment Assets, taken as a whole; provided, however, that, in the case of each of clauses (x) and (y), any Effect resulting from or arising out of the following will not be taken into account in determining whether a Material Adverse Effect has occurred: (i) changes in general United States or global economic, regulatory or financial market conditions; (ii) general events, changes or circumstances in the cannabis industry, including changes in Law after the date hereof across such industry; (iii) with respect to SSIC, in and of itself, any change in the trading price or trading volume of SSIC Common Stock (it being understood that any Effect giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect to the extent not otherwise excluded by this definition); (iv) any adoption, implementation, promulgation, repeal, modification, amendment or other changes in Law or GAAP; (v) the negotiation, execution or public announcement of the Transactions; (vi) natural disasters or the outbreak of actual or threatened hostilities, terrorist attack (whether against a nation or otherwise), war, sabotage, cyber attacks, military actions, or any escalation or material worsening of any of the foregoing existing or underway as of the Closing; (vii) any failure, in and of itself, by SSIC, Silver Spike or CALP, as applicable, to meet any internal projections, forecasts, estimates or revenue or earnings predictions (it being understood that any Effect giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect to the extent not otherwise excluded by this definition); or (viii) (A) with respect to SSIC, any action expressly required by this Agreement, and (B) with respect to CALP, any action expressly required by this Agreement; provided, further, that if the Effects set forth in clauses (i), (ii) or (iv) have a disproportionate impact on SSIC, Silver Spike, or CALP, as applicable, relative to the other participants in the industry in which SSIC, Silver Spike, or CALP, as applicable, operates, such Effects may be taken into account in determining whether a Material Adverse Effect has occurred to the extent of such disproportionate impact, or (b) with respect to CALP or SSIC, on the ability of CALP or SSIC, as applicable, to perform its obligations under this Agreement or to consummate the Transactions.
“NASDAQ” means the Nasdaq Stock Market LLC.
“NASDAQ Rules” has the meaning set forth in Section 4.5(c).
“New Directors” means the new directors of SSIC as mutually agreed between the Parties.
“OFAC” has the meaning set forth in Section 4.6(d).
“Order” means any writ, judgment, settlement, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.
“Organizational Documents” means, with respect to a Person other than a natural person, as applicable, (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the certificate of formation and operating agreement of a limited liability company; (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any such Person; and (vi) any amendment to any of the foregoing.
“Outside Date” has the meaning set forth in Section 9.1(c).
“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.
“Permit” means any license, permit, waiver, variance, exemption, franchise, consent, approval, authorization, qualification, order, or other authorization issued, granted, given, or otherwise made under the authority of any Governmental Entity or pursuant to any applicable Law.
“Permitted Liens” means (i) Liens for Taxes and other statutory Liens securing payments not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the financial statements of such Person as of the date hereof in accordance with GAAP, (ii) easements, rights of way, and other similar encumbrances that do not materially impact the value of or materially affect the use of the leased real properties subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iii) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) carriers, warehousemen, mechanics, laborers or other similar Liens created by statute and incurred in the ordinary course of business for sums not yet due or that are being contested in good faith and by appropriate proceedings, (v) non-exclusive licenses or sublicenses of Intellectual Property granted in the ordinary course of business, (vi) Liens involving restrictions on transfer arising under federal or state securities Laws, or (vii) any other Liens which are, individually or in the aggregate, immaterial and which would not interfere materially with the ordinary course of business of such Person.
“Person” means an individual, corporation, partnership, limited liability company, association, joint venture, estate, trust, sole proprietorship, unincorporated organization, other entity, organization, group (as defined in Section 13(d) of the Exchange Act), or any other business entity or any Governmental Entity, including a government or political subdivision or an agency or instrumentality thereof.
“Personal Data” has the meaning set forth in Section 4.20.
“Portfolio Company” means (a) with respect to SSIC, any entity in which SSIC has made, makes or proposes to make a debt or equity investment that is or would be reflected in the Schedule of Investments included in SSIC’s quarterly or annual reports, including any Borrower under the SSIC Investments and (b) with respect to CALP, any entity in which CALP has made or makes (or otherwise holds) a debt investment that is or would be reflected in the Contributed Loan Schedule, including any Borrower under the Contributed Investment Assets.
“Prohibited Transfer” has the meaning set forth in Section 7.8(a).
“Proxy Statement” has the meaning set forth in Section 7.4(a).
“Purchased Shares” has the meaning set forth in Section 2.1(e).
“Registration Statement” has the meaning set forth in Section 7.4(a).
“Representative” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors, agents or representatives.
“Required CALP Financial Statements” has the meaning set forth in Section 7.4(f).
“Reserved Holdback Shares” has the meaning set forth in Section 10.2(e).
“Restriction Period” has the meaning set forth in Section 7.8(a).
“RIC” has the meaning set forth in Section 4.16(b).
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
“SDAT” has the meaning set forth in Section 4.1(a).
“SEC” has the meaning set forth in the Recitals to this Agreement.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Silver Spike” has the meaning set forth in the Preamble to this Agreement.
“Silver Spike Certificate” means a certificate, delivered concurrently with the execution of this Agreement, by the Chief Executive Officer of SSIC to CALP as to the accuracy of the statements set forth in Exhibit C hereto.
“Silver Spike Disclosure Schedule” means that certain disclosure schedule delivered by or on behalf of Silver Spike to CALP concurrently with the delivery of the Silver Spike Certificate.
“SRO” has the meaning set forth in Section 4.3.

“SSIC” has the meaning set forth in the preamble to this Agreement.
“SSIC Board” has the meaning set forth in the Recitals to this Agreement.
“SSIC Board Recommendation” has the meaning set forth in Section 4.14(a).
“SSIC Bylaws” means the amended and restated bylaws of SSIC, as amended and/or restated through the date hereof.
“SSIC Charter” means the charter of SSIC, as amended and/or restated through the date hereof.
“SSIC Common Stock” has the meaning set forth in the Recitals to this Agreement.
“SSIC Disclosure Schedule” means that certain disclosure schedule delivered by SSIC to CALP concurrently with the execution of this Agreement.
“SSIC Investments” has the meaning set forth in Section 4.8(a).
“SSIC Investments Documents” means the credit and financing agreements, guarantees, subordination agreements, SSIC Investments Notes, mortgages, deeds of trust, security agreements (including pledge and control agreements), financing statements, intercreditor agreements, assignment and participation agreements with respect to any loan that was acquired by SSIC from an unaffiliated third party, and other similar instruments reflecting SSIC’s ownership, economic or other rights with respect to the SSIC Investments or in which SSIC has an interest in connection with the SSIC Investments.
“SSIC Investments Files” means credit and transaction files of SSIC relating to the SSIC Investments, including SSIC Investments Documents, third party reports, operating statements, Borrower financial statements (including audited financial statements where available), budgets, recent borrowing base, compliance and advance certificates, servicing files, and all other similar documents to the extent related to the SSIC Investments.
“SSIC Investments Notes” means the original executed promissory notes (or copies, to the extent that only copies of such promissory notes are in SSIC’s possession or control) issued to the order of SSIC, or copies of a “master” note if no such note was issued to SSIC or an allonge endorsing a note in favor of SSIC, evidencing Indebtedness owing to SSIC under SSIC Investments.
“SSIC Material Contracts” has the meaning set forth in Section 4.17(a).
“SSIC NAV” means the net asset value of SSIC as determined as of the Closing Cut-off Time, as determined in accordance with the Valuation Policies.
“SSIC NAV Per Share” means the SSIC NAV divided by the number of outstanding shares of SSIC Common Stock as of the Closing Cut-off Time.
“SSIC SEC Reports” has the meaning set forth in Section 4.13(a). “SSIC Securities” has the meaning set forth in Section 4.15.
“SSIC Stockholder Approvals” has the meaning set forth in Section 7.4(c).
“SSIC Stockholder Approval Requirements” has the meaning set forth in Section 4.14(c).
“SSIC Stockholder Meeting” has the meaning set forth in Section 4.14(a).
“SSIC Stockholders” has the meaning set forth in the Recitals to this Agreement.
“SSIC Termination Fee” has the meaning set forth in Section 9.3(a).
“Stock Issuance” has the meaning set forth in Section 2.1(e).
“Subsidiary”, when used with respect to a Party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, whose securities or other interests having the power to elect a majority of the relevant entity’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of the relevant entity, are held by the specified Party or by one or more other Subsidiaries of such Party or by such Party and one or more other Subsidiaries of such Party; provided, however, that in no event shall a Portfolio Company of SSIC or CALP shall be deemed to be a “Subsidiary” of SSIC or CALP, as applicable.

“Superior Proposal” means a bona fide written Competing Proposal made after the date of this Agreement (provided, however, that for purposes of this definition, references to twenty percent (20%) in the definition of “Competing Proposal” shall be deemed to be references to seventy percent (70%)) that did not result from a breach of Section 7.9 that the SSIC Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its outside financial and outside legal advisors to be more favorable to the SSIC Stockholders from a financial point of view than the Transactions taking into account at the time of determination all relevant circumstances as the SSIC Board considers to be appropriate, including, among other things, the timing, likelihood of consummation, all legal, financial, financing, regulatory and other aspects or conditions of such Competing Proposal and the Person making the Competing Proposal and of this Agreement and any proposed amendments to the terms of this Agreement made or proposed in writing by CALP in response to such Competing Proposal pursuant to Section 7.9(d).
“Takeover Statute” has the meaning set forth in Section 4.21.
“Tax” or “Taxes” means (i) all U.S. federal, state, local, foreign and other net income, excise, gross receipts, gross income, estimated, alternative minimum, add-on minimum, ad valorem, profits, lease, service, service use, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, and (ii) any liability for the payment of any amount described in clause (i) above of another Person as a result of any transferee or secondary liability or any liability assumed by Contract, Law, or otherwise.
“Tax Return” means any report, return, notice, statement, form, claim for refund, or other similar tax document or information return (including any schedules, attachments, or amendments) filed or required to be filed with any Governmental Entity, with respect to the determination, assessment, or collection of any Taxes or the administration of any Laws, regulations, or administrative requirements related to Taxes.
“Third Party” means a third party (or group of Persons) not affiliated with SSIC, Silver Spike, or CALP.
“Third Party Claim” has the meaning set forth in Section 10.2(f).
“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.
“Transactions” means the transactions contemplated by this Agreement, including the Stock Issuance and the Loan Purchase.
“Transaction Documents” means this Agreement, the 12(d)(1)(E) Agreement, and all other agreements, instruments and documents to be executed by SSIC and CALP in connection with the Transactions.
“Transfer Restrictions” has the meaning set forth in Section 7.8(a).
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Valuation Policies” means the valuation policies and procedures of SSIC set forth on Section 1.1(b) of the SSIC Disclosure Schedule.
“Withheld Party” has the meaning set forth in Section 3.3.
“Withholding Party” has the meaning set forth in Section 3.3.
ARTICLE II
TRANSACTIONS
2.1 Loan Purchase.
(a) Contributed Investment Assets. On the terms and subject to the conditions of this Agreement, at the Closing, CALP shall sell, transfer, assign, convey and deliver to SSIC, free and clear of all Liens (but subject to the terms of the Contributed Loan Documents and restrictions on transfer arising under applicable Law), and SSIC shall purchase, accept, assume, and acquire (the “Loan Purchase”) from CALP, all of CALP’s right, title and interest in, to and under the following, wherever located (collectively, the “Contributed Investment Assets”):
(i) each Contributed Loan, including, to the extent permitted to be assigned under applicable Law, all claims, suits, guaranties, warranties, indemnities, causes of action and any other right of or in favor of CALP under the Contributed Loan Documents against any Person, whether known or unknown, arising under or in connection with the Contributed Loan Documents or in any way based on or related to any of the foregoing;
(ii) all amounts received by CALP after the Closing Cut-off Time, arising under or in connection with the Contributed Loan Documents;
(iii) the Contributed Loan Documents relating to each Contributed Loan;
(iv) the Contributed Loan Collateral relating to each Contributed Loan; and
(v) the Contributed Loan Files relating to each Contributed Loan.
(b) Excluded Assets. Notwithstanding anything in Section 2.1(a) to the contrary, the Contributed Investment Assets shall exclude, and SSIC shall have no right, title or interest in, to or under, the following assets, properties or rights of CALP (the “Excluded Assets”):
(i) all amounts received by CALP on or prior to the Closing Cut-off Time, arising under or in connection with the Contributed Loan Documents;
(ii) all rights of CALP under the Contributed Loan Documents or any Contributed Loan to indemnification, contribution, or similar rights for or in respect of any Excluded Liabilities;
(iii) all refunds for Taxes or other Tax assets of or relating to (A) the Contributed Investment Assets or Assumed Obligations attributable to the period (or portion thereof) ending on or prior to the Closing Cut-off Time and (B) any Excluded Asset or Excluded Liability for any period; and
(iv) all other rights of CALP under the Contributed Loan Documents or any Contributed Loan in respect of any period (or portion thereof) on or prior to the Closing Cut-off Time (other than rights to receive payments thereon from the applicable Borrowers after the Closing Cut-off Time, including all amounts to the extent taken into account in the calculation of the Contributed Investment Assets Fair Value in respect of any period (or portion thereof) on or prior to the Closing Cut-off Time, but excluding all amounts to the extent not taken into account in the calculation of the Contributed Investment Assets Fair Value in respect of any period (or portion thereof) on or prior to the Closing Cut-off Time).
(c) Assumed Obligations. At the Closing, SSIC shall assume, and pay, perform and discharge, only the following liabilities and obligations with respect to the Contributed Investment Assets under the Contributed Loan Documents (collectively, the “Assumed Obligations”):
(i) all obligations of CALP under the Contributed Loan Documents for the Contributed Investment Assets in respect of any period (or portion thereof) beginning after the Closing Cut-off Time; and
(ii) any Taxes with respect to such Contributed Investment Assets or the income derived therefrom attributable solely to any period (or portion thereof) beginning after the Closing Cut-off Time.
(d) Excluded Liabilities. Notwithstanding anything in Section 2.1(c) to the contrary, CALP shall retain, and shall be solely responsible for paying, performing and discharging when due (and SSIC shall not assume, or have any responsibility for), all liabilities of CALP other than the Assumed Obligations (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(i) any liabilities arising out of, relating to or otherwise in respect of the Contributed Investment Assets to the extent such liabilities relate to the period (or portion thereof) on or prior to the Closing

Cut-off Time, including any liabilities arising out of, relating to or otherwise in respect of the origination, processing, underwriting, funding, closing or servicing of the Contributed Investment Assets on or prior to the Closing Cut- off Time; and
(ii) any Taxes with respect to such Contributed Investment Assets or the income derived therefrom attributable solely to any period (or portion thereof) ending on or prior to the Closing Cut-off Time.
(e) Stock Issuance. On the terms and subject to the conditions of this Agreement, at the Closing, in consideration of the sale and transfer by CALP of the Contributed Investment Assets, CALP shall purchase, accept and acquire from SSIC, and SSIC shall issue, sell, and deliver to CALP, a number of newly issued shares of SSIC Common Stock equal to (a) the Contributed Investment Assets Fair Value, divided by (b) the SSIC NAV Per Share. The issuance of the SSIC Common Stock, and the shares of the SSIC Common Stock to be issued, are referred to herein as the “Stock Issuance” and the “Purchased Shares”, respectively.
ARTICLE III
CLOSING; CLOSING DELIVERIES
3.1 Closing. The closing of the Transactions (the “Closing”) shall take place remotely by exchange of electronic documents and counterparts on the next Business Day after the satisfaction or (subject to applicable Law) waiver of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), unless the Parties otherwise agree in writing on another place, date or time. The date on which the Closing occurs is referred to herein as the “Closing Date”.
3.2 Update of Contributed Loan Schedule and Contributed Investment Assets Fair Value; SSIC NAV Calculation.
(a) As of the Closing Cut-off Time, the Contributed Loan Schedule shall be updated by SSIC and CALP in good faith, as necessary to reflect changes to the information contained therein between the Cut-off Time and Closing Cut-off Time (the “Final Contributed Loan Schedule”). Notwithstanding anything to the contrary in this Agreement (but without limitation of the provisions set forth in the CALP Disclosure Schedule), if the Parties agree in writing, anytime between the date of this Agreement and the effectiveness of the Registration Statement, to add loans or other Indebtedness securities to the Contributed Loan Schedule, such loans or other Indebtedness securities will be deemed Contributed Loans as of the date the Parties so agree in writing to the additional Contributed Loans and to the related revised Contributed Loan Schedule (and all representations, warranties, covenants and agreements in this Agreement with respect to Contributed Loans will, with respect to such additional Contributed Loans, be deemed to be given, apply and be given effect for all purposes of this Agreement, including the CALP Disclosure Schedule, with respect to Articles V, VIII and IX, and otherwise, as of such date of addition).
(b) From and after the date hereof until the Closing Cut-off Time, the Parties shall engage in good faith discussions regarding the amounts taken into account under the calculation of the Contributed Investment Assets Fair Value, and (i) CALP will provide SSIC and its Representatives information that would reasonably be expected to have a material effect on the Contributed Investment Assets Fair Value and (ii) SSIC will provide CALP and its Representatives information that would reasonably be expected to have a material effect on the SSIC NAV. Promptly, and in any event within 24 hours following the Closing Cut-off Time, SSIC shall deliver to CALP a certificate of the Chief Executive Officer or the Chief Financial Officer of SSIC setting forth its good faith calculation (which shall have been reviewed by the SSIC Board, including the Special Committee) of the Contributed Investment Assets Fair Value and the SSIC NAV prepared in accordance with the Valuation Policies, together with reasonable supporting documentation for such calculation (the “Calculation Notice”). CALP will provide SSIC and its Representatives during normal business hours access reasonably requested by SSIC to the work papers and other books and records and Representatives of CALP and its Affiliates for purposes of assisting SSIC and its Representatives in their preparation of the calculation of the Contributed Investment Assets Fair Value as set forth in the Calculation Notice.
(c) SSIC will provide CALP and its Representatives during normal business hours access reasonably requested by CALP to the work papers and other books and records and Representatives of SSIC and its Affiliates for purposes of assisting CALP and its Representatives in their review of the calculation of the

Contributed Investment Assets Fair Value and SSIC NAV as set forth in the Calculation Notice (including prior to the time such Calculation Notice is provided). To the extent that CALP does not agree with the calculation of the SSIC NAV or the Contributed Investment Assets Fair Value presented by SSIC and set forth in the Calculation Notice, the Parties shall negotiate in good faith to agree upon the calculation of the SSIC NAV or the Contributed Investment Assets Fair Value, as applicable, prior to Closing. Subject to Section 3.2(f), the Final Contributed Loan Schedule, as so updated as of the Closing Cut-off Time and as agreed to by the Parties shall be used for purposes of calculating the Contributed Investment Assets Fair Value, and the SSIC NAV, as so updated as of the Closing Cut-off Time and as agreed to by the Parties shall be used for purposes of calculating the SSIC NAV Per Share.
(d) In the event that, notwithstanding the Parties’ compliance with their obligations under Section 7.1(a), a Third Party Consent required under a Contributed Loan Document for the sale, transfer, assignment, conveyance and delivery to SSIC of the applicable Contributed Loan has not been obtained five (5) Business Days prior to the Closing Date, then (a) notwithstanding anything to the contrary herein, including Section 2.1(a), the applicable Contributed Loan, Contributed Loan Documents, Contributed Loan Collateral and Contributed Loan Files (and in each case any and all rights in each case in relation thereto) shall not constitute Contributed Investment Assets for any purposes of this Agreement, (b) such Contributed Loan shall be excluded from the calculation of Contributed Investment Assets Fair Value and (c) the Final Contributed Loan Schedule shall be updated accordingly pursuant to Section 3.2(a); provided that CALP shall notify SSIC as soon as reasonably practicable if CALP has been notified by the applicable Third Party that such Third Party will not provide a Third Party Consent required under a Contributed Loan Document.
(e) Except as may be mutually agreed by the Parties in writing, the value of each SSIC Investment and Contributed Investment Asset that is used in connection with the computations made by SSIC pursuant to this Section 3.2 will be determined in accordance with the Valuation Policies, and the value of all assets owned by SSIC other than SSIC Investments that are used in connection with the computations made by SSIC pursuant to this Section 3.2 will be determined in accordance with GAAP. In making the calculations and applying the Valuation Policies pursuant to this Section 3.2, SSIC will use the same methodologies, and apply the same categories of adjustments to net asset value or fair value, as applicable, used in preparing these calculations as of the Cut-off Time, and unless the Parties otherwise agree in writing, no exceptions thereto will be permitted in making such calculations. Except as may be mutually agreed by the Parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the SSIC Board.
(f) In the event the Closing is subsequently materially delayed, SSIC shall update the calculations specified above mutatis mutandis using the new expected Closing Date as the reference for calculation of the Closing Cut-off Time and to the extent there is any disagreement thereof, the Parties shall negotiate in good faith to agree on such calculations consistent with Section 3.2(c).
3.3 Withholding. SSIC (the “Withholding Party”) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person (the “Withheld Party”) pursuant to this Agreement such amounts as the Withholding Party is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or non-U.S. Tax law, provided that the Withholding Party shall be obligated to promptly remit such withheld amount to the appropriate Governmental Entity. If the Withholding Party so withholds and remits such amounts to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Withheld Party in respect of which the Withholding Party made such deduction, withholding, and remittance. If the Withholding Party intends to deduct or withhold from the consideration otherwise payable to a Withheld Party pursuant to this Section 3.3, the Withholding Party shall provide at least three (3) Business Days advance notice of its intent to withhold such amounts and use commercially reasonable efforts to cooperate with the Withheld Party to mitigate, reduce, or eliminate such deduction or withholding.

3.4 Closing Deliveries. At the Closing,
(a) CALP shall deliver, or cause its Affiliates or Representatives to deliver, to SSIC, in each case, whether maintained in electronic or physical form, as applicable:
(i) a counterpart of each assignment and assumption agreement (or similar assignment documentation as may be required under the applicable Contributed Loan Documents) relating to a Contributed Investment Asset, duly executed on behalf of CALP (or its applicable Affiliate);
(ii) the Contributed Loan Notes with respect to such Contributed Loans, duly endorsed in the name of SSIC or accompanied by note powers duly endorsed in blank;
(iii) the Contributed Loan Documents in the possession or control of CALP or its Affiliates;
(iv) the Contributed Loan Files in the possession or control of CALP or its Affiliates;
(v) a certificate signed by an officer, member or manager of CALP as required to be delivered under Sections 8.3(a), 8.3(b) and 8.3(c);
(vi) an IRS Form W-9 or other certification of non-foreign status that complies with the requirements of Code Section 1445 and Treasury Regulation Section 1.1445-2(b), in form and substance reasonably satisfactory to SSIC;
(vii) a counterpart to the 12(d)(1)(E) Agreement, duly executed by CALP; and
(viii) evidence of the termination of any Contracts existing as of the date of this Agreement that subordinate, purport to subordinate or have the substantive effect of subordinating CALP’s rights to payments in respect of any Contributed Investment Asset to any Indebtedness or other claims or any Lien supporting any other Indebtedness or other claims owed to any Affiliate of CALP, including all subordinations as set forth in Section 5.8(j) of the CALP Disclosure Schedule, in form and substance reasonably satisfactory to SSIC.
For the avoidance of doubt, (A) with respect to any accrued interest payments and/or other payments that are Excluded Assets under Section 2.1(b)(i), such amounts shall not be taken into account in the calculation of the Contributed Investment Assets Fair Value, and CALP shall be entitled to any such payments, and (B) with respect to any accrued interest payments and/or other payments that are Contributed Investment Assets under Section 2.1(a)(ii), whether relating to periods that begin or end on, prior to, or after, the Closing Cut-off Time, such amounts shall be taken into account in the calculation of the Contributed Investment Assets Fair Value, and SSIC shall be entitled to any such payments. After the Closing, (i) if SSIC receives any payments that under the terms of this Agreement are for the account of CALP, SSIC shall promptly wire or otherwise transfer such amounts to an account designated in writing by CALP and (ii) if CALP receives any payments that under the terms of this Agreement are for the account of SSIC, CALP shall promptly wire or otherwise transfer such amounts to an account designated in writing by SSIC.
(b) SSIC shall deliver, or cause its Affiliates or Representatives to deliver, to CALP, in each case, whether maintained in electronic or physical form, as applicable:
(i) a counterpart of each assignment and assumption agreement (or similar assignment documentation as may be required under the applicable Contributed Loan Documents) relating to a Contributed Investment Asset, duly executed on behalf of SSIC;
(ii) the Purchased Shares, delivered in book entry form on the records of SSIC’s transfer agent, free and clear of all Liens, other than Liens under the Organizational Documents of SSIC that are set forth in Section 3.4(b)(ii) of the SSIC Disclosure Schedule, if any, and restrictions on transfer under federal and state securities Laws, if any;
(iii) a certificate signed by the Chief Executive Officer or the Chief Financial Officer of SSIC as required to be delivered under Sections 8.2(a), 8.2(b) and 8.2(c);
(iv) a certificate signed by the manager of Silver Spike as required to be delivered under Sections 8.2(c) and 8.2(d); and
(v) a counterpart to the 12(d)(1)(E) Agreement, duly executed by SSIC.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SSIC
Except (i) as disclosed in the particular Section or subsection of the SSIC Disclosure Schedule corresponding thereto (it being understood and agreed that (a) the disclosure of any items set forth in one Section or subsection of the SSIC Disclosure Schedule also shall be deemed to apply to each other Section and subsection of this Agreement to the extent that the applicability of such disclosed item in the SSIC Disclosure Schedule to such other Section or subsection is reasonably apparent on its face from the text of such disclosure as to matters and items that are the subject of the corresponding representation or warranty in this Agreement, and (b) the absence of a reference to a section or subsection of the SSIC Disclosure Schedule in Article IV below shall not derogate from the presence of such section or subsection of the SSIC Disclosure Schedule and the contents thereof) and (ii) other than with respect to Sections 4.1, 4.2(a)-(b), 4.3, 4.14, and 4.15, as disclosed in the SSIC SEC Reports filed with (or furnished to) the SEC by SSIC on or after December 31, 2022 (the “Disclosed Reports”) and no later than three (3) Business Days prior to the date of this Agreement to the extent publicly available on EDGAR and to the extent it is reasonably apparent on its face from the text of such disclosure that such disclosure set forth in such SSIC SEC Reports would qualify the representations and warranties contained herein (but, in each case, excluding (x) any exhibits thereto and (y) any disclosures under the heading “Risk Factors” or disclosures in any “forward-looking statements” legend or other cautionary, predictive or forward-looking disclosures contained therein), SSIC hereby represents and warrants to CALP as follows:
4.1 Organization; Qualification.
(a) SSIC is a corporation duly incorporated and validly existing under the Laws of the State of Maryland, and is in good standing with the State Department of Assessments and Taxation of Maryland (the “SDAT”) under the Laws of the State of Maryland. SSIC has the requisite corporate power and corporate authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.
(b) SSIC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SSIC.
(c) SSIC has no, and has never had any, Subsidiaries.
(d) SSIC has prior to the date hereof furnished to CALP or publicly filed in the Disclosed Reports (including by incorporation by reference) true, complete and correct copies of all of its Organizational Documents (including the SSIC Charter and SSIC Bylaws). Such Organizational Documents are in full force and effect. SSIC is not in violation of any of the provisions of SSIC’s Organizational Documents (including the SSIC Charter and SSIC Bylaws).
(e) All dividends or distributions on any of the SSIC Securities that have been declared or authorized prior to the date hereof have been paid in full.
4.2 Authority; No Violation; Compliance with Law.
(a) SSIC has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and (subject to obtaining the SSIC Stockholder Approvals) to consummate the Transactions. The execution, delivery and performance by SSIC of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation by SSIC of the Transactions, have been duly and validly authorized by all necessary corporate action by SSIC, and except for the SSIC Stockholder Approvals, no other corporate action or proceeding on the part of SSIC is necessary to authorize the execution, delivery and performance by SSIC of this Agreement or the other Transaction Documents to which it is or will be a party and the consummation by SSIC of the Transactions. This Agreement has been (and the other Transaction Documents to which it is or will be a party have been or will be) duly and validly executed and delivered by SSIC and (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of SSIC, enforceable against SSIC in accordance with their terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”).
(b) Neither the execution and delivery by SSIC of this Agreement or the Transaction Documents to which it is or will be a party, nor the consummation by SSIC of the Transactions, nor performance by SSIC of this Agreement or the Transaction Documents to which it is or will be a party, will (i) violate any provision of the SSIC Organizational Documents, or (ii) assuming that the Consents and filings referred to in Section 4.3 are duly obtained and/or made, (A) violate any Law applicable to SSIC or by which any property or asset of SSIC is bound or affected, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or require the Consent of, notice to or filing with any third Person under any of the terms, conditions or provisions of any Permit, Contract or other obligation to which SSIC is a party or by which any of its properties or assets are bound, or result in the creation of a Lien, other than a Permitted Lien, upon any property or asset of SSIC, other than, in the cases of clause (ii), as would not, individually or in the aggregate, reasonably be expected to be material to SSIC.
(c) SSIC has complied with each, is not in default in any respect under any, and to the knowledge of SSIC is not under investigation with respect to any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability of SSIC or materially impede the business of SSIC. SSIC has not received any written or, to SSIC’s knowledge, oral notification from a Governmental Entity of any non-compliance with applicable Law, which non-compliance would result in, or reasonably be expected to result in, a material liability of SSIC or materially impede the business of SSIC.
(d) SSIC is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its filings with the SEC and applicable Laws, if any and as amended from time to time, other than any non-compliance that would not, individually or in the aggregate, result in, or reasonably be expected to result in a material liability of SSIC or materially impede the business of SSIC.
4.3 Governmental Consents and Approvals. Except for (i) the filing with the SEC of the Registration Statement (including the Proxy Statement included therein relating to the SSIC Stockholder Meeting) and the declaration of the effectiveness thereof, (ii) any notices, Consents, filings or exemptions in connection with compliance with the NASDAQ Rules (including approval of NASDAQ of the listing of the Purchased Shares), or the rules and regulations of any other applicable self-regulatory organization (“SRO”) listed on Section 4.3 of the SSIC Disclosure Schedule, (iii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the Transactions and (iv) compliance with the Securities Act, Exchange Act, the Investment Company Act, and the rules and regulations promulgated thereunder, no other Consents or exemptions from, or notices to, or filings with, any Governmental Entity are required to be obtained by SSIC in connection with the execution, delivery and performance by SSIC of this Agreement or the Transaction Documents or the consummation by SSIC of the Transactions, in each case other than any such Consents, notices, registrations, exemptions, filings or approvals, the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SSIC.
4.4 Financial Statements.
(a) All of the audited financial statements and unaudited interim financial statements of SSIC included or incorporated by reference in the SSIC SEC Reports (including the related notes, where applicable) (i) have been prepared from the books and records of SSIC, (ii) fairly present in all material respects the financial position, results of operations, changes in net assets, and cash flows of SSIC for the respective fiscal periods or as of the respective dates therein set forth (except that the unaudited interim financial statements may not contain notes and are subject to recurring year-end audit adjustments immaterial in nature and amount), (iii) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto or, in the case of unaudited interim financial statements, as permitted by the SEC. BDO USA, LLP has not resigned, threatened resignation or been dismissed as SSIC’s independent public accountant as a result of or in connection with any disagreements with SSIC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) SSIC has no liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise that would be required to be reflected on a balance sheet of SSIC prepared in accordance with GAAP, except for: (i) liabilities as and to the extent reflected or reserved against in the SSIC balance sheet as of September 30, 2023 included in SSIC’s quarterly report on Form 10-Q filed with the SEC on November 9, 2023, including all related notes or schedules thereto; (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2023 or in connection with the Transactions contemplated hereby; and (iii) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SSIC.
(c) Since February 4, 2022 (the “Applicable Date”), SSIC has not, and to the knowledge of SSIC, any director, officer, auditor, accountant or Representative of SSIC has not received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SSIC or its internal accounting controls, including any complaint, allegation, assertion or claim that SSIC has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a- 15(f) and 15d-15(f) of the Exchange Act).
4.5 Absence of Certain Changes or Events. Since December 31, 2022 through the date of this Agreement, (a) except in connection with the execution and delivery of this Agreement, the business of SSIC has been conducted in the ordinary course of business consistent with past practice, (b)(i) SSIC has not suffered a Material Adverse Effect that is continuing, (ii) there has been no Effect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SSIC and (c) SSIC has not taken any action that, if taken after the date of this Agreement, would have constituted a breach of Section 6.1 or Section 6.2.
4.6 Legal Proceedings; Permits; Sanctions.
(a) SSIC is not a party to any, and there are no pending or, to SSIC’s knowledge, threatened, any legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations (“Actions”) of any nature against SSIC or that involves any of its assets, including the SSIC Investments, or against any present or, to the knowledge of SSIC, former officer or director of SSIC or by any Governmental Entity or arbitrator, that, if determined or resolved adversely, would reasonably be expected to be, individually or in the aggregate, material to the SSIC Investments or result in, individually or in the aggregate, a material liability of SSIC or materially impede the business of SSIC. To SSIC’s knowledge, as of the date hereof, there is no basis for any such Action that, if determined or resolved adversely, would reasonably be expected to be, individually or in the aggregate, material to the SSIC Investments or result in, individually or in the aggregate, a material liability of SSIC or materially impede the business of SSIC.
(b) There is no Order, rule, or regulatory restriction (other than those regulatory restrictions of general application that apply to similarly situated companies) outstanding against or involving SSIC or the assets of SSIC that has resulted in, or would reasonably be expected to result in, (i) a material liability of SSIC (ii) a material impediment to the business of SSIC or (iii) a material impairment of the ability of SSIC to perform its obligations under this Agreement or the other Transaction Documents to which it is or will be a party, or to consummate the Transactions.
(c) Section 4.6(c) of the SSIC Disclosure Schedule contains a complete and accurate list of each material Permit that is held by SSIC and that is used by SSIC to operate its business in all material respects as currently conducted. Each Permit listed or required to be listed in Section 4.6(c) of the SSIC Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 4.6(c) of the SSIC Disclosure Schedule (i) SSIC is, and at all times has been, in compliance in all material respects with the terms and requirements of each Permit identified or required to be identified in Section 4.6(c) of the SSIC Disclosure Schedule, and (ii) SSIC has not received any written, or to SSIC’s knowledge, oral, notice or other written, or to SSIC’s knowledge, oral, communication from any Governmental Entity or any other Person regarding (A) any actual, alleged or potential material violation of or failure to comply with any material term or requirement of any material Permit, or (B) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination of, or material modification to any material Permit. The Permits listed in Section 4.6(c) of the SSIC Disclosure Schedule collectively constitute all of the Permits necessary to permit SSIC to lawfully conduct and operate its business in all respects in the manner it currently conducts and operates such business and to permit SSIC to own, lease or use its assets in the manner in which it currently owns, leases or uses such assets, except for such Permits as would not, individually or in the aggregate, be material to SSIC.
(d) None of SSIC or, to SSIC’s knowledge, the directors, officers, Affiliates, or agents of SSIC is currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, and including, without limitation, the designation as a “specially designated national” or “blocked person”); and SSIC has not made, lent, contributed or otherwise made available any payments to any Person (i) for the purpose of financing the activities of any Person that at the time of such financing was the subject or target of any U.S. sanctions administered by OFAC, (ii) to fund or facilitate any activities of or business in any country or territory that is itself the subject or target of applicable sanctions Laws in violation of applicable Law or (iii) in any other manner that will result in a violation by any Person of applicable sanctions Laws. SSIC has not knowingly engaged in, nor is it now knowingly engaged in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of applicable sanctions Laws or with any country or territory that is itself the subject or target of applicable sanctions Laws, except as permitted by applicable Law. As used herein, the phrase “subject or target of applicable sanctions Laws” includes, without limitation, individuals or entities that: (1) are or have been listed on OFAC’s Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, the U.S. Department of Commerce Denied Parties List or Entity List, or any similar restrictive list of sanctioned Persons promulgated pursuant to any U.S. sanctions Laws; or (2) as applicable under relevant sanction Laws, to SSIC’s knowledge, are or have been fifty percent (50%) or more owned or controlled, directly or indirectly, individually or in the aggregate, by any Person or Persons that is or are the subject or target of applicable sanctions Laws.
4.7 Regulatory Matters. SSIC is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any SRO or Governmental Entity that currently restricts in any material respect the conduct of its business, or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, in each case other than those of general application that apply to similarly situated BDCs, nor has SSIC been advised in writing by any SRO or Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing. Except for normal examinations of SSIC conducted by a SRO or Governmental Entity in the ordinary course of the business, no SRO or Governmental Entity has initiated any proceeding, enforcement action or, to the knowledge of SSIC, investigation into the business, disclosures or operations of SSIC. There is no unresolved, or, to SSIC’s knowledge, threatened comment or stop order by any SRO or Governmental Entity with respect to any report or statement relating to any examinations or inspections of SSIC.
4.8 SSIC Investments.
(a) SSIC is the sole legal and beneficial owner and holder and has all legal and beneficial interest in and to all Indebtedness owed to it and other financial investment assets (including any evidence of Indebtedness) owned or purported to be owned by it (including any of the foregoing held by SSIC of any Portfolio Company) (the “SSIC Investments”), and, to the extent applicable to the SSIC Investments, has good and valid title to the SSIC Investments, in each case, free and clear of any Liens, except (i) for those Liens or restrictions arising under the Organizational Documents of the issuers of such securities or Liens under the applicable loan or similar Contracts with respect to such SSIC Investments, (ii) for those Liens involving restrictions on transfer arising under applicable federal or state securities Laws, or (iii) for Liens which individually or in the aggregate are immaterial with respect to the value, ownership or transferability of such SSIC Investments. No SSIC Investment is subject to a participation or other participating or other interest of any nature whatsoever pursuant to which SSIC has participated its interests (or sold a participating or other interest) in such SSIC Investment, and there are no outstanding Contracts or rights to purchase or otherwise acquire any of the SSIC Investments.
(b) To SSIC’s knowledge, each SSIC Investment that is required to be executed by the applicable Borrower has been duly authorized, executed and delivered by the applicable Borrower, and is the legal, valid and binding obligation of such Person, enforceable in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception. To SSIC’s knowledge, there are no Actions pending in which any of SSIC’s Portfolio Companies has (i) filed, or consented (by answer or otherwise) to the filing against it, of a petition for relief under any bankruptcy or insolvency Law of any jurisdiction, (ii) made an assignment for the benefit of its creditors, (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other judicial officer with similar power over itself or any substantial part of its property, (iv) been adjudicated by a court to be insolvent, or (v) taken any action for the purpose of authorizing any of the foregoing. SSIC is not in breach pursuant to the terms, conditions or provisions of any SSIC Investments Documents, and, to SSIC’s knowledge, as of the date hereof, there is no “event of default” (as such term or a substantially equivalent term is defined in the applicable SSIC Investments Documents in respect of such SSIC Investment) of any Portfolio Company pursuant to the terms, conditions or provisions of, any SSIC Investments Documents; SSIC is not a “defaulting lender” (or like term) under any SSIC Investment and as of the date hereof SSIC has not received written notice of any “event of default” (as such term or a substantially equivalent term is defined in the applicable SSIC Investments Documents in respect of such SSIC Investment) under any SSIC Investment that is continuing. Neither SSIC nor any of its Affiliates is listed as a “disqualified institution” (or like term) in respect of any SSIC Investment. No event or condition has occurred that constitutes or, after notice or lapse of time or both, will constitute, a material breach, violation or default on the part of SSIC or, as of the date hereof, to SSIC’s knowledge, any other party thereto under any SSIC Investment. None of the collateral securing any SSIC Investment is subject to any pending bankruptcy or foreclosure proceeding as of the date hereof.
(c) To the extent SSIC’s rights under the SSIC Investments are secured by a security interest in favor of SSIC or the agent for the lenders under the applicable SSIC Investment, as applicable, over the applicable collateral, such security interest is valid.
(d) No fraud or material misrepresentation has been committed by SSIC or any Affiliate thereof or, to the knowledge of SSIC, by any other Person, including, without limitation, any Borrower or any appraiser in connection with (i) the solicitation, origination or servicing of the SSIC Investments or (ii) the determination of the value of the related SSIC Investment.
(e) Each SSIC Investment complies in all material respects, and did comply as of the date on which it was originated, with applicable Laws. The origination, servicing and collection practices used by SSIC or, to the knowledge of SSIC, any other Person, with respect to the SSIC Investments have been in all material respects in compliance with applicable Law. SSIC and its Affiliates or, to the knowledge of SSIC, any other Person, have complied in all material respects with (and have not received written notice of any violation of) any and all requirements of any federal, state or local Law (including their origination, purchase, funding and servicing and any collection practices in connection therewith). No SSIC Investment is for primarily personal, consumer, family or household purposes and all SSIC Investments are for business purposes, as defined in the Truth in Lending Act of 1968, as amended, and Regulation Z.
(f) There are no pending or, to SSIC’s knowledge, threatened, Actions of any nature that involves any of the SSIC Investments that, if determined or resolved adversely, would reasonably be expected to be, individually or in the aggregate, material to the SSIC Investments or result in, individually or in the aggregate, a material liability of SSIC or materially impede the business of SSIC. To SSIC’s knowledge, as of the date hereof, there is no basis for any such Action that, if determined or resolved adversely, would reasonably be expected to be, individually or in the aggregate, material to the SSIC Investments or to result in, individually or in the aggregate, a material liability of SSIC or materially impede the business of SSIC.
(g) The obligations of each of SSIC’s Portfolio Companies with respect to the applicable SSIC Investment are not subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the operation of any of the terms of any of such SSIC Investment or the exercise of any right thereunder, will not render such SSIC Investment unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and SSIC has not received written notice of the assertion of any such right of rescission, setoff, counterclaim or defense asserted with respect thereto.
(h) Each SSIC Investment, to the extent originated by SSIC, was originated in conformance with the investment guidelines of SSIC in effect at the time of origination without regard to any investment discretion. Since the origination date of each such SSIC Investments, (a) the material terms of the SSIC Investments Documents have not been modified, altered, satisfied, canceled, subordinated or rescinded in any respect, in whole or in part, except by written instrument that is included in the SSIC Investments Documents and, if necessary to maintain the priority of the respective collateral, has been recorded and (b) none of SSIC or its Affiliates, or any other originator or servicer or agent acting on its or their behalf has executed any instrument of release, cancellation, satisfaction, subordination or rescission with respect to any SSIC Investments, except by written instrument that is included in the SSIC Investments Documents.
(i) The SSIC Investments are valued on the books and records of SSIC in accordance with GAAP and the Investment Company Act in all material respects.
(j) None of the SSIC Investments as of the Cut-off Time and as of the Closing Cut-off Time have been subordinated by SSIC in whole or in part to other funded indebtedness of a Borrower held by SSIC or any Affiliate of SSIC. No Contract (such as an intercreditor agreement, subordination agreement, pledge agreement or agreement among lenders) exists that subordinates, purports to subordinate or has the substantive effect of subordinating SSIC’s rights to payments in respect of any SSIC Investment to any Indebtedness or other claims or any Lien supporting any other Indebtedness or other claims, in each case that is held by SSIC or any of its Affiliates.
(k) Each of the SSIC Investments Files (i) is true, complete and correct in all material respects and (ii) contains originals or copies of all SSIC Investments Documents (including, for the avoidance of doubt, all amendments, waivers and other agreements that by their terms purport to amend, waive, supplement or modify any SSIC Investments Document).
(l) With respect to each Borrower, SSIC has monitored applicable sanction lists pursuant to, and in accordance with applicable anti-money laundering laws, including to determine whether any Borrower becomes listed as a “blocked person” for purposes of OFAC. No Borrower is listed as a “blocked person” for purposes of OFAC.
(m) With respect to each SSIC Investment, the Borrower is an entity organized under the laws of a state of the United States of America or the District of Columbia.
(n) As of the date of this Agreement, the value of the SSIC Investments that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act is greater than 70% of the value of SSIC’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).
4.9 Anti-money Laundering; Anticorruption.
(a) Since inception, SSIC has operated and is currently operating in compliance in all material respects with its anti-money laundering program and all applicable Laws relating thereto.
(b) Neither SSIC nor, to SSIC’s knowledge, any director, officer or agent of SSIC has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable regulation thereunder, the U.K Bribery Act 2010, or any other applicable anti-bribery or anti-corruption Law (collectively, “Anticorruption Laws”); or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit in violation of any Anticorruption Laws. To SSIC’s knowledge, its Affiliates have conducted their businesses in compliance with all such applicable Anticorruption Laws, and SSIC has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
4.10 Registration Statement. None of the information supplied or to be supplied by SSIC, Silver Spike, or their respective Affiliates for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented, and at the time the Registration Statement becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (ii) the Proxy Statement, at the time that the Proxy Statement is first distributed to stockholders of SSIC, and at the time of the SSIC Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
4.11 Broker’s Fees. SSIC has not utilized any investment banker, broker, finder, financial advisor, or other similar intermediary or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions, and no such Person is entitled to any fee or commission in connection with the Transactions based on arrangements made by or on behalf of SSIC or its Affiliates.
4.12 Cannabis Business Matters. All financing and other services provided by SSIC to its Portfolio Companies that are marijuana businesses or related entities or customers (the “Marijuana Businesses”) have been conducted in all material respects in accordance with SSIC’s anti-money laundering program and applicable guidance issued by the Department of the Treasury Financial Crimes Enforcement Network (“FinCEN”) (as applicable, collectively, “Anti-Money Laundering Requirements”). SSIC conducts and has conducted reliable and documented due diligence processes which are regularly refreshed and intended to provide reasonable assurance that each of its Portfolio Companies (a) is operating consistent with applicable Anti-Money Laundering Requirements, and (b) possesses all requisite cannabis-related Permits and related permissions to operate its businesses as currently conducted and are in material compliance with all applicable Law, including, but not limited to, all state and local Laws concerning or in any way related to cannabis sales, licensure, and operations.
4.13 Reports; Financial Management.
(a) SSIC has timely filed (or furnished) all reports, schedules, exhibits, forms, statements (including registration statements), prospectuses, certifications, and other documents that it was required to file or furnish since the Applicable Date with the SEC pursuant to the Securities Act or the Exchange Act (such files, together with any exhibits and schedules thereto and other information incorporated therein, the “SSIC SEC Reports”). As of their respective filing or effective dates (as applicable), or, if amended, supplemented or superseded by a filing, as of the date of such subsequent filing, all SSIC SEC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto. No such SSIC SEC Report, at the time filed (or, if amended, supplemented or superseded, as of the date of such subsequent matters) pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no amendments or modifications to the SSIC SEC Reports that are required to be filed with (or furnished to) the SEC, but that have not yet been filed with (or furnished to) the SEC.
(b) To the extent not publicly available on EDGAR, SSIC has furnished to CALP correct and complete copies of all comment letters and any other material correspondence from the SEC since the Applicable Date through the date hereof, together with all written responses of SSIC thereto. To the knowledge of SSIC, as of the date of this Agreement, (i) there are no outstanding or unresolved comments from the SEC with respect to any SSIC SEC Report and (ii) none of the SSIC SEC Reports is subject to ongoing SEC review or investigation.
(c) Since the Applicable Date, SSIC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ (the “NASDAQ Rules”).

(d) SSIC is not a party to or has any commitment to become a party to any off- balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result or purpose of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of SSIC in the SSIC SEC Reports. SSIC is not a party to any securitization transaction with respect to the assets of SSIC or off-balance sheet arrangement with respect to SSIC (as defined in Item 303(a)(4) of Regulation S- K promulgated under the Exchange Act).
(e) Except to the extent not required in reliance on exemptions by virtue of SSIC’s status as an “emerging growth company” under the Securities Act, JOBS Act, Exchange Act, or other applicable Law, as applicable, SSIC in all material respects has implemented, maintained, and maintains disclosure controls and procedures required by Rule 13a-15(e) or Rule 15d-15 of the Exchange Act. Such controls and procedures are reasonably designed to ensure that all material information concerning SSIC and other material information required to be disclosed by SSIC in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of SSIC’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting SSIC’s principal executive officer and principal financial officer to material information required to be included in SSIC’s periodic reports required under the Exchange Act. SSIC has established and maintained in all material respects a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of SSIC’s financial reporting and the preparation of SSIC’s financial statements for external purposes in accordance with GAAP and there have been no significant deficiencies or material weakness in SSIC’s internal control over financial reporting other than those that have been reported to the SSIC Board and disclosed in a Disclosed Report and no change in SSIC’s control over financial reporting that has materially affected, or is reasonably likely to materially affect SSIC’s internal control over financial reporting.
(f) There are no outstanding loans or other extensions of credit made by SSIC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SSIC. SSIC has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(g) The principal executive officer and the principal financial officer of SSIC have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations of the SEC with respect to each SSIC SEC Document filed by SSIC, and the statements contained in any such certifications are complete and correct, and SSIC is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act.
(h) To SSIC’s knowledge, there has been no fraud or suspected fraud affecting SSIC involving management of SSIC or employees of Silver Spike who have significant roles in SSIC’s internal controls over financial reporting. As of the date hereof, there are no SEC proceedings pending, or to SSIC’s knowledge, threatened, in each case involving the accounting practices of SSIC or any malfeasance by any director or executive officer of SSIC in their capacity as such.
4.14 Stockholders and Board Approvals.
(a) At a meeting duly called and held, the SSIC Board, upon recommendation of the Special Committee, has unanimously (i) determined that this Agreement, the Transaction Documents and the Transactions are advisable and in the best interests of SSIC and the SSIC Stockholders, (ii) approved this Agreement, the Transaction Documents and the Transactions, and (iii) resolved to recommend to the SSIC Stockholders that the SSIC Stockholders approve the proposals related to the SSIC Stockholder Approvals (the “SSIC Board Recommendation”), and directed that the proposals related to the SSIC Stockholder Approvals be submitted to the SSIC Stockholders for approval and adoption at a duly called and held meeting of such SSIC Stockholders (the “SSIC Stockholder Meeting”), together with the SSIC Board Recommendation, and has unanimously adopted resolutions to the foregoing effect.
(b) As of the date hereof, and subject to Section 7.9 after the date hereof, the SSIC Board Recommendation has not been rescinded or modified in any respect.

(c) With respect to the SSIC Stockholder Approvals, the affirmative vote of the SSIC Stockholders at the SSIC Stockholder Meeting in person or by proxy (i) holding a plurality of the votes of the SSIC Common Stock cast at the SSIC Stockholder Meeting is required to elect New Directors as directors of SSIC, and (ii) holding a majority of the votes of the SSIC Common Stock cast at the SSIC Stockholder Meeting is required to approve, for purposes of complying with the resolutions of the SSIC Board, the proposal to authorize, for purposes of complying with applicable NASDAQ Rules, the issuance of more than 20% of SSIC Common Stock and any change of control pursuant to the Stock Issuance (together, the “SSIC Stockholder Approval Requirements”). The SSIC Stockholder Approval Requirements are the only votes or consents of the holders of SSIC Securities that are required to authorize or approve this Agreement or the Transaction Documents or to consummate the Transactions.
4.15 Capitalization. The authorized capital stock of SSIC consists of 100,000,000 shares of SSIC Common Stock, of which 6,214,941 shares were issued and outstanding as of the close of business on February 16, 2024. As of the date of this Agreement, no shares of preferred stock are authorized or issued and outstanding. All of the issued and outstanding shares of SSIC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. All of the shares of SSIC Common Stock constituting the Purchased Shares will be, when issued pursuant to the terms of the Transactions, duly authorized and validly issued and fully paid, nonassessable and free and clear of any Liens (other than restrictions on transfer arising under federal or state securities Laws or SSIC’s Organizational Documents), with no personal liability attaching to the ownership thereof. The sale, issuance and delivery of the Purchased Shares pursuant to this Agreement are not subject to any preemptive right, co-sale right, right of first refusal or other similar right of stockholders arising by operation of Law, under the Organizational Documents, or any agreement to which SSIC is a party. Except as set forth on Section 4.15 of the SSIC Disclosure Schedule, (i) no Indebtedness of SSIC having the right to vote on any matters on which stockholders of SSIC may vote is issued or outstanding, and (ii) there are no authorized, issued, reserved for issuance or outstanding (A) shares of stock or other voting securities of or ownership interests in SSIC other than the SSIC Common Stock, (B) securities of SSIC convertible into or exchangeable for shares of stock or other voting securities of or ownership interests in SSIC, (C) subscriptions, warrants, calls, options, rights, preemptive rights, commitments or agreements of any character to acquire from SSIC, or other obligation of SSIC to issue, or requiring the payment of any amount based on, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of SSIC or (D) equity or equity-based compensation awards, restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights of any kind (or obligations of SSIC to grant or issue the same) that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any stock of or voting securities of SSIC (the items in the foregoing clauses (i) and (ii), together with the SSIC Common Stock, being referred to collectively as the “SSIC Securities”). Except as expressly contemplated by this Agreement, (i) there are no outstanding obligations of SSIC to issue, transfer or sell any of the SSIC Securities, (ii) SSIC is not a party to any agreement restricting the transfer of any SSIC Securities or affecting the voting rights of any SSIC Securities, (iii) there are no contractual obligations of SSIC (A) to repurchase, redeem or otherwise acquire any SSIC Securities or any other equity security of SSIC or any securities representing the right to purchase or otherwise receive any SSIC Securities or any other equity security of SSIC or (B) pursuant to which SSIC is or could be required to register SSIC Securities under the Securities Act other than pursuant to this Agreement. All of the SSIC Common Stock sold has been sold pursuant to an effective registration statement filed under the Securities Act or appropriate exemption therefrom and in accordance with the Investment Company Act and, if applicable, state “blue sky” Laws.
4.16 Taxes and Tax Returns.
(a) SSIC (i) has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement and all such Tax Returns are accurate and complete in all material respects, (ii) has paid all material Taxes shown thereon or required to be shown thereon as due other than Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP and (iii) has duly paid or made provision for the payment of all material Taxes (not described in clause (ii) of this Section 4.16(a)) that have been incurred or are due or claimed to be due from it by the IRS or any other federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon SSIC for which SSIC does not have reserves that are adequate under GAAP. SSIC is not a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement.
(b) SSIC has made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” under the Code (a “RIC”).
(c) SSIC has qualified as a RIC at all times since January 1, 2022, and expects to so qualify through the taxable year that includes the Closing Date. No challenge to SSIC’s status as a RIC is pending or has been threatened orally or in writing.
(d) For each taxable year of SSIC ending after December 31, 2021 and on or before the Closing Date, SSIC has satisfied the distribution requirements imposed on a RIC under Code Section 852.
(e) Except as set forth in Section 4.16(e) of the SSIC Disclosure Schedule, SSIC has not at any time since its inception been liable for, and is not now liable for, any income or excise tax pursuant to Code Section 852 or Code Section 4982.
(f) SSIC has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it.
(g) At the close of each calendar quarter since January 1, 2022, SSIC has satisfied the diversification requirements of Code Section 851(b)(3) without regard to the last sentence of Code Section 851(d)(1).
(h) SSIC has not taken any action, caused any action to be taken, or failed to take any action which action or failure could cause SSIC to fail to qualify as a RIC under the Code.
(i) SSIC does not own any assets the disposition of which would be subject to rules similar to Code Section 1374 or Treasury Regulation Section 1.337(d)-7.
(j) During the previous five years, no claim has been made in writing by a taxing authority in a jurisdiction where SSIC does not file Tax Returns that SSIC is or may be subject to taxation by that jurisdiction.
(k) SSIC does not have, and has never had, a permanent establishment in any country other than the United States.
(l) SSIC has not received any notice in writing that any Tax Return of SSIC has been or will be audited by the IRS or any other relevant taxing authority.
(m) SSIC has never requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.
(n) SSIC has complied in all material respects with all Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by such Laws, withheld from and paid over all amounts required to be so withheld and paid over under such Laws.
(o) There are no Liens for Taxes upon the assets of SSIC, other than Permitted Liens.
(p) SSIC has not granted any waiver, extension, or comparable consent regarding the application of the statute of limitations with respect to any material Taxes or material Tax Return that remains in effect, nor has any request for such waiver or consent been made. SSIC is not currently the beneficiary of any extension of time within which to file any material Tax Return or pay any Taxes (other than any extension of not more than six months). Any material Tax deficiencies that have been claimed, proposed, or asserted by any Governmental Entity against SSIC have been finally settled and fully paid.
(q) SSIC has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(r) SSIC is not required to include in income any adjustment pursuant to Code Section 481(a), no such adjustment has been proposed by the IRS, and no pending request for permission to change any accounting method has been submitted by SSIC.

(s) SSIC has never been a member of an “affiliated group” as defined in Code Section 1504. SSIC does not have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S., state, local, or foreign Law) as a result of being a member of a consolidated or combined group, as a transferee or successor, by contract, or otherwise.
(t) SSIC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for any taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) prepaid amount received on or prior to the Closing Date.
(u) SSIC is not, and has not been, party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).
4.17 Certain Contracts. (a) Section 4.17(a) of SSIC Disclosure Schedule contains a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR to the extent publicly available and filed no later than three (3) Business Days prior to the date of this Agreement) to CALP of, all of the following Contracts (the “SSIC Material Contracts”) to which, as of the date hereof, SSIC is a party or bound or, to the knowledge of SSIC, its assets or properties are subject or bound (except for this Agreement):
(i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or Contract that is otherwise material to SSIC or its financial condition or results of operations;
(ii) a joint venture, strategic alliance, stockholder or partnership Contract;
(iii) a loan, credit agreement, note, mortgage, indenture or other agreement, instrument, or binding commitment pursuant to which any Indebtedness of SSIC in an aggregate principal amount in excess of $250,000 is outstanding or may be incurred, or any guarantee by SSIC of any Indebtedness in an aggregate principal amount in excess of $250,000;
(iv) a non-competition or non-solicitation Contract that purports to limit the manner in which, or the localities in which, the business of SSIC is conducted or the types of businesses that SSIC conducts;
(v) a Contract requiring expenditures by SSIC in excess of $250,000 in the aggregate on or after the date of this Agreement and that by its terms does not terminate, or is not terminable upon notice, without penalty within 90 days or less, or a Contract under which SSIC is entitled to receive in excess of $250,000 in the aggregate (excluding those in respect of SSIC Investments) on or after the date of this Agreement;
(vi) any Contract that obligates SSIC to conduct any business that is material to SSIC on an exclusive basis with any third party;
(vii) any Contract with a Governmental Entity;
(viii) any Contract under which SSIC has granted any Person registration rights;
(ix) any Contract that provides for termination, acceleration of payment or any other material rights or obligations upon the occurrence of the Transactions;
(x) any lease with respect to real property;
(xi) the Investment Advisory Agreement, the Administration Agreement between Silver Spike and SSIC, the License Agreement between Silver Spike and SSIC, and the Services Agreement among Silver Spike and SS&C Technologies, Inc. and ALPS Fund Services, Inc.;
(xii) any indemnification Contracts with any directors or officers or other Affiliates;

(xiii) any Contract that would be required to be disclosed pursuant to Section 4.24; and
(xiv) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 that has not yet been consummated or as to which there are any ongoing obligations.
(b) Except as set forth in Section 4.17(b) of SSIC Disclosure Schedule, and other than as would not, individually or in the aggregate, result in, or reasonably be expected to result in, a material liability of SSIC or materially impede the business of SSIC, (i) each SSIC Material Contract is valid and binding on SSIC and, to the knowledge of SSIC, the other parties thereto, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) neither SSIC and, to SSIC’s knowledge, each other party thereto is in breach or default under any such SSIC Material Contract and (iii) no event or condition occurred with respect to SSIC, or, to the knowledge of SSIC, any other party, that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default or grant a right of termination or acceleration on the part of SSIC or, to SSIC’s knowledge, any other party thereto under any such SSIC Material Contract.
4.18 Employee Matters. SSIC has no (i) employees or (ii) “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any employment, incentive, deferred compensation, paid-time-off, equity-based, phantom equity, severance, separation, termination, retention, change-of-control, pension, profit-sharing, retirement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, collective bargaining, fringe benefit, or other similar plan, program, agreement, practice, policy, arrangement or commitment (collectively, “Benefit Plans”).
4.19 Property. SSIC does not own and has never owned any real property. SSIC (a) has good and marketable title to all the properties and assets reflected in the latest balance sheet included in such SSIC SEC Reports as being owned by SSIC or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all Liens, except Permitted Liens, and (b) with respect to any lease of leased real property required to be disclosed in Section 4.17(a)(x), SSIC is in possession of such leased real property and SSIC has not received written notice (i) of any pending or threatened condemnation or other Action in eminent domain affecting the leased real property or any portion of the interest therein and (ii) that the current use and occupancy of the leased real property violates in any material respect any easement, condition, covenant, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the leased real property. No portion of such leased real property is subleased to any third Person. The property currently owned or leased by SSIC, together with all other assets of SSIC, constitute all the rights, property and assets that are used in, held for use in, or are necessary for the operation of the business by SSIC in the same manner as conducted since December 31, 2022 and constitute all the rights, property and assets necessary for the continued conduct of the business of SSIC in the same manner in which it is currently being conducted.
4.20 Intellectual Property; IT Assets. Section 4.20 of the SSIC Disclosure Schedule sets forth, as of the date hereof, a complete and correct list of all registrations and applications for registration of any Intellectual Property owned by SSIC. Except as would not reasonably be expected to be, individually or in the aggregate, material to SSIC: (a) to the knowledge of SSIC, SSIC owns all right, title, and interest in and to, or is licensed to use (in each case, free and clear of any Liens, other than Permitted Liens), all Intellectual Property necessary to the conduct of its business as currently conducted; (b) to the knowledge of SSIC, since the Applicable Date, SSIC has not infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; (c) since the Applicable Date, no Person has challenged or, to the knowledge of SSIC, infringed, misappropriated or otherwise violated any Intellectual Property right owned by SSIC; (d) since the Applicable Date, there is no pending, and SSIC has not received any written notice of any threatened, claim, action, suit, Order or proceeding against SSIC with respect to any Intellectual Property used by SSIC or alleging that SSIC infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person or that such Intellectual Property right is invalid or unenforceable; (e) SSIC has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets owned by SSIC and no such Trade Secrets have been disclosed other than to representatives and agents of SSIC, all of whom are bound by written confidentiality agreements; (f) to the knowledge of SSIC, SSIC has a valid right to access and use all IT Assets used in connection with the operation of SSIC’s business as currently conducted; (g) SSIC’s IT Assets are adequate for, and operate and perform in a manner that permits SSIC to conduct its business as currently conducted and to the knowledge of SSIC, since the Applicable Date, no Person has gained unauthorized access to the IT Assets used in connection with the operation of SSIC’s business as currently conducted; (h) SSIC has implemented reasonable backup and disaster recovery technology consistent with industry practices; (i) SSIC has implemented and maintains commercially reasonable controls, policies, procedures, and safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all IT Assets and data (including all personal or personally identifiable data (“Personal Data”)) used in connection with its business as currently conducted, and to SSIC’s knowledge there have been no breaches, violations, outages or unauthorized uses of or accesses to same; and (j) SSIC is in material compliance with all applicable Laws and all Orders of any Governmental Entity, internal policies and contractual obligations to the extent relating to the privacy and security of IT Assets and Personal Data and to the protection of such IT Assets and Personal Data from unauthorized use, access, misappropriation or modification.
4.21 Rights Agreement; State Takeover Laws. SSIC does not have in effect any plan, scheme, device or arrangement, commonly or colloquially known as a “rights plan,” “rights agreement” or “poison pill.” No anti-takeover provision contained in the SSIC Organizational Documents would prohibit the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the Transactions. The terms of any applicable Law (including but not limited to the Maryland General Corporation Law (including the Maryland Business Combination Act and the Maryland Control Share Acquisition Act)) with respect to restrictions on “business combinations” set forth in or any other “moratorium”, “control share”, “fair price”, “supermajority”, “affiliate transactions”, “takeover”, or “interested stockholder” Law, or similar anti-takeover Laws (any such laws in any jurisdiction, a “Takeover Statute”) will not apply in connection with this Agreement, the Transaction Documents or the Transactions, or the SSIC Board has taken all necessary actions to render any such Takeover Statutes inapplicable to this Agreement, the Transaction Documents and the Transactions.
4.22 Insurance. Section 4.22 of the SSIC Disclosure Schedule contains a true and complete list of all material insurance policies to which SSIC is a party or which provide coverage to or for the benefit of or with respect to SSIC or any director or officer of SSIC in their capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. SSIC has made available to CALP true and complete copies of all such Insurance Policies. Section 4.22 of the SSIC Disclosure Schedule also describes any material self-insurance or co-insurance arrangements by or affecting SSIC including any reserves established thereunder. All premiums due under such Insurance Policies of or covering SSIC have been paid and SSIC and its Affiliates have not received written notice that it is in default (nor, to SSIC’s knowledge, does any default exist) with respect to any material obligations under such Insurance Policies. As of the date of this Agreement, SSIC has not received any written notice of cancellation or termination with respect to any such Insurance Policy that is held by, or for the benefit of, SSIC, other than as would not, individually or in the aggregate, be material to SSIC. All material Insurance Policies required by the Investment Company Act are in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, the execution, delivery and performance of this Agreement or consummation of the Transactions.
4.23 Investment Company Act; Investment Company Status.
(a) There have been no “Material Compliance Matters” for SSIC, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the SSIC Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, result in, or reasonably be expected to result in, a material liability of SSIC or materially impede the business of SSIC.
(b) No “affiliated person” (as defined under the Investment Company Act) of SSIC has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material proceeding pending and served or, to the knowledge of SSIC, threatened that would result in any such disqualification.

(c) SSIC is not, and at all times since inception has not been required to register with the SEC as an “investment company” under the Investment Company Act.
(d) SSIC has elected to be regulated as a Business Development Company under the Investment Company Act and has filed with the SEC, pursuant to Section 54(a) of the Investment Company Act, a duly completed and executed Form N-54A (the “BDC Election”); SSIC has not filed with the SEC any notice of withdrawal of the BDC Election pursuant to Section 54(c) of the Investment Company Act; SSIC’s BDC Election remains in full force and effect, and no order of suspension or revocation of such election under the Investment Company Act has been issued or, to SSIC’s knowledge, proceedings therefore initiated or threatened by the SEC. The operations of SSIC are in compliance in all material respects with the provisions of the Investment Company Act, and the rules and regulations of the SEC thereunder, applicable to Business Development Companies.
(e) The SSIC Board has been established and operated and is currently operating in conformity with the requirements and restrictions of Sections 10(f), 16(b) and 56 of the Investment Company Act.
(f) SSIC (i) has duly adopted written policies and procedures required by Rule 38a-1 under the Investment Company Act, (ii) designated and approved an appropriate chief compliance officer in accordance with such Rule and (iii) has duly adopted a written code of ethics as required by Rule 17j-1 under the Investment Company Act. All such policies and procedures (including the code of ethics) comply in all material respects with applicable Law and there have been no material violations or allegations of material violations of such policies and procedures.
(g) Since becoming subject thereto, SSIC has complied in all material respects with the capital structure requirements as set forth in Section 61 of the Investment Company Act.
(h) Section 4.23(h) of the SSIC Disclosure Schedule lists, as of the date hereof, all exemptive, no action or similar relief received by SSIC from any Governmental Entity. Such exemptive, no action or similar relief is in full force and effect, and, to the extent relied on by SSIC, is being complied with in all material respects by SSIC. No requests for exemptive, no action or similar relief are currently pending.
(i) The Investment Advisory Agreement has been approved by the SSIC Board and the SSIC Stockholders in accordance with Section 15 of the Investment Company Act.
(j) SSIC is not required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act.
4.24 Related Party Transactions. There are no transactions, agreements, arrangements or understandings between SSIC, on the one hand, and any Affiliate (including any director or officer) thereof, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in SSIC’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders which have not been disclosed pursuant to applicable Law. No transaction that would violate Section 57 of the Investment Company Act or the rules and regulations promulgated thereunder has occurred between SSIC and the Persons described in such section, other than as permitted by exemptive relief.
4.25 Environmental Matters.
(a) SSIC is currently, and has been in material compliance with, all Environmental Laws. Except as would not reasonably be expected to result, individually or in the aggregate, in a material liability to SSIC, there are no legal, administrative, arbitral or other proceedings, claims, actions, or notices with respect to any environmental, health or safety matters or, to SSIC’s knowledge, any private or governmental environmental, health or safety investigations or remediation activities of any nature with respect to any real property leased by SSIC seeking to impose, or that are reasonably likely to result in, any liability or obligation of SSIC arising under any Environmental Law pending or threatened against SSIC.
(b) SSIC is not subject to any agreement, Order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material liability or obligation with respect to any real property leased by SSIC. Except as would not reasonably be expected to result, individually or in the aggregate, in a material liability to SSIC, there is no basis for any of the foregoing or any claims or proceedings described in Section 4.25(a). SSIC has not entered into any Contract to provide indemnification to or assumed the liabilities or obligations of any third party pursuant to Environmental Laws in relation to any property leased or previously leased by SSIC.
4.26 Registration and Listing. The issued and outstanding SSIC Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the NASDAQ Global Market under the symbol “SSIC”. There is no Action pending or, to the knowledge of SSIC, threatened in writing against SSIC by the NASDAQ or the SEC with respect to any intention by such entity to deregister the SSIC Common Stock.
4.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, in the Silver Spike Certificate, or in any Transaction Document to which it is a party, SSIC makes no express or implied representation or warranty with respect to SSIC, any Affiliate thereof, any SSIC Investment or any Portfolio Company, or any other information provided or made available to CALP by SSIC in connection with the Transactions, including the accuracy, completeness or timeliness thereof. SSIC has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by CALP or any of its Affiliates or Portfolio Companies, except as expressly set forth in Article V.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF CALP
Except as disclosed in the particular Section or subsection of the CALP Disclosure Schedule corresponding thereto (it being understood and agreed that (a) the disclosure of any items set forth in one Section or subsection of the CALP Disclosure Schedule also shall be deemed to apply to each other Section and subsection of this Agreement to the extent that the applicability of such disclosed item in the CALP Disclosure Schedule to such other Section or subsection is reasonably apparent on its face from the text of such disclosure as to matters and items that are the subject of the corresponding representation or warranty in this Agreement, and (b) the absence of a reference to a section or subsection of the CALP Disclosure Schedule in Article V below shall not derogate from the presence of such section or subsection of the CALP Disclosure Schedule and the contents thereof), CALP hereby represents and warrants to SSIC as follows:
5.1 Organization; Qualification.
(a) CALP is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. CALP has the requisite limited liability company power and limited liability company authority to own, lease and operate (as applicable) all of its properties and assets and to carry on its business as it is now being conducted.
(b) CALP is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CALP.
(c) CALP has no, and has never had any, Subsidiaries.
(d) CALP has prior to the date hereof furnished to SSIC true, complete and correct copies of all of its Organizational Documents. Such Organizational Documents are in full force and effect. CALP is not in violation of any of the provisions of CALP’s Organizational Documents (including the CALP Certificate of Formation and CALP LLC Agreement).
5.2 Authority; No Violation; Compliance with Law.
(a) CALP has all necessary limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance by CALP of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation by CALP of the Transactions, have been duly and validly authorized by all necessary limited liability company action by CALP, and no other limited liability company action or proceeding on the part of CALP is necessary to authorize the execution, delivery and performance by CALP of this Agreement or the other Transaction Documents to which it is or will be a party and the consummation by CALP of the

Transactions. This Agreement has been (and the other Transaction Documents to which it is or will be a party have been or will be) duly and validly executed and delivered by CALP and (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of CALP, enforceable against CALP in accordance with their terms (subject to the Bankruptcy and Equity Exception).
(b) Neither the execution and delivery by CALP of this Agreement or the Transaction Documents to which it is or will be a party, nor the consummation by CALP of the Transactions, nor performance by CALP of this Agreement or the Transaction Documents to which it is or will be a party, will (i) violate any provision of CALP’s Organizational Documents, or (ii) assuming that the Consents and filings referred to in Section 5.3 are duly obtained and/or made, (A) violate any Law applicable to CALP or by which any property or asset of CALP is bound or affected, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or require the Consent of, notice to or filing with any third Person under any of the terms, conditions or provisions of any Permit, Contract (including, for the avoidance of doubt, any Contributed Loan Document) or other obligation to which CALP is a party or by which any of its properties or assets are bound, or result in the creation of a Lien, other than a Permitted Lien, upon any property or asset of CALP, other than, in the cases of clause (ii), as would not, individually or in the aggregate, reasonably be expected to be material to CALP or to the Contributed Investment Assets, taken as a whole.
(c) CALP has materially complied with each, is not in default under any, and to the knowledge of CALP is not under investigation with respect to any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability of CALP or materially impede the business of CALP. CALP has not received any written or, to CALP’s knowledge, oral notification from a Governmental Entity of any non- compliance with applicable Law, which non-compliance would result in, or reasonably be expected to result in, a material liability of CALP or materially impede the business of CALP or materially impair the value of the Contributed Investment Assets, taken as a whole.
(d) CALP is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in CALP’s Organizational Documents and offering documents, if any and as amended from time to time, other than any non-compliance that would not, individually or in the aggregate, result in, or reasonably be expected to result in a material liability of CALP or materially impede the business of CALP or materially impair the value of the Contributed Investment Assets taken as a whole.
5.3 Governmental Consents and Approvals. No Consents or exemptions from, or notices to, or filings with, any Governmental Entity are required to be obtained by CALP in connection with the execution, delivery and performance by CALP of this Agreement or the Transaction Documents or the consummation by CALP of the Transactions, in each case other than any such Consents, notices, registrations, exemptions, filings or approvals, the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CALP.
5.4 Accounting. CALP has no liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise that would be required to be reflected on a consolidated balance sheet of CALP prepared in accordance with GAAP, except for: (i) liabilities incurred in the ordinary course of business since December 31, 2023 or in connection with the Transactions contemplated hereby (including accepting assignment and/or transfer of the Contributed Investment Assets and related matters); and (ii) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CALP. CALP has not, and to the knowledge of CALP, any director, manager, officer, auditor, accountant or Representative of CALP has not received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CALP or its internal accounting controls, including any complaint, allegation, assertion or claim that CALP has engaged in questionable or illegal accounting or auditing practices or internal controls over financial reporting. To CALP’s knowledge, there has been no fraud affecting CALP involving management or personnel who have significant roles in CALP’s internal accounting controls.

5.5 Absence of Certain Changes or Events. Since December 4, 2023 through the date of this Agreement, (a) except in connection with the execution and delivery of this Agreement, the business of CALP has been conducted in the ordinary course of business, and (b)(i) CALP has not suffered a Material Adverse Effect that is continuing, (ii) there has been no Effect, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CALP, and (iii) CALP has not taken any action that, if taken after the date of this Agreement, would have constituted a breach of Section 6.4(a), (b), (c), and (e) (as such subclause (e) applies to Section 6.4(a), (b), and (c)).
5.6 Legal Proceedings.
(a) CALP is not a party to any, and there are no pending or, to CALP’s knowledge, threatened, Actions of any nature against CALP or that involves any of its assets, including the Contributed Investment Assets, or against any present or, to the knowledge of CALP, former officer or manager of CALP or by any Governmental Entity or arbitrator that, if determined or resolved adversely, would reasonably be expected to be, individually or the aggregate, material to the Contributed Investment Assets or result in, individually or in the aggregate, a material liability of CALP or materially impede the business of CALP. To CALP’s knowledge, as of the date hereof, there is no basis for any such Action that, if determined or resolved adversely, would reasonably be expected to be, individually or in the aggregate, material to the Contributed Investment Assets or result in, individually or the aggregate, a material liability of CALP or materially impede the business of CALP.
(b) There is no Order, rule, or regulatory restriction (other than those regulatory restrictions of general application that apply to similarly situated companies) outstanding against or involving CALP or any asset of CALP that has resulted in, or would reasonably be expected to result in, (i) a material liability of CALP, (ii) a material impediment to the business of CALP or (iii) a material impairment of the ability of CALP to perform its obligations under this Agreement or the other Transaction Documents to which it is or will be a party, or to consummate the Transactions.
(c) Each material Permit that is held by CALP and that is used by CALP to operate its business in all material respects as currently conducted is valid and in full force and effect. Except as set forth in Section 5.6(c) of the CALP Disclosure Schedule (i) CALP is, and at all times has been, in compliance in all material respects with the terms and requirements of each such Permit, and (ii) CALP has not received any written, or to CALP’s knowledge, oral, notice or other written, or to CALP’s knowledge, oral, communication from any Governmental Entity or any other Person regarding (A) any actual, alleged or potential material violation of or failure to comply with any material term or requirement of any material Permit, or (B) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination of, or material modification to any material Permit. Such Permits collectively constitute all of the Permits necessary to permit CALP to lawfully conduct and operate its business in all respects in the manner it currently conducts and operates such business and to permit CALP to own, lease or use its assets in the manner in which it currently owns, leases or uses such assets, except for such Permits as would not, individually or in the aggregate, be material to CALP or the Contributed Investment Assets.
(d) None of CALP or, to CALP’s knowledge, the directors, managers, officers, Affiliates, or agents of CALP is currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, OFAC or the U.S. Department of State, and including, without limitation, the designation as a “specially designated national” or “blocked person”); and CALP has not made, lent, contributed or otherwise made available any payments to any Person (i) for the purpose of financing the activities of any Person that at the time of such financing was the subject or target of any U.S. sanctions administered by OFAC, (ii) to fund or facilitate any activities of or business in any country or territory that is itself the subject or target of applicable sanctions Laws in violation of applicable Law or (iii) in any other manner that will result in a violation by any Person of applicable sanctions Laws. CALP has not knowingly engaged in, nor is it now knowingly engaged in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of applicable sanctions Laws or with any country or territory that is itself the subject or target of applicable sanctions Laws, except as permitted by applicable Law. As used herein, the phrase “subject or target of applicable sanctions Laws” includes, without limitation, individuals or entities that: (1) are or have been listed on OFAC’s Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, the U.S. Department of Commerce Denied Parties List, or Entity List, or any similar restrictive list of sanctioned Persons promulgated pursuant to any U.S. sanctions Laws; or (2) as applicable under relevant sanction Laws, to CALP’s knowledge, are or have been fifty percent (50%) or more owned or controlled, directly or indirectly, individually or in the aggregate, by any Person or Persons that is or are the subject or target of applicable sanctions Laws.
(e) For purposes of this Section 5.6, references to CALP (other than references to “CALP’s knowledge”) shall be deemed to also refer to each CALP Loan Affiliate, but, with respect to each CALP Loan Affiliate, solely with respect to the Contributed Investment Assets.
5.7 Regulatory Matters. CALP is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to any SRO or Governmental Entity that currently restricts in any material respect the conduct of its business, or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, in each case other than those of general application that apply to similarly situated companies, nor has CALP been advised in writing by any SRO or Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing. Except for normal examinations of CALP conducted by a SRO or Governmental Entity in the ordinary course of the business, no SRO or Governmental Entity has initiated any proceeding, enforcement action or, to the knowledge of CALP, investigation into the business, disclosures or operations of CALP. There is no unresolved, or, to CALP’s knowledge, threatened comment or stop order by any SRO or Governmental Entity with respect to any report or statement relating to any examinations or inspections of CALP. For purposes of this Section 5.7, references to CALP (other than references to “CALP’s knowledge”) shall be deemed to also refer to each CALP Loan Affiliate, but, with respect to each CALP Loan Affiliate, solely with respect to the Contributed Investment Assets.
5.8 Contributed Investment Assets.
(a) CALP is the sole legal and beneficial owner and holder and has all legal and beneficial interest in and to all of the Contributed Investment Assets, and, has good and valid title to the Contributed Investment Assets, in each case, free and clear of any Liens, except for (a) those Liens or restrictions arising under the Contributed Loan Documents, (b) those Liens involving restrictions on transfer arising under applicable federal or state securities Laws, or (c) Liens which individually or in the aggregate are immaterial with respect to the value, ownership or transferability of the Contributed Investment Assets (collectively, the “Permitted Contributed Investment Liens”). Except as set forth in Section 5.8(a) of the CALP Disclosure Schedule, CALP has full right and authority to sell, assign and transfer each Contributed Investment Asset to SSIC pursuant to this Agreement, free and clear of any Liens, except for Permitted Contributed Investment Liens. Immediately following the transfer of the Contributed Investment Assets to SSIC as contemplated hereby, SSIC will exclusively own the Contributed Investment Assets free and clear of any Liens, except for Permitted Contributed Investment Liens. Except as set forth in Section 5.8(a) of the CALP Disclosure Schedule, none of the Contributed Loans is subject to a participation or other participating or other interest of any nature whatsoever pursuant to which CALP has participated its interests (or sold a participating or other interest) in such Contributed Loan, and except for this Agreement, there are no outstanding Contracts or rights to purchase or otherwise acquire any of the Contributed Investment Assets from CALP or otherwise.
(b) To CALP’s knowledge, each Contributed Loan Document that is required to be executed by the applicable Borrower has been duly authorized, executed and delivered by the applicable Borrower, and is the legal, valid and binding obligation of such Person, enforceable in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception. To CALP’s knowledge, there are no Actions pending in which any of the Borrowers has (i) filed, or consented (by answer or otherwise) to the filing against it, of a petition for relief under any bankruptcy or insolvency Law of any jurisdiction, (ii) made an assignment for the benefit of its creditors, (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other judicial officer with similar power over itself or any substantial part of its property, (iv) been adjudicated by a court to be insolvent, or (v) taken any action for the purpose of authorizing any of the foregoing. CALP is not in breach pursuant to the terms, conditions or provisions of any Contributed Loan Documents, and, to CALP’s knowledge, as of the date hereof, there is no “event of default” (as such term or a substantially equivalent term is defined in the applicable Contributed Loan Documents in respect of such Contributed Loan) of any Borrower pursuant to the terms, conditions or provisions of, any Contributed Loan Documents; neither CALP nor any of its Affiliates is a “defaulting lender” (or like term) under any Contributed Loan Document and as of the date hereof, CALP has not received written notice of any “event of default” (as such term or a substantially equivalent term is defined in the applicable Contributed Loan Documents in respect of such Contributed Loan) under any Contributed Loan that is continuing. CALP is not listed as a “disqualified institution” (or like term) in respect of any Contributed Loan Document. No event or condition has occurred that constitutes or, after notice or lapse of time or both, will constitute, a material breach, violation or default on the part of CALP, or, as of the date hereof, to CALP’s knowledge, any other party thereto under any Contributed Loan Document. None of the Contributed Loan Collateral is subject to any pending bankruptcy or foreclosure proceeding as of the date hereof.
(c) To the extent CALP’s rights under the Contributed Loan Documents are secured by a security interest in favor of CALP or the agent for the lenders under the applicable Contributed Loan, as applicable, over the applicable Contributed Loan Collateral, such security interest is valid and shall, upon transfer to SSIC as contemplated hereby, enable SSIC to enforce the remedies contained therein and to realize upon the practical benefits of the Contributed Loan Documents intended to be created thereby, subject to any required lender participation set forth in the Contributed Loan Documents.
(d) No fraud or material misrepresentation has been committed by CALP or any CALP Loan Affiliate or, to CALP’s knowledge, by any other Person, including, without limitation, any Borrower or any appraiser in connection with (i) the solicitation, origination or servicing of the Contributed Investment Assets, or (ii) the determination of the value of the related Contributed Investment Asset or Contributed Loan Collateral.
(e) Each Contributed Loan complies in all material respects, and did comply as of the date on which it was originated, with applicable Laws. The origination, servicing and collection practices used by CALP, any CALP Loan Affiliate or, to the knowledge of CALP, any other Person, with respect to the Contributed Investment Assets have been in all material respects in compliance with applicable Law. CALP and each CALP Loan Affiliate or, to the knowledge of CALP, any other Person, have complied in all material respects with (and have not received written notice of any violation of) any and all requirements of any federal, state or local Law (including their origination, purchase, funding and servicing and any collection practices in connection therewith). No Contributed Investment Asset is for primarily personal, consumer, family or household purposes and all Contributed Investment Assets are for business purposes, as defined in the Truth in Lending Act of 1968, as amended, and Regulation Z.
(f) There are no pending or, to CALP’s knowledge, threatened, Actions of any nature that involves any of the Contributed Investment Assets that, if determined or resolved adversely, would reasonably be expected to be, individually or in the aggregate, material to the Contributed Investment Assets or result in, individually or in the aggregate, a material liability of CALP or materially impede the business of CALP. To CALP’s knowledge, as of the date hereof, there is no basis for any such Action that, if determined or resolved adversely, would reasonably be expected to be, individually or in the aggregate, material to the Contributed Investment Assets or result in, individually or in the aggregate, a material liability of CALP or materially impede the business of CALP.
(g) The obligations of each Borrower with respect to the applicable Contributed Loans are not subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the operation of any of the terms of any of the Contributed Loan Documents, or the exercise of any right thereunder, will not render such Contributed Loan Document unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and neither CALP nor any CALP Loan Affiliate has received written notice of the assertion of any such right of rescission, setoff, counterclaim or defense asserted with respect thereto.
(h) Each Contributed Investment Asset, to the extent originated by CALP or any CALP Loan Affiliate, was originated in conformance with the investment guidelines of CALP or such CALP Loan Affiliate, as applicable, in effect at the time of origination without regard to any investment discretion. Since the origination date of each such Contributed Investment Asset, (a) the material terms of the related Contributed Loan Collateral and other Contributed Loan Documents have not been modified, altered, satisfied, canceled, subordinated or rescinded in any respect, in whole or in part, except by written instrument that is included in the Contributed Loan Documents and, if necessary to maintain the priority of the respective Contributed Loan Collateral, has been recorded; and (b) none of CALP or any CALP Loan Affiliate, or any other originator or servicer or agent acting on its or their behalf has executed any instrument of release, cancellation, satisfaction, subordination or rescission with respect to any Contributed Investment Asset, except by written instrument that is included in the Contributed Loan Documents.
(i) The Contributed Investment Assets are valued on the books and records of CALP in accordance with GAAP in all material respects.
(j) Except for such subordinations that will be terminated prior to the Closing Cut-off Time as set forth in Section 5.8(j) of the CALP Disclosure Schedule, none of the Contributed Investment Assets as of the Cut-Off Time or the Closing Cut-Off Time have been subordinated by CALP or any CALP Loan Affiliate in whole or in part to other funded indebtedness of a Borrower held by CALP or any Affiliate of CALP, including any other funded indebtedness owed to any Affiliate of CALP. Except for such subordinations that will be terminated prior to the Closing Cut-Off Time as set forth in Section 5.8(j) of the CALP Disclosure Schedule, as of the Cut-Off Time or the Closing Cut-Off Time, no Contract (such as an intercreditor agreement, subordination agreement, pledge agreement or agreement among lenders) exists that subordinates, purports to subordinate or has the substantive effect of subordinating CALP’s rights to payments in respect of any Contributed Investment Asset to any Indebtedness or other claims or any Lien supporting any other Indebtedness or other claims, including any other Indebtedness or other claims owed to any Affiliate of CALP, in each case that is held by CALP or any of its Affiliates.
(k) The information set forth on the Contributed Loan Schedule in response to clauses (i) through (ix) of the definition of “Contributed Loan Schedule” as of the Cut-Off Time is true, complete, and correct in all material respects.
(l) Except as set forth in the Contributed Loan Documents, there are no future funding obligations under any of the Contributed Investment Assets as of the Cut-Off Time or the Closing Cut-Off Time.
(m) Each of the Contributed Loan Files (i) is true, complete and correct in all material respects and (ii) contains originals or copies of all Contributed Loan Documents (including, for the avoidance of doubt, all amendments, waivers and other agreements that by their terms purport to amend, waive, supplement or modify any Contributed Loan Document).
(n) With respect to each Borrower, CALP has monitored applicable sanction lists pursuant to, and in accordance with applicable anti-money laundering laws, including to determine whether any Borrower becomes listed as a “blocked person” for purposes of OFAC. No Borrower is listed as a “blocked person” for purposes of OFAC.
(o) With respect to each Contributed Investment Asset, the Borrower is an entity organized under the laws of a state of the United States of America or the District of Columbia.
5.9 Anti-money Laundering; Anticorruption.
(a) Since inception, CALP has operated and is currently operating in compliance in all material respects with all applicable Laws relating to anti-money laundering.
(b) Neither CALP nor, to CALP’s knowledge, any director, officer or agent of CALP has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Anticorruption Laws; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit in violation of any Anticorruption Laws. To CALP’s knowledge, the CALP Loan Affiliates have conducted their businesses in compliance with all such applicable Anticorruption Laws, and CALP has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. For purposes of this Section 5.9, references to CALP (other than references to “CALP’s knowledge”) shall be deemed to also refer to each CALP Loan Affiliate, but, with respect to each CALP Loan Affiliate, solely with respect to the Contributed Investment Assets.
5.10 Registration Statement. None of the information supplied or to be supplied by CALP for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented, and at the time the Registration Statement becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (ii) the Proxy Statement, at the time that the Proxy Statement is first distributed to stockholders of SSIC, and at the time of the SSIC Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
5.11 Broker’s Fees. CALP has not utilized any investment banker, broker, finder, financial advisor, or other similar intermediary or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions, and no such Person is entitled to any fee or commission in connection with the Transactions based on arrangements made by or on behalf of CALP or its Affiliates.
5.12 Cannabis Business Matters. All financing and other services provided by CALP to its Portfolio Companies that are Marijuana Businesses have been conducted in all material respects in accordance with the applicable Anti-Money Laundering Requirements. CALP or an Affiliate conducts and has conducted reliable and documented due diligence processes which are regularly refreshed and intended to provide reasonable assurance that each of its Portfolio Companies is operating consistent with applicable Anti-Money Laundering Requirements, and possesses all requisite cannabis-related Permits and related permissions to operate its businesses as currently conducted and are in material compliance with all applicable Law, including, but not limited to, all state and local Laws concerning or in any way related to cannabis sales, licensure, and operations.
5.13 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V or in any Transaction Document to which it is a party, CALP makes no express or implied representation or warranty with respect to CALP, any Affiliate thereof, any Contributed Investment Asset or any Portfolio Company, or any other information provided or made available to SSIC by CALP in connection with the Transactions, including the accuracy, completeness or timeliness thereof. In connection with the Transactions, CALP has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by SSIC or any of its Affiliates or Portfolio Companies, except as expressly set forth in Article IV or in the Silver Spike Certificate.
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
6.1 SSIC Conduct of Business-Generally. Except (A) as expressly required by this Agreement, (B) as required by applicable Law, (C) with the prior written consent of CALP (which shall not be unreasonably withheld, delayed or conditioned), or (D) as set forth on Section 6.1 of the SSIC Disclosure Schedule, during the period from the date of this Agreement to the earlier of the Closing and the date, if any, on which this Agreement is terminated in accordance with Article IX, SSIC shall (i) conduct its business in all material respects in the ordinary course of business and in a manner consistent with past practice and (ii) use reasonable best efforts to maintain and preserve intact its business organization and existing material business relationships and retain the services of its key officers; provided, however, that no action or failure to take action by SSIC with respect to matters specifically addressed by Section 6.2 shall be deemed a breach of the covenants contained in this sentence unless such action or failure to take action would constitute a breach of such specific provision in Section 6.2.
6.2 SSIC Negative Covenants. Except (A) as expressly required by this Agreement, (B) as required by applicable Law, (C) with the prior written consent of CALP (provided, that in the case of Sections 6.2(d), 6.2(g), 6.2(h), 6.2(i), 6.2(j), and 6.2(m) (and Section 6.2(u) to the extent relating to any of the foregoing items), such consent shall not be unreasonably withheld, delayed or conditioned), or (D) as set forth on Section 6.2 of the SSIC Disclosure Schedule, during the period from the date of this Agreement to the earlier of the Closing and the date, if any, on which this Agreement is terminated in accordance with Article IX, SSIC shall not:

(a) (i) incur any Indebtedness for borrowed money (including by issuance of any debt security), assume, guarantee, endorse or otherwise as an accommodation become responsible (directly or indirectly, contingently or otherwise) for the Indebtedness of any Person, or make any loan or advance or capital contribution to, or investment in, any Person other than, in each case, obligations to fund commitments to Portfolio Companies entered into in the ordinary course of business consistent with past practice, (ii) cancel, release or assign any material amount of Indebtedness owed by any Person to SSIC (or settle, waive or amend any claims or rights of substantial value) except in the ordinary course of business consistent with past practice and SSIC’s investment objective and policies as publicly disclosed prior to the date hereof, or
(iii) except as expressly required pursuant to the terms thereof, pay, discharge or satisfy any Indebtedness that has a prepayment cost, “make whole” amount, prepayment penalty or similar obligation;
(b) (i) other than pursuant to SSIC’s dividend reinvestment plan as in effect on the date of this Agreement, issue, deliver, modify, dispose of, sell or grant, or encumber or pledge, or authorize the creation of any shares of its capital stock or any other SSIC Securities; (ii) adjust, split, reverse split, combine, reclassify or take similar action with respect to any of its capital stock or other SSIC Securities; (iii) make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock or other SSIC Securities, except, with respect to the SSIC Common Stock, the authorization, announcement and payment of (x) regular quarterly dividends payable consistent with past practice, and (y) dividends or distributions necessary for SSIC to maintain its qualification as a RIC, as reasonably determined in good faith by SSIC; or (iv) redeem, purchase or otherwise acquire (directly or indirectly) any shares of its capital stock or other SSIC Securities;
(c) become a party to, establish, amend, commence participation in, or commit itself to the adoption of any Benefit Plan, or hire any employee;
(d) sell, transfer, pledge, lease, license, mortgage, subject to Lien (other than Permitted Liens) or otherwise dispose of any of its properties or assets (including pursuant to securitizations) to any Person except for sales, transfers, leases, mortgages, Liens or other dispositions in the ordinary course of business consistent with past practice and SSIC’s investment objective and policies as publicly disclosed prior to the date hereof;
(e) amend or otherwise change its Organizational Documents (including the SSIC Charter and the SSIC Bylaws), or take any action to exempt any person or entity (other than CALP) or any action taken by any Person from any Takeover Statute or similarly restrictive provisions set forth in its Organizational Documents;
(f) take any action or knowingly fail to take any action that would or would reasonably be expected to materially delay or materially impede the ability of the Parties to consummate the Transactions or result in any of the conditions to the Transactions set forth in Article VIII not being satisfied;
(g) make or agree to make any new capital expenditure other than obligations to fund commitments to Portfolio Companies entered into in the ordinary course of business consistent with past practice;
(h) agree to, or otherwise commence to, release, compromise, assign, settle or resolve, in whole or in part, any claims or Actions except for settlements (i) solely for monetary damages in an amount not in excess of $250,000 in the aggregate among all such settlements (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of SSIC and (iii) would not require an admission of liability, guilt or fault;
(i) amend, terminate, cancel, renew or agree to any amendment of, or change in or waiver, release or assignment under any SSIC Material Contract in a manner adverse to SSIC other than (i) in the ordinary course of business consistent with past practice (except for SSIC Material Contracts described in Section 4.17(a)(ix) and the Investment Advisory Agreement) or (ii) any expiration or termination for cause of any such SSIC Material Contract in accordance with its terms;
(j) other than in the ordinary course of business consistent with past practice (except for SSIC Material Contracts described in Section 4.17(a)(ix) and the Investment Advisory Agreement), enter into any Contract that would otherwise constitute an SSIC Material Contract had it been entered into prior to the date of this Agreement;

(k) implement or adopt any material change to its financial principles, practices or methods of accounting, except (i) as required by GAAP, or (ii) as required by a change in applicable Law;
(l) acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with past practice and SSIC’s investment objective and policies as publicly disclosed prior to the date hereof;
(m) except, in each case, as required by applicable Law, file or amend any material Tax Return; make, change or revoke any material Tax election or change any method of accounting for Tax purposes that would have a material Tax impact; or settle or compromise any material Tax liability or refund;
(n) directly or indirectly take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause SSIC to fail to qualify or not be subject to Tax as a RIC;
(o) enter into any new line of business (it being understood that this prohibition does not apply to any Portfolio Companies in which SSIC has made a debt or equity investment that is or would be reflected in SSIC’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC);
(p) fail to timely file all periodic and current reports required to be filed by it between the date hereof and the Closing, in each case prepared in accordance with the applicable forms, rules and regulations of the SEC;
(q) except as otherwise expressly contemplated by this Agreement, merge or consolidate SSIC with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of SSIC;
(r) create any new Subsidiary;
(s) fail to use reasonable best efforts to maintain in effect material insurance policies covering SSIC and its properties and operations or directors and officers (other than replacements thereof providing similar coverage on substantially similar terms);
(t) change its Valuation Policies except as required by Law; or
(u) contractually agree to do, make any binding commitment to do, or publicly announce an intention to do, any of the foregoing.
6.3 CALP Conduct of Business Generally. Except (A) as expressly required by this Agreement, (B) as required by applicable Law, (C) with the prior written consent of SSIC (which shall not be unreasonably withheld, delayed or conditioned), or (D) as set forth on Section 6.3 of the CALP Disclosure Schedule, during the period from the date of this Agreement to the earlier of the Closing and the date, if any, on which this Agreement is terminated in accordance with Article IX, CALP shall (and shall cause the CALP Loan Affiliates to) use reasonable best efforts to maintain the Contributed Investment Assets in all material respects in the ordinary course of business; provided, however, that no action by CALP with respect to matters specifically addressed by Section 6.4 shall be deemed a breach of the covenants contained in this sentence unless such action would constitute a breach of such specific provision in Section 6.4.
6.4 CALP Negative Covenants. Except (A) as expressly required by this Agreement, (B) as required by applicable Law, (C) with the prior written consent of SSIC (provided, that in the case of Sections 6.4(c) and 6.4(d) (and Section 6.4(e), to the extent relating to any of the foregoing items) such consent shall not be unreasonably withheld, delayed or conditioned), or (D) as set forth on Section 6.4 of the CALP Disclosure Schedule, during the period from the date of this Agreement to the earlier of the Closing and the date, if any, on which this Agreement is terminated in accordance with Article IX, CALP shall not (and shall cause the CALP Loan Affiliates not to):
(a) sell, transfer, pledge, lease, license, mortgage, encumber or otherwise dispose of any Contributed Investment Asset to any Person or cancel, release or assign any amount of Indebtedness under a Contributed Loan;

(b) take any action or knowingly fail to take any action that would or would reasonably be expected to materially delay or materially impede the ability of the Parties to consummate the Transactions or result in any of the conditions to the Transactions set forth in Article VIII not being satisfied;
(c) agree to, or otherwise commence to, release, compromise, assign, settle or resolve, in whole or in part, any claims or Actions relating to the Contributed Investment Assets except for claims and Actions that are settled solely for monetary damages in the ordinary course of business consistent with past practice;
(d) amend, terminate, cancel, renew or agree to any amendment of, or change in or waiver, release or assignment under any Contributed Loan Document; or
(e) contractually agree to do, make any binding commitment to do, or publicly announce an intention to do, any of the foregoing.
6.5 Subordination Agreements. Prior to the Closing Cut-off Time, CALP shall terminate, or cause the termination of, any Contracts (such as an intercreditor agreement, subordination agreement, pledge agreement or agreement among lenders) existing as of the date of this Agreement that subordinates, purports to subordinate or has the substantive effect of subordinating CALP’s rights to payments in respect of any Contributed Investment Asset to any Indebtedness or other claims or any Lien supporting any other Indebtedness or other claims owed to any Affiliate of CALP, including all subordinations as set forth in Section 5.8(j) of the CALP Disclosure Schedule.
ARTICLE VII
ADDITIONAL AGREEMENTS
7.1 Regulatory and Other Matters.
(a) Subject to the terms and conditions of this Agreement, the Parties shall reasonably cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all Consents of third parties, in each case, that are necessary or advisable to consummate the Transactions in the most expeditious manner reasonably practicable and defend any lawsuits or other Actions challenging this Agreement or the consummation of the Transactions, and to comply with the terms and conditions of all such Permits and Consents of all such third parties and Governmental Entities. Each of the Parties shall have the right to review in advance, and, to the extent practicable, each will consult with the other Party on, in each case subject to applicable Laws relating to the confidentiality of information, all information relating to SSIC or CALP, as the case may be, and any of their respective Affiliates, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as reasonably practicable. The Parties shall consult with each other with respect to the obtaining of all Consents of all third parties and Permits of Governmental Entities necessary or advisable to consummate the Transactions and each Party will keep the other apprised of the status of matters relating to completion of the Transactions. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates will be obligated to, and without the consent of CALP (which shall not be unreasonably withheld, delayed or conditioned), neither SSIC nor any of its Affiliates will, grant or offer to grant any material accommodation or concession (financial or otherwise), or make any payment, to any third party in connection with seeking or obtaining its Consent in connection with the Transactions.
(b) Subject to applicable Law, each of CALP and SSIC shall promptly advise the other upon receiving any communication from any Governmental Entity the Consent of which is required for consummation of the Transactions that causes such Party to believe that there is a reasonable likelihood that any such Consent will not be obtained or that the receipt of any such Consent may be materially delayed.
7.2 Transfer Taxes. All sales, use, registration stamp, recording, documentary, conveyancing, transfer and similar Taxes (excluding, for the avoidance of doubt, any Taxes incurred in respect of capital gains) incurred in connection with the consummation of the Transactions shall be borne by SSIC. SSIC, Silver Spike and CALP shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

7.3 Access to Information. (a) Upon reasonable notice and subject to applicable Laws, SSIC shall use reasonable best efforts to cause each of its Representatives to, afford to the officers, accountants, counsel, advisors, agents and other Representatives of CALP, reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of SSIC, during the period prior to the Closing, to its properties, books, Contracts and records, and, during such period, SSIC shall use reasonable best efforts to cause each of its Representatives to make available to CALP (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws (other than reports or documents that SSIC is not permitted to disclose under applicable Law) and (ii) all other information concerning its business and properties as CALP may reasonably request in writing, in each case, for the purpose of consummating the Transactions contemplated hereby and integration planning related thereto; provided that, such review shall only be upon reasonable written notice and shall be at CALP’s sole cost and expense; provided, further, that SSIC will be permitted to redact any information or documentation provided to CALP or its Representatives to the extent that such information or documentation includes competitively sensitive information. Neither SSIC nor any of its Representatives shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of SSIC or its Affiliates or contravene any applicable Law, fiduciary or legal duty or binding agreement entered into prior to the date of this Agreement; provided that, to the extent reasonably practicable, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such compliance with applicable Law, such compliance with provisions of any such binding agreement or such privilege.
(b) Upon reasonable notice and subject to applicable Laws, CALP shall use reasonable best efforts to cause each of its Representatives to, afford to the officers, accountants, counsel, advisors, agents and other Representatives of SSIC, reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of CALP, during the period prior to the Closing, to its properties, books, Contracts and records to the extent relating to the Contributed Investment Assets and, during such period, CALP shall use reasonable best efforts to cause each of its Representatives to make available to SSIC all other information concerning the Contributed Investment Assets as SSIC may reasonably request in writing, in each case, for the purpose of consummating the Transactions contemplated hereby and integration planning related thereto; provided that, such review shall only be upon reasonable written notice and shall be at SSIC’s sole cost and expense; provided, further, that CALP will be permitted to redact any information or documentation provided to SSIC or its Representatives to the extent that such information or documentation includes competitively sensitive information. Neither CALP nor any of its Representatives shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of CALP or any of its Affiliates, as applicable, or contravene any applicable Law, fiduciary or legal duty or binding agreement entered into prior to the date of this Agreement; provided that, to the extent reasonably practicable, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such compliance with applicable Law, such compliance with provisions of any such binding agreement or such privilege.
(c) Unless the Parties otherwise agree, all information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into by Silver Spike and Chicago Atlantic Portfolio Services, LLC as of September 12, 2023 (the “Confidentiality Agreement”).
(d) No investigation by a Party hereto or its representatives shall affect or be deemed to modify the representations and warranties of the other Party set forth in this Agreement.
7.4 SSIC Stockholder Approvals.
(a) SSIC (with CALP’s cooperation as reasonably requested by SSIC) shall prepare and file, as soon as reasonably practicable following the date of this Agreement (and, subject to the receipt from CALP of the Required CALP Financial Statements at least five (5) Business Days in advance of the filing date, in any event within fifteen (15) Business Days after the date hereof), a registration statement on Form N-14 (as amended or supplemented from time to time, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchased Shares to be issued under this Agreement pursuant to the Transactions, which Registration Statement will also contain a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of SSIC relating to the SSIC Stockholder Meeting to adopt and approve (as applicable) the proposals related to the SSIC

Stockholder Approvals, all in accordance with and as required by the Organizational Documents of SSIC, applicable Law, and any applicable rules and regulations of the SEC and the NASDAQ. SSIC shall use its reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (y) cause the Registration Statement to “clear” comments from the SEC and become effective as promptly as practicable and (z) keep the Registration Statement effective as long as necessary to consummate the Transactions. As promptly as practicable after the date on which the SEC confirms, orally or in writing, that it has no further comments on the Registration Statement or that it does not intend to review the Registration Statement and that the Registration Statement has become effective, SSIC shall distribute the definitive Proxy Statement to its stockholders. SSIC shall use reasonable best efforts to comply with all applicable Laws, any applicable rules and regulations of the SEC and the NASDAQ, the Organizational Documents of SSIC, and this Agreement in the preparation and filing of the Registration Statement, the distribution of the Proxy Statement, any solicitation of proxies thereunder, and the calling and holding of the SSIC Stockholder Meeting.
(b) No filing of, or amendment or supplement to, the Registration Statement will be made by SSIC without the prior written consent of CALP (not to be unreasonably withheld, conditioned or delayed). In connection with the foregoing, each of CALP and SSIC shall, upon request, (i) furnish and use reasonable best efforts to cause each of its Representatives to furnish to the other Party and the other Party’s Representatives, all information, financial statements and other matters concerning itself, its Affiliates, members, managers, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, and (ii) make their respective directors and officers, upon reasonable advance notice, available to the other Party and its Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding to comments thereon from the SEC. SSIC will advise CALP promptly after it receives any oral or written request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide CALP with copies of any written communication from the SEC, the staff of the SEC, or any state securities commission relating to the Registration Statement, and SSIC will provide CALP with a reasonable opportunity to review and comment thereon. If, at any time prior to the Closing Date, any information relating to SSIC or CALP, or any of their respective Affiliates, officers or directors, should be discovered by SSIC or CALP that should be set forth in an amendment or supplement to the Registration Statement, the Party that discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to SSIC Stockholders; provided that, the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by either Party hereunder or otherwise affect the remedies available hereunder to either Party.
(c) Subject to the earlier termination of this Agreement in accordance with Article IX, as promptly as practicable following the SEC’s notice of effectiveness of the Registration Statement, SSIC, acting through the SSIC Board, shall duly call, give notice of, convene and hold the SSIC Stockholder Meeting for the purpose of voting on the following stockholder approvals (such stockholder approvals collectively, the “SSIC Stockholder Approvals”) and shall not submit any other proposal to SSIC stockholders without the prior written consent of CALP in connection with the SSIC Stockholder Meeting; provided that, the record date for the SSIC Stockholder Meeting will be determined upon prior consultation with and subject to the written consent of CALP (which shall not be unreasonably withheld, conditioned or delayed):
(i) election of the New Directors as directors of SSIC; and
(ii) approval of a proposal to authorize, for purposes of complying with applicable NASDAQ Rules, the issuance of more than 20% of SSIC Common Stock pursuant to the Stock Issuance.
(d) In furtherance of the foregoing Section 7.4(c), SSIC shall not change the record date for the SSIC Stockholder Meeting without the prior written consent of CALP, unless required by applicable Law, and shall not adjourn or otherwise postpone or delay the SSIC Stockholder Meeting without the prior written consent of CALP; provided, however, that SSIC may, without the prior written consent of CALP, adjourn or postpone the SSIC Stockholder Meeting, after consultation with CALP, to the extent necessary to ensure the distribution of any supplement or amendment to the Proxy Statement required by Law within a reasonable amount of time in advance of the SSIC Stockholder Meeting. If the SSIC Board has not made an Adverse Recommendation Change in accordance with Section 7.9(e), SSIC shall, through the SSIC Board, make the SSIC Board Recommendation, and shall include such SSIC Board Recommendation in the Proxy Statement, and use its reasonable best efforts to solicit from its stockholders proxies in favor of the SSIC Stockholder Approvals. Notwithstanding any Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of SSIC hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to SSIC of any Competing Proposal (whether or not a Superior Proposal).
(e) Except as expressly permitted in Section 7.9(d) or 7.9(e), neither the SSIC Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw or modify or qualify, in a manner adverse to CALP, the SSIC Board Recommendation, (ii) approve, authorize, declare advisable, endorse or recommend (or publicly propose to approve, authorize, declare advisable, endorse or recommend) any Competing Proposal, (iii) fail to include in the Registration Statement (including the Proxy Statement) the SSIC Board Recommendation, (iv) fail to publicly reaffirm the SSIC Board Recommendation within ten (10) Business Days after CALP reasonably requests in writing that such action be taken; provided, that other than any reaffirmation following receipt of a Competing Proposal, CALP may only request such a reaffirmation on one occasion, (v) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the securities of SSIC shall have been commenced, a statement disclosing that the SSIC Board recommends rejection of such tender offer or exchange offer in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer (any of the foregoing (i) through (v) being referred to as an “Adverse Recommendation Change”), or (vi) adopt or approve, or propose to adopt or approve, or allow SSIC to execute or enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement permitted under, and in compliance with Section 7.9(c)).
(f) CALP shall, and shall use reasonable best efforts to cause its Representatives and its independent auditor (the “CALP Auditor”) to, (a) provide SSIC with historical financial statements and information of CALP and the Contributed Loans, and any updates thereto, that are required to be included in the Registration Statement, including an unqualified audit report and any required consents from the CALP Auditor (collectively, the “Required CALP Financial Statements”), and (b) assist and cooperate with CALP, its Representatives and its independent auditor to prepare, review and deliver any pro forma financial statements that are required to be included in the Registration Statement.
7.5 D&O Indemnification.
(a) All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of directors or officers of SSIC at or prior to the Closing (the “D&O Indemnified Parties”) as provided in the Organizational Documents, and any existing indemnification agreements between such D&O Indemnified Parties and SSIC (in each case, as in effect on the date of this Agreement) shall survive the Closing and shall continue in full force and effect in accordance with their terms, and for a period of six years from the Closing, shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such D&O Indemnified Parties for acts or omissions occurring at or prior to the Closing.
(b) SSIC shall maintain, at no expense to the beneficiaries, in effect for at least six years from the Closing Date, the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by SSIC (provided that SSIC may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Closing Date and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance. Prior to the Closing, SSIC shall cause the persons who are directors or officers of SSIC as of or immediately upon the Closing to be added as covered beneficiaries under such policy effective as of the Closing (or shall arrange substantially equivalent coverage for such Persons) and, to the extent any such directors do not have indemnification agreements with SSIC, SSIC shall enter into an indemnification agreement with such directors on terms substantially consistent with such agreements with existing directors.
(c) The provisions of this Section 7.5 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her heirs and authorized representatives.
7.6 Further Assurances. After the Closing, each Party shall, from time to time, at the request of the other Party, and without further expense to the requesting Party, execute and deliver such other instruments of conveyance and transfer in order to transfer the Purchased Shares or Contributed Investment Assets and take further similar action as may be necessary or appropriate in order to effectuate the intent of this Agreement. SSIC shall take the actions reasonably necessary to effectuate the matters approved in respect of the SSIC Stockholder Approvals to the extent approved at the SSIC Stockholder Meeting.
7.7 Officers. Concurrently with the Closing, the SSIC Board shall appoint (to the extent not already appointed), effective as of the Closing, officers of SSIC as set forth on Exhibit B.
7.8 Holdback Shares.
(a) From the time of issuance of such Holdback Shares until the Holdback Release Date (as such period may be extended pursuant to Section 10.2 with respect to the Reserved Holdback Shares, the “Restriction Period”): CALP shall not (other than pursuant to Section 10.2(c)), without the prior written consent of SSIC, sell, transfer, distribute, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Holdback Shares (a “Prohibited Transfer” and such restrictions, the “Transfer Restrictions”). (i) CALP shall not permit any Lien (other than non-consensual Liens not incurred in respect of borrowed money and any restrictions on transfer arising under applicable securities laws or under SSIC’s Organizational Documents) to exist on any Holdback Shares and (ii) with respect to any Indebtedness of CALP, the terms of such Indebtedness shall provide for subordination provisions in respect of the Holdback Shares reasonably satisfactory to SSIC; provided, that, for the avoidance of doubt, the foregoing terms of this paragraph shall not apply to any Liens permitted under this Agreement that are not, in each case, explicitly subject to terms set forth in this paragraph.
(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and SSIC shall refuse to recognize any such purported transferee of the Holdback Shares as one of its equityholders for any purpose. In order to enforce this Section 7.8, SSIC may impose stop-transfer instructions with respect to the Holdback Shares until the end of the Restriction Period.
(c) During the Restriction Period, the book-entry notation representing the Holdback Shares shall contain legends substantially in the form of the following, as well as any additional legends that may be required by applicable Law or by this Agreement:
THE SECURITIES ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE PURCHASE AGREEMENT DATED FEBRUARY 18, 2024 BY AND BETWEEN THE ISSUER AND THE OWNER OF THE SECURITIES, WHICH RESTRICT THE RIGHT TO TRANSFER, SELL OR OTHERWISE DISPOSE OF THE SECURITIES. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE ISSUER OF SUCH SECURITIES.
(d) SSIC shall remove the legend identified above from the book-entry notation representing the Holdback Shares promptly upon the lapse of the Transfer Restrictions under this Agreement.
7.9 No Solicitation.
(a) Except as expressly provided in Section 7.9(c) and 7.9(d), from and after the date hereof until the earlier of Closing or termination of this Agreement in accordance with its terms, SSIC shall, and shall cause its Representatives to, (i) immediately cease and cause to be terminated any existing activities, solicitation, discussions, communications, negotiations or similar activities, if any, with respect to or relating to any Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal, (ii) not directly or indirectly (A) initiate, seek, solicit, facilitate or knowingly encourage, or induce or take any other action designed or intended to lead to, or that would reasonably be expected to lead to any inquiry with respect to, or the making, submission or announcement of, any Competing Proposal, (B) enter into, continue or otherwise participate in any negotiations or discussions with, or furnish or cause to be furnished any information or data to, or furnish access to SSIC’s properties with respect to, any Person relating to any Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Competing Proposal, or grant any waiver or release under (or terminate, amend or modify any provision of), or fail to enforce to the fullest extent permitted under applicable Law, any confidentiality or standstill or similar agreement, or grant any approval pursuant to any Takeover Statute to any Person relating to any Competing Proposal or any transaction (other than the Transactions), (C) approve, publicly endorse, or recommend or execute or enter into any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding relating to or in connection with, or that is intended to or would reasonably be expected to lead to, any Competing Proposal other than an Acceptable Confidentiality Agreement in accordance with this Section 7.9 (each, an “Alternative Acquisition Agreement”), (D) submit to the SSIC Stockholders for their approval any Competing Proposal or Superior Proposal, or (E) resolve to do, or agree or announce an intention to do, any of the foregoing; (iii) not provide (and instruct and use its reasonable best efforts to cause its Representatives to not provide) and shall promptly, and in any event, within twenty-four (24) hours of the date of this Agreement, terminate access of any third Person (and its Representatives) (other than CALP or any of its Affiliates or Representatives) to any data room (virtual or actual) containing any of SSIC’s confidential information granted in connection with, or with the intent of obtaining, any possible Competing Proposal; and (iv) use their respective reasonable best efforts to cause that any such third Person (and its Representatives) (other than CALP or any of its Affiliates or Representatives) in possession of confidential information about SSIC or its Affiliates to return or destroy all such information, and in connection therewith SSIC shall, to the extent it has a right to do so, within twenty-four (24) hours of the date of this Agreement, demand the return or destruction of all confidential information and materials provided to any third Persons (or their Representatives) (other than CALP or any of its Affiliates or Representatives) relating to a possible Competing Proposal.
(b) From and after the date hereof until the earlier of Closing or termination of this Agreement in accordance with its terms, SSIC shall promptly (and in any event within twenty- four (24) hours) provide CALP written notice of receipt by SSIC or any of its Representatives of any Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Competing Proposal, setting forth: (A) the identity of the Person making such Competing Proposal or inquiry, proposal or offer, (B) a complete, unredacted copy of any documents in connection with such Competing Proposal or inquiry, proposal or offer and (C) any inquiries, proposals or offers received by, any requests for information from, or any discussions or negotiations sought to be initiated or continued with, SSIC or its Representatives concerning a Competing Proposal or proposal that is reasonably likely to constitute or lead to or result in a Competing Proposal, and the terms (including any amendment thereto) of such inquiry, offer, proposal, request, discussion or negotiation and, in the case of written materials, provide copies of such materials. Without limitation of SSIC’s obligations pursuant to Section 7.9(c), SSIC shall promptly (and in any case within twenty-four (24) hours) make available to CALP all information, including copies of all written materials provided by SSIC or its Representatives to such party but not previously made available to CALP and shall keep CALP reasonably informed on a prompt basis (and, in any case, within twenty-four (24) hours of any significant development, discussions or negotiations) of the status and details (including amendments and proposed amendments) of any such Competing Proposal or other inquiry, offer, proposal, request, discussion or negotiation (which shall include copies of all drafts and final versions of agreements (including schedules and exhibits thereto) relating to any Competing Proposal exchanged between SSIC or any of its Representatives in each case thereof, on the one hand, and the Person (or any of its Representatives) making such Competing Proposal or such other inquiry, offer or proposal, on the other hand).
(c) Notwithstanding the foregoing limitations in Section 7.9(a), at any time prior to the date that the SSIC Stockholder Approvals are obtained, in the event that SSIC (or its Representatives on SSIC’s behalf) receives after the date hereof a bona fide written Competing Proposal from a third Person that did not result from a breach of this Section 7.9, then SSIC may engage in negotiations or substantive discussions with, or furnish information concerning its business, properties or assets, and afford access to the books and records or officers of SSIC, to such Person, if and only if the SSIC Board (acting on the recommendation of the Special Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such Competing Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (B) failure to take such action would be reasonably likely to constitute a breach of the standard of conduct applicable to the directors of SSIC under applicable Law; provided, that (x) prior to furnishing any such information described in the foregoing clause, SSIC receives from such Person an executed Acceptable Confidentiality Agreement, (y) SSIC shall promptly (and in any case within twenty-four (24) hours) provide or make available to CALP all information, including copies of all written materials, provided by SSIC or its Representatives to such Person but not previously made available to CALP, and (z) SSIC shall otherwise comply with the obligations set forth in Section 7.9(b) with respect to such Competing Proposal. Notwithstanding anything to the contrary set forth in this Section 7.9, SSIC and its Representatives may, in any event (without the SSIC Board or the Special Committee having to make the determination in the preceding sentence), contact any Person (i) that has submitted a Competing Proposal completed by this Section 7.9(c) to seek to clarify and understand the terms and conditions of such Competing Proposal made by such Person solely for purposes of assisting the SSIC Board in its determination of whether such Competing Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal (but shall not engage in any negotiations or other discussions) and (ii) to inform such Person that has made or indicated to SSIC that such Person has a bona fide intention to make a Competing Proposal of the provisions of this Section 7.9.
(d) If at any time prior to the receipt of the SSIC Stockholder Approvals, SSIC or the SSIC Board receives a Superior Proposal that did not result from a breach of this Section 7.9, the SSIC Board (acting upon the recommendation of the Special Committee) may authorize and cause SSIC to (x) effect an Adverse Recommendation Change and (y) terminate this Agreement pursuant to Section 9.1(f)(ii) and concurrently with such termination enter into a definitive agreement providing for such Superior Proposal (subject to the satisfaction of its obligations under Section 9.3) if (i) the SSIC Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with SSIC’s outside financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the standard of conduct applicable to the directors of SSIC under applicable Law; (ii) SSIC has notified CALP in writing that it intends to take such action; (iii) SSIC has provided CALP with a copy of the proposed definitive agreements (and any related agreements) between SSIC and the Person making such Superior Proposal (and has informed CALP of the identity of the Person making such Superior Proposal and otherwise complied with its obligations under Section 7.9(b) with respect to such Superior Proposal); (iv) for a period of four (4) Business Days following the notice delivered pursuant to clause (ii) of this Section 7.9(d), SSIC and its Representatives shall have discussed and negotiated with CALP in good faith (to the extent CALP desires to negotiate) any proposed modifications to the terms and conditions of this Agreement so that such Superior Proposal would cease to constitute a Superior Proposal (it being understood and agreed that any amendment to any material term or condition of any Superior Proposal shall require a new notice and a new negotiation period, except that such new negotiation period shall be two (2) Business Days); and (v) no earlier than the end of such negotiation period, the SSIC Board shall have in good faith (after consultation with SSIC’s outside financial advisor and outside legal counsel), after considering and taking into account the terms of any proposed amendment or modification to this Agreement made by CALP in writing, reaffirmed its determination described in clause (i) of this Section 7.9(d) with respect to such Superior Proposal.
(e) Other than in connection with a Superior Proposal (which shall be subject to Section 7.9(d) and shall not be subject to this Section 7.9(e)), prior to obtaining the SSIC Stockholder Approvals, the SSIC Board may, in response to an Intervening Event, effect an Adverse Recommendation Change (of the type specified in clauses (i), (iii) or (iv) in the definition of Adverse Recommendation Change) if (i) the SSIC Board determines in good faith, after consultation with SSIC’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the standard of conduct applicable to the directors of SSIC under applicable Law; (ii) SSIC has notified CALP in writing that it intends to effect such an Adverse Recommendation Change pursuant to this Section 7.9(e) (which notice shall specify the facts and circumstances providing the basis of the Intervening Event and for the SSIC Board’s determination to effect the Adverse Recommendation Change in detail); (iii) for a period of four (4) Business Days following the notice delivered pursuant to clause (ii) of this Section 7.9(e), SSIC and its Representatives shall have discussed and negotiated with CALP in good faith any proposed modifications to the terms and conditions of this Agreement (to the extent CALP desires to negotiate) in response to such Intervening Event such that the SSIC Board (acting upon the recommendation of the Special Committee) no longer determines in good faith that the failure to effect an Adverse Recommendation Change would be reasonably likely to constitute a breach of the standard of conduct applicable to the directors of SSIC under applicable Law (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period, except that such new negotiation period shall be two (2) Business Days); and (iv) no earlier than the end of such negotiation period, the SSIC Board shall have determined in good faith (after consultation with SSIC’s outside legal counsel), after considering and taking into account the terms of any proposed amendment or modification to this Agreement made by CALP in writing, that the failure to take such action would be reasonably likely to constitute a breach of the standard of conduct applicable to the directors of SSIC under applicable Law.
(f) Nothing contained in this Agreement shall prohibit SSIC or the SSIC Board, directly or indirectly through its Representatives, from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to its stockholders if the SSIC Board determines in good faith, after consultation with SSIC’s outside legal counsel, that the failure of the SSIC Board to make such disclosure would be reasonably likely to constitute a breach of the standard of conduct applicable to the directors of SSIC under applicable Law; provided, however, that (A) in no event shall this Section 7.9(f) affect the obligations specified in Section 7.9(d) or Section 7.9(e) (or to the consequences thereof in accordance with this Agreement) or the definition of Adverse Recommendation Change herein and (B) any such disclosure (other than issuance by SSIC of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that constitutes an Adverse Recommendation Change in accordance with the definition hereof shall be deemed to be an Adverse Recommendation Change.
(g) Notwithstanding anything herein to the contrary, no Adverse Recommendation Change shall have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.
7.10 Takeover Statutes. If any Takeover Statute shall become applicable to the Transactions, SSIC and the SSIC Board shall, to the extent permitted by applicable Law, grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such Takeover Statute on the Transactions.
7.11 Stockholder Litigation. Between the date of this Agreement and the Closing, SSIC shall (a) provide prompt notice to CALP of any stockholder litigation relating to this Agreement or the Transactions, (b) keep CALP reasonably informed of any material developments in connection with any such litigation and (c) consult with CALP regarding the defense and settlement of any such litigation and not settle any such litigation without the prior written consent of CALP.
7.12 Listing. SSIC will use its reasonable best efforts to cause all Purchased Shares issuable in accordance with Transactions to be approved for listing on the NASDAQ Global Market, subject to official notice of issuance, at or prior to Closing. SSIC will promptly notify CALP in writing of any notices of non-compliance received from the NASDAQ and will use reasonable best efforts to promptly remedy any non-compliance issues.
7.13 Notification of Certain Matters. SSIC shall give prompt notice to CALP of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 8.2 not to be satisfied at any time from the date of this Agreement to the Closing, (b) to the extent arising and becoming known to SSIC prior to Closing, any breaches of representations and warranties contained in Section 4.8, including providing CALP with specific information about the nature of any such breaches and (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Transactions. CALP shall give prompt notice to SSIC of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 8.3 not to be satisfied at any time from the date of this Agreement to the Closing, (ii) to the extent arising and becoming known to CALP prior to Closing, any breaches of representations and warranties contained in Section 5.8, including providing SSIC with specific information about the nature of any such breaches and (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Transactions. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties, covenants or agreements of the Parties hereto or the conditions to the obligations of the Parties hereto hereunder and any failure to give such notice shall not constitute a breach of this Section 7.13 for purposes of Section 8.2(b) or Section 8.3(b).
ARTICLE VIII
CONDITIONS PRECEDENT
8.1 Conditions to Each Party’s Obligation. The respective obligations of the Parties to consummate the Transactions shall be subject to the satisfaction or (to the extent permitted by Law) waiver by SSIC and CALP at or prior to the Closing of the following conditions:
(a) Stockholder Approvals. The SSIC Stockholder Approvals shall have been obtained.
(b) NAV and Fair Value Calculations. The SSIC NAV and Contributed Investment Assets Fair Value calculations shall have been completed, finalized and (if applicable) agreed in accordance with Section 3.2.
(c) Registration and Listing of Purchased Shares. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect thereto. The Purchased Shares to be issued in the Stock Issuance shall be authorized for listing on the NASDAQ Global Market, subject only to official notice of issuance thereof.
(d) No Injunctions or Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have enacted or issued any Order after the date of this Agreement, and no Law shall have been enacted or promulgated after the date of this Agreement, in each case, that is then in effect and has the effect of enjoining, prohibiting or otherwise making illegal the consummation of the Transactions. There shall be no Action pending by any Governmental Entity, that (i) challenges the validity of this Agreement or (ii) seeks to enjoin, prohibit or otherwise make illegal the consummation of the Transactions.
(e) SSIC Stock Ownership. The Purchased Shares, after giving effect to the Stock Issuance, would collectively constitute at least sixty-five percent (65%), but no more than seventy-five percent (75%), of the total issued and outstanding SSIC Common Stock.
8.2 Conditions to Obligations of CALP. The obligations of CALP to consummate the Transactions are also subject to the satisfaction (or waiver by CALP, to the extent permitted by Law), at or prior to the Closing, of the additional following conditions:
(a) Representations and Warranties. The representations and warranties of SSIC set forth in (i) Section 4.1, Section 4.2(a), Section 4.2(b)(i), Section 4.11, Section 4.14(a), Section 4.14(b) and Section 4.21 shall be true and correct in all material respects (without giving effect to any materiality, Material Adverse Effect or similar qualifications contained therein) on and as of the Closing as though made on and as of such time (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be so true and correct as of such date), (ii) Section 4.5(b)(i) and Section 4.15 shall be true and correct in all respects on and as of the Closing as though made on and as of such time (other than, with respect to Section 4.15, de minimis inaccuracies) (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be so true and correct as of such date) and (iii) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any materiality, Material Adverse Effect or similar qualifications contained therein) on and as of the Closing as though made on and as of such time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on SSIC. CALP shall have received a certificate signed on behalf of SSIC by the Chief Executive Officer or the Chief Financial Officer of SSIC to the effect of the foregoing sentence.

(b) Performance of Obligations of SSIC. SSIC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and CALP shall have received a certificate signed on behalf of SSIC by the Chief Executive Officer or the Chief Financial Officer of SSIC to such effect.
(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing with respect to SSIC or Silver Spike; and CALP shall have received (1) a certificate signed on behalf of SSIC by the Chief Executive Officer or the Chief Financial Officer of SSIC to such effect with respect to SSIC and (2) a certificate signed on behalf of Silver Spike by the manager of Silver Spike to such effect with respect to Silver Spike.
(d) Silver Spike Statements. The statements with respect to Silver Spike set forth in Section 1 and Section 5(f) of Exhibit C hereto shall be true and correct in all material respects (without giving effect to any materiality, Material Adverse Effect or similar qualifications contained therein) on and as of the Closing as though made on and as of such time (except to the extent such statements are specifically made as of a particular date, in which case such statements shall be so true and correct as of such date), (ii) Section 4(b)(i) of Exhibit C hereto shall be true and correct in all respects on and as of the Closing as though made on and as of such time (except to the extent such statements are specifically made as of a particular date, in which case such statements shall be so true and correct as of such date) and (iii) the other statements with respect to Silver Spike set forth in Exhibit C hereto shall be true and correct in all respects (without giving effect to any materiality, Material Adverse Effect or similar qualifications contained therein) on and as of the Closing as though made on and as of such time (except to the extent that any such statement is expressly made as of an earlier date, in which case such statement shall be so true and correct as of such earlier date), except where the failure of such statement to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Silver Spike. CALP shall have received a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of SSIC to the effect of the foregoing sentence.
8.3 Conditions to Obligations of SSIC. The obligations of SSIC to consummate the Transactions are also subject to the satisfaction (or waiver by SSIC, to the extent permitted by Law) at or prior to the Closing of the following additional conditions:
(a) Representations and Warranties of CALP. The representations and warranties of CALP set forth in (i) Section 5.1, Section 5.2(a) and Section 5.2(b)(i) shall be true and correct in all material respects (without giving effect to any materiality, Material Adverse Effect or similar qualifications contained therein) on and as of the Closing as though made on and as of such time, (ii) Section 5.5(b)(i) shall be true and correct in all respects on and as of the Closing as though made on and as of such time (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be so true and correct as of such date), and (iii) the other provisions in Article V shall be true and correct in all respects (without giving effect to any materiality, Material Adverse Effect or similar qualifications contained therein) on and as of the Closing as though made on and as of such time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on CALP. SSIC shall have received a certificate signed on behalf of CALP by an officer, manager or member of CALP to the effect of the foregoing sentence.
(b) Performance of Obligations of CALP. CALP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and SSIC shall have received a certificate signed on behalf of CALP by an officer, manager or member of CALP to the effect of the foregoing sentence.
(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to CALP that is continuing; and SSIC shall have received a certificate signed on behalf of CALP by an officer, manager or member of CALP to the effect of the foregoing sentence.

8.4 Frustration of Closing Conditions. Neither SSIC, on the one hand, nor CALP, on the other hand, may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as applicable, to be satisfied if such failure was primarily caused by the Party relying on such failure to perform any of its material obligations under this Agreement.
ARTICLE IX
TERMINATION AND AMENDMENT
9.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the SSIC Stockholder Approvals (except as otherwise noted), as follows:
(a) by mutual written consent of SSIC and CALP; or
(b) by either SSIC or CALP, if a Governmental Entity of competent jurisdiction shall have issued or entered an Order after the date of this Agreement or any Law shall have been enacted or promulgated after the date of this Agreement that, in either case, has the effect of permanently enjoining, prohibiting or otherwise making illegal the consummation of the Transactions, and in the case of such an Order, such Order shall have become final and non- appealable; or
(c) by SSIC or CALP, if the Transactions shall not have been consummated on or before November 18, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure of such Party to perform or comply with any of its obligations under this Agreement in any material respect has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Outside Date; or
(d) by SSIC or CALP, in the event that SSIC shall have failed to obtain the SSIC Stockholder Approvals at the SSIC Stockholder Meeting duly convened therefor or any adjournment or postponement thereof at which a vote on the SSIC Stockholder Approvals was taken; or
(e) by CALP:
(i) if SSIC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, in each case, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (B) is not capable of being cured by SSIC by the Outside Date or, if capable of being cured, shall not have been cured by SSIC on or before the earlier of (x) the Outside Date and (y) the date that is thirty (30) calendar days following CALP’s delivery of written notice to SSIC of such breach or failure to perform; provided, however, that CALP shall not have the right to terminate this Agreement pursuant to this Section 9.1(e)(i) if CALP is then in material breach of any of its obligations under this Agreement so as to result in the failure of a condition set forth in Section 8.3(b); or
(ii) upon any inaccuracy of any of the statements set forth in the Silver Spike Certificate, which inaccuracy (A) would result in the failure of a condition set forth in Section 8.2(d) and (B) is not capable of being cured by Silver Spike by the Outside Date or, if capable of being cured, shall not have been cured by Silver Spike on or before the earlier of (x) the Outside Date and (y) the date that is thirty (30) calendar days following CALP’s delivery of written notice to SSIC of such breach; provided, however, that CALP shall not have the right to terminate this Agreement pursuant to this Section 9.1(e)(ii) if CALP is then in material breach of any of its obligations under this Agreement so as to result in the failure of a condition set forth in Section 8.3(b); or
(iii) if (A) prior to the receipt of the SSIC Stockholder Approvals, the SSIC Board shall have made an Adverse Recommendation Change or (B)SSIC or the SSIC Board, as applicable, shall have materially breached any of its obligations under Section 7.9(a).
(f) by SSIC:
(i) if CALP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (B) is not capable of being cured by CALP by the Outside Date or, if capable of being cured, shall not have been cured by CALP on or before the earlier of (x) the Outside Date and (y) the date that is thirty (30) calendar days following SSIC’s delivery of written notice to CALP of such breach or failure to perform; provided, however, that SSIC shall not have the right to terminate this Agreement pursuant to this Section 9.1(f)(i) if SSIC is then in material breach of any of its obligations under this Agreement so as to result in the failure of a condition set forth in Section 8.2(b); or
(ii) at any time prior to receipt of the SSIC Stockholder Approvals, in order for SSIC to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 7.9(d); provided, however, that immediately prior to or simultaneously with such termination, SSIC pays to CALP the SSIC Termination Fee. The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 9.1 shall give written notice of such termination to the other Party in accordance with Section 10.3, specifying the provision or provisions hereof pursuant to which such termination is effected.
9.2 Effect of Termination. In the event of termination of this Agreement by SSIC or CALP, as provided in Section 9.1, this Agreement shall become null and void and have no effect, and no Party shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions; provided, however, that no such termination shall relieve SSIC or Silver Spike, on the one hand, or CALP, on the other hand, of any liability or damages resulting from any intentional breach of this Agreement or fraud, in which case, the aggrieved Party shall be entitled to all remedies available at law or in equity; provided, further, however, that Section 7.3(c), this Section 9.2 and Section 9.3 and Article X shall survive any termination of this Agreement pursuant to Section 9.1. For purposes of this Agreement, “intentional breach” means an act or omission taken or omitted to be taken that the breaching Person intentionally takes (or fails to take) and knows would, or knows would reasonably be expected to, cause a material breach of this Agreement (including but not limited to a failure or refusal of a Party to consummate the Transactions when such Party was obligated to do so in accordance with the terms of this Agreement).
9.3 Termination Fee.
(a) In the event that this Agreement is terminated by:
(i) SSIC pursuant to Section 9.1(f)(ii);
(ii) CALP pursuant to Section 9.1(e)(iii)(A); or
(iii) (A) CALP pursuant to Section 9.1(e)(i), 9.1(e)(ii) or 9.1(e)(iii)(B), or (B) either CALP or SSIC pursuant to Section 9.1(c) or 9.1(d) and in any such termination under clauses (A), or (B), (1) prior to such termination, a Competing Proposal has been publicly disclosed and not publicly withdrawn (or is otherwise known to the SSIC Board and not withdrawn (publicly, if publicly disclosed)) prior to such termination and (2) within twelve (12) months after any such termination under clauses (A) or (B), any Competing Proposal is consummated or SSIC enters into a definitive agreement with respect to any Competing Proposal (regardless of when or whether such transaction is consummated); provided, however, that for purposes of this Section 9.3(a)(iii), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”, then, in any such case, SSIC will pay to CALP, or to its designee, a fee in an amount equal to $6,046,613.00 (such amount, the “SSIC Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated by CALP. Such payment shall be made (1) in the case of Section 9.3(a)(i), immediately prior to or simultaneously with such termination, (2) in the case of Section 9.3(a)(ii), promptly, but in no event later than two (2) Business Days after the date of such termination, and (3) in the case of Section 9.3(a)(iii), on the same day as the earlier of the consummation of, or entry into a definitive agreement with respect to, the transaction contemplated therein.
(b) The Parties acknowledge and hereby agree that in no event shall SSIC be required to pay a SSIC Termination Fee on more than one occasion, and that only a single SSIC Termination Fee, if payable, shall be paid to CALP.
(c) Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Transactions, (ii) the SSIC Termination Fee is not a penalty and (iii) without these agreements, the Parties would not enter into this Agreement. Accordingly, in the event that SSIC fails to pay the SSIC Termination Fee pursuant to this Section 9.3, when due, and, in order to obtain such payment, CALP commences a suit that results in a final, non- appealable judgment against SSIC for the payment of any amount set forth in this Section 9.3, then SSIC shall pay to CALP its reasonable costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount at a rate equal to the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.
9.4 Amendment. This Agreement may be amended by the Parties at any time before or after receipt of SSIC Stockholder Approvals; provided, however, that after receipt of SSIC Stockholder Approvals, there may not be any amendment that by applicable Law or in accordance with the applicable rules of the NASDAQ requires further approval by the SSIC Stockholders without further approval of the SSIC Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
9.5 Extension; Waiver. At any time prior to the Closing, the Parties may, subject to applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement of the other Party (or, in the case of representations and warranties of Silver Spike in the Silver Spike Certificate, such waiver may be given by CALP), or (c) waive compliance with any of the agreements or conditions contained in this Agreement in favor of such Party. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
ARTICLE X
INDEMNIFICATION; GENERAL PROVISIONS
10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except for (a) the representations and warranties set forth in Section 5.8 which shall survive the Closing until the Holdback Release Date and (b) the matters set forth in Section 7.5 and (c) those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing, which shall survive in accordance with their terms. Notwithstanding the preceding sentence, any breach of a representation or warranty in respect of which indemnity may be sought under this Section 10.1 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence until the claim with respect to such breach is finally resolved if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given by SSIC to CALP prior to the Holdback Release Date.
10.2 Indemnification.
(a) Effective at and after the Closing, CALP hereby indemnifies SSIC against, and agree to hold SSIC harmless from, any and all damage, loss, liability and expense (including reasonable and documented attorneys’ fees and expenses) (collectively, “Damages”) in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the Parties incurred or suffered by SSIC to the extent arising out of any inaccuracy, misrepresentation or breach of any representation or warranty contained in Section 5.8 (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect) by CALP.
(b) The Parties shall treat any indemnification payments made pursuant to this Section 10.2 as an adjustment to the purchase price hereunder for U.S. federal income tax purposes.
(c) Any indemnification obligation hereunder, in whole or in part, shall be satisfied by CALP, in its sole discretion, (i) selling or otherwise disposing of a number of the Holdback Shares determined by CALP to be necessary in order to satisfy its indemnification obligations with respect to Damages under Section 10.2(a), paying the amount of such Damages to SSIC, and holding any excess proceeds of such sale or disposition through and including the Holdback Release Date, (ii) paying such indemnification obligation to SSIC with cash on hand (including with any excess proceeds of a sale or disposition pursuant to above subclause (i)), or (i) by transferring to SSIC a number of the Holdback Shares (valued based on the closing price per share of SSIC Common Stock as of the most recent trading day prior to the date of such transfer)

necessary in order to satisfy its indemnification obligations with respect to Damages under Section 10.2(a). CALP’s maximum aggregate liability with respect to claims for indemnification by SSIC pursuant to Section 10.2 shall not exceed the value of the Holdback Shares (the “Cap”).
(d) SSIC shall not be entitled to indemnification for any Damages under Section 10.2(a) unless (i) the Damages from (1) any one single claim or (2) any one set of aggregated claims arising from the same operative set of core facts relating to a common substantive issue that resulted in such Damages are, in each case of clause (1) and (2), in excess of$50,000, and (ii) the aggregate of all Damages relating thereto for which CALP would, but for this Section 10.2(d), be liable exceeds on a cumulative basis an amount equal to $750,000 (the “Basket”), in which case SSIC shall be entitled to indemnification for all such Damages in excess of the Basket.
(e) Upon the sixth (6th) month anniversary of the Closing Date (the “Holdback Release Date”), the Holdback Shares, and any proceeds thereof held by CALP, shall cease to be subject to Transfer Restrictions (and such shares shall cease to be considered “Holdback Shares” for purposes hereof); provided that, if as of the Holdback Release Date there are any pending claims for indemnification, then a number of Holdback Shares equal to the quotient of (i) the amount of claimed damages in such pending claims divided by (ii) the SSIC NAV per Share (“Reserved Holdback Shares”), shall continue to be subject to the Transfer Restrictions; provided, further that following resolution of any pending claim after the Holdback Release Date, the Reserved Holdback Shares for which it has been finally determined that SSIC is entitled with respect to the applicable claim shall be transferred to SSIC, and the remaining Reserved Holdback Shares, and any proceeds thereof held by CALP (if any) shall cease to be subject to Transfer Restrictions (and such shares shall cease to be considered “Holdback Shares” for purposes hereof).
(f) SSIC agrees to give prompt notice, in any event prior to the Holdback Release Date, in writing to CALP of the assertion of or the commencement of any Action by any third party (“Third Party Claim”) in respect of which indemnity may be sought under this Section 10.2. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to SSIC). The failure to so notify CALP shall not relieve CALP of its obligations hereunder, except to the extent such failure shall have actually prejudiced CALP.
(g) CALP shall be entitled to assume the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint counsel for such defense, in each case at its own expense.
(h) CALP shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the reasonable out-of-pocket fees and expenses of counsel retained by SSIC (subject to the limitations of liability set forth in this Agreement) if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party Claim primarily seeks an injunction or equitable relief against SSIC or any of its Affiliates or (iii) CALP has materially failed or is materially failing to prosecute or defend the Third Party Claim.
(i) If CALP shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 10.2, CALP shall obtain the prior written consent of SSIC before entering into any settlement of such Third Party Claim (such consent not to be unreasonably withheld, conditioned or delayed); provided that, consent of SSIC shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by CALP, directly or indirectly pursuant to the terms and conditions of this Section 10.2, (ii)such settlement includes an unconditional release of SSIC from all liability on claims that are the subject matter of such Third Party Claim, (iii) such settlement does not impose any restriction on any business of SSIC and (iv) such settlement does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of SSIC.
(j) In circumstances where CALP is controlling the defense of a Third Party Claim, SSIC shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by SSIC; provided that, in such event CALP shall pay the fees and expenses of such separate counsel if representation of both CALP and SSIC would create a conflict of interest.

(k) Each Party shall cooperate, and cause its controlled Affiliates to (and each Party shall use its reasonable best efforts to cause its non-controlled Affiliates) cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. SSIC and CALP shall keep each other reasonably informed with respect to the status of all Third Party Claims and each shall deliver to the other copies of all material written notices and documents (including court papers) received by each that relate to any Third Party Claims.
(l) In the event SSIC has a claim for indemnity under this Section 10.2 against CALP that does not involve a Third Party Claim (a “Direct Claim”), SSIC agrees to give prompt notice, in any event prior to the Holdback Release Date, in writing of such Direct Claim to CALP. Such notice shall set forth in reasonable detail such Direct Claim and the basis for indemnification (taking into account the information then available to SSIC) and indicate the estimated amount, if known, of the Damages that has been or may be sustained by SSIC (which estimate shall not prejudice any final determination). The failure to so notify CALP shall not relieve CALP of its obligations hereunder, except to the extent such failure shall have actually prejudiced CALP. CALP shall have thirty (30) days after its receipt (or deemed receipt) of such notice to respond in writing to such Direct Claim. SSIC shall allow CALP and its Representatives to reasonably investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable by CALP in respect of the Direct Claim. If CALP does not respond within the 30-day period referenced above, CALP shall be deemed to have rejected such claim, in which case SSIC shall be free to pursue any remedies as may be available to it on the terms and subject to the provisions of this Agreement (including Section 10.7 hereof). If CALP has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 10.7.
(m) The amount of any Damages for which indemnification is provided under this Section 10.2 shall be net of any amounts actually recovered by SSIC from third parties under insurance policies or otherwise (which SSIC shall use reasonable best efforts to recover) with respect to such Damages.
(n) SSIC hereby agrees, and agrees to cause SSIC, to use its reasonable best efforts to mitigate any Damages which form the basis of an indemnification claim hereunder upon and after becoming aware of any facts or circumstances forming the basis of such claim or the possibility of such Damages.
(o) The representations and warranties of CALP set forth in Section 5.8, and SSIC’s right to indemnification with respect thereto to the extent set forth in this Section 10.2, shall not be affected or deemed waived by reason of any investigation made by or on behalf of SSIC or by reason of the fact that SSIC knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of SSIC’s waiver of any condition set forth in Section 8.3, as the case may be.
10.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties (or Silver Spike, if applicable) at the following addresses (or at such other address for such Person as shall be specified by like notice):
(a)	if to SSIC or Silver Spike, to:

Silver Spike Investment Corp.
600 Madison Avenue, Suite 1800
New York, NY 10022
Attention: Scott Gordon
e-mail: scott.gordon@silverspikecap.com

And a copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Ave
New York, NY 10017
Attention: Gregory Rowland; Lee Hochbaum
e-mail: gregory.rowland@davispolk.com; lee.hochbaum@davispolk.com

(b)	if to CALP, to:

Chicago Atlantic Loan Portfolio, LLC
420 North Wabash Ave, Suite 500
Chicago, IL 60611
Attention: Legal Department
e-mail: legal@chicagoatlantic.com

And a copy (which copy shall not constitute notice) to:

Eversheds Sutherland (US) LLP
227 W. Monroe St., Suite 6000
Chicago, IL 60606
Attention:Craig T. Alcorn; Owen Pinkerton
e-mail: craigalcorn@eversheds-sutherland.com; owenpinkerton@eversheds-sutherland.com
10.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Each of the SSIC Disclosure Schedule, CALP Disclosure Schedule and Silver Spike Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa, and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The Parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
10.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each such Person need not sign the same counterpart. Facsimile and electronic signatures (i.e., PDF) to this Agreement shall be valid and will be deemed to have the same legal effect as an original signed counterpart of this Agreement.

10.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), collectively with the other Transaction Documents, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.
10.7 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal Laws of the State of Maryland applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Court for Baltimore City, Maryland, or, if (and only if) such court lacks subject matter jurisdiction, any Federal court of the United States of America sitting in the State of Maryland, and the respective appellate courts from the foregoing (all of the foregoing, collectively, the “Maryland Courts”), in any action or proceeding arising out of or relating to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the applicable Maryland Court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the applicable Maryland Court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the applicable Maryland Court, and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the applicable Maryland Court. In the case of any suit, action or other proceeding in the Circuit Court for Baltimore City, Maryland, each of the Parties irrevocably agrees to request and/or consent to the assignment of any such suit, action or other proceeding to such court’s Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process in the manner provided for by applicable Law. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.
10.8 Publicity. SSIC and CALP shall mutually agree on the initial press release or releases with respect to the execution of this Agreement or any of the Transaction Documents. Thereafter, so long as this Agreement is in effect, except as otherwise expressly permitted by this Agreement, neither SSIC nor CALP, nor any of their respective Affiliates, shall issue any press release or other announcement with respect to this Agreement, the Transaction Documents or the Transactions, without the prior consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except as such press release or other announcement may be required by Law or the NASDAQ Rules, in which case the Party required to make the release or announcement shall use its reasonable best efforts to provide the other Party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance. Notwithstanding the foregoing, (a) the restrictions set forth in this Section 10.8 shall not apply to any press release or other announcement (i) made by SSIC with respect to or in connection with an Adverse Recommendation Change effected by the SSIC Board in accordance with the terms of this Agreement or (ii) made by SSIC or CALP concerning this Agreement, the Transaction Documents or the Transactions in connection with a determination by SSIC or the SSIC Board in accordance with Section 7.9(d) or Section 7.9(e) that a Competing Proposal constitutes, or is reasonably likely to constitute, a Superior Proposal or any dispute between the Parties regarding this Agreement, the Transaction Documents or the Transactions, and (b) to the extent the content of any press release or other announcement has been previously approved and made in accordance with this Section 10.8, no separate approval shall be required in respect of such content to the extent such content is substantially replicated in a subsequent press release or other announcement or substantially consistent with a previously approved press release or announcement.
10.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated by any Party (whether by operation of law or otherwise) without the prior written consent of the other signatories hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.5 of this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties any rights or remedies under this Agreement. The Parties further agree that the rights of third party beneficiaries under Section 7.5 shall not arise unless and until the Closing occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the signatories hereto of risks associated with particular matters regardless of the knowledge of any of such Persons. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Any attempted assignment or delegation in violation of this Section 10.9 shall be null and void.
10.10 Remedies.
(a) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(b) The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach of any covenants or obligations set forth in this Agreement, each Party shall be entitled to specific performance, an injunction or injunctions, or other equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction or injunctions, specific performance, or other equitable relief on the basis that the other Party has an adequate remedy at law or that any award of specific performance, an injunction, or other equitable relief is not an appropriate remedy for any reason at law or in equity. Any Party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. The Parties further agree that (i) by seeking the remedies provided for in this Section 10.10(b), neither Party shall in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.10(b) are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.10(b) shall require either Party to institute any proceeding for (or limit such Party’s right to institute any proceeding for) specific performance under this Section 10.10(b) prior or as a condition to exercising any termination right under Section 9.1 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 10.10(b) or anything set forth in this Section 10.10(b) restrict or limit either Party’s right to terminate this Agreement in accordance with Section 9.1 or pursue any other remedies under this Agreement that may be available then or thereafter. For the avoidance of doubt, while CALP may pursue both a grant of specific performance of the type contemplated by Section 10.10(b) and payment of the SSIC Termination Fee pursuant to Section 9.3, under no circumstances shall CALP be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 10.10(b) to cause SSIC to consummate the Closing and the SSIC Termination Fee.
10.11 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the Transactions. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Parties would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.11.
10.12 Fees and Expenses. Except as expressly provided in this Agreement (including Section 7.2 and Section 9.3), all fees and expenses incurred in connection with the Transactions shall be paid by the Person or Party incurring such fees or expenses.

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
SILVER SPIKE INVESTMENT CORP.

By:	/s/ Scott Gordon
Name: Scott Gordon
Title: Chief Executive Officer

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC

By:	/s/ John Mazarakis
Name: John Mazarakis
Title: Authorized Person
[Signature Page to Purchase Agreement]

ANNEX B
FORM OF INVESTMENT ADVISORY AGREEMENT
BETWEEN
CHICAGO ATLANTIC BDC, INC.
AND
CHICAGO ATLANTIC BDC ADVISERS, LLC
This Investment Advisory Agreement (this “Agreement”) is made this    day of    , 2024, by and between Chicago Atlantic BDC, Inc. a Maryland corporation (the “Company”), and Chicago Atlantic BDC Advisers, LLC, a Delaware limited liability company (the “Adviser”).
WHEREAS, the Company is a closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and
WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and
WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth, and the Adviser desires to be retained to provide such services;
NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:
1. Duties of the Adviser.
(a) The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to review by and the overall control of the Board of Directors of the Company (the “Board”), for the period and upon the terms and conditions herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the reports and/or registration statements that the Company files with the Securities and Exchange Commission (the “SEC”) from time to time; (ii) in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s charter and by-laws (each as may be amended from time to time); and (iii) in accordance with the Investment Company Act. Without limiting the generality of the foregoing, the Adviser shall, during the term, and subject to the provisions of, this Agreement (A) determine the composition of the portfolio of the Company, the nature and timing of the changes therein, and the manner of implementing such changes; (B) identify, evaluate and negotiate the structure of the investments made by the Company; (C) execute, monitor and service the Company’s investments; (D) determine the securities and other assets that the Company will purchase, retain, or sell; (E) perform due diligence on prospective portfolio companies; and (F) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds, including providing operating and managerial assistance to the Company and its portfolio companies as required. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the negotiation, execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to obtain debt financing (or refinance such financing), the Adviser shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary or appropriate, in the good faith judgment of the Adviser, for the Company to make investments through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle.
(b) The Adviser hereby accepts such employment, and agrees during the term hereof to render the services described herein for the compensation provided herein.
(c) The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the

Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company. The Adviser, and not the Company, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.
(d) The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.
(e) Subject to review by, and the overall control of, the Board, the Adviser shall keep and preserve, in the manner and for the period required by the Investment Company Act, any books and records relevant to the provision of its investment advisory services to the Company, and shall specifically maintain all books and records with respect to the Company’s portfolio transactions, and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company, and shall surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.
2. Company’s Responsibilities and Expenses Payable by the Company.
Except as otherwise provided herein or in that certain Administration Agreement, dated as of July 27, 2021, as may be amended from time to time (the “Administration Agreement”) by and between the Company and the Adviser (the Adviser, in its capacity as the administrator, the “Administrator”), the Adviser shall be solely responsible for the compensation of its investment professionals and employees and all overhead expenses of the Adviser (including rent, office equipment and utilities). The Company will bear all other costs and expenses of its operations, administration and transactions, including (without limitation): the cost of its organization and any offerings; the cost of calculating its net asset value, including the cost of any third-party valuation services; the cost of effecting any sales and repurchases of its common stock and other securities; fees and expenses payable under any underwriting agreements, if any; debt service and other costs of borrowings or other financing arrangements; costs of hedging; expenses, including travel expenses, incurred by the Adviser, or members of the investment team, or payable to third-parties, performing due diligence on prospective portfolio companies and, if necessary, enforcing the Company’s rights; costs, including legal fees, associated with compliance under cannabis laws; transfer agent and custodial fees; fees and expenses associated with marketing efforts; federal and state registration fees; any stock exchange listing fees and fees payable to rating agencies; federal, state and local taxes; independent directors’ fees and expenses, including travel expenses; costs of preparing financial statements and maintaining books and records and filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration and listing fees, and the compensation of professionals responsible for the preparation of the foregoing; the costs of any reports, proxy statements or other notices to stockholders (including printing and mailing costs), the costs of any stockholder or director meetings and the compensation of personnel responsible for the preparation of the foregoing and related matters; commissions and other compensation payable to brokers or dealers; research and market data; fidelity bond, directors and officers errors and omissions liability insurance and other insurance premiums; direct costs and expenses of administration, including printing, mailing and staff; fees and expenses associated with independent audits, and outside legal and consulting costs; costs of winding up; costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Company’s assets for tax or other purposes; extraordinary expenses (such as litigation or indemnification); and costs associated with reporting and compliance obligations under the Investment Company Act and applicable federal and state securities laws. Notwithstanding anything to the contrary contained herein, the Company shall reimburse the Adviser (or its affiliates) for an allocable portion of the compensation paid by the Adviser (or its affiliates) to the Company’s Chief Compliance Officer and Chief Financial Officer and their respective staffs (based on a percentage of time such individuals devote, on an estimated basis, to the business affairs of the Company).
3. Compensation of the Adviser.
The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (the “Base Management Fee”) and an incentive fee

(the “Incentive Fee”) as hereinafter set forth. The Adviser may agree to temporarily or permanently waive or defer, in whole or in part, the Base Management Fee and/or the Incentive Fee. See Appendix A for examples of how these fees are calculated. Such examples are included for illustrative purposes only and are not considered part of this Agreement. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.
(a) The Base Management Fee shall be calculated at an annual rate of 1.75% of the Company’s gross assets, including any investments made with borrowings, but excluding any cash and cash equivalents. For purposes of this Agreement, the term “cash and cash equivalents” will have the meaning ascribed to it from time to time in the notes to the financial statements that the Company files with the SEC. The Base Management Fee shall be payable quarterly in arrears, and shall be calculated based on the average value of the Company’s gross assets at the end of the two most recently completed quarters. The Base Management Fee for any partial month or quarter shall be appropriately prorated and adjusted for any share issuances or repurchases during the relevant month or quarter.
The determination of gross assets will reflect changes in the fair value of the Company’s portfolio investments. The fair value of derivatives and swaps held in the Company’s portfolio, which will not necessarily equal the notional value of such derivatives and swaps, will be included in the calculation of gross assets.
(b) The Incentive Fee shall consist of two parts, as follows:
(i) The first part of the Incentive Fee (the “Incentive Fee on Income”) shall be calculated and payable quarterly in arrears based on the Company’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding quarter. For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including (i) any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, advisory, diligence and consulting fees or other fees that the Company receives from portfolio companies, (ii) any gain realized on the extinguishment of the Company’s debt and (iii) any other income of any kind that the Company is required to distribute to its stockholders in order to maintain its regulated investment company (“RIC”) status) accrued during the quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement to the Administrator, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received and may never receive in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding quarter, shall be compared to a “hurdle rate” of 1.75% per quarter (7% annualized), subject to a “catch-up” provision measured as of the end of each quarter. The Company’s net investment income used to calculate the Incentive Fee on Income is also included in the amount of the Company’s gross assets used to calculate the Base Management Fee. The operation of the Incentive Fee on Income with respect to the Company’s Pre-Incentive Fee Net Investment Income for each quarter is as follows:
•	No Incentive Fee on Income is payable to the Adviser in any quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate of 1.75%;
•
100% of the Company’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than or equal to 2.19% in any quarter (8.76% annualized) is payable to the Adviser. This portion of the Pre-Incentive Fee Net Investment Income (which exceeds the hurdle rate but is less than or equal to 2.19%) is referred to as the “catch-up.” The “catch-up” provision is intended to provide the Adviser with an Incentive Fee on Income of 20% on all of the Company’s Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply when the Company’s Pre-Incentive Fee Net Investment Income exceeds 2.19% in any quarter;

•
20% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.19% in any quarter (8.76% annualized) is payable to the Adviser (i.e., once the hurdle rate is reached and the catch-up is achieved, 20% of all Pre-Incentive Fee Net Investment Income thereafter is allocated to the Adviser);

•
For purposes of computing the Incentive Fee on Income, the calculation methodology will look through derivatives or swaps as if the Company owned the reference assets directly. Therefore, net interest income, if any, associated with a derivative or swap (which is defined as the difference between (i) the interest income and transaction fees received in respect of the reference assets of the derivative or swap and (ii) all interest and other expenses paid by the Company to the derivative or swap counterparty) will be included in the calculation of Pre-Incentive Fee Net Investment Income for purposes of the Incentive Fee on Income.

(ii) The second part of the Incentive Fee (the “Incentive Fee on Capital Gains”) shall be determined and payable in arrears as of the end of each fiscal year (or upon termination of this Agreement, as of the termination date), and shall equal 20% of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of each fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Incentive Fees on Capital Gains; provided that the Incentive Fee on Capital Gains determined at the end of the Company’s first fiscal year will be calculated for a period shorter than twelve months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation from inception. In no event will the Incentive Fee on Capital Gains payable pursuant hereto be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.
For purposes of computing the Incentive Fee on Capital Gains, the calculation methodology will look through derivatives or swaps as if the Company owned the reference assets directly. Therefore, realized gains and realized losses on the disposition of any reference assets, as well as unrealized depreciation on reference assets retained in the derivative or swap, will be included on a cumulative basis in the calculation of the Incentive Fee on Capital Gains.
4. Covenants of the Adviser.
The Adviser covenants that it will maintain its registration as an investment adviser under the Advisers Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.
5. Brokerage Commissions.
The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.
6. Other Activities of the Adviser.
The services of the Adviser to the Company are not exclusive, and the Adviser, and each of its affiliates, may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements, as set forth herein. The Adviser assumes no responsibility under this Agreement, other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are, or may become, similarly interested in the Company as stockholders or otherwise.
7. Responsibility of Dual Directors, Officers and/or Employees.
If any person who is a manager, partner, member, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, member, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, member, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.
8. Limitation of Liability of the Adviser; Indemnification.
The Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of, or otherwise based upon, the performance of any of the Adviser’s duties or obligations under this Agreement, or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Paragraph 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against, or entitle or be deemed to entitle the Indemnified Parties to, indemnification in respect of any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties, or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement.
9. Effectiveness, Duration and Termination of Agreement.
This Agreement shall become effective as of the first date above written. This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (b) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of the Board, or by the Adviser. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Paragraph 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

10. Notices.
Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.
11. Amendments.
This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.
12. Entire Agreement; Governing Law.
This Agreement and the Administration Agreement contain the entire agreement of the parties and supersede all prior agreements, understandings and arrangements with respect to the subject matter hereof and thereof. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. To the fullest extent permitted by law, in the event of any dispute arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the courts of the State of New York in the county of New York, and of the U.S. District Court for the Southern District of New York.
13. No Third-Party Beneficiary.
Other than expressly provided for in Paragraph 8 of this Agreement, this Agreement does not, and is not intended to, confer any rights or remedies upon any person other than the parties to this Agreement; there are no third-party beneficiaries of this Agreement, including, but not limited to, stockholders of the Company.
14. Severability.
Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
15. Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. Either party may deliver an executed copy of this Agreement, and of any documents contemplated hereby, by facsimile or other electronic transmission to the other party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.
CHICAGO ATLANTIC BDC, INC.

By:
Name:
Title:

CHICAGO ATLANTIC BDC ADVISERS, LLC

By:
Name:
Title:
[Signature Page to Investment Advisory Agreement]

Appendix A
Example 1: Incentive Fee on Income for Each Quarter
Scenario 1
Assumptions
Investment income (including interest, dividends, fees, etc.) = 1.25%
Hurdle rate(1) = 1.75%
Management fee(2) = 0.4375%
Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.2%
Pre-Incentive Fee Net Investment Income
(investment income - (management fee + other expenses)) = 0.6125%
Pre-Incentive Fee Net Investment Income does not exceed hurdle rate; therefore, there is no Incentive Fee on Income.
Scenario 2
Assumptions
Investment income (including interest, dividends, fees, etc.) = 2.65%
Hurdle rate(1) = 1.75%
Management fee(2) = 0.4375%
Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.2%
Pre-Incentive Fee Net Investment Income
(investment income - (management fee + other expenses)) = 2.0125%
Incentive Fee on Income = 100% × Pre-Incentive Fee Net Investment Income (subject to “hurdle rate” and “catch-up”)(3)
= 100% × (2.0125% - 1.75%)
= 0.2625%
Pre-Incentive Fee Net Investment Income exceeds the hurdle rate, but does not fully satisfy the “catch-up” provision; therefore, the Incentive Fee on Income is 0.2625%.
Scenario 3
Assumptions
Investment income (including interest, dividends, fees, etc.) = 3.25%
Hurdle rate(1) = 1.75%
Management fee(2) = 0.4375%
Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.2%
Pre-Incentive Fee Net Investment Income
(investment income - (management fee + other expenses)) = 2.6125%
Incentive Fee on Income = 100% × Pre-Incentive Fee Net Investment Income (subject to “hurdle rate” and “catch-up”)(3)
Incentive Fee on Income = 100% × “catch-up” + (20% × (Pre-Incentive Fee Net Investment Income - 2.19%))
Catch-up = 2.19% - 1.75%
= 0.44%

Incentive Fee on Income = (100% × 0.44%) + (20% × (2.6125% - 2.19%))
= 0.44% + (20% × 0.4225%)
= 0.44% + 0.0845%
= 0.5245%
Pre-Incentive Fee Net Investment Income exceeds the hurdle rate, and fully satisfies the “catch-up” provision; therefore, the Incentive Fee on Income is 0.5245%.
(1)	Represents 7% annualized hurdle rate.
(2)	Represents 1.75% annualized base management fee.
(3)
The “catch-up” provision is intended to provide the Adviser with an Incentive Fee on Income of 20% on all Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply when the Company’s Pre-Incentive Fee Net Investment Income exceeds 2.19% in any quarter.

Example 2: Incentive Fee on Capital Gains(*):
Scenario 1
Assumptions
Year 1:	$20 million investment made in Company A (“Investment A”) and $30 million investment made in Company B (“Investment B”)
Year 2:	Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million
Year 3:	FMV of Investment B determined to be $25 million
Year 4:	Investment B sold for $31 million
The Incentive Fee on Capital Gains would be:
Year 1:	None
Year 2:	Incentive Fee on Capital Gains of $6 million - ($30 million realized capital gains on sale of Investment A multiplied by 20%)
Year 3:	None - $5 million (20% multiplied by ($30 million cumulative capital gains less $5 million cumulative capital depreciation)) less $6 million (Incentive Fee on Capital Gains paid in Year 2)
Year 4:	Incentive Fee on Capital Gains of $200,000 - $6.2 million ($31 million cumulative realized capital gains multiplied by 20%) less $6 million (Incentive Fee on Capital Gains paid in Year 2)
Scenario 2
Assumptions
Year 1:	$20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”)
Year 2:	Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million
Year 3:	FMV of Investment B determined to be $27 million and Investment C sold for $30 million
Year 4:	FMV of Investment B determined to be $24 million
Year 5:	Investment B sold for $20 million

The Incentive Fee on Capital Gains, if any, would be:
Year 1:	None
Year 2:	$5 million Incentive Fee on Capital Gains - 20% multiplied by $25 million ($30 million realized capital gains on Investment A less $5 million unrealized capital depreciation on Investment B)
Year 3:
$1.4 million Incentive Fee on Capital Gains(1) - $6.4 million (20% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million unrealized capital depreciation on Investment B)) less $5 million (Incentive Fee on Capital Gains paid in Year 2)

Year 4:	None
Year 5:
None - $5 million (20% multiplied by $25 million (cumulative realized capital gains of $35 million less realized capital losses of $10 million)) less $6.4 million (cumulative Incentive Fees on Capital Gains paid in Year 2 and Year 3)(2)

*
The hypothetical amounts of returns shown are based on a percentage of the Company’s total net assets and assume no leverage. There is no guarantee that positive returns will be realized and actual returns may vary from those shown in this example.

(1)
As illustrated in Year 3 of Scenario 2 above, if the Company were to be wound up on a date other than its fiscal year end of any year, the Company may have paid aggregate Incentive Fees on Capital Gains that are more than the amount of such fees that would be payable if the Company had been wound up on its fiscal year end of such year.

(2)
As noted above, it is possible that the cumulative aggregate Incentive Fees on Capital Gains received by the Adviser ($6.4 million) is effectively greater than $5 million (20% of cumulative aggregate realized capital gains less net realized capital losses or net unrealized depreciation ($25 million)).

ANNEX C

February 18, 2024
The Special Committee of the Board of Directors
Silver Spike Investment Corp.
600 Madison Avenue
Suite 1800
New York, NY 10022
The Special Committee of the Board of Directors (the “Committee”) of Silver Spike Investment Corp.:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Silver Spike Investment Corp. (“Silver Spike”) of the Consideration (as defined below) to be paid by Silver Spike in its proposed purchase, pursuant to the Purchase Agreement (the “Agreement”) to be entered into by and between Silver Spike and Chicago Atlantic Loan Portfolio, LLC (“CALP”) of the Contributed Investment Assets (as defined in the Agreement) to be sold by CALP pursuant to the Agreement (the “Transaction”). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Closing (as defined in the Agreement), in consideration for CALP selling the Contributed Investment Assets to Silver Spike, Silver Spike shall issue to CALP a number of newly issued shares of the common stock, par value $0.01 per share of Silver Spike (“Silver Spike Common Stock”) equal to (a) the Contributed Investment Assets Fair Value (as defined in the Agreement), divided by (b) the SSIC NAV Per Share (as defined in the Agreement) (the number of such shares of Silver Spike Common Stock representing the quotient of such calculation, the “Consideration”). At the direction of Silver Spike and the Committee and without independent verification, we have relied upon and assumed for purposes of our analyses and this opinion, that the Contributed Investment Assets Fair Value and the SSIC NAV Per Share will be $172.8 million and $13.08, respectively, and that, as a result thereof, the Consideration will be 13,205,144 shares of Silver Spike Common Stock. The terms and conditions of the Transaction are more fully set forth in the Agreement.
KBW has acted as financial advisor to the Committee in respect of the Transaction and not as an advisor to or agent of any other person. As part of our investment banking business, we are regularly engaged in the valuation of business development company (“BDC”) securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to an existing sales and trading relationship between Silver Spike Capital, LLC and a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, Silver Spike and CALP. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Silver Spike for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the Committee in rendering this opinion and will receive a fee from Silver Spike for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Transaction. In addition, Silver Spike has agreed to reimburse certain of our expenses and to indemnify us for certain liabilities arising out of our engagement with respect to our opinion.
Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to Silver Spike. A broker-dealer affiliate of KBW acted as joint bookrunning manager for Silver Spike’s initial public offering in February 2022. In the past two years, KBW has not provided investment banking or financial advisory services to CALP. We may in the future provide investment banking and financial advisory services to Silver Spike or CALP and receive compensation for such services.

The Special Committee of the Board of Directors
Silver Spike Investment Corp.
February 18, 2024

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Silver Spike and bearing upon the Transaction, including among other things, the following: (i) a draft of the Agreement dated as of February 16, 2024 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the fiscal period ended March 31, 2022 and the transition period ended December 31, 2022 of Silver Spike; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023 of Silver Spike; (iv) certain preliminary draft and unaudited financial results for the fiscal year ended December 31, 2023 of Silver Spike (provided by Silver Spike); (v) certain other interim reports and other communications of Silver Spike to its stockholders; (vi) the loan documents underlying the Contributed Investment Assets; and (vii) other financial information concerning the respective businesses and operations of Silver Spike and CALP (relevant to the Contributed Investment Assets) furnished to us by Silver Spike and CALP or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Silver Spike; (ii) the assets and liabilities of Silver Spike; (iii) the nature and terms of certain other transactions and business combinations in the BDC industry that we deemed relevant; (iv) a comparison of certain financial and stock market information for Silver Spike with similar information for certain other companies that we deemed relevant, the securities of which are publicly traded; (v) financial and operating forecasts and projections of Silver Spike that were prepared by Silver Spike management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Committee; and (vi) estimates regarding certain pro forma financial effects of the Transaction on Silver Spike (including, without limitation, the operating efficiencies expected to result or be derived from the Transaction) that were prepared by Silver Spike management, provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of Silver Spike and with the consent of the Committee. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the BDC and cannabis industries generally. We have also participated in discussions with the managements of Silver Spike and CALP regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied, with the consent of the Committee, upon Silver Spike management as to the reasonableness and achievability of the financial and operating forecasts and projections of Silver Spike referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of Silver Spike management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. In addition, we have relied, with the consent of the Committee, upon the management of Silver Spike as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the Transaction on Silver Spike (including, without limitation, the operating efficiencies and related expenses expected to result or be derived from the Transaction), all as referred to above (and the assumptions and bases for all such information), and we have assumed that such information has been reasonably prepared and represents the best currently available estimates and judgments of such managements and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated by such managements.

The Special Committee of the Board of Directors
Silver Spike Investment Corp.
February 18, 2024

It is understood that the foregoing financial information of Silver Spike that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, rising interest rates, the COVID-19 pandemic, including the effect of evolving governmental interventions and non- interventions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Silver Spike and CALP and with the consent of the Committee, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Silver Spike since the date of the last financial statements of each such entity that were made available to us. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Silver Spike or CALP, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Silver Spike or CALP under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and any related transactions will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed by us and referred to above), with no adjustments to the Consideration and with no other consideration or payments in respect of the Contributed Investment Assets; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct, including those relating to the possession of all requisite cannabis-related permits and permissions, compliance with federal, state, local and other laws and compliance with all state and local laws concerning or in any way related to cannabis sales, licensure, and operations; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transactions and that all conditions to the completion of the Transaction and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Silver Spike, CALP, the Contributed Investment Assets Fair Value, or the contemplated benefits of the Transaction, including without limitation the operating efficiencies expected to result or be derived from the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Silver Spike that Silver Spike has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Silver Spike, CALP, the Transaction and any related transaction and the Agreement. KBW has not provided advice with respect to any such matters.

The Special Committee of the Board of Directors
Silver Spike Investment Corp.
February 18, 2024

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Consideration to be paid in the Transaction by Silver Spike. We express no view or opinion as to any other terms or aspects of the Transaction or any term or aspect of any related transaction, including without limitation, the form or structure of the Transaction or any such related transaction, any consequences of the Transaction or any related transaction to Silver Spike, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, rising interest rates and the COVID- 19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. We express no view or opinion as to any changes to the Contributed Investment Assets Fair Value or the SSIC NAV Per Share after the date hereof from the respective amounts thereof that we have been directed to assume for purposes of our analyses and this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Silver Spike to engage in the Transaction or enter into the Agreement, (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by Silver Spike, the Committee or the Board, (iii) any business, operational or other plans with respect to Silver Spike that may be currently contemplated by Silver Spike, the Board or the Committee or that may be implemented by Silver Spike, the Board or the Committee subsequent to the closing of the Transaction, (iv) any fees payable by Silver Spike or CALP for investment advisory and management services, (v) the fairness of the amount or nature of any compensation to any of Silver Spike’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Silver Spike Common Stock or relative to the Consideration, (vi) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Silver Spike, CALP or any other party to any transaction contemplated by the Agreement, (vii) any adjustment (as provided in the Agreement) to the Consideration assumed for purposes of our opinion; (viii) the actual value of Silver Spike Common Stock to be issued in connection with the Transaction or the prices, trading range or volume at which Silver Spike Common Stock may trade following the public announcement of the Transaction or the prices, trading range or volume at which Silver Spike Common Stock will trade following the consummation of the Transaction, (ix) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to Silver Spike, CALP, any of their respective stockholders, the Contributed Investment Assets or relating to or arising out of or as a consequence of the Transaction or any other related transaction.
This opinion is for the information of, and is directed to, the Committee (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. This opinion does not constitute a recommendation to the Committee as to how it should vote on the Transaction, or to any holder of Silver Spike Common Stock or any stockholder of any other entity as to how to vote or act in connection with the Transaction or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such stockholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority, Inc.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid in the Transaction by Silver Spike is fair, from a financial point of view, to Silver Spike.
Very truly yours,

Keefe, Bruyette & Woods, Inc.
C-4